      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 2, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           PROVIDENT COMPANIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    6321                                   62-1598430
    (State or Other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                            ------------------------

                               1 FOUNTAIN SQUARE
                          CHATTANOOGA, TENNESSEE 37402
                                 (423) 755-1011
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                   SUSAN ROTH
                               1 FOUNTAIN SQUARE
                          CHATTANOOGA, TENNESSEE 37402
                                 (423) 755-1011
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   COPIES TO:
                            ------------------------

    H. RODGIN COHEN           F. DEAN COPELAND          KEVIN J. TIERNEY         ROBERT A. KINDLER
    NEIL T. ANDERSON        PROVIDENT COMPANIES,        UNUM CORPORATION      ROBERT I. TOWNSEND, III
  SULLIVAN & CROMWELL               INC.              2211 CONGRESS STREET    CRAVATH, SWAINE & MOORE
    125 BROAD STREET         1 FOUNTAIN SQUARE       PORTLAND, MAINE 04122        WORLDWIDE PLAZA
NEW YORK, NEW YORK 10004   CHATTANOOGA, TENNESSEE        (207) 770-2211          825 EIGHTH AVENUE
     (212) 558-4000                37402                                      NEW YORK, NEW YORK 10019
                               (423) 755-1011                                      (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /______
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

       TITLE OF EACH CLASS OF                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM           AMOUNT OF
          SECURITIES TO BE                 AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING        REGISTRATION
             REGISTERED                     REGISTERED        SHARE OF COMMON STOCK          PRICE                   FEE
Common Stock, par value
  $.10 per share.....................     150,285,223 (1)            $53.75          $8,077,830,736.25(2)     $2,245,636.94(3)

(1) Represents the maximum number of shares of common stock, par value $.10 per share, of Provident Companies, Inc. ("Provident Common Stock") estimated to be issuable upon the consummation of the merger (the "Merger") of UNUM Corporation ("UNUM"), a Delaware corporation, with and into Provident Companies, Inc., a Delaware corporation, based on the exchange ratio of one share of Provident Common Stock to be exchanged for each share of common stock, par value $.10 per share, of UNUM ("UNUM Common Stock").

(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (x) the number of the shares of UNUM Common Stock to be canceled in the Merger multiplied by (y) $53.75, the average of the high and low sale prices per share of UNUM Common Stock on the New York Stock Exchange Composite Tape on June 1, 1999.

(3) Pursuant to Rule 457(b) under the Securities Act the amount of the registration fee has been reduced by $1,492,316.44, the amount paid to the Securities and Exchange Commission on December 18, 1998 with respect to this transaction. The difference of $753,320.50 is being paid herewith.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  [LOGO]                                                                      [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

Dear Fellow Stockholders:

    The boards of directors of UNUM Corporation and Provident Companies, Inc. have each called stockholders meetings for June 30, 1999, at which you will be asked to consider and to vote upon a proposal to adopt a merger agreement providing for a merger of our companies. The combined company, "UNUMProvident Corporation," will be a leading provider of insurance products for people who become disabled because of accidents, illness or sickness.

    In the merger and related transactions, UNUM stockholders will receive one share of UNUMProvident common stock for each share of UNUM common stock they own and Provident stockholders will receive 0.73 of a share of UNUMProvident common stock for each share of Provident common stock they own.

    The merger is intended to be tax-free to both UNUM stockholders and Provident stockholders, except for taxes due on cash received by Provident stockholders for fractional shares.

    YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless the stockholders of both our companies adopt the merger agreement at the stockholders meetings.

    The Provident stockholders meeting will also serve as the annual meeting of Provident at which Provident stockholders will elect directors.
    Whether or not you plan to attend your stockholders meeting, please take the time to submit your proxy with voting instructions by mail, by telephone or through the Internet in accordance with the instructions contained in this document.

    This document describes the stockholders meetings, the merger and other related matters. Please read this entire document carefully.

          /s/ James F. Orr III                      /s/ J. Harold Chandler
----------------------------------------   ----------------------------------------
            James F. Orr III                          J. Harold Chandler
  Chairman and Chief Executive Officer       Chairman of the Board, President and
            UNUM Corporation                        Chief Executive Officer
                                                   Provident Companies, Inc.

PLEASE SEE PAGE 17 FOR RISK FACTORS RELATING TO THE MERGER WHICH YOU SHOULD CONSIDER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this document or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

This Joint Proxy Statement/Prospectus is dated June 2, 1999, and is first being mailed to stockholders on or about June 2, 1999.

                                     [LOGO]

                           PROVIDENT COMPANIES, INC.
                               1 FOUNTAIN SQUARE
                          CHATTANOOGA, TENNESSEE 37402

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To the Stockholders of Provident Companies, Inc.:

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Provident Companies, Inc., a Delaware corporation, will be held on June 30, 1999, at 8:30 a.m., local time, in the Atrium of the West Building of Provident's Home Office at 1 Fountain Square, Chattanooga, Tennessee. The purpose of the Provident meeting is to consider and to vote upon the following matters:

    1.  The election of 11 directors to the Provident board of directors.

    2. A proposal to adopt the Agreement and Plan of Merger, dated as of November 22, 1998, as amended as of May 25, 1999, between UNUM Corporation and Provident, pursuant to which UNUM and Provident will merge under the name "UNUMProvident Corporation." As a result of the reclassification discussed in proposal number 3 below and the merger, each outstanding share of UNUM common stock will be converted into one share of UNUMProvident common stock and each outstanding share of Provident common stock will be reclassified and converted into 0.73 of a share of UNUMProvident common stock.

    3. A proposal to approve an amendment (the "Provident Reclassification Amendment") to the Amended and Restated Certificate of Incorporation of Provident which provides that each share of Provident common stock outstanding immediately prior to the effective time of the amendment will be automatically reclassified and converted into 0.73 of a share of Provident common stock. Provident stockholders will not receive fractional shares in the reclassification. Instead, they will be entitled to receive an amount in cash based on the market value of UNUM common stock on the last trading day prior to the date on which the Provident Reclassification Amendment becomes effective.

    4. A proposal to approve amendments to the Provident Companies, Inc. Stock Plan of 1999 to increase the number of shares of Provident common stock authorized for issuance under such plan and to clarify the calculation of the number of shares of Provident common stock available for awards under such plan.

    5. Such other business related to the foregoing proposals as may properly come before the Provident meeting.

    The effectiveness of the Provident Reclassification Amendment is a condition to the merger and the merger will not be completed if the proposal to approve the Provident Reclassification Amendment is not approved. The conditions to the merger, other than the Provident Reclassification Amendment, are also conditions to Provident's obligations to complete the reclassification, and the reclassification will not be completed unless such conditions are satisfied or waived.

    The Provident board of directors has fixed the close of business on May 10, 1999, as the record date for the Provident meeting, and only Provident stockholders of record at such time will be entitled to notice of, and to vote at, the Provident meeting.

    A form of proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Provident meeting, including a copy of the merger agreement attached as Appendix A and a copy of the form of the Provident Reclassification Amendment attached as Appendix G, accompany and form a part of this notice.

    Whether or not you plan to attend the Provident meeting, please submit your proxy with voting instructions. You may submit your proxy with voting instructions by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. You may also submit your proxy with voting instructions by telephone or through the Internet in accordance with the instructions on the accompanying proxy card. If you attend the Provident meeting and desire to revoke your proxy in writing and vote in person, you may do so. In any event, a proxy may be revoked in writing, by telephone or through the Internet at any time before it is exercised.

    THE PROVIDENT BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT, THE PROVIDENT RECLASSIFICATION AMENDMENT AND APPROVED THE AMENDMENTS TO THE STOCK PLAN.

    THE PROVIDENT BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT, THE APPROVAL OF EACH OF THE PROVIDENT RECLASSIFICATION AMENDMENT AND THE AMENDMENTS TO THE STOCK PLAN, AND THE ELECTION OF EACH OF THE 11 NOMINEES NOMINATED TO THE PROVIDENT BOARD OF DIRECTORS.

                                          By Order of the Board of Directors,

                                          /s/ Susan N. Roth

                                          Secretary

Chattanooga, Tennessee
June 2, 1999

                    THE INFORMATION AGENT FOR THE MERGER IS:
                            GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                         CALL TOLL FREE (800) 223-2064
                             ---------------------

 Your vote is important. Please submit a proxy with your voting instructions by telephone, through the Internet or by returning your signed and dated proxy by mail.

                                     [LOGO]

                                UNUM CORPORATION
                              2211 CONGRESS STREET
                             PORTLAND, MAINE 04122

                           --------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           --------------------------

To the Stockholders of UNUM Corporation:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of UNUM Corporation, a Delaware corporation, will be held on June 30, 1999, at 8:30 a.m., local time, at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine. The purpose of the UNUM special meeting is to consider and to vote upon the following matters:

    1. A proposal to adopt the Agreement and Plan of Merger, dated as of November 22, 1998, as amended as of May 25, 1999, between UNUM and Provident Companies, Inc., pursuant to which UNUM and Provident will merge under the name "UNUMProvident Corporation." In connection with the completion of the merger and related transactions, each outstanding share of UNUM common stock will be converted into one share of UNUMProvident common stock and each outstanding share of Provident common stock will be reclassified and converted into 0.73 of a share of UNUMProvident common stock.

    2. Such other business related to the foregoing proposal as may properly come before the UNUM special meeting.

    The UNUM board of directors has fixed the close of business on May 10, 1999, as the record date for the UNUM special meeting, and only UNUM stockholders of record at such time will be entitled to notice of, and to vote at, the UNUM special meeting. A complete list of the UNUM stockholders entitled to vote at the UNUM special meeting will be open to the examination of any UNUM stockholder, for any purpose germane to the UNUM special meeting, at UNUM's offices at 2211 Congress Street, Portland, Maine 04122, during UNUM's ordinary business hours, for a period of ten days prior to the UNUM special meeting.

    A form of proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the UNUM special meeting, including a copy of the merger agreement attached as Appendix A, accompany and form a part of this notice.

    Whether or not you plan to attend the UNUM special meeting, please submit your proxy with voting instructions. You may submit your proxy with voting instructions by mail if you promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. You may also submit your proxy with voting instructions by telephone or through the Internet in accordance with the instructions on the accompanying proxy card. If you attend the UNUM special meeting and desire to revoke your proxy in writing and vote in person, you may do so. In any event, a proxy may be revoked in writing, by telephone or through the Internet at any time before it is exercised.

    THE UNUM BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT UNUM STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors,
                                          /s/ Kevin J. Tierney
                                          Secretary

Portland, Maine
June 2, 1999

                    THE INFORMATION AGENT FOR THE MERGER IS:
                            GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                          CALL TOLL FREE (800)223-2064
                                 --------------

 Your vote is important. Please submit a proxy with your voting instructions by telephone, through the Internet or by returning your signed and dated proxy by mail.

                      REFERENCES TO ADDITIONAL INFORMATION

    This document incorporates important business and financial information about Provident and UNUM from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

PROVIDENT COMPANIES, INC.           UNUM CORPORATION
  1 Fountain Square                 2211 Congress Street
  Chattanooga, Tennessee 37402      Portland, Maine 04122
  (423) 755-1011                    (207) 770-2211
  Attention: Susan N. Roth          Attention: Kevin J. Tierney

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JUNE 23, 1999, IN ORDER TO RECEIVE THEM BEFORE YOUR STOCKHOLDERS MEETING.

             See "Where You Can Find More Information" on page 144.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
REFERENCES TO ADDITIONAL INFORMATION.......................................................................          i
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE MERGER AND RELATED PROPOSALS.........................          1
SUMMARY....................................................................................................          2
  The Companies............................................................................................          2
  The Merger...............................................................................................          2
  What You Will Receive....................................................................................          3
  The Reclassification.....................................................................................          3
  Recommendations to Stockholders..........................................................................          3
  Opinions of Financial Advisors...........................................................................          4
  The Provident Meeting....................................................................................          4
    Time, Place and Matters to Be Voted Upon...............................................................          4
    Record Date and Vote Required..........................................................................          4
  The UNUM Special Meeting.................................................................................          5
    Time, Place and Matters to Be Voted Upon...............................................................          5
    Record Date and Vote Required..........................................................................          5
  The Merger Agreement.....................................................................................          5
    Effective Time of the Merger...........................................................................          5
    Conditions of the Merger...............................................................................          5
    Termination............................................................................................          6
    Termination Fees and Expenses..........................................................................          6
  Stock Option Agreements..................................................................................          7
  Stockholders Agreement...................................................................................          7
  Other....................................................................................................          7
    Interests of Management and Directors in the Merger....................................................          7
    Absence of Appraisal Rights............................................................................          8
    Accounting Treatment...................................................................................          8
    Material Federal Income Tax Consequences of the Merger.................................................          8
    Amendments of Provident Certificate of Incorporation and Bylaws; Comparison of Stockholders' Rights....          8
    Listing of UNUMProvident Common Stock..................................................................          9
  Regulatory Filings, Approvals and Clearances.............................................................          9
MARKET PRICE AND DIVIDEND INFORMATION......................................................................         10
  Dividend Information.....................................................................................         10
  Recent Closing Prices....................................................................................         11
  Number of Stockholders...................................................................................         11
SELECTED HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.................................         12
COMPARATIVE PER SHARE DATA.................................................................................         16
RISK FACTORS...............................................................................................         17

                                                                                                               PAGE
                                                                                                             ---------
  Provident stockholders and UNUM stockholders cannot be sure of the market value of the UNUMProvident
    common stock they will receive in the merger...........................................................         17
  We may not be able to realize fully the cost savings and other benefits we expect to be realized in connection with the merger, which may adversely affect UNUMProvident's earnings and financial
    condition..............................................................................................         17
  The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have a material adverse effect on UNUMProvident or cause abandonment of the
    merger.................................................................................................         17
  Management anticipates merger related expenses of approximately $153.0 million in 1999 related to the
    disruption of its claims operations....................................................................         18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................................................         19
THE PROVIDENT MEETING......................................................................................         20
  General..................................................................................................         20
  Voting...................................................................................................         20
  Proxies..................................................................................................         21
  Solicitation of Proxies..................................................................................         23
THE UNUM SPECIAL MEETING...................................................................................         24
  General..................................................................................................         24
  Voting...................................................................................................         24
  Proxies..................................................................................................         25
  Solicitation of Proxies..................................................................................         26
THE COMPANIES..............................................................................................         27
  Provident................................................................................................         27
  UNUM.....................................................................................................         27
THE MERGER.................................................................................................         29
  General..................................................................................................         29
  The Provident Reclassification Amendment.................................................................         30
  Amendment of Provident Certificate of Incorporation and Bylaws...........................................         31
  Background to the Merger.................................................................................         31
  Provident's Reasons for the Merger; Recommendations of the Provident Board of Directors..................         35
  UNUM's Reasons for the Merger; Recommendation of the UNUM Board of Directors.............................         38
  Opinion of Provident's Financial Advisor.................................................................         41
  Opinion of UNUM's Financial Advisor......................................................................         52
  Interests of Management and Directors in the Merger......................................................         56
  Governance of UNUMProvident After the Merger.............................................................         73
  Public Trading Markets...................................................................................         74
  Absence of Appraisal Rights..............................................................................         74
  Resale of UNUMProvident Common Stock.....................................................................         75
REGULATORY FILINGS, APPROVALS AND CLEARANCES...............................................................         76
  Antitrust................................................................................................         76
  Insurance and Financial Services.........................................................................         77
THE MERGER AGREEMENT.......................................................................................         78
  Introduction.............................................................................................         78

                                                                                                               PAGE
                                                                                                             ---------
  Terms of the Merger......................................................................................         78
  Closing and Effective Time of the Merger.................................................................         78
  Corporate Governance.....................................................................................         79
  Conditions of the Merger.................................................................................         79
  Representations and Warranties...........................................................................         81
  Covenants................................................................................................         82
  Additional Agreements....................................................................................         85
  Termination..............................................................................................         87
  Termination Fees and Expenses............................................................................         87
  Amendment, Extension and Waiver..........................................................................         88
STOCK OPTION AGREEMENTS....................................................................................         89
  General..................................................................................................         89
  Exercise; Expiration.....................................................................................         89
  Cash-Out Right...........................................................................................         90
  Adjustments to Number of Option Shares...................................................................         90
  Limitation on Total Profit...............................................................................         90
  Common Stock Equivalents.................................................................................         91
STOCKHOLDERS AGREEMENT.....................................................................................         92
  General..................................................................................................         92
  Termination..............................................................................................         92
ACCOUNTING TREATMENT.......................................................................................         93
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................................................         93
  Tax Opinions.............................................................................................         93
  Tax Consequences of the Provident Reclassification Amendment and the Merger..............................         93
  Fractional Shares........................................................................................         94
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................................................         95
  Notes to Unaudited Pro Forma Combined Condensed Financial Statements.....................................        102
DESCRIPTION OF PROVIDENT CAPITAL STOCK.....................................................................        109
  Authorized Capital Stock.................................................................................        109
  Provident Common Stock...................................................................................        109
COMPARISON OF STOCKHOLDERS' RIGHTS.........................................................................        109
  General..................................................................................................        109
  Comparison of Stockholders' Rights.......................................................................        110
RIGHTS AGREEMENT...........................................................................................        119
  Before the Merger........................................................................................        119
  After the Merger.........................................................................................        119
DISCUSSION OF UNUMPROVIDENT CERTIFICATE OF INCORPORATION AND
  UNUMPROVIDENT BYLAWS.....................................................................................        120
  Increase in Authorized Shares............................................................................        120
  Anti-Takeover Considerations.............................................................................        120
STOCK PLAN AMENDMENTS......................................................................................        122
  General..................................................................................................        122
  Provident Companies, Inc. Stock Plan of 1999.............................................................        122

                                                                                                               PAGE
                                                                                                             ---------
OTHER INFORMATION FOR THE PROVIDENT MEETING................................................................        124
  Nominees for Election as Provident Directors.............................................................        124
  Attendance...............................................................................................        126
  Committees...............................................................................................        126
  Compensation of Directors................................................................................        128
  Executive Officers of Provident..........................................................................        128
  Compliance with Section 16(a)............................................................................        129
  Executive Compensation...................................................................................        129
  Report of the Compensation Committee.....................................................................        129
  Summary Compensation Table...............................................................................        133
  Option Grants in Last Fiscal Year........................................................................        135
  Aggregated Option Exercises in Last Fiscal Year and FY-End Option Value..................................        136
  Pension Plan Table.......................................................................................        137
  Severance Agreement......................................................................................        137
  Employment Contract......................................................................................        138
  Change in Control........................................................................................        139
  Termination of Employment................................................................................        139
  Provident Performance....................................................................................        141
  Compensation Committee Interlocks and Insider Participants in
    Compensation Decision During 1998......................................................................        141
  Security Ownership of Beneficial Owners and Management...................................................        142
  Accountants..............................................................................................        142
  Other Business...........................................................................................        142
EXPERTS....................................................................................................        143
STOCKHOLDER PROPOSALS......................................................................................        143
  Provident................................................................................................        143
  UNUM.....................................................................................................        143
WHERE YOU CAN FIND MORE INFORMATION........................................................................        144
VALIDITY OF SHARES.........................................................................................        145
APPENDIX A  Agreement and Plan of Merger, dated as of November 22, 1998, as amended as of May 25, 1999,
            between Provident Companies, Inc. and UNUM Corporation.........................................        A-1
APPENDIX B Stock Option Agreement, dated as of November 22, 1998, by and between Provident Companies, Inc.,
           as Issuer, and UNUM Corporation, as Grantee.....................................................        B-1
APPENDIX C Stock Option Agreement, dated as of November 22, 1998, by and between UNUM Corporation, as
           Issuer, and Provident Companies, Inc., as Grantee...............................................        C-1
APPENDIX D  Stockholders Agreement, dated as of November 22, 1998, among UNUM Corporation and the
            individuals and other parties listed in Schedule A thereto.....................................        D-1
APPENDIX E  Opinion of Salomon Smith Barney Inc., dated November 22, 1998..................................        E-1
APPENDIX F  Opinion of Morgan Stanley & Co. Incorporated, dated November 22, 1998..........................        F-1
APPENDIX G  Form of Certificate of Amendment of the Amended and Restated Certificate
                 of Incorporation of Provident Companies, Inc..............................................        G-1

             QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE
                          MERGER AND RELATED PROPOSALS

  Q: WHAT SHOULD I DO?

  A: After you have carefully read this document, either mail your signed proxy card in the enclosed envelope or, submit your proxy with voting instructions by telephone or through the Internet in accordance with the instructions on the accompanying proxy card so that your shares will be represented at the Provident meeting or the UNUM special meeting.

  Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE
     MY SHARES FOR ME?

  A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the adoption of the merger agreement.

  Q: CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY WITH VOTING
     INSTRUCTIONS?

  A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the party to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail or submit your proxy with new voting instructions by telephone or through the Internet. The latest vote actually received by Provident or UNUM, as the case may be, prior to the stockholders meeting will be recorded and any earlier votes will be revoked. Third, you may attend the Provident meeting or the UNUM special meeting and vote in person. Simply attending the stockholders meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your proxy.

  Q: SHOULD I SEND IN MY STOCK CERTIFICATES?

  A: No. You should not send in your stock certificates at this time.

         UNUM stockholders will not exchange their certificates in the merger unless we determine that such exchange is required by applicable law, rule or regulation. The certificates currently representing the shares of UNUM common stock will represent an equal number of shares of UNUMProvident common stock after the merger.

         Provident stockholders will exchange their certificates representing Provident common stock as a result of the merger and the related transactions and Provident stockholders will receive instructions for exchanging their certificates after the merger is completed.

  Q: WHO SHOULD STOCKHOLDERS CALL WITH QUESTIONS?

  A: Provident stockholders and UNUM stockholders should call Georgeson &
     Company Inc. at (800) 223-2064 with any questions about the merger and the related transactions.

                                    SUMMARY

    THIS SUMMARY, TOGETHER WITH THE PRECEDING QUESTION AND ANSWER SECTION, HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS TO UNDERSTAND FULLY THE MERGER AND OTHER RELATED TRANSACTIONS. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 144. EACH ITEM IN THIS SUMMARY INCLUDES A PAGE REFERENCE DIRECTING YOU TO A MORE COMPLETE DESCRIPTION OF THAT ITEM.

THE COMPANIES

PROVIDENT COMPANIES, INC. (PAGE 27)
    Provident is a Delaware corporation and the parent holding company for a group of insurance companies that collectively operate in all 50 states, the District of Columbia, Puerto Rico and Canada. Provident's two principal operating subsidiaries are Provident Life and Accident Insurance Company and The Paul Revere Life Insurance Company.

    Provident, through its subsidiaries:

    - is the largest provider in North America of insurance policies, known as disability policies, under which individuals are insured for disabilities arising from illness, sickness or accident and is also a leading provider of such insurance policies to groups; and

    - provides a complementary portfolio of life insurance products.

UNUM CORPORATION (PAGE 27)

    UNUM is a Delaware corporation and the parent holding company for insurance companies that together serve North America, the United Kingdom, the Pacific Rim and Latin America. UNUM's major operating subsidiaries are UNUM Life Insurance Company of America, First UNUM Life Insurance Company, Colonial Life & Accident Insurance Company, UNUM Limited and Duncanson & Holt Inc. UNUM Corporation and its subsidiaries are:

    - the leading providers in the United States and the United Kingdom of insurance policies, known as group long term and short term disability policies, under which an individual, through an employer or other group, is insured for loss of income in the event of inability to work due to sickness or injury; and a leading provider of such insurance policies sold directly to individuals; and

    - a major provider of other insurance products, including life insurance offered through groups; long-term care policies providing payments in the event of loss of independence in defined daily living activities; and employee-paid insurance products offered to employees at their worksites.

THE MERGER (PAGE 29)

    We propose a merger in which UNUM will merge with Provident under the name "UNUMProvident Corporation." This proposed merger will join Provident, a leading provider in North America of disability policies under which individuals are insured for disabilities arising from illness, sickness or accident, with UNUM, a global leader in disability policies sold through groups, which insure against loss of income from the inability to work due to sickness or injury. We expect UNUMProvident to be an innovator in developing insurance product offerings for our customers, many of whom will be in largely underpenetrated segments of the market. We also expect UNUMProvident and its customers to benefit from enhanced capabilities in selling insurance and the combined financial and investment strengths of the two companies.

    Provident and UNUM believe that the merger offers both companies' stockholders the opportunity to benefit from the growth opportunity expected to result from combining the two companies. For a more detailed discussion of the reasons for the merger, see pages 35 through 41.

    After the merger, UNUM stockholders initially will own approximately 58% of the UNUMProvident common stock and Provident stockholders initially will own approximately 42% of the UNUMProvident common stock.

WHAT YOU WILL RECEIVE

PROVIDENT STOCKHOLDERS (PAGE 29)

    As a result of the change in Provident common stock discussed below and the merger, Provident stockholders will receive 0.73 of a share of UNUMProvident common stock for each share of Provident common stock they hold. No fractional shares of Provident common stock will be issued in connection with such change and the merger. Instead of fractional shares, Provident stockholders will be entitled to receive an amount in cash based on the market value of UNUM common stock on the last trading day prior to the date on which the change becomes effective.

    FOR EXAMPLE, A PROVIDENT STOCKHOLDER THAT OWNS 50 SHARES OF PROVIDENT COMMON STOCK WILL OWN 36 SHARES OF UNUMPROVIDENT COMMON STOCK AND WILL BE ENTITLED TO RECEIVE A CASH PAYMENT INSTEAD OF THE 0.5 OF A SHARE OF UNUMPROVIDENT COMMON STOCK WHICH OTHERWISE WOULD HAVE BEEN CREATED.

UNUM STOCKHOLDERS (PAGE 29)

    As a result of the merger, UNUM stockholders will receive one share of UNUMProvident common stock for each share of UNUM common stock they hold. Each certificate currently representing shares of UNUM common stock will represent an equal number of shares of UNUMProvident common stock after the merger.

    FOR EXAMPLE, A UNUM STOCKHOLDER THAT OWNS 50 SHARES OF UNUM COMMON STOCK WILL OWN 50 SHARES OF UNUMPROVIDENT COMMON STOCK FOLLOWING THE MERGER.

THE RECLASSIFICATION (PAGE 30)

    In the merger agreement, we have agreed that immediately prior to the completion of the merger Provident will change its common stock in what is legally known as a "reclassification". This reclassification will reduce the number of shares of common stock that are held by Provident stockholders. In the reclassification, Provident stockholders will receive 0.73 of a share of Provident common stock for each share of Provident common stock that they hold before the reclassification. In the merger, the shares of Provident common stock will not be further affected, but will thereafter be shares of UNUMProvident common stock. This 0.73 of a share of UNUMProvident common stock into which each share of Provident common stock will be reclassified and converted is referred to in this document as the "exchange ratio."

    The reclassification is accomplished by amending Provident's certificate of incorporation. We refer to this amendment in this document as the Provident reclassification amendment. Because, technically, the reclassification is legally independent of the merger, Provident stockholders are being asked to vote upon a separate proposal to approve this amendment. However, the merger will not be completed if the Provident reclassification amendment is not approved by the Provident stockholders, and the reclassification will not be completed if the conditions to the merger, other than the reclassification, are not satisfied or waived. The reclassification will have no effect on the shares of UNUMProvident common stock to be issued to UNUM stockholders in the merger.

RECOMMENDATIONS TO STOCKHOLDERS

    Each of the Provident and UNUM board of directors has determined that the merger and the exchange ratio are fair to, and in the best interests of, their stockholders.

PROVIDENT (PAGE 20)

    The Provident board of directors recommends that you vote "FOR" the adoption of the merger agreement, "FOR" the approval of each of the Provident reclassification amendment and the amendments to the stock plan and "FOR" the election of each of the 11 nominees nominated to the Provident board of directors.

UNUM (PAGE 24)

    The UNUM board of directors recommends that you vote "FOR" the adoption of the merger agreement.

OPINIONS OF FINANCIAL ADVISORS (PAGES 41 AND 52)

    In deciding to approve the merger agreement, the Provident board of directors considered the opinion of its financial advisor, Salomon Smith Barney Inc., and the UNUM board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated. These opinions, dated November 22, 1998, are attached as Appendices E and F to this document. We encourage you to read these opinions carefully and in their entirety.

THE PROVIDENT MEETING

TIME, PLACE AND MATTERS TO BE VOTED UPON (PAGE 20)

    The Provident meeting will be held on June 30, 1999, at 8:30 a.m., local time, in the Atrium of the West Building of Provident's Home Office at 1 Fountain Square, Chattanooga, Tennessee. At the Provident meeting, you will be asked:

    1.  to elect 11 directors to the Provident board of directors;

    2.  to adopt the merger agreement;

    3.  to approve the Provident reclassification amendment;

    4. to approve amendments to the Provident Companies, Inc. Stock Plan of 1999; and

    5. to act on other matters relating to the foregoing proposals that may be brought properly before the Provident meeting.

    A vote to adopt the merger agreement is also a vote to approve the transactions contemplated by the merger agreement, including, among others, the merger, the issuance of the UNUMProvident common stock to UNUM stockholders pursuant to the merger agreement and the amendment of each of the Provident certificate of incorporation and the Provident bylaws. The changes to Provident's organizational documents are explained more fully on page 31.

    The election of directors to the Provident board of directors is required under Provident's certificate of incorporation and does not have any effect on Provident's right to designate seven members to the UNUMProvident board of directors pursuant to the terms of the merger agreement, as discussed on page 124.

RECORD DATE AND VOTE REQUIRED (PAGE 20)

    You may cast one vote at the Provident meeting for each share of Provident common stock that you owned at the close of business on May 10, 1999.

    On May 10, 1999, there were 135,643,319 shares of Provident common stock outstanding and entitled to vote. To adopt the merger agreement and to approve the Provident reclassification amendment, the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the shares of Provident common stock issued and outstanding on May 10, 1999, must vote in favor of doing so. To approve the amendments to the stock plan, the holders of not less than a majority of the shares of Provident common stock voting on such proposal at the Provident meeting, assuming at least a majority of outstanding shares of Provident common stock are present in person or represented by proxy at the Provident meeting, must vote in favor of doing so.

    To elect the 11 nominees nominated for election to the Provident board of directors, the holders of a plurality of the shares of Provident common stock voting on the election at the Provident meeting, assuming at least a majority of outstanding shares of Provident common stock are present in person or represented by proxy at the Provident meeting, must vote in favor of each nominee.

    Members of the Maclellan family holding approximately 26% of Provident's common stock have entered into an agreement with UNUM to vote in favor of adoption of the merger agreement and approval of the Provident reclassification amendment. Assuming that the Maclellan family votes in such a manner, the merger agreement and the reclassification would be adopted and approved by Provident stockholders if approximately 41% of the remaining outstanding shares were voted in favor of the adoption of the merger agreement and the approval of the Provident reclassification amendment. See page 92 for a more complete description of this agreement.

    As of May 10, 1999, directors and executive officers of Provident and their affiliates owned an aggregate of approximately 29.51% of the outstanding shares of Provident common stock, including the 26% owned by the Maclellan family which is subject to the stockholders agreement. The directors and executive officers have indicated their intention to vote the shares they hold in favor of the adoption of the merger agreement, the approval of the Provident reclassification amendment, the approval of the amendments to the stock plan and the election of each of the 11 nominees nominated to the Provident board of directors.

THE UNUM SPECIAL MEETING

TIME, PLACE AND MATTERS TO BE VOTED UPON (PAGE 24)

    The UNUM special meeting will be held on June 30, 1999, at 8:30 a.m., local time, at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine. At the UNUM special meeting, you will be asked:

    1.  to adopt the merger agreement; and

    2. to act on other matters relating to the foregoing proposal that may be brought properly before the UNUM special meeting.

RECORD DATE AND VOTE REQUIRED (PAGE 24)

    You may cast one vote at the UNUM special meeting for each share of UNUM common stock that you owned at the close of business on May 10, 1999.

    On May 10, 1999, there were 139,463,040 shares of UNUM common stock outstanding and entitled to vote. To adopt the merger agreement, the holders of not less than a majority of the shares of UNUM common stock issued and outstanding on May 10, 1999 must vote in favor of doing so.

    As of May 10, 1999, directors and executive officers of UNUM and their affiliates owned an aggregate of approximately 1.71% of the outstanding shares of UNUM common stock, which they have indicated they intend to vote in favor of adoption of the merger agreement.

THE MERGER AGREEMENT

    THE MERGER AGREEMENT IS ATTACHED TO THIS DOCUMENT AS APPENDIX A. PLEASE READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY. IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

EFFECTIVE TIME OF THE MERGER (PAGE 78)

    The merger will occur shortly after all the conditions to the completion of the merger have been satisfied or waived. Although no assurances can be given, it is currently expected that the merger will be completed by June 30, 1999.

CONDITIONS OF THE MERGER (PAGE 79)

    The completion of the merger depends on a number of conditions being satisfied, including the following:

    - adoption of the merger agreement and the Provident reclassification amendment by Provident stockholders and adoption of the merger agreement by UNUM stockholders;

    - approval of the merger by the state regulatory authorities set forth in the merger agreement and the expiration of applicable federal and state waiting periods;

    -  the absence of any injunction or legal restraint blocking the merger;

    - effectiveness of the registration statement for the UNUMProvident common stock to be issued in the merger;

    - approval by the NYSE for the listing of the shares of UNUMProvident common stock to be issued in the merger;

    - receipt by each of us of letters from our respective independent accountants that the merger will qualify for "pooling of interests" accounting treatment;

    -  the effectiveness of the Provident reclassification amendment;

    - the representations and warranties of each of us being true in all material respects and each of us having performed in all material respects our obligations under the merger agreement; and

    - receipt by each of us of legal opinions that the United States federal income tax treatment of Provident, UNUM, the holders of Provident common stock and the holders of UNUM common stock will be as we have described in this document.

    If the law permits, either of us could choose to waive a condition to our obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

TERMINATION (PAGE 87)

    We may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of both our companies have approved it.

    In addition, either of us may decide, without consent of the other, to terminate the merger agreement, even after adoption of the merger agreement by our respective stockholders, if:

    -  the merger has not been completed by November 30, 1999;

    - the Provident stockholders fail to adopt the merger agreement or the Provident reclassification amendment, or the UNUM stockholders fail to adopt the merger agreement;

    - any legal restriction permanently prohibiting completion of the merger has become final and non-appealable;

    - either of us breaches our representations and warranties or fails to perform our obligations under the merger agreement in a manner that cannot be cured, and such breach or failure to perform would permit the other party not to complete the merger;

    - either of us decides to enter into a transaction with a third party that is superior to the proposed merger;

    - either of us or any of our respective directors or officers participates in discussions or negotiations with a third party in breach of the merger agreement; or

    - the board of directors or any committee of either of us withdraws or adversely modifies its approval or recommendation of the merger or the merger agreement.

TERMINATION FEES AND EXPENSES (PAGE 87)

    We have agreed that if one of us terminates the merger agreement in order to accept a superior proposal from a third party, the terminating party must pay to the other a termination fee of $150 million. We also have agreed that if the merger agreement is terminated under certain circumstances and a party thereafter executes an agreement or completes a transaction with a third party within 18 months after termination, such party will pay the other party a termination fee of $150 million.

    Whether or not the merger is completed, we will each pay our own fees and expenses, except that we will divide evenly the costs and expenses that we have incurred in printing and mailing this document, the fees that we have paid to the Securities and Exchange Commission in connection with the merger and the fees that we have paid in connection with our filings under the Hart-Scott-Rodino Act.

STOCK OPTION AGREEMENTS (PAGE 89)

    THE STOCK OPTION AGREEMENTS ARE ATTACHED TO THIS DOCUMENT AS APPENDICES B AND C. PLEASE READ EACH OF THEM CAREFULLY AND IN ITS ENTIRETY.

    We have entered into stock option agreements with each other in which we have granted the other party an option to purchase up to 19.9% of our outstanding shares of common stock if any event occurs that entitles the company exercising the option to receive a termination fee from the other company under the merger agreement. The exercise price under the option granted by Provident to UNUM is $35.131 per share and the exercise price under the option granted by UNUM to Provident is $50.657 per share.

    In addition to the option to purchase common stock, the company holding the option may, under certain circumstances, require the company granting the option to repurchase the option for cash. The stock option agreements limit the total profit either company can obtain under its respective stock option agreement and any termination fee receivable under the merger agreement to a total of $250 million.

    The purpose of the stock options and termination fees is to increase the likelihood that the merger will be completed in accordance with its terms, and to compensate each of us for our efforts in the event the merger is not completed under certain circumstances involving an acquisition or potential acquisition of either of us by a third party.

STOCKHOLDERS AGREEMENT (PAGE 92)

    THE STOCKHOLDERS AGREEMENT IS ATTACHED TO THIS DOCUMENT AS APPENDIX D. PLEASE READ THE STOCKHOLDERS AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

    To induce UNUM to enter into the merger agreement, members of the Maclellan family who together hold approximately 26% of Provident's common stock entered into a stockholders agreement with UNUM. The stockholders signing the agreement agreed to vote those shares of Provident common stock over which they have voting power or control in favor of the adoption of the merger agreement and in favor of the approval of the Provident reclassification amendment. Members of the Maclellan family also agreed not to take actions that are inconsistent with such agreement. The stockholders agreement terminates upon the earlier of the completion of the merger, the termination of the merger agreement, the amendment of the merger agreement in such a manner so as to reduce the exchange ratio and in certain other circumstances.

OTHER

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE MERGER (PAGE 56)

    In considering the recommendations of your board of directors, you should be aware that members of Provident's and UNUM's management and board of directors may have interests in the merger that are different from, or in addition to, your interests as Provident stockholders and UNUM stockholders generally. These interests exist because of:

    - rights the officers and directors of Provident and UNUM have pursuant to the terms of benefit and compensation plans maintained by Provident and UNUM which will allow stock-based awards to be available earlier and with fewer restrictions; and

    - the terms of employment agreements that provide certain officers with severance benefits if their employment is terminated under certain conditions after the merger.

    Provident and UNUM have entered into a new employment agreement with James
F. Orr III, UNUM's current Chairman and Chief Executive Officer. Provident has entered into a new employment agreement with J. Harold Chandler, Provident's current Chairman of the Board, President and Chief Executive Officer. In addition, the parties currently expect that prior to the merger, employment agreements will be signed with other persons who will serve in various senior management positions in UNUMProvident.

    The parties have also agreed that the board of directors of UNUMProvident will consist of 15 members, seven of whom initially will be designated by Provident and eight of whom initially will be designated by UNUM. Following the merger and until June 30, 2000, Mr. Orr will serve as Chairman of the Board and Chief Executive Officer of UNUMProvident and Mr. Chandler will serve as President and Chief Operating Officer of UNUMProvident and also will be a member of its board of directors. During the period Mr. Chandler is serving as Chief Operating Officer, the operating and staff units of UNUMProvident will report to Mr. Chandler and he will be responsible for their staffing and performance. On July 1, 2000, Mr. Chandler will succeed Mr. Orr as Chief Executive Officer of UNUMProvident and will continue to serve as President and Mr. Orr will thereafter serve as executive Chairman of the Board of UNUMProvident. Also, after the merger, UNUMProvident will indemnify the officers and directors of UNUM for certain events occurring before the merger.

    The members of both the Provident board of directors and the UNUM board of directors knew about these additional interests, and considered them, when they approved the merger agreement and the related transactions.

ABSENCE OF APPRAISAL RIGHTS (PAGE 74)

    Both companies are incorporated under Delaware law. Under Delaware law, neither Provident stockholders nor UNUM stockholders have any right to a court determination, in a proceeding known as an appraisal, of the value of their shares in connection with the merger.

ACCOUNTING TREATMENT (PAGE 93)

    We intend the merger to qualify as a "pooling of interests," which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 93)
    In general, no gain or loss will be recognized for federal income tax purposes by (1) Provident stockholders upon the reclassification and conversion of their Provident common stock into UNUMProvident common stock pursuant to the Provident reclassification amendment and the merger, except with respect to any cash received instead of fractional shares or (2) UNUM stockholders upon the conversion of their UNUM common stock into UNUMProvident common stock pursuant to the merger.

    We have conditioned the merger on our receipt of legal opinions that the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, and that each of Provident and UNUM will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Like other conditions to the merger, either of us could choose to waive receipt of such legal opinions. However, if the receipt of the legal opinion is waived and there is a material difference in the tax consequences to you from what we have described in this document, we will recirculate revised proxy materials and resolicit the vote of stockholders.

    THIS TAX TREATMENT MAY NOT APPLY TO CERTAIN PROVIDENT AND UNUM STOCKHOLDERS AND MAY DEPEND ON YOUR SPECIFIC SITUATION AND ON VARIABLES NOT WITHIN OUR CONTROL. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER AND, IN THE CASE OF PROVIDENT STOCKHOLDERS, THE PROVIDENT RECLASSIFICATION AMENDMENT.

AMENDMENT OF PROVIDENT CERTIFICATE OF INCORPORATION AND BYLAWS; COMPARISON OF
  STOCKHOLDERS' RIGHTS (PAGES 31 AND 109)

    In addition to amending its certificate of incorporation to complete the Provident reclassification amendment, as part of the merger, Provident will further amend each of its then-existing certificate of incorporation and its bylaws so that after the merger they read in their entirety as the parties have agreed.

    Accordingly, the rights of Provident stockholders currently are governed by Delaware law, the Provident certificate of incorporation and the Provident bylaws, and the rights of UNUM stockholders are currently governed by Delaware law, the UNUM certificate of incorporation and the UNUM bylaws. After the merger, the rights of UNUMProvident stockholders will be governed by Delaware law, the UNUMProvident certificate of incorporation and the UNUMProvident bylaws, which are attached as Exhibits A-1 and A-2, respectively, to the merger agreement, attached as Appendix A to this document. The UNUMProvident certificate of incorporation and UNUMProvident bylaws will be substantially identical to the current UNUM certificate of incorporation and UNUM bylaws and will differ in material respects from the current Provident certificate of incorporation and Provident bylaws.

LISTING OF UNUMPROVIDENT COMMON STOCK
  (PAGE 74)

    The shares of UNUMProvident common stock to be issued in connection with the merger will be listed on the NYSE under UNUM's current symbol, "UNM."

REGULATORY FILINGS, APPROVALS AND CLEARANCES (PAGE 76)

    The Hart-Scott-Rodino Act requires us to furnish certain information and material to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires that a specified waiting period expire or be terminated before the merger can be completed. Even after the waiting period expires or is terminated, the Antitrust Division and the Federal Trade Commission will have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

    On December 7, 1998, Provident and UNUM each filed a notification and report form for the merger with the Antitrust Division and the Federal Trade Commission. On January 29, 1999, the Federal Trade Commission issued requests for additional information and other documentary material to Provident and UNUM relating to the merger. On May 18, 1999, the Federal Trade Commission announced that it had accepted for public comment a proposed consent agreement with Provident and UNUM, the terms of which are discussed on page 76. The consent agreement will be subject to public comment for 60 days, after which the Federal Trade Commission will decide whether to make it final. On May 18, 1999, the Federal Trade Commission also granted early termination of the waiting period under the Hart-Scott-Rodino Act. Accordingly, if the other approvals and conditions to closing the merger are satisfied or waived, the parties may elect to complete the merger prior to the end of the 60 day comment period.

    On February 19, 1999, Provident and UNUM received an Advance Ruling Certificate under Section 102 of the Competition Act (Canada) from the Mergers Branch, Competition Bureau of Industry Canada, rendering the merger exempt from the competition-related prenotification filing requirements of such Act.

    The merger is subject to the prior approval of various state insurance regulatory authorities and the insurance and financial services regulatory authority of the United Kingdom. Provident and UNUM are also required to make pre-merger notification filings with the insurance and financial services regulatory authorities of other states and foreign countries. All necessary filings were believed to be substantially complete as of the date of this document.

    We cannot predict whether we will obtain the required regulatory clearances and approvals, the time frame within which such clearances and approvals may be received or whether any such clearances and approvals would contain conditions that would be detrimental to UNUMProvident.

                     MARKET PRICE AND DIVIDEND INFORMATION

    The table sets forth, for the calendar quarters indicated, the high and low sales prices per share of Provident common stock and UNUM common stock, as reported on the NYSE Composite Tape, and the dividends per share declared on Provident common stock and UNUM common stock.

                                                                                                                      UNUM
                                                                                  PROVIDENT                          COMMON
                                                                               COMMON STOCK (A)                     STOCK (B)
                                                                       -------------------------------              ---------
CALENDAR QUARTER                                                    HIGH                  LOW           DIVIDENDS     HIGH
----------------------------------------------------------        -------               -------         ----------  ---------
1996
  First Quarter...........................................  $      17  1/2        $      14  1/2        $  0.09000  $      30
  Second Quarter..........................................         18  5/8               14  1/4           0.09000         31
  Third Quarter...........................................         19  1/2               17  7/8           0.09000         33
  Fourth Quarter..........................................         25  3/4               18  7/16          0.09000         36

1997
  First Quarter...........................................         28  7/8               23  3/16          0.09000         39
  Second Quarter..........................................         30                    26                0.09000         46
  Third Quarter...........................................         35  1/16              26  5/8           0.10000         48
  Fourth Quarter..........................................         39  1/16              31  5/8           0.10000         54

1998
  First Quarter...........................................         38  7/8               32  1/2           0.10000         55
  Second Quarter..........................................         41  1/8               32                0.10000         59
  Third Quarter...........................................         38                    32  7/8           0.10000         59
  Fourth Quarter..........................................         42  7/16              26  1/8           0.10000         60

1999
  First Quarter...........................................         44  3/8               31  1/2           0.10000         62
  Second Quarter (through May 28, 1999)...................         42  7/8               30  5/8            --             59


CALENDAR QUARTER                                                               LOW           DIVIDENDS
----------------------------------------------------------                   --------        ----------
1996
  First Quarter...........................................  15/16      $      27  3/8        $  0.13250
  Second Quarter..........................................  1/2               27  3/4           0.13750
  Third Quarter...........................................                    28  3/8           0.13750
  Fourth Quarter..........................................  3/4               30  1/2           0.13750
1997
  First Quarter...........................................  13/16             35  5/16          0.13750
  Second Quarter..........................................  1/2               33  5/8           0.14250
  Third Quarter...........................................  7/16              40  11/16         0.14250
  Fourth Quarter..........................................  7/16              45  1/8           0.14250
1998
  First Quarter...........................................  9/16              48                0.2900
  Second Quarter..........................................  5/8               51  1/2            --
  Third Quarter...........................................  3/8               44                0.14750
  Fourth Quarter..........................................  1/16              42                0.14750
1999
  First Quarter...........................................  1/2               43  13/16         0.2950
  Second Quarter (through May 28, 1999)...................  1/2               42  7/16           --

------------------------------

(a) All Provident common stock information has been adjusted to reflect a 2 for 1 stock split, effected as a stock dividend, paid on September 30, 1997.

(b) All UNUM common stock information has been adjusted to reflect a 2 for 1 stock split, effected as a stock dividend, paid on June 2, 1997.

DIVIDEND INFORMATION

    UNUM and Provident have agreed that UNUMProvident will continue UNUM's dividend practice with respect to holders of common stock, although the UNUMProvident board of directors may change this practice at any time. In addition, restrictions under applicable insurance laws will limit the amount of dividends that can be paid to UNUMProvident from its insurance subsidiaries without prior approval by regulatory authorities. For Provident and UNUM life insurance subsidiaries domiciled or commercially domiciled in the United States, generally prior approval is necessary for any amount that exceeds the greater of:

       (1) ten percent of an insurer's statutory surplus with respect to policyholders as of the preceding year end; or

       (2) the statutory net gain from operations, excluding realized investment gains and losses, of the preceding year.

    The payment of dividends is further limited to the amount of statutory unassigned surplus. UNUM also has the ability to draw a dividend from its United Kingdom-based affiliate, UNUM Limited. Such dividends are limited in amount, based on insurance company law in the United Kingdom, which requires a minimum solvency margin. Based on these restrictions under current law:

    - in 1998, $151.9 million was available for the payment of dividends to Provident from its insurance subsidiaries and $210.0 million and approximately $25 million was available for the payment of dividends to UNUM from its domestic insurance subsidiaries and from UNUM Limited, respectively, and

    - in 1999, approximately $153.3 million will be available for the payment of dividends to Provident from its insurance subsidiaries, and approximately $150.0 million and $20.0 million will be available for the payment of dividends to UNUM from its domestic insurance subsidiaries and from UNUM Limited, respectively.

    The ability of UNUMProvident to continue to pay dividends in the future without regulatory approval will be dependent upon the level of earnings of its insurance subsidiaries as calculated under law. In addition to regulatory restrictions, the amount of dividends that will be paid by insurance subsidiaries will depend on additional factors, such as risk-based capital ratios, funding growth objectives at an affiliate level and maintaining appropriate capital adequacy ratios to support the ratings desired by UNUMProvident.

RECENT CLOSING PRICES

    Shares of Provident common stock are listed on the NYSE under the symbol "PVT." Shares of UNUM common stock are listed on both the NYSE and the Pacific Exchange under the symbol "UNM."

    The following table sets forth the closing sales prices per share of Provident common stock and UNUM common stock on the NYSE on November 20, 1998, the last trading day before public announcement of the merger, and on May 28, 1999, the last practicable trading day prior to the date of this document. The table also presents implied equivalent per share values for Provident common stock by multiplying the price per share of UNUM common stock on the dates indicated by the exchange ratio of 0.73.

                                                                                                  PROVIDENT
                                                                                                  COMMON
                                                                                                   STOCK
                                                                                                  EQUIVALENT
                                                                                                   VALUE
                                                                                                  (0.73X
                                                                                        UNUM       UNUM
                                                                       PROVIDENT       COMMON     COMMON
                                                                     COMMON STOCK       STOCK     STOCK)
                                                                   -----------------   -------    -------
November 20, 1998................................................      $      333/8    $48 1/8    $35 1/8

May 28, 1999.....................................................      $      391/16   $53 13/16  $39 5/16

    The market price of both Provident common stock and UNUM common stock will fluctuate prior to the merger; similarly, the market value of the shares of UNUMProvident common stock that Provident stockholders and UNUM stockholders will receive in the merger may fluctuate following the merger. You should obtain current market quotations for Provident common stock and UNUM common stock. The future prices or markets for Provident common stock or UNUM common stock cannot be predicted.

NUMBER OF STOCKHOLDERS

    As of May 10, 1999, there were approximately 1,689 stockholders of record who held shares of Provident common stock, as shown on the records of Provident's transfer agent for such shares.

    As of May 10, 1999, there were approximately 22,341 stockholders of record who held shares of UNUM common stock, as shown on the records of UNUM's transfer agent for such shares.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

    The following tables present selected historical financial information of Provident and UNUM and selected unaudited pro forma combined financial information after giving effect to the consummation of the merger. The tables assume that the merger is accounted for as a "pooling of interests." Provident and UNUM selected historical financial information for each of the five years in the period ended December 31, 1998, have been derived from audited financial statements filed with the Securities and Exchange Commission, and the related historical financial information for the three-month periods ended March 31, 1999, and March 31, 1998, have been derived from unaudited financial statements filed with the Securities and Exchange Commission. Certain historical financial information has been reclassified to conform with the current presentation.

    All per share amounts set forth in the pro forma information in the following table give effect to the reclassification of Provident common stock on a 0.73 to 1 basis. Stockholders should note that the data set forth below is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the merger. The selected unaudited pro forma combined financial information does not give effect to any cost and revenue synergies which may result from the integration of the operations of Provident and UNUM. Management of UNUM and Provident are currently assessing merger related expenses and conforming accounting changes which may be material to UNUMProvident's results of operations and financial condition for the period in which the charge occurs. As such, no estimate has been reflected in the selected pro forma combined financial information.

    Stockholders should note that the following selected financial information should be read in conjunction with the related historical and pro forma combined condensed financial statements and notes thereto incorporated by reference or included herein. See "References to Additional Information" on page i, "Where You Can Find More Information" on page 144 and "Unaudited Pro Forma Combined Condensed Financial Statements" on page 95.

                             PROVIDENT--HISTORICAL

                                    THREE MONTHS ENDED
                                        MARCH 31,                          YEAR ENDED DECEMBER 31,
                                  ----------------------  ----------------------------------------------------------
                                     1999        1998        1998        1997        1996        1995        1994
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (IN MILLIONS, EXCEPT SHARE DATA)

Premium Income..................  $    619.1  $    587.2  $  2,347.4  $  2,053.7  $  1,175.7  $  1,251.9  $  1,382.6

Net Investment Income...........       326.8       361.8     1,374.0     1,354.7     1,090.1     1,221.3     1,238.6

Net Realized Investment Gains
  (Losses)......................         4.0         6.2        34.0        15.1        (8.6)      (31.7)      (30.1)

Other Income....................        38.5        38.4       182.6       129.7        34.7       113.8       171.1
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Total Revenue.................       988.4       993.6     3,938.0     3,553.2     2,291.9     2,555.3     2,762.2

Benefits and Expenses...........       873.7       880.7     3,535.2     3,172.9     2,065.7     2,379.3     2,561.3
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Income Before Income Taxes....       114.7       112.9       402.8       380.3       226.2       176.0       200.9

Income Taxes....................        40.9        41.8       148.8       133.0        80.6        60.4        65.6
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Net Income....................  $     73.8  $     71.1  $    254.0  $    247.3  $    145.6  $    115.6  $    135.3
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

PER COMMON SHARE DATA:

Net Income--Diluted.............  $     0.54  $     0.50  $     1.82  $     1.84  $     1.44  $     1.13  $     1.35

Cash Dividends..................  $     0.10  $     0.10  $     0.40  $     0.38  $     0.36  $     0.36  $     0.52

Book Value Per Share of Common
  Stock.........................  $    23.81  $    23.79  $    25.20  $    23.11  $    17.34  $    16.48  $    11.17

Weighted Average Common Shares
  Outstanding...................  137,684,612 138,645,330 138,269,245 127,253,246 92,154,470  90,931,790  90,729,928

Common Shares Outstanding at End
  of Period.....................  135,355,470 135,020,780 135,246,629 135,119,909 91,255,258  90,795,772  90,699,072

BALANCE SHEET DATA (AT PERIOD
  END):

Invested Assets.................  $ 16,901.2  $ 19,540.7  $ 17,332.7  $ 19,520.8  $ 13,317.4  $ 14,751.0  $ 15,017.6

Total Assets....................    22,760.0    23,285.1    23,088.1    23,177.6    14,992.5    16,301.3    17,149.9

Long-term Debt, Subordinated
  Debt Securities and Preferred
  Stock.........................       900.0       500.0       900.0       881.2       356.2       356.2       358.7

Total Liabilities...............    19,236.5    19,772.3    19,379.6    19,898.3    13,253.9    14,649.0    15,980.8

Common Stockholders' Equity.....     3,223.5     3,212.8     3,408.5     3,123.1     1,582.4     1,496.1     1,012.9

                                UNUM--HISTORICAL

                                    THREE MONTHS ENDED
                                        MARCH 31,                          YEAR ENDED DECEMBER 31,
                                  ----------------------  ----------------------------------------------------------
                                     1999        1998        1998        1997        1996        1995        1994
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (IN MILLIONS, EXCEPT SHARE DATA)

Premium Income..................  $  1,085.1  $    918.4  $  3,841.7  $  3,263.7  $  3,151.5  $  3,018.2  $  2,721.3

Net Investment Income...........       172.8       163.3       661.4       661.0       803.3       806.3       770.2

Net Realized Investment Gains
  (Losses)......................         3.2         3.1        21.0        (3.6)        3.4       225.1        45.6

Other Income....................        42.3        36.7       117.3       227.3       113.5        73.3        75.5
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Total Revenue.................     1,303.4     1,121.5     4,641.4     4,148.4     4,071.7     4,122.9     3,612.6

Benefits and Expenses...........     1,254.9       987.1     4,124.0     3,612.0     3,730.1     3,741.0     3,414.0
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Income Before Income Taxes....        48.5       134.4       517.4       536.4       341.6       381.9       198.6

Income Taxes....................        33.0        40.9       154.0       166.1       103.6       100.8        43.9
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Net Income....................  $     15.5  $     93.5  $    363.4  $    370.3  $    238.0  $    281.1  $    154.7
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

PER COMMON SHARE DATA:

Net Income--Diluted.............  $     0.11  $     0.66  $     2.57  $     2.59  $     1.61  $     1.92  $     1.04

Cash Dividends..................  $   0.1475  $   0.1425  $   0.5850  $   0.5650  $   0.5450  $   0.5175  $   0.4600

Book Value Per Share of Common
  Stock.........................  $    19.18  $    17.93  $    19.74  $    17.61  $    15.75  $    15.77  $    13.23

Weighted Average Common Shares
  Outstanding...................  141,743,410 141,362,533 141,412,347 142,923,361 148,028,296 146,608,572 149,459,436

Common Shares Outstanding at End
  of Period.....................  139,059,749 138,265,956 138,709,415 138,271,992 143,644,728 146,015,254 144,825,056

BALANCE SHEET DATA (AT PERIOD
  END):

Invested Assets.................  $  9,824.9  $  9,107.4  $  9,837.7  $  8,958.9  $  8,736.7  $ 11,692.5  $ 10,433.8

Total Assets....................    15,381.2    13,821.2    15,182.9    13,440.1    15,580.4    14,787.8    13,127.2

Long-term Debt, Subordinated
  Debt Securities and Preferred
  Stock.........................       598.5       558.9       598.3       509.2       409.2       457.3       182.1

Total Liabilities...............    12,714.4    11,342.7    12,445.2    11,005.3    13,317.3    12,484.9    11,211.8

Common Stockholders' Equity.....     2,666.8     2,478.5     2,737.7     2,434.8     2,263.1     2,302.9     1,915.4

                     PRO FORMA UNUM AND PROVIDENT COMBINED

                                    THREE MONTHS ENDED
                                        MARCH 31,                          YEAR ENDED DECEMBER 31,
                                  ----------------------  ----------------------------------------------------------
                                     1999        1998        1998        1997        1996        1995        1994
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (IN MILLIONS, EXCEPT SHARE DATA)

Premium Income..................  $  1,704.2  $  1,505.6  $  6,189.1  $  5,317.4  $  4,327.2  $  4,270.1  $  4,103.9

Net Investment Income...........       499.6       525.1     2,035.4     2,015.7     1,893.4     2,027.6     2,008.8

Net Realized Investment Gains
  (Losses)......................         7.2         9.3        55.0        11.5        (5.2)      193.4        15.5

Other Income....................        80.8        75.1       299.9       357.0       148.2       187.1       246.6
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Total Revenue.................     2,291.8     2,115.1     8,579.4     7,701.6     6,363.6     6,678.2     6,374.8

Benefits and Expenses...........     2,128.6     1,867.8     7,659.2     6,784.9     5,795.8     6,120.3     5,975.3
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Income Before Income Taxes....       163.2       247.3       920.2       916.7       567.8       557.9       399.5

Income Taxes....................        73.9        82.7       302.8       299.1       184.2       161.2       109.5
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

  Net Income....................  $     89.3  $    164.6  $    617.4  $    617.6  $    383.6  $    396.7  $    290.0
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------

PER COMMON SHARE DATA:

Net Income--Diluted.............  $     0.37  $     0.67  $     2.54  $     2.57  $     1.72  $     1.80  $     1.29

Cash Dividends..................  $     0.14  $     0.14  $     0.57  $     0.55  $     0.53  $     0.51  $     0.54

Book Value Per Share of Common
  Stock.........................  $    24.13  $    24.03  $    25.89  $    23.46  $    18.29  $    17.89  $    13.88

Weighted Average Common Shares
  Outstanding...................  242,253,177 242,573,624 242,348,896 235,818,231 215,301,059 212,988,779 215,692,283

Common Shares Outstanding at End
  of Period.....................  237,869,242 236,831,125 237,439,454 236,909,526 210,261,066 212,296,168 211,035,379

BALANCE SHEET DATA (AT PERIOD
  END):

Invested Assets.................  $ 26,726.1  $ 28,648.1  $ 27,170.4  $ 28,479.7  $ 22,054.1  $ 26,443.5  $ 25,451.4

Total Assets....................    38,141.2    37,106.3    38,271.0    36,617.7    30,572.9    31,089.1    30,277.1

Long-term Debt, Subordinated
  Debt Securities and Preferred
  Stock.........................     1,498.5     1,058.9     1,498.3     1,390.4       765.4       813.5       540.8

Total Liabilities...............    32,100.9    31,115.0    31,824.8    30,903.6    26,571.2    27,133.9    27,192.6

Common Stockholders' Equity.....     5,740.3     5,691.3     6,146.2     5,557.9     3,845.5     3,799.0     2,928.3

RECENT DEVELOPMENTS

    In April 1999, UNUM completed a comprehensive strategic review of its reinsurance businesses. These businesses include reinsurance pool management operations and risk assumption (pool participation, direct reinsurance, and Lloyd's of London syndicate participation). UNUM's management concluded that these businesses are not solidly aligned with UNUM's strength in the disability insurance market. UNUM intends to sell the reinsurance management operations and either reinsure the risk assumption businesses or place them in run-off. As a result of the comprehensive review, UNUM recorded a special charge of $101.1 million ($88.0 million after tax) in the first quarter of 1999. The charge includes reserve increases for estimated losses in the Lloyd's of London syndicates and certain reinsurance pools, as well as a write-down of goodwill.

                           COMPARATIVE PER SHARE DATA

    The following table sets forth certain historical, pro forma combined, and equivalent pro forma combined per share data of Provident and UNUM. The pro forma comparative per share data is derived from the unaudited pro forma combined condensed financial statements and notes thereto beginning on page 95 of this document. The pro forma equivalent per share data is derived by multiplying the pro forma comparative per share amounts by the exchange ratio of
0.73. The pro forma and pro forma equivalent per share data does not purport to represent what the financial position or results of operations of Provident, UNUM, or UNUMProvident actually would have been had the merger occurred at the beginning of the relevant periods or to project Provident's, UNUM's, or UNUMProvident's financial position or results of operations for any future date or period. The data set forth below should be read in conjunction with the pro forma financial statements and the separate historical financial statements and notes thereto of Provident and UNUM, which are included elsewhere in, or incorporated by reference into, this document.

                                                                HISTORICAL                          PRO FORMA
                                                          ----------------------   COMBINED       EQUIVALENT OF
                                                          PROVIDENT      UNUM      PRO FORMA   ONE PROVIDENT SHARE
                                                          ----------  ----------  -----------  -------------------
NET INCOME--BASIC:

Three Months Ended March 31, 1999.......................  $     0.54  $     0.11   $    0.38       $      0.28
Year Ended December 31, 1998............................        1.87        2.63        2.60              1.90
Year Ended December 31, 1997............................        1.88        2.65        2.62              1.91
Year Ended December 31, 1996............................        1.46        1.63        1.75              1.28

NET INCOME--DILUTED:

Three Months Ended March 31, 1999.......................  $     0.54  $     0.11   $    0.37       $      0.27
Year Ended December 31, 1998............................        1.82        2.57        2.54              1.85
Year Ended December 31, 1997............................        1.84        2.59        2.57              1.88
Year Ended December 31, 1996............................        1.44        1.61        1.72              1.26

CASH DIVIDENDS:

Three Months Ended March 31, 1999.......................  $     0.10  $   0.1475   $    0.14       $      0.10
Year Ended December 31, 1998............................        0.40      0.5850        0.57              0.42
Year Ended Decemebr 31, 1997............................        0.38      0.5650        0.55              0.40
Year Ended December 31, 1996............................        0.36      0.5450        0.53              0.39

BOOK VALUE PER SHARE OF COMMON STOCK AS OF:

March 31, 1999..........................................  $    23.81  $    19.18   $   24.13       $     17.61
December 31, 1998.......................................       25.20       19.74       25.89             18.90

                                  RISK FACTORS

PROVIDENT STOCKHOLDERS AND UNUM STOCKHOLDERS CANNOT BE SURE OF THE MARKET VALUE
  OF THE UNUMPROVIDENT COMMON STOCK THEY WILL RECEIVE IN THE MERGER

    As a result of the reclassification and the merger, each share of Provident common stock will be reclassified and converted into 0.73 of a share of UNUMProvident common stock. Because the exchange ratio of 0.73 is fixed, the market value of UNUMProvident common stock issued in the merger will depend upon the market prices of UNUM common stock and Provident common stock. These market values for UNUM common stock and Provident common stock may fluctuate prior to the completion of the merger and therefore may be different at the time the merger is completed than they were at the time the merger agreement was signed and the exchange ratio agreed upon, and at the time of the stockholders meetings. Accordingly, Provident stockholders and UNUM stockholders cannot be sure of the market value of the UNUMProvident common stock that they will receive in the merger.

WE MAY NOT BE ABLE TO REALIZE FULLY THE COST SAVINGS AND OTHER BENEFITS WE
  EXPECT TO BE REALIZED IN CONNECTION WITH THE MERGER, WHICH MAY ADVERSELY AFFECT UNUMPROVIDENT'S EARNINGS AND FINANCIAL CONDITION

    Provident and UNUM expect significant benefits to result from the merger. However, the merger involves the integration of two large companies that have previously operated independently of each other and the successful combination of the two business enterprises may result in a diversion of management attention for an extended period of time. Further, the parties may not be able to achieve the anticipated enhanced cross-selling opportunities, the development and marketing of more comprehensive insurance product offerings, cost savings, revenue growth and the consistent use of the best practices of Provident and UNUM. Inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as delays encountered in the transition process, could have a material adverse effect upon the revenues, level of expenses, operating results and financial condition of UNUMProvident, which may affect the value of the UNUMProvident common stock. See "The Merger--Provident's Reasons for the Merger; Recommendations of the Provident Board of Directors" on page 35 and "--UNUM's Reasons for the Merger; Recommendation of the UNUM Board of Directors" on page 38.

THE MERGER IS SUBJECT TO THE RECEIPT OF CONSENTS AND APPROVALS FROM GOVERNMENT
  ENTITIES THAT MAY IMPOSE CONDITIONS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON UNUMPROVIDENT OR CAUSE ABANDONMENT OF THE MERGER

    Completion of the merger is conditioned upon the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Act and the receipt of consents, orders, approvals and clearances from state and foreign governmental entities. The terms and conditions of such consents, orders, approvals and clearances may require the divestiture of divisions, operations or assets of UNUMProvident or may affect the license of an insurance subsidiary of UNUM or Provident. Such required divestitures or other conditions, if any, may have a material adverse effect on the business, financial condition or results of operations of UNUMProvident or may cause the abandonment of the merger by Provident or UNUM. Provident and UNUM have not determined how they will respond to conditions, limitations or divestitures which may be required in connection with obtaining any consents, orders, approvals and clearances. See "Regulatory Filings, Approvals and Clearances" on page 76 and "The Merger Agreement--Conditions of the Merger" on page 79.

MANAGEMENT ANTICIPATES MERGER RELATED EXPENSES OF APPROXIMATELY $153.0 MILLION
  IN 1999 RELATED TO THE DISRUPTION OF ITS CLAIMS OPERATIONS

    Provident and UNUM anticipate that as a result of integrating their respective claims operations there will be a temporary increase in claim costs. Accordingly, during the fourth quarter of 1998, Provident and UNUM increased their claim reserves by approximately $93.6 million ($60.8 million after tax) and $59.4 million ($38.6 million after tax), respectively, related to the expected increase in disability claim duration on existing claims. These charges are discussed more fully in Note 3 to the Unaudited Pro Forma Combined Condensed Financial Statements on page 103. Provident and UNUM expect the disruption of the claims operations to be confined to the year 1999; however, should the proposed integration of the claims operations take longer than anticipated or result in unforeseen difficulties, the disruption could continue into the year 2000. This would require an additional charge to be taken once a change in circumstances becomes known.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

    This document contains certain forward-looking statements with respect to the financial condition, results of operations and business of each of Provident and UNUM. These statements may be made directly in this document referring to Provident or UNUM or may be made part of this document by reference to other documents filed with the Securities and Exchange Commission by Provident or UNUM, which is known as "incorporation by reference," and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions in this document or in documents incorporated herein.

    These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

    - Competitive pressures in the insurance industry may increase significantly through industry consolidation, competitor demutualization, or otherwise.

    - General economic or business conditions, both domestic and foreign, may be less favorable than expected, resulting in, among other things, lower than expected revenues, and Provident or UNUM could experience higher than expected claims, or claims with longer duration than expected.

    - Insurance reserve liabilities can fluctuate as a result of changes in numerous factors, and such fluctuations can have material positive or negative effects on net income.

    - Costs or difficulties related to the integration of the businesses of Provident and UNUM may be greater than expected.

    - Legislative or regulatory changes may adversely affect the businesses in which Provident and UNUM are engaged.

    - Necessary technological changes, including changes to address "Year 2000" data systems issues, may be more difficult or expensive to make than anticipated, and Year 2000 issues at other companies may adversely affect operations.

    - Adverse changes may occur in the securities markets.

    - Changes in the interest rate environment may adversely affect profit margins.

    - The rate of customer bankruptcies may increase.

    Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Provident stockholders and UNUM stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.

    All subsequent written and oral forward-looking statements attributable to Provident or UNUM or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Provident nor UNUM undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                             THE PROVIDENT MEETING

GENERAL

    This document is being furnished to Provident stockholders in connection with the solicitation of proxies by the Provident board of directors for use at the Provident meeting, to be held on June 30, 1999, at 8:30 a.m., local time, in the Atrium of the West Building of Provident's Home Office at 1 Fountain Square, Chattanooga, Tennessee. The 1998 Annual Report to Stockholders, including audited financial statements of Provident for the fiscal year ended December 31, 1998, and the proxy card enclosed with this document are being mailed to stockholders on or about June 2, 1999.

    The purpose of the Provident meeting is to consider and to vote upon:

       (1) the election of 11 directors to the Provident board of directors;

       (2) the adoption of the merger agreement;

       (3) the approval of the amendment to the Provident certificate of incorporation to reclassify the Provident common stock (the "Provident Reclassification Amendment");

       (4) the approval of amendments to the Provident Companies, Inc. Stock Plan of 1999 to increase the number of shares of Provident common stock authorized for issuance under such plan and to clarify the calculation of the number of shares of Provident common stock available for awards under such plan; and

       (5) to transact such other business related to such proposals as may properly come before the Provident meeting.

    THE PROVIDENT BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT, THE PROVIDENT RECLASSIFICATION AMENDMENT AND APPROVED THE AMENDMENTS TO THE STOCK PLAN. THE PROVIDENT BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT, THE APPROVAL OF EACH OF THE PROVIDENT RECLASSIFICATION AMENDMENT AND THE AMENDMENTS TO THE STOCK PLAN AND THE ELECTION OF EACH OF THE 11 NOMINEES NOMINATED TO THE PROVIDENT BOARD OF DIRECTORS.

VOTING

    RECORD DATE

    The Provident board of directors has fixed the close of business on May 10, 1999, as the Provident record date for the determination of the holders of Provident common stock entitled to receive notice of and to vote at the Provident meeting. You may vote at the Provident meeting only if you owned Provident common stock at that time.

    As of the Provident record date, there were 135,643,319 shares of Provident common stock issued and outstanding. Each share of Provident common stock outstanding on the Provident record date is entitled to one vote upon each matter properly submitted at the Provident meeting.

    VOTE REQUIRED

    The affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the shares of Provident common stock issued and outstanding on the Provident record date is required for adoption of the merger agreement and the approval of the Provident Reclassification Amendment. The affirmative vote of the holders of not less than a majority of the shares of Provident common stock voting on the amendments to the stock plan, assuming at least a majority of outstanding shares of Provident common stock are present in person or represented by proxy at the Provident meeting, is required for approval of such amendments. The affirmative vote of the holders of not less than a plurality of the shares of Provident common stock voting on the election of directors, assuming at least a majority of outstanding shares of Provident common stock are present in person or represented by proxy at the Provident meeting, is required to elect each of the 11 nominees nominated for election to the Provident board of directors.

    Any failure to be present at the Provident meeting, in person or by proxy, any abstention and any broker non-vote, as explained below, will have the same effect as a vote against the adoption of the merger agreement and against the approval of the Provident Reclassification Amendment. With respect to the amendments to the stock plan, any abstention or broker non-vote will have the effect of reducing the aggregate number of shares of Provident common stock voting and, therefore, the number of shares of Provident common stock required to approve such amendments. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have authority to vote on the adoption of the merger agreement, the approval of the Provident Reclassification Amendment or the approval of the amendments to the stock plan unless they receive specific instructions from the beneficial owners of such shares. Shares that are not voted because brokers did not receive any such instructions are referred to as "broker non-votes."

    The presence, in person or represented by proxy, of a majority of the shares of Provident common stock entitled to vote at the Provident meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

    As of May 10, 1999, directors and executive officers of Provident and their affiliates owned beneficially an aggregate of 49,314,723 shares of Provident common stock, including shares which may be acquired within 60 days upon exercise of employee stock options, or approximately 36%, including the 33% owned by the Maclellan family, of the shares of Provident common stock outstanding on such date. Members of the Maclellan family who together hold approximately 26% of Provident common stock have entered into a stockholders agreement with UNUM to vote in favor of the merger. The directors and executive officers of Provident have indicated their intention to vote their shares of Provident common stock in favor of the adoption of the merger agreement, the approval of the Provident Reclassification Amendment, the approval of the amendments to the stock plan and the election of each of the 11 nominees nominated to the Provident board of directors.

    As of May 28, 1999, the directors and executive officers of Provident owned no shares of UNUM common stock.

PROXIES

    Each copy of this document mailed to Provident stockholders is accompanied by a form of proxy for use at the Provident meeting. In addition, Provident stockholders entitled to vote at the Provident meeting may submit their proxies by telephone or through the Internet, in accordance with the instructions set forth on the accompanying proxy card. However, submission of proxies with voting instructions by telephone or through the Internet may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian. Provident stockholders should contact such person to determine whether they may submit their proxy by telephone or through the Internet. Shares of Provident common stock represented by a proxy properly submitted as described below and received at or prior to the Provident meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. Provident has been advised by counsel that submitting proxies by telephone or through the Internet in the manner described in this document is consistent with the requirements of applicable law.

        SUBMITTING PROXIES BY MAIL. To submit a written proxy by mail, holders of Provident common stock should complete, sign, date and mail the proxy card provided with this document in accordance with the instructions set forth on such card. If a proxy card is signed and returned without indicating any voting instructions, shares of Provident common stock represented by the proxy will be voted "FOR" the adoption of the merger agreement, "FOR" the approval of the Provident Reclassification Amendment, "FOR" the approval of the amendments to the stock plan and "FOR" the election of each of the 11 nominees nominated to the Provident board of directors.

        SUBMITTING PROXIES BY TELEPHONE OR INTERNET. Stockholders may submit proxies with voting instructions by telephone by calling 1-800-652-8683, or through the Internet at http://www.vote-by-net.com. In each case, stockholders should follow the instructions that are set forth on the reverse side of the accompanying proxy card. Each Provident stockholder has been assigned a unique control number which has been printed on each holder's proxy card. Stockholders who submit proxies by telephone or through the Internet will be required to provide their assigned control number before their proxy will be accepted. In addition to the instructions that appear on the proxy card, step-by-step instructions will be provided by recorded telephone message, for those stockholders submitting proxies by telephone, or at the designated website for those stockholders submitting proxies through the Internet. Stockholders submitting their proxies with voting instructions by telephone or through the Internet will receive confirmation on the telephone or through the Internet, as applicable, that their proxies have been successfully submitted.

    REVOCATION

    Any person who submits a proxy with voting instructions may revoke it any time before it is voted:

       - by giving written notice of revocation to Provident, addressed to Susan
         N. Roth, 1 Fountain Square, Chattanooga, Tennessee 37402;

       - by submitting a later dated proxy with voting instructions by mail, by telephone or through the Internet, if the proxy is received by Provident prior to the Provident meeting; or

       - by VOTING in person at the Provident meeting, although a proxy is not revoked by simply ATTENDING the Provident meeting.

    Provident stockholders who have instructed a broker to vote their shares must follow directions received from their broker to change or revoke their proxy.

    SPECIAL PROCEDURES FOR THE PROVIDENT 401(K) PLAN AND EMPLOYEE STOCK PURCHASE
     PLAN

    Participants in The MoneyMaker, a long-term 401(k) Retirement Savings Plan or the Provident Employee Stock Purchase Plan may not vote their shares held in such plan using the procedures described above. Such stockholders must follow the procedures described below.

    Participants in the Provident 401(k) Plan may vote only by submitting a proxy card by mail to the trustee of the Provident 401(k) Plan, Fidelity Management Trust Company. Such proxy will serve as confidential voting instructions with respect to the number of shares allocated to such participant in that plan. Shares that are allocated to participants in the Provident 401(k) Plan for which voting instructions are not received will not be voted. Unallocated shares in the Provident 401(k) Plan will be voted by Fidelity in the same proportion as the shares of Provident common stock for which voting instructions are returned by other participants in such plan. Provident stockholders must follow the instructions received from Fidelity in order to change or revoke their proxy.

    Participants in the Provident Employee Stock Purchase Plan may submit a proxy card that will serve as voting instructions with respect to the number of shares held in that plan by such stockholder to Salomon Smith Barney Inc., as such participants' broker-dealer. Shares for which voting instructions are not received that are held under the Provident Employee Stock Purchase Plan will not be voted.

Provident stockholders must follow the instructions received from Salomon Smith Barney Inc. in order to change or revoke their proxy.

    If a Provident stockholder holds shares outside of these plans and also participates in either of these two plans or maintains accounts under a different name in these plans, such as with and without a middle initial, such stockholder may receive more than one copy of this document. In that case, to ensure that all shares of Provident common stock owned by such stockholder are voted, the stockholder must comply with the voting instructions that are applicable to shares held in each plan and, if necessary, also comply with the voting instructions that are applicable to shares held through a broker or otherwise outside of such plans.

    OTHER MATTERS

    The Provident board of directors is not currently aware of any business to be acted upon at its stockholders meeting, other than as described herein. If, however, other matters related to the proposals at the Provident meeting are properly brought before the Provident meeting, the persons appointed as proxies will have discretion to vote or to act thereon according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies also will have discretion to vote on adjournment of the Provident meeting. Such adjournment may be for the purpose of soliciting additional proxies. Notwithstanding the foregoing, shares represented by proxies voting against the adoption of the merger agreement will be voted against a proposal to adjourn the Provident meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, directors, officers and employees of Provident, none of whom will be specifically compensated for such services but may be reimbursed for reasonable out-of-pocket expenses in connection therewith, may solicit proxies from the stockholders of Provident personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending such materials to beneficial owners.

    In addition, Provident has retained Georgeson & Company Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid by Provident to Georgeson & Company Inc. for such services will be equal to approximately $7,000, plus reasonable out-of-pocket costs and expenses. Provident will bear its own expenses in connection with the solicitation of proxies for the Provident meeting, except that Provident and UNUM will share equally all expenses incurred in connection with the filing of the registration statement on Form S-4 filed by Provident with the Securities and Exchange Commission to register the shares of UNUMProvident common stock to be issued to UNUM stockholders in the merger, and the printing and mailing of this document.

    PROVIDENT STOCKHOLDERS SHOULD NOT SEND PROVIDENT COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE RECLASSIFICATION AND THE MERGER ARE COMPLETED, PROVIDENT STOCKHOLDERS WILL BE MAILED A TRANSMITTAL FORM WITH INSTRUCTIONS ON HOW TO EXCHANGE THEIR CURRENT STOCK CERTIFICATES FOR STOCK CERTIFICATES OF UNUMPROVIDENT.

                            THE UNUM SPECIAL MEETING

GENERAL

    This document is being furnished to UNUM stockholders in connection with the solicitation of proxies by the UNUM board of directors for use at the UNUM special meeting, to be held on June 30, 1999 at 8:30 a.m., local time, at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine. This document is also furnished to UNUM stockholders as a prospectus in connection with the issuance by UNUMProvident of shares of UNUMProvident common stock pursuant to the merger agreement.

    The purpose of the UNUM special meeting is to consider and to vote upon:

       (1) the adoption of the merger agreement; and

       (2) to transact such other business related to such proposal as may properly come before the UNUM special meeting.

    THE UNUM BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT THE UNUM STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

VOTING

    RECORD DATE

    The UNUM board of directors has fixed the close of business on May 10, 1999, as the UNUM record date for the determination of the holders of UNUM common stock entitled to receive notice of and to vote at the UNUM special meeting. You may vote at the UNUM special meeting only if you owned UNUM common stock at that time.

    As of the UNUM record date, there were 139,463,040 shares of UNUM common stock issued and outstanding. Each share of UNUM common stock outstanding on the UNUM record date is entitled to one vote on each matter properly submitted at the UNUM special meeting.

    VOTE REQUIRED

    The affirmative vote of the holders of not less than a majority of the shares of UNUM common stock issued and outstanding on the UNUM record date is required for adoption of the merger agreement.

    Any failure to be present at the UNUM special meeting, in person or by proxy, any abstention and any broker non-vote, as explained below, will have the same effect as a vote against adoption of the merger agreement. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have authority to vote on the adoption of the merger agreement unless they receive specific instructions from the beneficial owners of such shares. Shares that are not voted because brokers did not receive any such instructions are referred to as "broker non-votes."

    The presence, in person or represented by proxy, of a majority of the shares of UNUM common stock entitled to vote at the UNUM special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

    As of May 10, 1999, directors and executive officers of UNUM and its affiliates owned beneficially an aggregate of 2,406,301 shares of UNUM common stock, including shares which may be acquired within 60 days upon exercise of employee stock options, or approximately 1.71% of the shares of UNUM common stock outstanding on such date. The directors and executive officers of UNUM have indicated their intention to vote their shares of UNUM common stock in favor of the adoption of the merger agreement.

    As of May 28, 1999, the directors and executive officers of UNUM owned no shares of Provident common stock.

PROXIES

    Each copy of this document mailed to UNUM stockholders is accompanied by a form of proxy for use at the UNUM special meeting. In addition, UNUM stockholders entitled to vote at the UNUM special meeting may submit their proxies by telephone or through the Internet in accordance with the instructions set forth on the accompanying proxy card. However, submission of proxies with voting instructions by telephone or through the Internet may not be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian. UNUM stockholders should contact such person to determine whether they may submit their proxies by telephone or through the Internet. Shares of UNUM common stock represented by a proxy properly submitted as described below and received at or prior to the UNUM special meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. UNUM has been advised by counsel that submitting proxies by telephone or through the Internet in the manner described in this document is consistent with the requirements of applicable law.

        SUBMITTING PROXIES BY MAIL. To submit a written proxy by mail, holders of UNUM common stock should complete, sign, date and mail the proxy card provided with this document in accordance with the instructions set forth on such card. If a proxy card is signed and returned without indicating any voting instructions, shares of UNUM common stock represented by the proxy will be voted "FOR" the adoption of the merger agreement.

        SUBMITTING PROXIES BY TELEPHONE OR INTERNET. Stockholders may submit proxies with voting instructions by telephone by calling 1-800-652-8683, or through the Internet at http://www.vote-by-net.com. In each case, stockholders should follow the instructions that are set forth on the reverse side of the accompanying proxy card. Each UNUM stockholder has been assigned a unique control number which has been printed on each holder's proxy card. Stockholders who submit proxies by telephone or through the Internet will be required to provide their assigned control number before their proxy will be accepted. In addition to the instructions that appear on the proxy card, step-by-step instructions will be provided by recorded telephone message for those stockholders submitting proxies by telephone, or at the designated website for those stockholders submitting proxies through the Internet. Stockholders submitting their proxies with voting instructions by telephone or through the Internet will receive confirmation on the telephone or through the Internet, as applicable, that their proxies have been successfully submitted.

    REVOCATION

    Any person who submits a proxy with voting instructions may revoke it any time before it is voted:

    - by giving written notice of revocation to UNUM, addressed to: Kevin J. Tierney, UNUM Corporation, 2211 Congress Street, Portland, Maine 04122;

    - by submitting a later dated proxy with voting instructions by mail, by telephone or through the Internet, if the proxy is received by UNUM prior to the UNUM special meeting; or

    - by VOTING in person at the UNUM special meeting, although a proxy is not revoked by simply ATTENDING the UNUM special meeting.

UNUM stockholders who have instructed a broker to vote their shares must follow directions received from their broker to change and revoke their proxy.

    SPECIAL PROCEDURES FOR THE UNUM 401(K) PLAN

    Participants in the UNUM Employees' 401(k) Plan may not vote their shares held in such plan using the procedures described above. Participants in the UNUM 401(k) Plan may vote only by submitting separate confidential voting instructions to the trustee of the plan, State Street Corporation. Instructions regarding the voting of shares held in the UNUM 401(k) Plan will be sent to such participants by UNUM. Shares held by the UNUM 401(k) Plan for which no voting instructions are received will not be voted. UNUM stockholders must follow the instructions received from UNUM in order to change or revoke their proxy.

    If, in addition to stock held in the UNUM 401(k) Plan, a UNUM stockholder holds stock directly, indirectly through a bank or broker, or as a UNUM Stock Purchase Plan participant, they will receive separate mailings of proxy materials. In that case, to ensure that all shares of UNUM common stock held by the stockholder are voted, the stockholder must fill out and return each separate proxy card and voter instruction form as instructed within each separate package.

    OTHER MATTERS

    The UNUM board of directors is not currently aware of any business to be acted upon at its special meeting, other than as described herein. If, however, other matters related to the proposal at the UNUM special meeting are properly brought before the UNUM special meeting, the persons appointed as proxies will have discretion to vote or to act thereon according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies also will have discretion to vote on adjournment of the UNUM special meeting. Such adjournment may be for the purpose of soliciting additional proxies. Notwithstanding the foregoing, shares represented by proxies voting against the adoption of the merger agreement will be voted against a proposal to adjourn the UNUM special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

    In addition to solicitation by mail, directors, officers and employees of UNUM, none of whom will be specifically compensated for such services but may be reimbursed for reasonable out-of-pocket expenses in connection therewith, may solicit proxies from the stockholders of UNUM personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending such materials to beneficial owners.

    In addition, UNUM has retained Georgeson & Company Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid by UNUM to Georgeson & Company Inc. for such services will be equal to approximately $7,500, plus reasonable out-of-pocket costs and expenses. UNUM will bear its own expenses in connection with the solicitation of proxies for the UNUM special meeting, except that UNUM and Provident will share equally all expenses incurred in connection with the filing of the registration statement, and the printing and mailing of this document.

    UNUM STOCKHOLDERS SHOULD NOT SEND UNUM COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, SHARES OF UNUM COMMON STOCK HELD BY UNUM STOCKHOLDERS WILL REPRESENT AN EQUAL NUMBER OF SHARES OF UNUMPROVIDENT COMMON STOCK. UNUM STOCKHOLDERS WILL NOT EXCHANGE THEIR STOCK CERTIFICATES UNLESS THE PARTIES DETERMINE THAT SUCH EXCHANGE IS REQUIRED BY APPLICABLE LAW, RULE OR REGULATION.

                                 THE COMPANIES

PROVIDENT

    Provident is a Delaware corporation and the parent holding company for a group of insurance companies that collectively operate in all 50 states, the District of Columbia, Puerto Rico and Canada. Provident, through its subsidiaries:

    - is the largest provider in North America of insurance policies, known as disability policies, under which individuals are insured, for disabilities arising from illness, sickness or accident;

    - is among the largest overall disability insurers in North America on the basis of volume of premiums on insurance policies that are paid-up, or are being paid; and

    - provides a complementary portfolio of life insurance products, including life insurance and employer- and employee-paid group benefits and related services (including permanent and term life insurance, and insurance coverage in the event of accidental death or the accidental loss of the use of various parts of the body and for the treatment of cancer).

    Provident's two principal operating subsidiaries are Provident Life and Accident Insurance Company and The Paul Revere Life Insurance Company.

    The mailing address of Provident's principal executive offices is 1 Fountain Square, Chattanooga, Tennessee 37402, and its telephone number is (423) 755-1011.

UNUM

    UNUM is a Delaware corporation organized in 1985 as an insurance holding company. UNUM Corporation and its subsidiaries are:

    - the leading providers in the United States and the United Kingdom of group long-term disability policies under which an employee, through his employer group, receives payments for loss of income in the event of inability to work due to sickness or injury, with payments beginning after an exclusion period and continuing for the length of disability;

    - the leading provider in the United States of group short-term disability policies under which an employee, through his employer group, receives payments for loss of income in the event of inability to work due to sickness or injury, with payments beginning immediately for an accident, or with a short waiting period for illness, and continuing for a specified period of time of disability; and

    - a major provider of other insurance products, including life insurance coverage through employer groups, individual policies paying for loss of income in the event of inability to work due to sickess or injury; long-term care policies which make payments in the event of loss of independence in bathing, dressing, feeding or transferring and the need for assistance by another person, or in the event of cognitive impairment; and insurance products, including life insurance coverage and loss of income coverage in the event of inability to work due to sickness or injury, offered to employees at their worksites with payments deducted from their earnings if the employee chooses to buy the coverage.

    The operations of UNUM's subsidiaries, described below, account for substantially all of UNUM's consolidated assets and revenues. UNUM has operations in North America, the United Kingdom,

France, Germany, The Netherlands, the Pacific Rim, Bermuda and Latin America through its affiliates, including:

    - UNUM Life Insurance Company of America, a Maine insurance company licensed in 49 states, the District of Columbia, Canada and other foreign jurisdictions;

    - First UNUM Life Insurance Company, a New York insurance company;

    - Colonial Life & Accident Insurance Company, a South Carolina insurance company licensed in 49 states and the District of Columbia;

    - UNUM Limited, a United Kingdom insurance company; and

    - Duncanson & Holt, Inc., a New York corporation.

    In April 1999, UNUM completed a comprehensive strategic review of its reinsurance businesses. These businesses include reinsurance pool management operations and risk assumption (pool participation, direct reinsurance and Lloyd's of London syndicate participation). UNUM's management concluded that these businesses are not solidly aligned with UNUM's strength in the disability insurance market and decided to exit these businesses.

    The mailing address of UNUM's principal executive offices is 2211 Congress Street, Portland, Maine 04122, and its telephone number is (207) 770-2211.

                                   THE MERGER

    THE DISCUSSION IN THIS DOCUMENT OF THE MERGER OF UNUM AND PROVIDENT AND THE PRINCIPAL TERMS OF EACH OF:

    - THE AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 22, 1998, AS AMENDED AS OF MAY 25, 1999, BETWEEN UNUM AND PROVIDENT,

    - THE STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 22, 1998, BETWEEN PROVIDENT, AS ISSUER, AND UNUM, AS GRANTEE (THE "PROVIDENT OPTION AGREEMENT"),

    - THE STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 22, 1998, BETWEEN UNUM, AS ISSUER, AND PROVIDENT, AS GRANTEE (THE "UNUM OPTION AGREEMENT") AND

    - THE STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER 22, 1998, AMONG UNUM AND THE INDIVIDUALS AND OTHER PARTIES LISTED ON SCHEDULE A ATTACHED THERETO,

DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT, THE PROVIDENT OPTION AGREEMENT, THE UNUM OPTION AGREEMENT AND THE STOCKHOLDERS AGREEMENT EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE. COPIES OF THE MERGER AGREEMENT, THE PROVIDENT OPTION AGREEMENT, THE UNUM OPTION AGREEMENT AND THE STOCKHOLDERS AGREEMENT ARE ATTACHED AS APPENDICES A, B, C AND D, RESPECTIVELY, TO THIS DOCUMENT.

GENERAL

    We are furnishing this document to Provident stockholders and UNUM stockholders in connection with the solicitation of proxies by the boards of directors of Provident and UNUM for use at their respective meetings of stockholders, and at any adjournments or postponements thereof.

    At the UNUM special meeting, UNUM stockholders will be asked to consider and to vote on a proposal to adopt the merger agreement. At the Provident meeting, Provident stockholders will be asked to consider and to vote upon a proposal to adopt the merger agreement. Adoption of the merger agreement will also constitute approval of the transactions contemplated thereby, including, among others, the merger and, in the case of Provident, the issuance of UNUMProvident common stock to holders of UNUM common stock, and the amendment of each of the Provident certificate of incorporation and the Provident bylaws. Further, Provident stockholders will be asked to consider and to vote upon a proposal to approve an amendment to the Provident certificate of incorporation to effect the reclassification of its issued and outstanding shares of common stock. We refer to this amendment as the "Provident Reclassification Amendment." A more detailed description of the Provident Reclassification Amendment is found under "--The Provident Reclassification Amendment" on page 30.

    The merger agreement provides that prior to the completion of the merger, Provident will effect the Provident Reclassification Amendment and each share of Provident common stock issued and outstanding immediately prior to the effective time of the Provident Reclassification Amendment will be reclassified and converted into 0.73 of a share of Provident common stock. Immediately after the reclassification is complete, Provident and UNUM will complete the merger and UNUM will be merged with and into Provident, with Provident as the surviving corporation. Upon completion of the merger, Provident will change its name to "UNUMProvident Corporation." In addition, in the merger:

       (1) each share of UNUM common stock issued and outstanding immediately prior to the merger, other than shares of UNUM common stock owned by Provident or UNUM, will be converted into one share of UNUMProvident common stock; and

       (2) each share of Provident common stock issued and outstanding immediately prior to the merger will remain an issued and outstanding share of UNUMProvident common stock after the merger.

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
With respect to Provident stockholders, the effect of the reclassification and the merger together is that such stockholders will receive 0.73 of a share of UNUMProvident common stock for each share of Provident common stock they own, which fraction is referred to in this document as the "exchange ratio."

    The merger will become effective when the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Provident and UNUM shall agree and specify in the certificate of merger.

    The transaction is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes and is intended to qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, for federal income tax purposes.

    Based on the closing price per share of UNUM common stock on the NYSE on November 20, 1998, the last trading day prior to public announcement of the merger, of $48 1/8, giving effect to the exchange ratio, the implied per share value of Provident common stock in the merger was $35 1/8 as of such date. The closing price per share of UNUM common stock on the NYSE on May 28, 1999, the last practicable trading day prior to the date of this document, was $53 13/16 and the implied per share value of Provident common stock in the merger was $39 5/16 as of such date. As a result of the merger, UNUM stockholders immediately prior to the merger initially will own approximately 58%, and Provident stockholders immediately prior to the merger initially will own approximately 42%, of UNUMProvident common stock, based on the number of shares of Provident common stock and UNUM common stock outstanding as of November 22, 1998, and on the exchange ratio.

THE PROVIDENT RECLASSIFICATION AMENDMENT

    In connection with the merger, the Provident board of directors has declared advisable, authorized and approved the Provident Reclassification Amendment. To approve the Provident Reclassification Amendment, the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the shares of Provident common stock issued and outstanding on the Provident record date must vote in favor of doing so. The reclassification of the Provident common stock is a condition to the merger and the merger will not be completed if the Provident Reclassification Amendment is not approved. If the Provident stockholders approve the Provident Reclassification Amendment and the other conditions to the merger, other than the reclassification, are met, the certificate of amendment to effect the reclassification will be filed with the Secretary of State of the State of Delaware, and the reclassification will be effected, immediately prior to the completion of the merger.

    As a result of the Provident Reclassification Amendment, each share of Provident common stock issued and outstanding immediately prior to the effective time of the Provident Reclassification Amendment will be reclassified and converted into 0.73 of a share of Provident common stock. Fractional shares will not be issued to Provident stockholders pursuant to the reclassification of Provident common stock. Instead of fractional shares, Provident stockholders will be entitled to receive an amount in cash, without interest, equal to the product of (1) the fraction of a share of Provident common stock to which such holder, after taking into account all shares of Provident common stock held immediately prior to the effective time of the Provident Reclassification Amendment, would otherwise be entitled to, and (2) the closing price per share of UNUM common stock on the NYSE on the last trading day prior to the date on which the effective time of the Provident Reclassification Amendment occurs.

    The Provident Reclassification Amendment will not apply to UNUMProvident common stock issued to UNUM stockholders in the merger. The form of the Provident Reclassification Amendment is attached to this document as Appendix G.

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
AMENDMENT OF PROVIDENT CERTIFICATE OF INCORPORATION AND BYLAWS

    The merger agreement provides that at the completion of the merger, the Provident certificate of incorporation and the Provident bylaws will be amended so that after the merger, UNUMProvident will be governed by the UNUMProvident certificate of incorporation and the UNUMProvident bylaws, attached as Exhibits A-1 and A-2, respectively, to the merger agreement, which is attached as Appendix A to this document.

    The UNUMProvident certificate of incorporation and the UNUMProvident bylaws will be substantially identical to the current UNUM certificate of incorporation and UNUM bylaws and will differ in material respects from the current Provident certificate of incorporation and Provident bylaws. See "Comparison of Stockholders' Rights" on page 109. The UNUMProvident certificate of incorporation and the UNUMProvident bylaws will, among other things:

    (1) provide that the name of the combined company will be "UNUMProvident Corporation";

    (2) provide for an authorized capital stock of 750 million shares;

    (3) provide for the classification of the board of directors into three classes, with each class serving an overlapping three-year term;

    (4) require an 80% vote of the stockholders of UNUMProvident to remove a director for cause;

    (5) provide for a board of directors of not less than three nor more than 15, and initially will be 15;

    (6) require that the stockholders of UNUMProvident take action only at a meeting of the stockholders, and not by written consent;

    (7) permit only the Chairman of the Board, the Chief Executive Officer, the President and a majority of the UNUMProvident board of directors to call a special meeting of the stockholders;

    (8) require an 80% vote of the stockholders to amend the sections of the UNUMProvident certificate of incorporation and UNUMProvident bylaws containing the provisions referred to in clauses (3) through (6) above; and

    (9) implement arrangements to govern UNUMProvident agreed between Provident and UNUM, such as the initial composition of the UNUMProvident board of directors, the management of UNUMProvident after the merger and management succession, and provide for a supermajority vote of the board of directors to amend such provisions until July 1, 2001.

    The governance arrangements referred to in clause (9) above are set forth in Exhibit B to the merger agreement, and are explained more fully under "--Governance of UNUMProvident After the Merger" on page 73.

BACKGROUND TO THE MERGER

    Over the past few years both Provident's and UNUM's strategies have included significant growth. UNUM has been steadily growing its group insurance businesses in the United States and has been expanding its international insurance operations in Canada, the United Kingdom, Japan and Argentina. Since going public in 1986, UNUM has completed a steady series of acquisitions and mergers that were designed to enhance its business opportunities in the insurance and reinsurance businesses on which it chose to focus. In part as a result of its 1994 decision to stop selling individual non-cancelable disability insurance products in the United States, UNUM had de-emphasized the sales of individual insurance products in the United States other than through the worksite marketing of voluntary insurance products through its Colonial Life insurance subsidiary. In 1997 UNUM decided to increase its focus on individual insurance products and formed its individual insurance division which sells long term care insurance as well as individual guaranteed renewable disability insurance. Consistent with its long-held strategy and history of focused mergers and acquisitions, in 1998 UNUM began to consider a strategic alliance with Provident which would not only enhance the growth of the individual insurance businesses in the United States and internationally but would also provide the additional size and efficiencies which UNUM's management believes are increasingly important for competing in a globally consolidating insurance industry. During the same period, Provident had been revising its individual disability products and expanding the target populations for which they are suited while growing its group disability business. Provident believed that sales of group disability products also gave it the opportunity to sell individual disability products to people it could reach at the workplace. Provident's management also considered that the fastest and most efficient way to increase its business was through a strategic business combination. Provident had recently completed its acquisition and integration of The Paul Revere Corporation and management believed that the company was in a position to undertake another major transaction that would support its growth strategy.

    While both Provident and UNUM have reviewed various possibilities for strategic expansion that included acquisitions of blocks of insurance and combinations with other, generally much smaller, companies throughout the past few years and although both Provident and UNUM consider opportunities to support their growth strategy, for various reasons, including timing, valuation, strategic objectives, synergies and, most importantly, the lack of opportunity for significant growth in a complementary manner, none of the alternatives previously considered by Provident or UNUM progressed past a preliminary discussion stage.

    During April of 1998, Messrs. Chandler and Orr engaged in preliminary discussions to explore the possibility of a strategic alliance or arrangement between Provident and UNUM and to discuss the fundamental strategic rationale for a combination of the two companies.

    In May of 1998, at a meeting of the UNUM board of directors, the senior management of UNUM discussed with the UNUM board of directors strategic opportunities for the growth of UNUM's disability insurance business, including, the possibility for growing the business through a strategic transaction with Provident, and Mr. Orr discussed his conversations with Mr. Chandler with the UNUM board of directors.

    In July of 1998, Messrs. Orr and Chandler held brief further discussions regarding strategic opportunities in combining each company's strengths in disability insurance. On July 29, 1998, Mr. Chandler, Thomas R. Watjen, Vice Chairman and Chief Financial Officer of Provident, and
F. Dean Copeland, Executive Vice President and General Counsel of Provident, discussed with the Provident board of directors the potential for a transaction with UNUM. Mr. Chandler summarized his conversations with Mr. Orr to the Provident board of directors. The Provident board of directors encouraged Mr. Chandler to continue discussions and appointed a special committee consisting of Mr. Chandler, Hugh B. Jacks, Hugh O. Maclellan, Jr., A. S. MacMillan, C. William Pollard and Burton E. Sorensen to work with management as discussions progressed.

    Throughout August of 1998, Messrs. Orr and Chandler continued to discuss a possible strategic transaction between Provident and UNUM, the strategic and operational issues associated with a potential merger and the potential management and operating structure for a combined company following a merger.

    On August 27, 1998, following consultation with Mr. Orr, representatives of UNUM's financial advisor, Morgan Stanley & Co. Incorporated, met with Messrs. Chandler and Watjen, to discuss, among other things, possibilities for integrating the two management teams of UNUM and Provident, each company's operations and their complementary strengths.

    In mid-August 1998, Provident contacted Salomon Smith Barney Inc. for the purpose of engaging it as Provident's financial advisor. Soon thereafter, Messrs. Chandler and Orr met in New York City with representatives of Morgan Stanley and Salomon Smith Barney and reached a consensus on certain structural, corporate governance and management issues. The decision was made to expand the transaction team to include Messrs. Watjen and Copeland, and Robert
W. Crispin, Executive Vice President of UNUM, and Elaine D. Rosen, Executive Vice President of UNUM.

    On September 11, 1998, at a regular meeting of the UNUM board of directors, Mr. Orr informed the UNUM board of directors of the nature and status of his discussions with Mr. Chandler regarding a potential business combination between UNUM and Provident.

    On September 15, 1998, Kevin J. Tierney, Senior Vice President and General Counsel of UNUM, and Mr. Copeland met in Washington, D.C., to discuss the process for further discussions and exchange of information between the two companies in connection with a possible transaction. This meeting was followed by a meeting on September 17, 1998, in which Messrs. Orr and Crispin and Ms. Rosen met with Messrs. Chandler, Watjen and Copeland to discuss certain business and other information concerning the two companies. The parties signed a confidentiality agreement on September 21, 1998, governing their exchange of confidential information. On September 22 and 29, 1998, Mr. Crispin and Ms. Rosen met with Messrs. Watjen and Copeland in Boston, Massachusetts to discuss the best alternatives for efficiently combining the two companies' product lines, underwriting, claims, staff and distribution capabilities to maximize stockholder value in a combined company.

    On October 1, 1998, senior executives of UNUM and Provident met with representatives from PricewaterhouseCoopers LLP, UNUM's independent accountants, and Ernst & Young LLP, Provident's independent accountants, to discuss structuring a combination of UNUM and Provident as a stock-for-stock "pooling of interests" transaction. On October 2, 1998, Messrs. Orr and Chandler agreed that any further exchange of information between the two companies should await confirmation of the availability of "pooling of interests" accounting treatment of a business combination between UNUM and Provident.

    On October 9, 1998, at a regular meeting of the UNUM board of directors, Mr. Orr updated the UNUM directors on the status of discussions with Provident and introduced Mr. Chandler to the UNUM board of directors.

    On October 13, 1998, the Provident Special Committee met by teleconference and received a report from Provident senior management on the status of negotiations. Provident senior management described progress made on structure and operations, as well as proposed management and succession, and preliminary information relating to issues of valuation. On October 20, 1998, Mr. Chandler introduced Mr. Orr to certain members of the Provident board of directors.

    Beginning on October 19, 1998, representatives of UNUM, Provident and their respective advisors exchanged certain business, personnel, legal and financial information and conducted due diligence and negotiations regarding definitive documentation for the proposed merger. During this due diligence investigation, Messrs. Watjen, Copeland and Crispin and Ms. Rosen met several times to discuss the most desirable operational structure, as well as transition planning, for the combined company.

    On October 27 and 28, 1998, at its regular meeting, the Provident board of directors received a briefing from its senior management, representatives of Salomon Smith Barney, and Sullivan & Cromwell, counsel to Provident, on the status of the potential merger. The Provident board of directors considered the strategic benefits of such a proposed merger, the opportunities it presented for Provident, and the value creation for the Provident stockholders. Strategic direction, specific provisions for management and succession, and operating strategy were also discussed. Sullivan & Cromwell reviewed for the Provident board of directors its fiduciary obligations and the terms of the proposed agreements relating to the transaction.

    On October 31, 1998, representatives of Salomon Smith Barney, on behalf of Provident, and representatives of Morgan Stanley, on behalf of UNUM, held discussions regarding whether a premium for Provident common stock was appropriate and, if so, the appropriate methodology for determining any such premium, which discussions took into account the effect of fluctuations in the market prices of Provident common stock and UNUM common stock over various time periods. On November 12, 1998, representatives of Salomon Smith Barney and representatives of Morgan Stanley held further discussions regarding the financial terms of the proposed transaction. During these discussions, Salomon Smith Barney conveyed Provident's proposal of an exchange ratio of
0.735. Morgan Stanley, on behalf of UNUM, responded that, based on an analysis of the market value of Provident common stock over different time periods, the proposed exchange ratio of 0.735 exceeded the exchange ratio UNUM would be willing to accept. During early and mid-November 1998, Messrs. Orr and Chandler, various other representatives of the senior management of both companies and their respective financial and legal advisors, had discussions about the structure and terms of the proposed merger; management, employment and governance arrangements; operating and financial strategies and their effect on the merged company; and potential synergies resulting from the proposed merger. Also, during this time period the definitive agreements were negotiated in connection with the proposed merger.

    On November 16, 1998, Mr. Orr held a telephonic discussion with the UNUM board of directors to update the UNUM directors on the status of discussions with Provident. On the evening of November 20, 1998, Messrs. Orr and Chandler agreed on the exchange ratio of 0.73 for Provident common stock in the proposed transaction, subject to the final negotiation of the definitive agreements and the approval of the UNUM board of directors and the Provident board of directors. Throughout the discussions between the parties, the financial officers of both Provident and UNUM worked with their respective financial advisors to determine an appropriate exchange ratio. The exchange ratio was a product of arm's length negotiation between Provident and UNUM.

    The Provident Special Committee received a report on the status of the negotiations on November 21, 1998. On November 22, 1998, the Provident board of directors met to consider and to approve the terms of the merger agreement, the stock option agreements, employment agreements for Messrs. Chandler and Orr, and general terms of employment agreements for Messrs. Watjen, Copeland and Crispin and Ms. Rosen. Members of Provident senior management, representatives of Salomon Smith Barney and Sullivan & Cromwell updated the Provident board of directors on developments since its October 28, 1998, meeting. Sullivan & Cromwell reviewed the fiduciary obligations of the Provident board of directors and described the definitive documentation and its effect. Salomon Smith Barney made a financial presentation and delivered its opinion to the effect that, based upon and subject to the considerations set forth in such opinion, as of November 22, 1998, the exchange ratio-- assuming the conversion of UNUM common stock into UNUMProvident common stock on a one-share for one-share basis in the merger--was fair, from a financial point of view, to Provident stockholders. After further discussion and deliberation, the Provident board of directors declared advisable, authorized and approved the merger agreement, the merger and the Provident Reclassification Amendment and the transactions contemplated thereby, approved the stock option agreements, the employment agreements and other documents relating to the merger and resolved to recommend that Provident stockholders vote to adopt the merger agreement and approve the Provident Reclassification Amendment, the merger and the other related transactions.

    On November 22, 1998, the UNUM board of directors met to consider the proposed merger. Members of UNUM's senior management and representatives of Morgan Stanley and Cravath, Swaine & Moore, counsel to UNUM, made presentations to the UNUM board of directors and discussed with the UNUM board of directors their views and analyses of various business, financial, legal and regulatory aspects of the proposed transaction, including a review of the terms and conditions of the definitive agreements. Cravath, Swaine & Moore reviewed the fiduciary obligations of the UNUM board of directors. Morgan Stanley delivered its oral opinion, which was subsequently confirmed in writing, to the UNUM board of directors to the effect that, as of such date, the exchange ratio pursuant to the transactions contemplated by the merger agreement was fair from a financial point of view to UNUM stockholders. After further discussion and deliberation, the UNUM board of directors declared advisable, authorized and approved the merger agreement and the merger and the transactions contemplated thereby, approved the stock option agreements, the stockholders agreement, the employment agreements and other documents relating to the merger and resolved to recommend that UNUM stockholders vote to adopt the merger agreement and approve the merger and the other related transactions.

    The merger agreement, the stock option agreements, the stockholders agreement and the employment agreements with Mr. Chandler and Mr. Orr were signed on November 22, 1998, and a joint press release announcing the transaction was issued prior to the opening of trading on the NYSE on November 23, 1998.

    On May 25, 1999, the Provident board of directors and the UNUM board of directors each approved, adopted and declared advisable an amendment to the merger agreement to, among other things, increase the authorized capital stock of UNUMProvident as provided in the UNUMProvident certificate of incorporation and to provide that Mr. Chandler will succeed Mr. Orr as the Chief Executive Officer, of UNUMProvident as of July 1, 2000, and will also remain as President of UNUMProvident.

PROVIDENT'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE PROVIDENT BOARD OF
  DIRECTORS

    In reaching its conclusion to declare advisable, to authorize and to approve the merger agreement and the merger and to recommend that Provident stockholders vote "FOR" the adoption of the merger Agreement, and "FOR" the approval of the Provident Reclassification Amendment, the Provident board of directors concluded that the merger was likely to further the strategic plans of Provident and to increase the value of shares of Provident common stock over what that value would have been had Provident not agreed to the merger, and that the opportunities created by the merger to increase such value more than offset the risks inherent in the merger. In reaching this conclusion, the Provident board of directors considered the following potentially positive factors:

    - GROWTH OPPORTUNITIES. The Provident board of directors considered its belief that certain business segments including, but not limited to, both individual and group disability insurance are underpenetrated and that the merger will create a combined company with sufficient financial strength, global distribution capability and breadth of insurance product offerings to capitalize on those business opportunities.

    - COMPLEMENTARY BUSINESSES. The Provident board of directors considered the complementary nature of Provident's and UNUM's businesses. In particular, the Provident board of directors considered UNUM's leadership in group disability and supplemental insurance and voluntary benefits and Provident's leadership in individual disability insurance products. The Provident board of directors also considered the enhanced cross-selling opportunities between group and individual disability insurance products that may be available and realizable by UNUMProvident.

    - CUSTOMER BENEFITS. The Provident board of directors considered the benefits that the merger will provide to Provident's customers. In particular, the Provident board of directors believes that the merger will increase Provident's ability to develop and to market more comprehensive integrated insurance product offerings, thus providing superior value and integrated solutions to a broader range of customers. In addition, the Provident board of directors considered its belief that the merger will accelerate the implementation of its plan to provide more comprehensive disability insurance solutions featuring its industry-leading return to work programs.

    - CONSISTENT WITH BUSINESS STRATEGY. The Provident board of directors considered that Provident has been proceeding for the past several years to position itself in a manner that will support growth and provide increased stockholder value. This has included strengthening its capital position and investment portfolio, reorganizing internally, reassessing and revising its product offerings, and acquiring or disposing of businesses consistent with Provident's strategic direction. Specifically, Provident:

        (1) sold its group medical business for $230 million in cash and stock;

        (2) began winding down its traditional guaranteed-investment-contract business which carried high capital requirements;

        (3) reduced the annual dividend on Provident common stock from $1.04 to $.72 per share to preserve capital to fund future growth;

        (4) simplified its corporate legal structure and eliminated a dual class of common stock that had special voting rights in order to present a more conventional corporate structure profile to the investing market;

        (5) sold $962 million in commercial mortgage loans as part of repositioning its investment portfolio;

        (6) restructured its marketing and distribution channels, along with the support areas of product development, underwriting and claims, to better reach and serve individual and employee benefits customers;

        (7) strengthened its claims management procedures in the disability income insurance business on which Provident took a $423 million pretax charge in the third quarter of 1993 to strengthen reserves as Provident incurred losses on a portion of that block of business which has encountered high claims experience;

        (8) began restructuring its disability income products to discontinue the sale of policies that combine non-cancelable contracts with long-term "own-occupation" provisions;

        (9) acquired The Paul Revere Corporation, a major provider of individual disability insurance, for cash and stock approximating $1.2 billion in 1997, which provided Provident with significant additional product and distribution capabilities, making it the leading provider of individual disability insurance in North America;

       (10) acquired GENEX Services, Inc. in 1997, which provides disability case management and vocational rehabilitation services, thereby enhancing Provident's capabilities in assisting disabled policyholders to return to a more full lifestyle, including the benefits of being able to return to work;

       (11) transferred its dental business to Ameritas Life Insurance in 1997; and

       (12) sold its in-force individual and tax-sheltered annuity business to various affiliates of American General Corporation in 1998.

       The Provident board of directors considered Mr. Chandler's belief that the merger with UNUM represented the next "logical step" for Provident.

    - SYNERGISTIC BENEFITS RESULTING FROM THE MERGER. The Provident board of directors considered its belief and the belief of the Provident senior management that the merger will result in significant opportunities for revenue growth, cost savings and other synergistic benefits. Economies of scope and scale, the elimination of duplicative expenditures and the consistent use of the best practices of Provident and UNUM are expected to enable UNUMProvident to realize significant revenue enhancements and to achieve annual cost savings of $120 million to $130 million beginning in 2000 and other advantages associated with greater scale.

    - EXCHANGE RATIO, TRANSACTION STRUCTURE AND MERGER AGREEMENT. The Provident board of directors considered the relationship of the exchange ratio, taking into account the merger, to the historical market prices for Provident common stock. Specifically, the Provident board of directors considered the following:

       - Based on the closing per share sale price of Provident common stock and UNUM common stock on the NYSE on November 20, 1998, the last trading day prior to the public announcement of the merger, the exchange ratio would provide Provident stockholders a premium of approximately 5.3%; and

       - Based on the average closing per share sale price of Provident common stock on the NYSE over the 20-day period prior to the public announcement of the merger and the closing per share sale price of UNUM common stock on the NYSE on November 20, 1998, the exchange ratio would provide Provident stockholders a premium of approximately 14.1%.

    The Provident board of directors also viewed favorably the form of the merger consideration and the structure of the merger, including the Provident Reclassification Amendment. This structure permits Provident stockholders to receive, on a tax-free basis, registered shares of UNUMProvident representing approximately 42% of the total outstanding equity of UNUMProvident, based on the number of shares of Provident common stock outstanding as of November 20, 1998. Provident stockholders can thereby retain a significant aggregate equity interest in the combined enterprise and the related opportunity to share in its future growth. The Provident board of directors also considered that the merger agreement was structured as a stock-for-stock "merger of equals" providing for reciprocal representations and warranties, conditions to closing and termination rights.

    - FAIRNESS PRESENTATION AND OPINION. The Provident board of directors considered the detailed financial analyses and presentation of Salomon Smith Barney, its financial advisor, and the opinion of Salomon Smith Barney described below, that, based upon and subject to the considerations set forth in such opinion, as of November 22, 1998, the exchange ratio, assuming the conversion of UNUM common stock into UNUMProvident common stock on a one-share for one-share basis in the merger, was fair, from a financial point of view, to Provident stockholders. See "--Opinion of Provident's Financial Advisor" on page 41.

    - MANAGEMENT OF UNUMPROVIDENT. The Provident board of directors considered the management arrangements agreed to between Provident and UNUM that will provide for a strong management team drawn from both companies that will work together to integrate the two companies, to realize growth opportunities, to achieve synergistic benefits, and to successfully implement strategies of UNUMProvident. Such arrangements provide that Mr. Orr will become Chairman of the Board and Chief Executive Officer of UNUMProvident following the merger and that Mr. Chandler will become President and Chief Operating Officer of UNUMProvident following the merger, and also will be a member of its board of directors, and will succeed Mr. Orr as Chief Executive Officer of UNUMProvident on July 1, 2000 and will continue to serve as President, with Mr. Orr thereafter serving as executive Chairman of the Board of UNUMProvident. The management arrangements further provide that other members of Provident's and UNUM's current senior management will maintain senior management positions in UNUMProvident. See "--Governance of UNUMProvident After the Merger" on page 73.

    - TAX AND ACCOUNTING TREATMENT. The Provident board of directors considered that the expected treatment of the merger will be a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and a "pooling of interests" for financial reporting and accounting purposes.

    - REGULATORY APPROVALS AND CLEARANCES. The Provident board of directors considered its belief, after consultation with its legal counsel, that the regulatory approvals and clearances necessary to complete the merger could be obtained.

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
    The Provident board of directors weighed these advantages and opportunities against the following risks associated with the merger:

    - The Provident board of directors considered the challenges inherent in the combination of two business enterprises of the size and scope of Provident and UNUM and the possible resulting diversion of management attention for an extended period of time.

    - The Provident board of directors considered the obligations of Provident under circumstances set forth in the merger agreement to pay UNUM a termination fee of $150 million. The Provident board of directors also considered the obligations of Provident to issue Provident common stock to UNUM pursuant to the Provident Option Agreement under certain circumstances and to pay cash for the option granted to UNUM if the option is otherwise exercisable and UNUM so elects. The Provident board of directors considered the limitation contained in the Provident Option Agreement that the total profit that UNUM can realize pursuant to the provisions of the merger agreement and the Provident Option Agreement is $250 million. The Provident board of directors considered that the issuance of Provident common stock pursuant to the terms of the Provident Option Agreement would result in the unavailability of "pooling of interests" accounting treatment for an alternative transaction with a third party and that the existence of the Provident Option Agreement and the requirement to pay termination fees to UNUM under certain circumstances could have the effect of discouraging alternative proposals for a business combination with Provident. On balance, the Provident board of directors determined that agreement to these provisions, which are often used in transactions of this nature, was a necessary part of inducing UNUM's commitment to enter into the merger agreement.

    In reaching the determination that the terms of the merger were fair to and in the best interests of Provident and its stockholders, the Provident board of directors also considered a number of additional factors, including:

    - its management's knowledge of UNUM's business;

    - its management's reports concerning the results of its due diligence investigation of UNUM;

    - the terms of the merger agreement; and

    - the historical and current market prices of UNUM common stock.

    The Provident board of directors also considered that members of Provident's and UNUM's management and members of each parties' board of directors have interests in the merger that are different from, or in addition to, the interests of Provident stockholders generally. These interests are discussed in detail under "--Interests of Management and Directors in the Merger" on page 56.

    The foregoing discussion of the information and factors which were given weight by the Provident board of directors is not exhaustive, but includes all material factors considered by the Provident board of directors. The Provident board of directors did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors. The Provident board of directors, however, declared advisable, authorized and approved the merger agreement and the merger.

    THE PROVIDENT BOARD OF DIRECTORS RECOMMENDS THAT PROVIDENT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND "FOR" THE APPROVAL OF THE PROVIDENT RECLASSIFICATION AMENDMENT.

UNUM'S REASONS FOR THE MERGER; RECOMMENDATION OF THE UNUM BOARD OF DIRECTORS

    In reaching its conclusion to declare advisable, to authorize and to approve the merger agreement and the merger and to recommend that UNUM stockholders vote "FOR" the adoption of the merger agreement, the UNUM board of directors concluded that the merger was likely to further the strategic plans of UNUM and to increase the value of shares of UNUM common stock over what that value would have been had UNUM not agreed to the merger, and that the opportunities created by the merger to increase such value more than offset the risks inherent in the merger. In reaching this conclusion, the UNUM board of directors considered the following potentially positive factors:

    - EXCHANGE RATIO, TRANSACTION STRUCTURE AND MERGER AGREEMENT. The UNUM board of directors considered the relationship of the exchange ratio to the historical market prices for UNUM common stock and Provident common stock. The UNUM board of directors also viewed favorably the form of the merger consideration and the structure of the merger, which permit UNUM stockholders to receive, on a tax-free basis, registered shares of UNUMProvident representing approximately 58% of the total outstanding equity of UNUMProvident, based on the number of shares of UNUM common stock outstanding as of November 20, 1998. The UNUM board of directors also considered that the terms and conditions of the merger agreement and the other definitive agreements were reciprocal, which was consistent with a merger of equals.

    - CONSISTENT WITH UNUM'S GROWTH STRATEGY. The UNUM board of directors considered the financial, technological, claims management, marketing and sales resources of Provident and the likelihood that such resources would enable UNUM to accelerate its long-term growth strategy and to facilitate the introduction of new insurance products. The UNUM board of directors also considered favorably the likelihood that the Provident resources described above would enable UNUMProvident to compete more effectively as the combined company will have sufficient financial strength, a global distribution capability and a breadth of insurance product offerings to capitalize on new business opportunities. Finally, the UNUM board of directors considered the likelihood that UNUM's existing operations would benefit from the combined UNUMProvident's increased financial strength, expanded distribution capability and greater cross-selling capacity between group and individual disability insurance products.

    - MANAGEMENT OF UNUMPROVIDENT. The UNUM board of directors considered favorably that the strength and expertise of UNUM's and Provident's senior management teams would be combined to produce a strong management team that will work together to integrate the two companies, to realize growth opportunities, to achieve synergistic benefits and to successfully implement strategies of UNUMProvident. The UNUM board of directors also considered favorably the experience of senior management from UNUM and Provident in successfully completing business combinations and integrating geographically diverse businesses. The UNUM board of directors also considered the terms of the employment arrangements agreed to by UNUM and Provident. See "--Interests of Management and Directors in the Merger" on page 56.

    - COMPLEMENTARY BUSINESSES. The UNUM board of directors considered the complementary nature of UNUM's and Provident's businesses, including Provident's leadership in individual disability insurance products and vocational rehabilitation resources and UNUM's leadership in group and worksite insurance products, as well as UNUM's strength in insurance brokerage distribution. The UNUM board of directors also considered the enhanced cross-selling opportunities between group and individual disability insurance products that may be available and realizable by UNUMProvident.

    - CUSTOMER BENEFITS. The UNUM board of directors considered the benefits that the merger will provide to UNUM's customers. In particular, the UNUM board of directors believes that the strengths of each of UNUM and Provident in their respective insurance product offerings will allow UNUMProvident to become a leading provider of group and individual disability insurance, voluntary benefits and group life insurance, which will allow UNUMProvident to provide superior value and integrated solutions to a broader range of customers.

    - SYNERGISTIC BENEFITS RESULTING FROM THE MERGER. The UNUM board of directors considered its belief and the belief of UNUM management that the merger will result in significant opportunities for revenue growth, cost savings and other synergistic benefits. Economies of scope and scale, the elimination of duplicative expenditures and the consistent use of the best practices of UNUM and Provident are expected to enable UNUMProvident to realize significant revenue enhancements and achieving annual cost savings of $120 million to $130 million and other advantages associated with greater scale.

    - FAIRNESS PRESENTATION AND OPINION. The UNUM board of directors considered the detailed financial analyses and presentation of Morgan Stanley, its financial advisor, and the opinion of Morgan Stanley described below, that, based upon and subject to the considerations set forth in such opinion, as of November 22, 1998, the exchange ratio pursuant to the transactions contemplated by the merger agreement was fair, from a financial point of view, to UNUM stockholders. See "--Opinion of UNUM's Financial Advisor" on page 52.

    - REGULATORY APPROVALS AND CLEARANCES. The UNUM board of directors considered its belief, after consultation with its legal counsel, that the required regulatory approvals and clearances could be obtained for the merger.

    The UNUM board of directors weighed these advantages and opportunities against the following risks associated with the merger:

    - TERMINATION FEES. The UNUM board of directors considered the obligations of UNUM under circumstances set forth in the merger agreement to pay Provident a termination fee of $150 million. The UNUM board of directors also considered the obligations of UNUM to issue UNUM common stock to Provident pursuant to the UNUM Option Agreement under certain circumstances and to pay cash for the option granted to Provident if the option is otherwise exercisable and Provident so elects. The UNUM board of directors considered the limitation contained in the UNUM Option Agreement that the total profit that Provident can realize pursuant to the provisions of the merger agreement and the UNUM Option Agreement is $250 million. The UNUM board of directors considered that the issuance of UNUM common stock pursuant to the terms of the UNUM Option Agreement would result in the unavailability of "pooling of interests" accounting treatment for an alternative transaction with a third party and that the existence of the UNUM Option Agreement and the requirement to pay termination fees to Provident under certain circumstances could have the effect of discouraging alternative proposals for a business combination with UNUM;

    - INTEGRATION CHALLENGES. The UNUM board of directors considered the challenges inherent in the combination of two business enterprises of the size and scope of Provident and UNUM and the possible resulting diversion of management attention for an extended period of time; and

    - RISK OF MERGER NOT CLOSING. The UNUM board of directors considered the risk that the merger might not be completed as a result of the failure of any of the conditions to the closing contained in the merger agreement to be satisfied or waived.

    In addition, in determining whether to approve the merger agreement, the UNUM board of directors also considered the financial condition, results of operations and prospects of Provident and UNUM, the current and anticipated regulatory environment with respect to UNUM's and Provident's operations and the judgment, advice and analyses of UNUM management.

    The UNUM board of directors also considered that members of Provident's and UNUM's management and members of each party's board of directors have interests in the merger that are different from, or in addition to, the interest of UNUM stockholders generally. These interests are discussed in detail under "--Interests of Management and Directors in the Merger" on page 56.

    The foregoing discussion of the information and factors which were given weight by the UNUM board of directors is not exhaustive, but includes all material factors considered by the UNUM board of directors. The UNUM board of directors did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors. The UNUM board of directors declared advisable, authorized and approved the merger agreement and the merger.

    THE UNUM BOARD OF DIRECTORS RECOMMENDS THAT UNUM STOCKHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF PROVIDENT'S FINANCIAL ADVISOR

    Salomon Smith Barney was retained by Provident to act as financial advisor to Provident in connection with the possible merger of UNUM with Provident. Pursuant to Salomon Smith Barney's engagement letter, Salomon Smith Barney rendered an opinion to the Provident board of directors on November 22, 1998, to the effect that, based upon and subject to the considerations set forth in such opinion, as of such date, the exchange ratio, assuming the conversion of UNUM common stock into UNUMProvident common stock on a one-share for one-share basis, was fair, from a financial point of view, to Provident stockholders.

    The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Appendix E to this document and is incorporated herein by reference. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of such opinion. No limitations were imposed by Provident or the Provident board of directors with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion. STOCKHOLDERS ARE URGED TO READ THE SALOMON SMITH BARNEY OPINION CAREFULLY AND IN ITS ENTIRETY.

    In connection with rendering its opinion, Salomon Smith Barney reviewed, among other things, the following:

    (1) a draft of the merger agreement, including the exhibits and schedules thereto, a draft of the Provident Option Agreement, a draft of the UNUM Option Agreement and a draft of the stockholders agreement (collectively, the "Transaction Agreements"), in each case that Provident advised Salomon Smith Barney was substantially in the form to be executed by the parties;

    (2) certain publicly available information concerning Provident and UNUM;

    (3) certain other financial information with respect to Provident and UNUM, including both companies' estimates of the cost savings expected to be derived from the merger, that were provided to Salomon Smith Barney by Provident and UNUM, respectively;

    (4) certain publicly available information prepared by third parties, including equity research analysts, concerning the business, operations and financial prospects of Provident and UNUM and the sectors in which they operate;

    (5) certain publicly available information concerning the trading of, and the trading market for, Provident common stock and UNUM common stock;

    (6) certain publicly available information with respect to certain other companies that Salomon Smith Barney believed to be comparable to Provident or UNUM and the trading markets for certain of such other companies' securities; and

    (7) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Smith Barney considered relevant to its inquiry.

Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Smith Barney also discussed the past and current business operations and financial condition of Provident and UNUM as well as other matters Salomon Smith Barney believed relevant to its inquiry with certain officers and employees of Provident and UNUM, respectively.

    In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information and further relied on assurances of management of Provident that they were not aware of facts that would make any of such information inaccurate or misleading. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of Provident or UNUM, did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities, and was not furnished with any such evaluations or appraisals. Salomon Smith Barney is not an actuarial firm and Salomon Smith Barney's services did not include making any actuarial determinations or evaluations or an attempt to evaluate actuarial assumptions. In that regard, Salomon Smith Barney made no analyses of, and expressed no opinion as to, the adequacy of the loss and loss adjustment expense reserves of Provident or UNUM. With respect to financial forecasts regarding Provident and UNUM, Salomon Smith Barney relied on publicly available third-party equity research forecasts and expressed no view with respect to such forecasts or the assumptions on which they were based. Salomon Smith Barney assumed that the Transaction Agreements, when executed and delivered, would not contain any terms or conditions that differed materially from the drafts Salomon Smith Barney reviewed, that the merger will be accounted for as a "pooling of interests" under generally accepted accounting principles and will qualify as a tax-free "reorganization" for United States federal income tax purposes, and that the merger will be completed in accordance with the terms of the merger agreement, without waiver of any of the conditions precedent to the merger contained in the merger agreement.

    In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following:

    (1) the historical and current financial position and results of operations of Provident and UNUM;

    (2) the business prospects of Provident and UNUM;

    (3) the historical and current market for Provident common stock, UNUM common stock and the equity securities of certain other companies that Salomon Smith Barney believed to be comparable to Provident or UNUM; and

    (4) the nature and terms of certain other merger transactions that Salomon Smith Barney believed to be relevant.

Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategy that might exist for Provident. Salomon Smith Barney was not asked to, and did not, solicit other proposals to merge with or acquire Provident. Salomon Smith Barney's opinion necessarily was based on conditions as they existed and could be evaluated on the date thereof and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after such date. Salomon Smith Barney's opinion does not constitute an opinion or imply any conclusion as to the price at which Provident common stock or UNUM common stock will trade following announcement of the merger or the price at which UNUMProvident common stock will trade following consummation of the merger. Salomon Smith Barney's opinion was, in any event, limited to the fairness, from a financial point of view, of the exchange ratio, assuming the conversion of UNUM common stock into UNUMProvident common stock on a one-share for one-share basis, and did not address Provident's underlying business decision to effect the merger or constitute a recommendation of the merger to

Provident or a recommendation to any holder of Provident common stock as to how such holder should vote with respect to the merger.

    In connection with rendering its opinion, Salomon Smith Barney made a presentation to the Provident board of directors on November 22, 1998, with respect to certain analyses performed by Salomon Smith Barney in evaluating the fairness of the exchange ratio, assuming the conversion of UNUM common stock into UNUMProvident common stock on a one-share for one-share basis. The following is a summary of this presentation. To the extent earnings forecasts for Provident or UNUM were used in its analyses, Salomon Smith Barney relied on I/B/E/S International, Inc. ("I/B/E/S") earnings estimates. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to November 20, 1998, and is not necessarily indicative of current or future market conditions. The summary of certain of the financial analyses includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES.

    HISTORICAL TRADING ANALYSES. Salomon Smith Barney performed a number of analyses based on the historical trading prices of Provident common stock and UNUM common stock and the relationship between the two.

    Salomon Smith Barney reviewed the relationship between the daily closing prices of Provident common stock and UNUM common stock during the period from November 21, 1997, through November 20, 1998, and the implied historical exchange ratios determined by dividing the closing price per share of Provident common stock by the closing price per share of UNUM common stock for each trading day in such period. Salomon Smith Barney calculated that during this period the average of the historical exchange ratios was 0.6823 compared with the exchange ratio in the merger agreement of 0.73.

    Based upon historical exchange ratios, Salomon Smith Barney reviewed the implied average ownership of holders of Provident common stock in UNUMProvident over the same period, excluding for the purpose of such analysis shares underlying outstanding options to purchase Provident common stock or UNUM common stock.

    The following table compares the average implied ownership of holders of Provident common stock in UNUMProvident based upon historical exchange ratios over this period to the ownership of such stockholders resulting from the merger.

      AVERAGE IMPLIED OWNERSHIP OF                      OWNERSHIP OF
         PROVIDENT STOCKHOLDERS                    PROVIDENT STOCKHOLDERS
  BASED ON HISTORICAL EXCHANGE RATIOS            RESULTING FROM THE MERGER

 EXCLUDING OPTIONS    INCLUDING OPTIONS    EXCLUDING OPTIONS    INCLUDING OPTIONS
-------------------  -------------------  -------------------  -------------------
         40.0%                39.4%                41.7%                41.1%

    Based upon average prices of Provident common stock and UNUM common stock for the 5-trading day, 10-trading day, 20-trading day, 30-trading day, 60-trading day, 90-trading day, 120-trading day, 180-trading day, 270-trading day and 12-month periods, in each case ending on November 20, 1998, and for the period January 2, 1998 through November 20, 1998, Salomon Smith Barney also calculated the implied ownership of Provident stockholders in UNUMProvident by determining the percentage of the aggregate market capitalization of the two companies represented by Provident common stock.

    The following table compares the range of implied ownership of Provident stockholders in UNUMProvident based on this analysis compared with the ownership of such stockholders resulting from the merger.

   RANGE OF IMPLIED OWNERSHIP OF                   OWNERSHIP OF
      PROVIDENT STOCKHOLDERS                  PROVIDENT STOCKHOLDERS
BASED ON HISTORICAL EXCHANGE RATIOS         RESULTING FROM THE MERGER

                      INCLUDING
EXCLUDING OPTIONS      OPTIONS        EXCLUDING OPTIONS    INCLUDING OPTIONS
-----------------  ----------------  -------------------  -------------------
  39.3% to 40.5%    38.7% to 39.9%            41.7%                41.1%

    Salomon Smith Barney compared the performance of Provident common stock and UNUM common stock for the period January 2, 1998 through November 20, 1998 and for the period from September 1, 1998, through November 20, 1998. Salomon Smith Barney noted that, except for periods in March and June of 1998, the performance of Provident common stock closely tracked the performance of UNUM common stock.

    Salomon Smith Barney reviewed the historical ratio of stock price to forward earnings estimates for both Provident common stock and UNUM common stock during the period from November 21, 1997, through November 20, 1998.

    The following table compares the average ratio of stock price to forward earnings estimates for UNUM and Provident over this one year period.

                          AVERAGE RATIO OF STOCK PRICE
                         TO FORWARD EARNINGS ESTIMATES

PROVIDENT.........................      15.2x      (average UNUM advantage: 2.5x)
UNUM..............................      17.7x

    Salomon Smith Barney also reviewed the historical multiple of stock price to book value for both Provident common stock and UNUM common stock during the period from November 21, 1997, through November 20, 1998. For purposes of this analysis, book value was shareholders' equity excluding any adjustments for unrealized gains and losses on investments.

    The following table compares the average multiple of stock price to book value per share for UNUM and Provident over this one year period.

                        AVERAGE MULTIPLE OF STOCK PRICE
                            TO BOOK VALUE PER SHARE

PROVIDENT.........................      1.84x     (average UNUM advantage: 1.27x)
UNUM..............................      3.11x

    CONTRIBUTION ANALYSES. Salomon Smith Barney performed analyses of the relative contributions of each of Provident and UNUM to UNUMProvident with respect to certain market and financial data, including items in the following table.

                                                                                           PROVIDENT          UNUM
                                                                                         CONTRIBUTION     CONTRIBUTION
                                                                                        ---------------  ---------------
1999 Estimated Earnings...............................................................          43.4%            56.7%
2000 Estimated Earnings...............................................................          43.1%            56.9%
1998 Estimated Earnings...............................................................          43.5%            56.5%
Stockholders' Equity as of September 30, 1998
  (Excluding Adjustments for Unrealized Gains and Losses on Investments)..............          52.3%            47.7%
Assets as of September 30, 1998.......................................................          60.9%            39.1%
Estimated 1998 Premium Income
  (Based on Annualized Results for 9 Months Ended September 30, 1998).................          38.6%            61.4%
Estimated 1998 Revenue
  (Based on Annualized Results for 9 Months Ended September 30, 1998).................          46.0%            54.0%


                                                                                           PROVIDENT          UNUM
PRO FORMA OWNERSHIP RESULTING FROM THE MERGER                                            STOCKHOLDERS     STOCKHOLDERS
--------------------------------------------------------------------------------------  ---------------  ---------------
Pro Forma Ownership of UNUMProvident excluding Options................................          41.7%            58.3%
Pro Forma Ownership of UNUMProvident including Options................................          41.1%            58.9%

    Salomon Smith Barney also derived the ratio of the pro forma ownership of Provident stockholders and pro forma ownership of UNUM stockholders in UNUMProvident, excluding options, to the respective percentage represented by Provident's and UNUM's relative contributions to certain of the combined income statement and balance sheet items described above.

    The following table presents these ratios.

                                                                                                 PROVIDENT      UNUM
                                                                                                -----------  -----------
RATIO OF PRO FORMA OWNERSHIP TO RELATIVE CONTRIBUTION TO:
  1999 Estimated Earnings.....................................................................       0.96x        1.03x
  2000 Estimated Earnings.....................................................................       0.97x        1.02x
  1998 Estimated Earnings.....................................................................       0.96x        1.03x
  Stockholders' Equity as of September 30, 1998
    (Excluding Adjustments for Unrealized Gains and Losses on Investments)....................       0.80x        1.22x
  Assets as of September 30, 1998.............................................................       0.68x        1.49x
  Estimated 1998 Premium Income
    (Based on Annualized Results for 9 Months Ended September 30, 1998).......................       1.08x        0.95x
  Estimated 1998 Revenue
    (Based on Annualized Results for 9 Months Ended September 30, 1998).......................       0.91x        1.08x

    Salomon Smith Barney noted that each of the ratios for Provident in the preceding table would be approximately 0.01x lower if calculated including options.

    PREMIUM ANALYSIS. Salomon Smith Barney performed analyses summarizing the premiums implied by the exchange ratio, assuming the conversion of UNUM common stock into UNUMProvident common stock on a one-share for one-share basis.

    Salomon Smith Barney calculated that, by multiplying the exchange ratio by the UNUM closing price on November 20, 1998 of $48.13 per share, the implied price per share of Provident common stock in the merger was $35.15. The following tables compare the premium or discount of this $35.15 implied price to the average, high and low closing prices for specified periods ended November 20, 1998.

                                                                                           PREMIUM (DISCOUNT) OF
                                                                  AVERAGE PRICE OF         $35.15 TO APPLICABLE
PERIOD ENDED NOVEMBER 20, 1998                                 PROVIDENT COMMON STOCK              PRICE
----------------------------------------------------------  ----------------------------  -----------------------
Closing Price on November 20..............................             $33.38                         5.3%
5 Trading Days............................................             $32.90                         6.8%
20 Trading Days...........................................             $30.79                        14.1%
60 Trading Days...........................................             $32.15                         9.3%
Latest Twelve Months......................................             $35.14                         0.0%
Year to Date..............................................             $35.12                         0.0%


                                                               HIGH CLOSING PRICE OF
                                                               PROVIDENT COMMON STOCK
                                                            ----------------------------
Year to Date..............................................    $41.06 (April 22, 1998)               (14.4%)

                                                                LOW CLOSING PRICE OF
                                                               PROVIDENT COMMON STOCK
                                                            ----------------------------
Year to Date..............................................    $27.38 (October 9, 1998)               28.3%

    STOCKHOLDER VALUE CREATION ANALYSIS. Salomon Smith Barney performed an analysis designed to measure the increase in the value of the common stock to be held by Provident and UNUM stockholders as a result of the merger, as compared to the projected stand-alone market value of Provident common stock and UNUM common stock in 1999 and 2000. The value of the common stock held as a result of the merger was derived by calculating pro forma operating earnings per share for UNUMProvident common stock--applying I/B/E/S estimates of 1999 earnings for Provident and UNUM, respectively, both with and without projected annual cost savings resulting from the merger (as estimated by Provident and UNUM management) equal to 10.0%, or $128 million pre-tax and $83.2 million after-tax, of 1999 combined operating expenses, of which 50.0% would be realized in 1999 and 100.0% in 2000, and the implied I/B/E/S 1998-1999 compound annual growth rates of 13.6% for Provident and 14.7% for UNUM to derive stand-alone and pro forma combined 1999 and 2000 operating earnings--and then assuming various multiples of stock price to operating earnings per share ("P/E Multiple"). Salomon Smith Barney noted that, as of November 20, 1998, Provident's and UNUM's P/E Multiples based on estimated 1998 operating earnings per share were 15.2x and 17.2x, respectively. Salomon Smith Barney performed various calculations assuming the estimated cost savings were or were not achieved and applying various P/E Multiples.

    Salomon Smith Barney noted that, with respect to a holder of Provident common stock or UNUM common stock, the value per share created by the merger would include:

    (1) the premium, if any, received by a Provident stockholder in the merger;

    (2) the effect of any cost savings achieved by UNUMProvident following the merger; and

    (3) the extent to which the P/E Multiple of UNUMProvident common stock would exceed the P/E Multiple of Provident common stock or UNUM common stock, as applicable.

Assuming that the estimated cost savings would be realized, Salomon Smith Barney derived the increase (or decrease) in value per share to holders of Provident common stock and UNUM common stock in 1999 and 2000 for certain assumed P/E Multiples for UNUMProvident common stock. Based on a P/E Multiple for UNUMProvident common stock equal to the P/E Multiple for Provident common stock as of November 20, 1998 (15.2x, based on Provident's estimated 1998 operating earnings per share), the merger would result in an implied increase in the value per share to holders of Provident common stock of 0.6% and 4.9% in 1999 and 2000, respectively, and an implied decrease in the value per share to holders of UNUM common stock of 5.3% and 2.2% in 1999 and 2000, respectively. Based on a P/E Multiple for UNUMProvident common stock equal to a weighted average of the P/E Multiple for Provident common stock and the P/E Multiple for UNUM common stock as of November 20, 1998 (16.3x, based on estimated 1998 operating earnings per share for both Provident and UNUM), the merger would result in an implied increase in the value per share to holders of Provident common stock of 8.4% and 13.1% in 1999 and 2000, respectively, and an implied increase in the value per share to holders of UNUM common stock of 2.0% and 5.4% in 1999 and 2000, respectively. Based on a P/E Multiple for UNUMProvident common stock equal to the P/E Multiple for UNUM common stock as of November 20, 1998 (17.2x, based on UNUM's estimated 1998 operating earnings per share), the merger would result in an implied increase in the value per share to holders of Provident common stock of 14.4% and 19.3% in 1999 and 2000, respectively, and an implied increase in the value per share to holders of UNUM common stock of 7.7% and 11.3% in 1999 and 2000, respectively.

    In addition, Salomon Smith Barney noted that Provident's P/E Multiple would need to expand on a stand-alone basis 0.7x, 2.0x and 2.9x in order for Provident to achieve on a stand-alone basis the same increases in shareholder value in the year 2000 that were calculated for the year 2000 assuming (1) the achievement of the estimated cost savings but no expansion in the P/E Multiple from 15.2x (based on Provident's estimated 1998 operating earnings per share), (2) the achievement of the estimated cost savings and an expansion in the P/E Multiple to the "blended" 16.3x (based on estimated 1998 operating earnings per share for both Provident and UNUM), and (3) the achievement of the estimated cost savings and an expansion in the P/E Multiple to UNUM's current 17.2x (based on UNUM's estimated 1998 operating earnings per share), respectively.

    STOCKHOLDER VALUE CREATION--SENSITIVITY ANALYSIS. Assuming the achievement of the estimated cost savings, Salomon Smith Barney calculated the sensitivity of stockholder value creation to changes in the pro forma P/E Multiples and estimated operating earnings per share of UNUMProvident in 1999 and 2000. Salomon Smith Barney performed such analysis assuming realization of 95.0% to 105.0% of UNUMProvident's pro forma estimated 1999 operating earnings per share of $3.45 per share and estimated 2000 operating earnings per share of $4.08 per share. For purposes of such analysis, Salomon Smith Barney utilized Provident's November 20, 1998 P/E Multiple of 15.2x (based on Provident's estimated 1998 operating earnings per share), a "blended" P/E Multiple of 16.3x (based on estimated 1998 operating earnings per share for both Provident and UNUM), UNUM's November 20, 1998 P/E Multiple of 17.2x (based on UNUM's estimated 1998 operating earnings per share) and an "expanded" P/E Multiple of 18.2x (based on a one multiple point expansion in UNUM's November 20, 1998 P/E Multiple (based on estimated 1998 operating earnings per share)). Based on such analysis, Salomon Smith Barney calculated that the effect on value per share to holders of Provident common stock:

    (1) in 1999 ranged from a decrease of 4.4% (assuming pro forma estimated 1999 UNUMProvident operating earnings per share of $3.27 per share and a P/E Multiple of 15.2x) to an increase of 27.1% (assuming pro forma estimated 1999 UNUMProvident operating earnings per share of $3.62 per share and a P/E Multiple of 18.2x); and

    (2) in 2000 ranged from a decrease of 0.3% (assuming pro forma estimated 2000 UNUMProvident operating earnings per share of $3.88 per share and a P/E Multiple of 15.2x) to an increase of 32.5% (assuming pro forma estimated 2000 UNUMProvident operating earnings per share of $4.29 per share and a P/E Multiple of 18.2x).

    MERGER CONSEQUENCES ANALYSIS. Giving pro forma effect to the estimated cost savings and a 35.0% tax rate, Salomon Smith Barney noted that, based upon I/B/E/S earnings estimates for each of Provident and UNUM, UNUMProvident would have estimated 1999 operating earnings per share of $3.45 and estimated 2000 operating earnings per share of $4.08, representing estimated potential accretion of 7.7% in 1999 and 11.3% in 2000 to holders of UNUM common stock.

    Using I/B/E/S earnings estimates, taking into account the pro forma adjustments with respect to the merger described above (other than the estimated cost savings) and varying the levels of, and the rates of realization for, cost savings resulting from the merger, Salomon Smith Barney reviewed the sensitivity of operating earnings per share accretion from the perspective of UNUM's stockholders. Under each of these scenarios, Salomon Smith Barney noted that the merger would be accretive to UNUM's stockholders.

    ANALYSIS OF SELECTED "MERGER OF EQUALS" TRANSACTIONS. Salomon Smith Barney analyzed certain publicly available financial, operating and stock market information for ten selected "merger of equals" transactions since 1987 (the "Precedent Transactions"). The Precedent Transactions reviewed were: Norwest Corporation/Wells Fargo & Company; BANC ONE CORPORATION/First Chicago NBD Corporation; NationsBank Corporation/BankAmerica Corporation; Travelers Group Inc./Citicorp; Chemical Banking Corporation/The Chase Manhattan Corporation; Society Corporation/KeyCorp; Comerica Incorporated/Manufacturers National Corporation; Chemical Banking Corporation/ Manufacturers Hanover Corporation; Sovran Financial Corporation/The Citizens and Southern Corporation; and Fleet Financial Group, Inc./Norstar Bancorp. In each case, the stock of the first-named company represents the "unitary" stock in the transaction (comparable to UNUM in the merger) because stockholders of that company receive or retain one share in the new company for each share they own, and the stock of the second-named company represents the "non-unitary" stock in the transaction (comparable to Provident in the merger). Salomon Smith Barney considered the Precedent Transactions to be reasonably similar to the merger, but noted that none of these transactions is identical to the merger.

    The following table presents the ranges and median indicated for the Precedent Transactions of the premium (discount) to the closing price of the non-unitary stock for the day prior to announcement and to the average closing price of the non-unitary stock for the five-trading day and 20-trading day periods prior to announcement of the transaction compared to the values indicated for the merger.

                                                                                                         THE MERGER
                                                                            PRECEDENT TRANSACTIONS      (PREMIUMS TO
                                                                        ------------------------------    PROVIDENT
                                                                              RANGE          MEDIAN     SHARE PRICE)
                                                                        -----------------  -----------  -------------
Premium (discount) to Day Prior Price.................................      (1.1%)--16.5%        5.6%          5.3%
Premium (discount) to 5 Days Prior Average Price......................      (1.6%)--20.9%        6.4%          6.8%
Premium (discount) to 20 Days Prior Average Price.....................      (2.2%)--18.8%        6.9%         14.1%

    The following table compares the ranges and median indicated for the Precedent Transactions of the implied value per share of the non-unitary stock in each Precedent Transaction (based on the price of the unitary stock for the trading day immediately prior to announcement of the transaction) to the latest twelve months earnings per share and book value per share.

                                                               PRECEDENT TRANSACTIONS
                                                              ------------------------
                                                                 RANGE       MEDIAN     THE MERGER
                                                              -----------  -----------  -----------
Ratio of Implied Value Per Share to:
  Latest Twelve Month Earnings Per Share....................  9.1x--31.5x       13.4x        15.7x
  Book Value Per Share......................................  0.72x--3.65x      1.87x        1.40x

    Salomon Smith Barney also performed a number of analyses with respect to the four most recent of such transactions--Norwest Corporation/Wells Fargo & Company (announced June 8, 1998); BANC ONE CORPORATION/First Chicago NBD Corporation (announced April 13, 1998); NationsBank Corporation/BankAmerica Corporation (announced April 13, 1998); and Travelers Group Inc./Citicorp (announced April 6, 1998).

    The following table compares the ranges indicated for these recent transactions of the premium to the closing price of the non-unitary stock for the day prior to announcement and for the average closing price of the non-unitary stock for the 20-trading day and 60-trading day periods prior to announcement of the transaction compared to the values indicated for the merger.

                                                                                                      THE MERGER
                                                                                                     (PREMIUMS TO
                                                                              RANGE IN RECENT          PROVIDENT
                                                                               TRANSACTIONS          SHARE PRICE)
                                                                        ---------------------------  -------------
Premium to Day Prior Price............................................              0.0%--9.3%              5.3%
Premium to 20 Days Prior Average Price................................             2.1%--11.4%             14.1%
Premium to 60 Days Prior Average Price................................            10.5%--21.3%              9.3%

    For each of these recent transactions, Salomon Smith Barney calculated the implied ownership of stockholders of the non-unitary merger partner in the merged entity based on historical average trading prices for each of the merger partners' common stock for the 20-day, 60-day, 90-day and 120-day periods immediately prior to announcement. The following table compares, for each of these periods, the range of the difference between the actual ownership percentage of stockholders in the non-unitary merger partner in the merged entity derived from the transaction's actual exchange ratio to such implied levels with the difference between of the actual ownership percentage of Provident stockholders in UNUMProvident to the implied ownership percentages based on historical average trading prices for the same periods for the merger.

                                                             RANGE OF INCREASE (DECREASE)      INCREASE BETWEEN
                                                                 BETWEEN OWNERSHIP IN       OWNERSHIP IN THE MERGER
                                                               RECENT TRANSACTIONS AND        AND AVERAGE IMPLIED
                                                              AVERAGE IMPLIED OWNERSHIP       OWNERSHIP FOR PRIOR
PERIOD PRIOR TO ANNOUNCEMENT                                       FOR PRIOR PERIOD                 PERIOD
-----------------------------------------------------------  ----------------------------  -------------------------
20-Day.....................................................             (0.6%)--2.3%                    1.9%
60-Day.....................................................             (0.2%)--2.1%                    1.1%
90-Day.....................................................             (2.7%)--2.8%                    1.5%
120-Day....................................................             (4.3%)--2.7%                    2.2%

    COMPARABLE COMPANY ANALYSIS. Salomon Smith Barney reviewed certain publicly available financial, operating and stock market information for Provident, UNUM and 16 other publicly-traded life/health insurance companies (American General Corporation, Conseco, Inc., SunAmerica Inc., The Equitable Companies Incorporated, AFLAC Incorporated, Lincoln National Corporation, Jefferson-Pilot Corporation, Transamerica Corporation, Hartford Life, Inc., Nationwide Financial Services, Inc., ReliaStar Financial Corp., Unitrin, Inc., American National Insurance Company, Protective Life Corporation, American Annuity Group, Inc. and Delphi Financial Group, Inc. (collectively, the "Comparable Companies")). Salomon Smith Barney considered the Comparable Companies to be reasonably similar to Provident and UNUM insofar as they participate in business segments similar to Provident's and UNUM's business segments, but noted that none of these companies has the same management, makeup, size and combination of businesses as Provident or UNUM.

    The following table presents the ranges, means and medians indicated for the Comparable Companies of each of (1) the ratio of enterprise value (calculated as market value plus debt (excluding debt of consumer finance and brokerage subsidiaries) and preferred securities) to total capital; (2) dividend yield;
(3) the ratio of the closing stock price on November 20, 1998 to (a) book value per share excluding adjustments for unrealized gains and losses on investments,
(b) median I/B/E/S 1998 operating earnings per share estimates and (c) median I/B/E/S 1999 operating earnings per share estimates; (4) 1998 estimated return on equity (based on median I/B/E/S estimates and excluding adjustments for unrealized gains and losses on investment from stockholders' equity); and (5) implied

1998 to 1999 operating earnings per share growth rate, in each case compared to the values indicated for each of Provident and UNUM.

                                                                        COMPARABLE COMPANIES
                                                                -------------------------------------
                                                                     RANGE         MEAN      MEDIAN     PROVIDENT     UNUM
                                                                ---------------  ---------  ---------  -----------  ---------
Ratio of Enterprise Value to Total Capital....................       0.7x--5.3x       1.8x       1.7x        1.9x        2.3x
Dividend Yield................................................       0.0%--3.7%       1.4%       1.4%        1.2%        1.2%
Ratio of Closing Price on November 20, 1998 to:
  (a) Book Value Per Share....................................     0.83x--5.77x      2.51x      2.24x       1.72x       2.78x
  (b) Median I/B/E/S 1998 operating earnings per share
      estimates...............................................     10.3x--26.7x      17.3x      17.2x       15.2x       17.2x
  (c) Median I/B/E/S 1999 operating earnings per share
      estimates...............................................      8.2x--23.5x      15.2x      15.2x       13.4x       15.0x
1998 Estimated Return on Equity...............................      7.2%--21.6%      14.1%      13.9%        9.4%       15.9%
Implied 1998 to 1999 Operating
Earnings Per Share Growth Rate................................      8.7%--26.2%      13.9%      13.5%       13.6%       14.7%

    DIVIDEND DISCOUNT ANALYSIS--PROVIDENT. Salomon Smith Barney also performed a dividend discount analysis pursuant to which the value of Provident common stock was estimated by adding (1) the estimated present value of Provident's future stream of dividend payments to Provident's stockholders for the years 1999 through 2003, plus (2) the estimated present value of the terminal value per share of Provident common stock at the end of the year 2003, based upon 1999 operating earnings per share estimates and assuming the 1998-1999 implied compound annual growth rate of 13.6% thereafter and a constant dividend payout ratio of 20.8%. For purposes of such analysis, Salomon Smith Barney utilized discount rates of 10.0%, 11.0%, 12.0%, 13.0%, 14.0% and 15.0%, and terminal values based on multiples of 12.5x, 13.0x, 13.5x, 14.0x and 14.5x projected year 2004 operating earnings (resulting in a range of value per share of Provident common stock from $31.64 to $45.17) and multiples of 1.5x, 1.6x, 1.7x, 1.8x and 1.9x projected book value at the end of the year 2003 (resulting in a range of value per share of Provident common stock from $27.22 to $42.10). Salomon Smith Barney noted that Provident's closing stock price of $33.38 on November 20, 1998, the last trading day prior to the public announcement of the merger, was within the range of values suggested by this analysis.

    DIVIDEND DISCOUNT ANALYSIS--UNUM. Salomon Smith Barney also performed a dividend discount analysis pursuant to which the value of UNUM common stock was estimated by adding (1) the estimated present value of UNUM's future stream of dividend payments to UNUM's stockholders for the years 1999 through 2003, plus
(2) the estimated present value of the terminal value per share of UNUM common stock at the end of the year 2003, based upon 1999 operating earnings per share estimates and assuming the 1998-1999 implied compound annual growth rate of 14.7% thereafter and a constant dividend payout ratio of 24.6%. For purposes of such analysis, Salomon Smith Barney utilized discount rates of 10.0%, 11.0%, 12.0%, 13.0%, 14.0% and 15.0%, and terminal values based on multiples of 14.0x, 15.0x, 16.0x, 17.0x and 18.0x projected year 2004 operating earnings (resulting in a range of value per share of UNUM common stock from $47.61 to $74.88) and multiples of 2.4x, 2.6x, 2.8x, 3.0x and 3.2x projected book value at the end of the year 2003, resulting in a range of value per share of UNUM common stock from $45.01 to $73.18. Salomon Smith Barney noted that UNUM's closing stock price of $48.13 on November 20, 1998, the last trading day prior to the public announcement of the merger, was within the range of values suggested by this analysis.

    The foregoing is a summary of the material financial analyses furnished by Salomon Smith Barney to the Provident board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentation to the Provident board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith

Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Smith Barney believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Smith Barney, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable public company analysis and the comparable transaction analysis summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company or transaction utilized as a comparison is identical to Provident or UNUM, any business segment of Provident or UNUM or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the transaction or public trading value of the Comparable Companies and transactions to which Provident and UNUM, the business segments of Provident and UNUM, and the merger, are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Provident, UNUM, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Provident and UNUM. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Provident, UNUM, the Provident board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratio, assuming the conversion of UNUM common stock into UNUMProvident common stock on a one-share for one-share basis, and were provided to the Provident board of directors in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by the Provident board of directors in making its determination to approve the merger agreement and the merger. See "--Provident's Reasons for the Merger; Recommendations of the Provident Board of Directors" on page 35.

    Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Provident selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Provident. Salomon Smith Barney and its predecessors had previously rendered investment banking and financial advisory services to Provident and UNUM, for which they received customary compensation. In addition, in the ordinary course of its business, Salomon Smith Barney and its affiliates (including Citigroup Inc.) may trade the debt and equity securities of both Provident and UNUM for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Pursuant to Salomon Smith Barney's engagement letter, Provident will pay Salomon Smith Barney the following fees: (1) $2 million, which has been paid; and (2) an additional fee of $8 million, payable upon consummation of the merger. Provident has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

    The exchange ratio was determined by arm's length negotiations between UNUM and Provident, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

OPINION OF UNUM'S FINANCIAL ADVISOR

    UNUM retained Morgan Stanley to act as its financial advisor in connection with the merger and related matters based upon Morgan Stanley's qualifications, expertise and reputation. On November 22, 1998, Morgan Stanley delivered its oral opinion to the UNUM board of directors that, as of such date and based upon the procedures and subject to the assumptions and qualifications described to the UNUM board of directors and later set forth in the written opinion of Morgan Stanley, dated November 22, 1998, the exchange ratio pursuant to the transactions contemplated by the merger agreement was fair from a financial point of view to UNUM stockholders. UNUM did not impose any limitations with respect to the investigations made or procedures followed by Morgan Stanley in rendering its opinion.

    The full text of Morgan Stanley's written opinion dated, November 22, 1998, which sets forth, among other things, assumptions made, matters considered, and scope and limitations on the review undertaken by Morgan Stanley, is attached as Appendix F to this document and is incorporated in this document by reference. UNUM stockholders are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The Morgan Stanley Opinion is directed to the UNUM board of directors and the fairness of the exchange ratio, pursuant to the transactions contemplated by the merger agreement from a financial point of view, to UNUM stockholders and it does not address any other aspect of the merger nor does it constitute a recommendation to any UNUM stockholder as to how to vote at the UNUM special meeting. The summary of the Morgan Stanley Opinion set forth in this document is qualified in its entirety by reference to the full text of the Morgan Stanley Opinion.

    In arriving at its opinion, Morgan Stanley:

    - reviewed certain publicly available financial statements and other information of Provident and UNUM, respectively;

    - analyzed certain internal financial statements and other financial and operating data concerning Provident prepared by the management of Provident;

    - discussed the past and current operations and financial condition and the prospects of Provident with senior executives of Provident;

    - reviewed certain internal financial statements and other financial and operating data concerning UNUM prepared by the management of UNUM;

    - discussed with the senior managements of Provident and UNUM the strategic objectives of the merger and their estimates of the synergies, cost savings and other benefits expected to result from the merger;

    - discussed the past and current operations and financial condition and the prospects of UNUM with senior executives of UNUM, and analyzed the pro forma impact of the merger on UNUM's earnings per share, consolidated capitalization and financial ratios;

    - reviewed the reported prices and trading activity for the Provident common stock and the UNUM common stock;

    - compared the financial performance of Provident and UNUM and the prices and trading activity of the Provident common stock and the UNUM common stock with that of certain other comparable publicly traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

    - participated in discussions and negotiations among representatives of Provident and UNUM and their financial and legal advisors;

    - reviewed the merger agreement and certain related documents; and

    - performed such other analysis and considered such other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of the Morgan Stanley Opinion. With respect to the financial information, including estimates of the synergies, cost savings and other benefits expected to result from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Provident and UNUM, respectively. In addition, Morgan Stanley assumed that the transactions contemplated by the merger agreement will be completed in accordance with the terms set forth in the merger agreement, including, among other things, that the transactions contemplated by the merger agreement will be accounted for as a "pooling of interests" business combination in accordance with United States generally accepted accounting principles and the merger will be treated as a tax-free reorganization, each pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Provident or UNUM, nor was Morgan Stanley furnished with any such appraisals. The Morgan Stanley Opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the Morgan Stanley Opinion.

    The following is a brief summary of all material analyses performed by Morgan Stanley and reviewed with the UNUM board of directors on November 22, 1998, in connection with the preparation of the Morgan Stanley Opinion and with its oral presentation to the UNUM board of directors on November 22, 1998. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    UNUM AND PROVIDENT COMMON STOCK PERFORMANCE. Morgan Stanley's analysis of the performance of UNUM common stock consisted of a historical analysis of the indexed price performance of UNUM common stock and Provident common stock from November 17, 1995, through November 19, 1998, and from November 19, 1997, through November 19, 1998, both relative to a market-weighted index of selected publicly traded large-capitalization life insurance companies.

                                                                                    PERCENTAGE CHANGE IN STOCK PRICE
                                                                                 --------------------------------------
                                                                                 11/17/95-11/19/98   11/19/97-11/19/98
                                                                                 -----------------  -------------------
UNUM Common Stock..............................................................           76.5%               (3.3)%
Provident Common Stock.........................................................          137.6                 1.2
Comparable Company Index.......................................................          111.3                24.9

    Morgan Stanley also analyzed the average historical exchange ratio (defined as the closing trading price of Provident common stock divided by the corresponding closing trading price of UNUM common stock, both based on a zero premium to either company's market price) for selected historical periods ending November 20, 1998.

    Below is a summary table of the average historical exchange ratio and the implied premium of that historical exchange ratio to the exchange ratio of 0.73 for selected periods ending November 20, 1998 and as of November 20, 1998.

 TIME PERIOD PRIOR        AVERAGE
        TO              HISTORICAL          IMPLIED PREMIUM TO A
 NOVEMBER 20, 1998    EXCHANGE RATIO     0.7300 DEAL EXCHANGE RATIO
-------------------  -----------------  -----------------------------
     11/20/98             0.6935                        5.3%
      10 Day              0.6845                        6.6%
      20 Day              0.6765                        7.9%
      30 Day              0.6619                       10.3%
      60 Day              0.6839                        6.7%
      180 Day             0.6716                        8.7%
     One Year             0.6820                        7.0%

    COMPARABLE PUBLIC COMPANY ANALYSIS. As part of its analysis, Morgan Stanley compared certain financial information of Provident with corresponding publicly available information of a group of ten publicly traded U.S.-based life insurance companies comparable in certain respects with Provident (the "Comparable Public Companies"). This group included: AFLAC, Incorporated; American General Corporation; American National Insurance Corporation; Conseco, Inc.; The Equitable Companies Incorporated; Jefferson-Pilot Corporation; Lincoln National Corporation; Protective Life Corporation; Torchmark Corporation; and Unitrin, Inc. Historical financial information used in connection with the ratios provided below was as of September 30, 1998, with respect to the financial information for UNUM, Provident and the Comparable Public Companies.

    Morgan Stanley analyzed the relative performance of Provident by comparing certain market trading statistics for Provident with those of the Comparable Public Companies. The market trading information used in the valuation analysis was (1) market price to adjusted book value, excluding the effects of Financial Accounting Standards No. 115 ("FAS 115") which was 1.7x in the case of Provident and 2.4x in the case of the average of the Comparable Public Companies; (2) market price to estimated earnings per share for 1998, which was 15.3x in the case of Provident and 16.8x in the case of the average of the Comparable Public Companies; and (3) market price to estimated earnings per share for 1999, which was 13.0x in the case of Provident and 14.9x in the case of the average of the Comparable Public Companies. Earnings per share estimates for UNUM, Provident and the Comparable Public Companies were based on median I/B/E/S estimates as of November 20, 1998. I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. The implied range of public market values for Provident common stock, on a stand-alone basis, derived from the analysis of the Comparable Public Companies' market price to book value, market price to 1998 estimated earnings per share and market price to 1999 estimated earnings per share ranged from approximately $30 to $35 per share based on Provident's book value, excluding FAS 115, and 1998 and 1999 earnings estimates.

    TRANSACTION PREMIUMS OVER PUBLIC MARKET VALUATION ANALYSIS. Using the implied public market values for Provident common stock derived from the Comparable Public Company analysis, Morgan Stanley performed an analysis of the implied transaction value of Provident common stock, based on premiums to public market values. Using a range of premiums from 10% to 20%, a range Morgan Stanley considered representative of the transaction premiums paid in comparable transactions, the implied transaction value of Provident common stock ranged from approximately $35 to $40 per share.

    PRECEDENT TRANSACTION ANALYSIS. Using publicly available information, Morgan Stanley performed an analysis of ten precedent mergers of equals transactions (the "Morgan Stanley Precedent Transactions") that were comparable to the merger in certain respects in order to compare the premiums paid to the one-day unaffected market prices and the premiums paid to the average 30-day unaffected market prices indicated by the exchange ratio pursuant to the transactions contemplated by the merger agreement to those multiples indicated for the Morgan Stanley Precedent Transactions. The ten transactions constituting the Morgan Stanley Precedent Transactions were: The British Petroleum Company p.l.c./Amoco Corporation; American Home Products Corporation/Monsanto Company; SBC Communications Inc./Ameritech Corporation; Daimler-Benz AG/Chrysler Corporation; NationsBank Corporation/BankAmerica Corporation; BANC ONE CORPORATION/First Chicago NBD Corporation; Glaxo Wellcome plc/SmithKline Beecham Corporation; Royal Bank of Canada/Bank of Montreal; Union Bank of Switzerland/Swiss Bank Corporation; and Dean Witter Discover & Co./ Morgan Stanley Group Inc. The ranges of premiums to the acquiree's market price for the Morgan Stanley Precedent Transactions were 5.1% to 59.3%, based on a 30-day average closing price, and -7.8% to 40.7%, based on the last closing price prior to the announcement. Based on unaffected closing common share prices from November 20, 1997 to November 20, 1998, the transaction premiums to Provident's one-day and 30-day average unaffected closing market price are 5.3% and 10.3%, respectively.

    PRO FORMA EARNINGS ANALYSIS. Morgan Stanley analyzed the financial impact of the merger on UNUM's estimated earnings per share and the estimates of the synergies, cost savings and other benefits expected to result from the merger for the years 1999 and 2000. Assuming 50% of the expected annual pre-tax cost savings of approximately $128 million, based on estimates by management of UNUM and Provident, is realized in 1999 and 100% in 2000, the transaction is estimated at 9.6% and 15.0% accretive to earnings per UNUM share in 1999 and 2000, respectively. The earnings estimates for UNUM and Provident on a stand-alone basis were based on median I/B/E/S earnings per share estimates for calendar years 1999 and 2000 and the median I/B/E/S projected five-year growth rate.

    No company or transaction used in the Comparable Public Company and Morgan Stanley Precedent Transaction analysis is identical to Provident or the merger. Accordingly, an analysis of the results of the foregoing, including the transaction premiums over public market valuation analysis, necessarily involves complex considerations and judgments concerning financial and operating characteristics of Provident and UNUM and other general business, economic, market, or financial factors that could affect the public trading value of UNUM, Provident and the companies to which they are being compared, many of which are beyond the control of any particular company. Mathematical analysis, such as determining the average or the median, is not itself a meaningful method of using comparable public company data. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Provident or UNUM.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Provident or UNUM. The analyses performed by Morgan Stanley are not necessarily indicative of actual value, which may be significantly more or less favorable than suggested by such analyses. Such analyses were performed solely as part of Morgan Stanley's analysis of whether the exchange ratio pursuant to the transactions contemplated by the merger agreement was fair from a financial point of view to UNUM stockholders and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which UNUMProvident common stock might actually be sold. Morgan Stanley did not express any opinion as to the prices at which the UNUM common stock will trade at any time.

    As described above, the Morgan Stanley Opinion was one of a number of factors taken into consideration by the UNUM board of directors in making its determination to recommend the adoption of the merger agreement and the transactions contemplated by the merger agreement. See "--UNUM's Reasons for the Mergers; Recommendation of the UNUM Board of Directors" on page 38. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the UNUM board of directors or the view of the management with respect to the value of Provident, or whether the UNUM board of directors would have been willing to agree to a different exchange ratio.

    The exchange ratio was determined through arm's length negotiations between UNUM and its advisors and Provident and its advisors and was approved by the UNUM board of directors. Morgan Stanley did not recommend any specific consideration to UNUM or that any specific consideration constituted the only appropriate consideration for the merger.

    The UNUM board of directors retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities or senior loans of UNUM and Provident for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In the past, Morgan Stanley has provided financial advisory and financing services to UNUM and Provident and its affiliates, for which services Morgan Stanley has received customary fees.

    Pursuant to a letter agreement dated October 16, 1998 between UNUM and Morgan Stanley, Morgan Stanley is entitled to, (a) in the event that the transaction is not completed, an advisory fee of between $150,000 and $250,000,
(b) a customary agreement fee of $2 million due as a result of UNUM's entering into the merger agreement, and (c) if the merger with Provident is completed, an aggregate transaction fee of $13.5 million, less the amount of any of the foregoing fees already paid to Morgan Stanley, which aggregate fee is payable upon the closing.

    UNUM has also agreed to reimburse Morgan Stanley for its reasonable expenses related to the engagement. In addition, UNUM has agreed to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses, including liabilities under federal securities laws, related to or arising out of the engagement and the transactions in connection therewith.

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE MERGER

    In considering the respective recommendations of the Provident board of directors and the UNUM board of directors, Provident stockholders and UNUM stockholders should be aware that certain members of Provident's management and UNUM's management and of the Provident board of directors and the UNUM board of directors have certain interests in the merger that are different from, or in addition to, the interests of stockholders generally. The members of the Provident board of directors and the UNUM board of directors knew about these additional interests, and considered them, when they approved the merger agreement.

    INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE

    The merger agreement provides that UNUMProvident will indemnify each present and former director and officer of UNUM and Provident and their subsidiaries as provided in UNUM's, Provident's or such subsidiary's certificates of incorporation or bylaws or comparable organizational documents. The merger agreement also provides that UNUMProvident will assume any indemnification agreements of UNUM or Provident.

    The merger agreement further provides that, for a period of six years following the merger, UNUMProvident will maintain in effect the better of UNUM's and Provident's current directors' and officers' liability insurance covering acts or omissions occurring prior to the merger. This insurance will provide coverage and amounts no less favorable than those of such policy in effect on the date of the merger agreement. However, UNUMProvident may replace such policy with policies of UNUMProvident or its subsidiaries containing terms with respect to such coverage and amount no less favorable to such directors and officers. In no event will UNUMProvident be required to pay aggregate premiums in excess of 150% of the higher of the two amounts of aggregate premiums paid by UNUM and Provident in 1998 on an annualized basis and if the existing or substituted directors' and officers' liability insurance expires, is terminated or is canceled during such six-year period, UNUMProvident will obtain as much directors' and officers' insurance as can be obtained for the remainder of such period for a premium not in excess of such amount.

    BOARD OF DIRECTORS AND SENIOR MANAGEMENT FOLLOWING THE MERGER

    The UNUMProvident bylaws provide that the board of directors of UNUMProvident initially will consist of 15 members, seven of whom initially will be designated by Provident and eight of whom initially will be designated by UNUM. No more than one member designated by either UNUM or Provident may be an "inside" director--any individual who is currently employed by such party or has been employed by such party within the past three years. Provident will be deemed to have designated any director that Zurich Insurance Company shall have the right to designate pursuant to the Amended and Restated Relationship Agreement, dated as of May 31, 1996, between Provident and Zurich Insurance Company. Based on its current ownership of Provident common stock, Zurich Insurance Company would not have the right to designate any directors of UNUMProvident after the merger pursuant to the terms of the Relationship Agreement.

    Following the merger and until June 30, 2000, Mr. Orr, Chairman and Chief Executive Officer of UNUM, will serve as Chairman of the Board and Chief Executive Officer of UNUMProvident, and Mr. Chandler, Chairman of the Board, President and Chief Executive Officer of Provident, will serve as President and Chief Operating Officer of UNUMProvident and also be a member of its board of directors. During that period, Mr. Orr and Mr. Chandler will participate equally in setting the overall strategic direction of the company. During the period Mr. Chandler is serving as Chief Operating Officer, the operating and staff units of UNUMProvident will report to Mr. Chandler and he will be responsible for their staffing and performance. From and after July 1, 2000, Mr. Orr will serve as executive Chairman of the Board of UNUMProvident and Mr. Chandler will succeed Mr. Orr as the Chief Executive Officer and continue to serve as President. Mr. Orr is the "inside" director designated by UNUM and Mr. Chandler is the "inside" director designated by Provident.

    The merger agreement provides that the board of directors of UNUMProvident will be divided into three classes. Each class will initially consist equally of five directors with initial terms expiring at the annual meetings of stockholders to be held in 2000, 2001 and 2002, respectively. Each class of directors elected at an annual meeting of stockholders of UNUMProvident after the merger will be elected for a three-year term. The merger agreement provides that UNUM initially will have the right to designate three directors of the board for class I, two directors for class II and three directors for class III; and Provident initially will have the right to designate two directors for class I, three directors for class II and two directors for class III. The UNUMProvident bylaws provide that if a director reaches the mandatory retirement age of 72 during the term of a directorship, such director may complete the term of the class to which he or she is elected. The following table lists the persons expected to be designated to serve as directors of UNUMProvident following the merger, including their ages, current affiliation and initial terms.

NAME, AGE AND CURRENT AFFILIATION                                                           INITIAL TERM EXPIRES
----------------------------------------------------------------------------------------  ------------------------
James F. Orr III, 56, UNUM                                                                              2000
J. Harold Chandler, 50, Provident                                                                       2002
William L. Armstrong, 62, Provident                                                                     2000
Ronald E. Goldsberry, 56, UNUM                                                                          2001
Hugh O. Maclellan, Jr., 59, Provident                                                                   2001
A. S. (Pat) MacMillan, 55, Provident                                                                    2000
George J. Mitchell, 65, UNUM                                                                            2000
Cynthia A. Montgomery, 46, UNUM                                                                         2000
James L. Moody, Jr., 67, UNUM                                                                           2002
C. William Pollard, 60, Provident                                                                       2001
Lawrence R. Pugh, 66, UNUM                                                                              2002
Steven S Reinemund, 51, Provident                                                                       2001
Lois Dickson Rice, 66, UNUM                                                                             2002
John W. Rowe, 53, UNUM                                                                                  2001
Burton E. Sorensen, 69, Provident                                                                       2002

    If any director listed above is unable or unwilling to serve as a director of UNUMProvident, the party which designated such individual will designate another individual to serve in such individual's place.

    Set forth below is a table of the persons expected to serve as senior executive officers of UNUMProvident immediately following the merger, including their ages.

NAME, AGE                                                                POSITION IN UNUMPROVIDENT
--------------------------------------------------------  --------------------------------------------------------
James F. Orr III, 56                                      Chairman of the Board; Chief Executive Officer
J. Harold Chandler, 50                                    President; Chief Operating Officer
F. Dean Copeland, 60                                      Executive Vice President--Legal and Administrative
Robert W. Crispin, 52                                     Executive Vice President--Distribution
Elaine D. Rosen, 46                                       Executive Vice President--Product and Risk Management
Thomas R. Watjen, 44                                      Executive Vice President--Finance

    If any officer listed above ceases to be a full-time employee of either Provident or UNUM at or before the merger, or shall be unable or unwilling to serve as an officer of UNUMProvident, UNUM and Provident will agree upon another individual to serve in such individual's place.

    INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT
     STOCKHOLDERS

    PROVIDENT

    The following table sets forth information regarding the beneficial ownership of Provident common stock as of May 10, 1999, by each director, nominee and named executive officer, and by all directors, nominees and executive officers of Provident as a group. The total number of shares beneficially owned by each person include those which are deemed to be beneficially owned under applicable Securities and Exchange Commission regulations. Unless otherwise indicated, the person indicated holds sole voting and dispositive power. The percentage of UNUMProvident common stock that each person will own following the merger is based on the number of shares of UNUM common stock and Provident common stock, taking into account the exchange ratio, outstanding as of May 10, 1999.

                                                      SHARES
                                                   BENEFICIALLY
                                                   OWNED SUBJECT
                                                    TO OPTIONS        TOTAL                             % OF
                                       SHARES     EXERCISABLE AS      SHARES     % OF PROVIDENT     UNUMPROVIDENT
                                    BENEFICIALLY        OF         BENEFICIALLY      COMMON            COMMON
PERSON                                 OWNED       JULY 10, 1999      OWNED           STOCK             STOCK
----------------------------------  ------------  ---------------  ------------  ---------------  -----------------
J. Harold Chandler(1)(5)..........       793,996      1,520,000       2,313,996          1.69              0.70
William L. Armstrong..............         6,536         16,300          22,836             *                 *
William H. Bolinder(2)............         3,128          2,500           5,628             *                 *
Charlotte M. Heffner(3)...........     7,700,862         10,700       7,711,562          5.69              2.36
Hugh B. Jacks(2)..................         9,960              0           9,960             *                 *
Hugh O. Maclellan, Jr.(3).........    35,910,765         13,800      35,924,565         26.71             11.10
A. S. MacMillan (3)...............           902         10,700          11,602             *                 *
C. William Pollard (2)............        16,910              0          16,910             *                 *
Scott L. Probasco, Jr. (4)........       782,204         18,900         801,104             *                 *
Steven S Reinemund................         3,960         13,800          17,760             *                 *
Burton E. Sorensen(2).............        29,693              0          29,693             *                 *
Thomas R. Watjen(1)(5)............       161,670        450,000         611,670             *                 *
Robert O. Best(1).................        61,976        161,000         222,976             *                 *
F. Dean Copeland(1)(5)............        27,441        100,000         127,441             *                 *
Peter C. Madeja(1)(5).............         8,792         50,000          58,792             *                 *
All directors, nominees and
  executive officers as a group
  (16 persons including the above
  named)(1)(2)(3)(5)..............    40,231,023      2,185,368      42,416,391         30.68             12.88

------------------------

*   Denotes less than one percent.

(1) Includes the following numbers of shares of phantom Provident common stock representing performance shares awarded under the Performance Share Plan of the Amended and Restated Annual Management Incentive Compensation Plan. These performance shares represent deferred compensation based on the value of the market price of Provident's common stock at the time the compensation is earned. The performance shares include both shares awarded and shares resulting from the "gross-up" described in the plan ("premium shares"). Performance shares cannot be converted into stock for a period of three years after grant, unless (with respect to the awarded shares only) the participant terminates employment with Provident. The premium shares are subject to forfeiture for a period of three years.

Mr. Chandler:    117,204 (including 35,160 premium shares)
Mr.Watjen:       43,004 (including 12,901 premium shares)
Mr. Best:        6,629 (including 1,988 premium shares)
Mr. Copeland:    12,949 (including 3,885 premium shares)
Mr. Madeja:      1,061 (including 318 premium shares)
As a group:      180,846 (including 54,253 premium shares)

    Also includes the following numbers of restricted stock awarded under the Stock Plan of 1994 for which the executive has sole voting power and receives dividends, but which are subject to risk of forfeiture until the date indicated:

Mr. Chandler                (75,000 until March 31, 2000 and 75,000 until March 31,
                   150,000  2001)
Mr.Watjen                   (25,000 until March 31, 2000 and 25,000 until March 31,
                    50,000  2001)
Mr. Best             2,000  (until March 25, 2000)
Mr. Copeland         1,000  (until May 19, 1999)
Mr. Madeja           1,000  (until February 28, 2000)
As a group         206,000  (including additional 2,000 until March 25, 2000)

(2) Includes the following numbers of shares of phantom Provident common stock representing deferred share rights awarded under the Provident Companies, Inc. Non-Employee Director Compensation Plan of 1998:

Mr. Bolinder:    2,312
Mr. Jacks:       4,344
Mr. Pollard:     3,352
Mr. Sorensen:    6,609

(3) Information concerning the nature of the ownership of the securities listed here may be found below under the heading "Beneficial Ownership of Provident Securities." Information concerning shares for which ownership is disclaimed may also be found in that section. There is duplication in the number of shares reported for Ms. Heffner and Mr. Maclellan of 5,299,402; therefore, the number reported for all directors, nominees and executive officers as a group have been adjusted accordingly.

(4) Mr. Probasco has sole voting and investment power with respect to 782,204 shares of Provident common stock. However, he disclaims beneficial ownership of 350,000 shares of Provident common stock of which he has sole voting and investment power as these shares are held in a family trust for the benefit of Mr. Probasco's sister.

(5) Shares owned by Messrs. Chandler, Watjen, Best, Copeland and Madeja and the executive officers as a group include shares owned in The MoneyMaker, a long-term 401(k) Retirement Savings Plan and the Provident Employee Stock Purchase Plan.

    BENEFICIAL OWNERSHIP OF PROVIDENT COMMON STOCK. Detailed information about the security ownership of beneficial owners of more than 5% of Provident common stock is set forth below including beneficial ownership based on sole voting and shared voting power and investment power. Due to the shared voting and investment power relating to a large portion of the Provident common stock, there is significant duplication in the reported beneficial ownership. This results from ownership by certain members of the Maclellan family and trusts and foundations established by them or for their benefit. The following chart is provided to summarize the reported Maclellan family interests.

                                                                                DIRECT OWNED   PERCENT OF PROVIDENT
                                                                                   (VOTING         COMMON STOCK
NAME AND ADDRESS OF DIRECT OWNER                                                   POWER)           OUTSTANDING
------------------------------------------------------------------------------  -------------  ---------------------
The Maclellan Foundation, Inc.................................................    15,198,693             11.20
  Chattanooga, Tennessee

R. J. and Cora L. Maclellan Trusts for The Maclellan Foundation...............     6,425,650              4.74
  Chattanooga, Tennessee

Charitable Trusts.............................................................     5,740,994              4.23
  Chattanooga, Tennessee

Trusts U/A R. J. Maclellan and Trusts U/A Cora L. Maclellan...................     5,082,410              3.75
  for Families of H. O. Maclellan, Sr. and R. L. Maclellan
  Chattanooga, Tennessee

Trusts U/A H. O. Maclellan, Sr. for Children and Grandchildren................     4,463,634              3.29
  Chattanooga, Tennessee

Kathrina H. Maclellan.........................................................     2,756,283              2.03
  Lookout Mountain, Tennessee

Hugh O. Maclellan, Jr.........................................................     1,496,054              1.10
  Chattanooga, Tennessee

Charlotte M. Heffner..........................................................       915,390              0.67
  Atlanta, Georgia

Other (Trusts, Estates and Family Ownership)..................................     2,896,548              2.14
  Chattanooga, Tennessee

    The following tables present information about the beneficial owners of Provident's common stock. Voting power and investment (dispositive) power is shown separately in the following tables, which list those persons holding five percent (5%) or more of such voting power and those persons holding five percent (5%) or more of such investment power, respectively. Provident does not know of any other person that is a beneficial owner of more than five percent (5%) of Provident common stock.

                     BENEFICIAL OWNERSHIP BASED ON VOTING POWER

                                                             AMOUNT
                                                          BENEFICIALLY      PERCENT OF PROVIDENT
                                                            OWNED(1)            COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                     (VOTING POWER)          OUTSTANDING
----------------------------------------------------  --------------------  ---------------------
The Maclellan Foundation, Inc.......................        15,198,693(2)             11.20
  Chattanooga, Tennessee

R. J. and Cora L. Maclellan Trusts for..............         6,425,650(3)              4.74
  The Maclellan Foundation, Inc.
  Chattanooga, Tennessee

Hugh O. Maclellan, Jr...............................        35,910,765(2)(  (4)           26.47
  Chattanooga, Tennessee

Kathrina H. Maclellan...............................        17,838,735(2)(  (5)           13.15
  (Mrs. Robert L. Maclellan)
  Lookout Mountain, Tennessee

Dudley Porter, Jr...................................         9,007,230(3)(6)            6.64
  (retired officer of Provident)
  Chattanooga, Tennessee

Charlotte M. Heffner................................         7,700,862(2)(7)            5.68
  (Mrs. Richard L. Heffner)
  Atlanta, Georgia

Zurich Insurance Company............................        12,447,620(8)              9.18
  Zurich, Switzerland

(1) Beneficial ownership of securities is disclosed according to Rule 13d-3 of the Securities Exchange Act of 1934. If shares beneficially owned by more than one person were shown as beneficially owned by only one person, then the total number of shares owned by The Maclellan Foundation, Inc.; the R.
    J. and Cora L. Maclellan Trusts for The Maclellan Foundation, Inc.; Kathrina
    H. Maclellan; Hugh O. Maclellan, Jr.; Dudley Porter, Jr.; and Charlotte M. Heffner would have been equal to 44,981,016 shares of Provident common stock (33.16%).

(2) Trustees of The Maclellan Foundation, Inc. (the "Maclellan Foundation") were Hugh O. Maclellan, Jr., Kathrina H. Maclellan, Charlotte M. Heffner, Robert
    H. Maclellan, A. S. MacMillan, Frank A. Brock, G. Richard Hostetter and Ronald W. Blue. Hugh O. Maclellan, Jr. held a revocable proxy to vote the shares of Provident common stock held by the Maclellan Foundation. Accordingly, shares owned by the Maclellan Foundation have been included among those listed for Hugh O. Maclellan, Jr. The Maclellan Foundation is a charitable organization treated as a private foundation for federal income tax purposes.

(3) Trustees of the R. J. Maclellan Trust for the Maclellan Foundation and the Cora L. Maclellan Trust for the Maclellan Foundation were Hugh O. Maclellan, Jr., Kathrina H. Maclellan, Dudley Porter, Jr., and SunTrust Banks, Inc. For information concerning the stock ownership of SunTrust Banks, Inc., see Footnote 12 in the "Beneficial Ownership Based on Investment Power" table below. Voting power with respect to shares owned by these trusts was held by Hugh O. Maclellan, Jr., Kathrina H. Maclellan and Dudley Porter, Jr. The R.
    J. and Cora L. Maclellan Trusts for the Maclellan Foundation are charitable organizations treated as private foundations for federal income tax purposes.

(4) Hugh O. Maclellan, Jr. had the power to vote the following shares of Provident common stock:

Sole Voting Power..................................  4,237,366 shares--3.12%
                                                                 31,673,399%
Shared Voting Power................................           shares--23.35
                                                     ----------------------
                                                                 35,910,765%
    Total..........................................           shares--26.47

    Totals listed above, and in the "Beneficial Ownership Based on Investment Power" table below, do not include 85,128 shares of Provident common stock voted solely by spouse, Nancy B. Maclellan, of which beneficial interest is disclaimed. Also, totals do not include options to purchase 13,800 shares of Provident common stock which are exercisable within 60 days of May 10, 1999.

(5) Kathrina H. Maclellan had the power to vote the following shares of Provident common stock:

Sole Voting Power..................................  2,756,283 shares--2.03%
                                                                 15,082,452%
Shared Voting Power................................           shares--11.12
                                                     ----------------------
                                                                 17,838,735%
    Total..........................................           shares--13.15

(6) Dudley Porter, Jr. had the power to vote the following shares of Provident common stock:

Sole Voting Power..................................      5,360 shares--0.00%
Shared Voting Power................................  9,001,870 shares--6.64%
                                                     ----------------------
    Total..........................................  9,007,230 shares--6.64%

    Totals listed above, and in the "Beneficial Ownership Based on Investment Power" table below, do not include 41,852 shares of Provident common stock voted solely by spouse, Mary M. Porter, of which beneficial interest is disclaimed.

(7) Charlotte M. Heffner had the power to vote the following shares of Provident common stock:

Sole Voting Power..................................  2,401,460 shares--1.77%
Shared Voting Power................................  5,299,402 shares--3.91%
                                                     ----------------------
    Total..........................................  7,700,862 shares--5.68%

    Totals listed above, and in the "Beneficial Ownership Based on Investment Power" table below, do not include 65,664 shares of Provident common stock voted solely by spouse, Richard L. Heffner, of which beneficial interest is disclaimed. Also, totals do not include options to purchase 10,700 shares of Provident common stock which are exercisable within 60 days of May 10, 1999.

    With respect to the shares of Provident common stock held by SunTrust Bank, Chattanooga, N.A., Provident has been informed that as of May 10, 1999: (a) 6,103,670 shares (4.50%) were owned by the Maclellan Foundation. and the R.
    J. and Cora L. Maclellan Trusts for the Maclellan Foundation; and (b) 7,718,682 shares (5.69%) were owned by other trusts and charitable organizations within the Maclellan family. Accordingly, of the shares of Provident common stock reported as held by SunTrust Bank, Chattanooga, N.A., as of May 10, 1999, an aggregate of 13,822,352 shares of Provident common stock (10.19%) were also included among those listed as beneficially owned by either the Maclellan Foundation, the R. J. and Cora L. Maclellan Trusts for the Maclellan Foundation, Kathrina H. Maclellan, Hugh O. Maclellan, Jr., Dudley Porter, Jr., or Charlotte M. Heffner.

(8) Zurich Insurance Company has sole voting power of 12,447,620 shares (9.18%) and sole dispositive power of 6,098,414 shares (4.50%). The shares as to which Zurich has sole voting power are owned by Zurich and a number of its wholly owned subsidiaries, with the exception of 6,349,206 shares which are owned by Longfellow I, LLC. Under the Stock Purchase Agreement, dated March 27, 1997, between Longfellow and Zurich, Longfellow granted Zurich a proxy to vote the shares of the Provident common stock held by Longfellow.

                 BENEFICIAL OWNERSHIP BASED ON INVESTMENT POWER

                                                                                   AMOUNT
                                                                                BENEFICIALLY
                                                                                  OWNED(1)     PERCENT OF PROVIDENT
                                                                                 (INVESTMENT       COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                                               POWER)           OUTSTANDING
------------------------------------------------------------------------------  -------------  ---------------------
The Maclellan Foundation, Inc.
  Chattanooga, Tennessee......................................................    15,198,693(2)           11.20
R. J. and Cora L. Maclellan
  Trusts for The Maclellan Foundation, Inc.
  Chattanooga, Tennessee......................................................     6,425,650              4.74
Hugh O. Maclellan, Jr.
  Chattanooga, Tennessee......................................................    35,910,765(  (3)           26.47
Kathrina H. Maclellan
  (Mrs. Robert L. Maclellan)
  Lookout Mountain, Tennessee.................................................    33,037,428(  (4)           24.36
Charlotte M. Heffner
  (Mrs. Richard L. Heffner)
  Atlanta, Georgia............................................................    23,023,035(  (5)           16.97
Robert H. Maclellan
  Lookout Mountain, Tennessee.................................................    18,264,646(  (6)           13.46
Dudley Porter, Jr.
  (retired officer of Provident)
  Chattanooga, Tennessee......................................................     9,007,230(  (7)            6.64
Frank A. Brock
  Lookout Mountain, Tennessee.................................................    16,086,035(  (8)           11.86
G. Richard Hostetter
  Chattanooga, Tennessee......................................................    15,204,693(  (9)           11.21
A. S. MacMillan
  Atlanta, Georgia............................................................    15,199,595(   10)           11.21
Ronald W. Blue
  Atlanta, Georgia............................................................    15,198,693(   11)           11.21
SunTrust Banks, Inc.
  Atlanta, Georgia............................................................    15,123,568(12)           11.15

------------------------

(1) Beneficial ownership of securities is listed according to Rule 13d-3 of the Exchange Act. If shares beneficially owned by more than one person were shown as beneficially owned by only one person, then the total number of shares owned by the Maclellan Foundation; the R. J. and Cora L. Maclellan Trusts for the Maclellan Foundation; Kathrina H. Maclellan, Hugh O. Maclellan, Jr.; Charlotte M. Heffner; Robert H. Maclellan; Dudley Porter, Jr.; Frank A. Brock; G. Richard Hostetter; A. S. MacMillan; Ronald W. Blue; and SunTrust Banks, Inc. (with respect to the Maclellan family only) would have been equal 45,373,653 shares of Provident common stock (33.45%). The totals shown are for the total Maclellan family interest only. Shares of common stock held by SunTrust Bank, Chattanooga, N.A. which are included in the totals for the Maclellan family include 13,843,157 shares of Provident common stock.

(2) The 15,198,693 shares of Provident common stock owned by the Maclellan Foundation also have been included among those listed for Hugh O. Maclellan, Jr., Kathrina H. Maclellan, Charlotte M. Heffner, Robert H. Maclellan, A. S. MacMillan, Frank A. Brock, G. Richard Hostetter and Ronald W. Blue, the trustees of the Maclellan Foundation, all of whom share investment power with respect to these shares.

(3) Hugh O. Maclellan, Jr. had the power to invest the following shares of Provident common stock:

Sole Investment Power............................   2,593,974 shares-- 1.91%
Shared Investment Power..........................  33,316,791 shares--24.56%
                                                   -------------------------
  Total..........................................  35,910,765 shares--26.47%

    These shares listed above as beneficially owned by Mr. Maclellan based upon investment power include the 15,198,693 shares of Provident common stock owned by the Maclellan Foundation and 6,425,650 shares of Provident common stock owned by the R. J. and Cora L. Maclellan Trusts for the Maclellan Foundation. Totals listed above do not include 85,128 shares of Provident common stock for which his spouse, Nancy B. Maclellan, had sole investment power, and for which beneficial ownership is disclaimed. Also totals do not include options to purchase 13,800 shares of Provident common stock which are exercisable within 60 days of May 10, 1999.

(4) Kathrina H. Maclellan had the power to invest the following shares of Provident common stock:

Sole Investment Power............................   2,756,283 shares-- 2.03%
Shared Investment Power..........................  30,281,145 shares--22.33%
                                                   -------------------------
  Total..........................................  33,037,428 shares--24.36%

    These shares listed above as beneficially owned by Mrs. Maclellan based upon investment power include the 15,198,163 shares of Provident common stock owned by the Maclellan Foundation and 6,425,650 shares of Provident common stock owned by the R. J. and Cora L. Maclellan Trusts for the Maclellan Foundation.

(5) Charlotte M. Heffner had the power to invest the following shares of Provident common stock:

Sole Investment Power............................     915,390 shares-- 0.67%
Shared Investment Power..........................  22,107,645 shares--16.30%
                                                   -------------------------
  Total..........................................  23,023,035 shares--16.97%

    These shares listed above as beneficially owned by Mrs. Heffner based upon investment power include 15,198,693 shares of Provident common stock owned by the Maclellan Foundation for which Mrs. Heffner had shared investment power. Totals listed above do not include 65,664 shares of Provident common stock for which her spouse, Richard L. Heffner, had sole investment power, and for which beneficial ownership is disclaimed. Also totals do not include options to purchase 10,700 shares of Provident common stock which are exercisable within 60 days of May 10, 1999.

(6) Robert H. Maclellan had the power to invest the following shares of Provident common stock:

Sole Investment Power............................     383,805 shares-- 0.28%
Shared Investment Power..........................  17,880,841 shares--13.18%
                                                   -------------------------
  Total..........................................  18,264,646 shares--13.46%

    These shares listed above as beneficially owned by Mr. Maclellan based upon investment power include 15,198,693 shares of Provident common stock owned by the Maclellan Foundation.

(7) Dudley Porter, Jr. had the power to invest the following shares of Provident common stock:

Sole Investment Power..............................      5,360 shares--0.00%
Shared Investment Power............................  9,001,870 shares--6.64%
                                                     -----------------------
  Total............................................  9,007,230 shares--6.64%

    Totals listed above do not include 41,852 shares of Provident common stock for which his spouse, Mary M. Porter, had sole investment power, and for which beneficial ownership is disclaimed.

(8) Frank A. Brock had the power to invest the following shares of Provident common stock:

Sole Investment Power............................       1,930 shares-- 0.00%
Shared Investment Power..........................  16,084,105 shares--11.86%
                                                   -------------------------
  Total..........................................  16,086,035 shares--11.86%

    These shares listed above as beneficially owned by Mr. Brock based upon investment power include 15,198,693 shares of Provident common stock owned by the Maclellan Foundation.

(9) G. Richard Hostetter had the power to invest the following shares of Provident common stock:

Sole Investment Power............................       6,000 shares-- 0.00%
Shared Investment Power..........................  15,198,693 shares--11.21%
                                                   -------------------------
  Total..........................................  15,204,693 shares--11.21%

    In addition to the 15,198,693 shares of Provident common stock owned by the Maclellan Foundation for which Mr. Hostetter had shared investment power, Mr. Hostetter held sole investment and sole voting power for 6,000 shares of Provident common stock.

(10) A. S. MacMillan had the power to invest the following shares of Provident common stock:

Sole Investment Power............................         902 shares-- 0.00%
Shared Investment Power..........................  15,198,693 shares--11.21%
                                                   -------------------------
  Total..........................................  15,199,595 shares--11.21%

    In addition to the 15,198,693 shares of Provident common stock owned by the Maclellan Foundation, for which Mr. MacMillan had shared investment power, Mr. MacMillan held sole investment and sole voting power for 902 shares of Provident common stock. Also totals do not include options to purchase 7,500 shares of Provident common stock which are exercisable within 60 days of May 10, 1999.

(11) Ronald W. Blue had the power to invest the following shares of Provident common stock:

Sole Investment Power............................           0 shares-- 0.00%
Shared Investment Power..........................  15,198,693 shares--11.21%
                                                   -------------------------
  Total..........................................  15,198,693 shares--11.21%

    These shares listed above as beneficially owned by Mr. Blue based upon investment power, include 15,198,693 shares of Provident common stock owned by the Maclellan Foundation.

(12) SunTrust Banks, Inc. ("SunTrust"), a bank holding company, has informed Provident that as of May 10, 1999, certain subsidiaries of SunTrust held in various fiduciary capacities an aggregate of 15,123,568 shares (11.15%) of Provident common stock. As to such shares, all of which are held in various fiduciary capacities, SunTrust and certain of its subsidiaries may be deemed beneficial owners; however, SunTrust and such subsidiaries disclaim any beneficial interest in such shares. Shares reported include shares also reported for the Maclellan family as well as other shares held for owners unrelated to the Maclellan family.

    SunTrust and its subsidiaries had the power to invest the following shares of Provident common stock:

Sole Investment Power............................     746,923 shares-- 0.55%
Shared Investment Power..........................  14,376,645 shares--10.60%
                                                   -------------------------
  Total..........................................  15,123,568 shares--11.15%

    SunTrust and its subsidiaries had the power to vote the following shares of Provident common stock:

Sole Voting Power..................................  1,654,186 shares--1.22%
Shared Voting Power................................     62,415 shares--0.05%
                                                     -----------------------
  Total............................................  1,716,601 shares--1.27%

    As to the shares described above, SunTrust has informed Provident that as of May 10, 1999, an aggregate of 14,824,002 shares (10.62%) of Provident common stock was held in various fiduciary capacities by SunTrust Bank, Chattanooga, N.A., which is a direct subsidiary of SunTrust Bank of Tennessee, which is a direct subsidiary of SunTrust.

    As of May 10, 1999, SunTrust Bank, Chattanooga, N.A. had the power to invest the following shares:

Sole Investment Power............................     456,357 shares-- 0.34%
Shared Investment Power..........................  14,367,645 shares--10.59%
                                                   -------------------------
  Total..........................................  14,824,002 shares--10.93%

    As of May 10, 1999, SunTrust Bank, Chattanooga, N.A. had the power to vote the following shares:

Sole Voting Power..................................  1,571,304 shares--1.16%
Shared Voting Power................................     62,415 shares--0.05%
                                                     -----------------------
  Total............................................  1,633,719 shares--1.20%

    With respect to the shares of Provident common stock held by SunTrust Bank, Chattanooga, N.A., Provident has been informed that (a) 6,103,670 shares (4.50%) were owned by the Maclellan Foundation and the R. J. and Cora L. Maclellan Trusts for the Maclellan Foundation; and (b) 7,739,487 shares (5.71%) were owned by other trusts and charitable organizations within the Maclellan family. Accordingly, an aggregate of 13,843,157 shares (10.21%) were also included among those listed as beneficially owned by either the R. J. and Cora L. Maclellan Trusts for the Maclellan Foundation, Kathrina H. Maclellan, Hugh O. Maclellan, Jr., Robert H. Maclellan, Dudley Porter, Jr., or Charlotte M. Heffner.

    For information concerning the compensation of certain of Provident's executive officers, see pages 133 to 140 of this document.

    UNUM

    The following table sets forth information regarding the beneficial ownership of UNUM common stock, as of May 10, 1999, by each director, nominee and named executive officer, and by all directors, nominees and executive officers of UNUM as a group. The share holdings reported for all directors, nominees and executive officers as a group total 1.71 percent of the outstanding shares on May 10, 1999, as calculated pursuant to the rules of the Securities and Exchange Commission. All other amounts reported total less than one percent of the outstanding shares on such date. The total number of shares beneficially owned by each person include those which are deemed to be beneficially owned under applicable Securities and Exchange Commission regulations. Unless otherwise indicated, the person indicated holds sole voting and dispositive power. The percentage of UNUMProvident common stock that each person will own following the merger is based on the number of shares of UNUM common stock and Provident common stock, taking into account the exchange ratio, outstanding as of May 10, 1999.

                                                          SHARES
                                                       BENEFICIALLY
                                                       OWNED SUBJECT
                                                        TO OPTIONS        TOTAL                       % OF
                                           SHARES     EXERCISABLE AS     SHARES      % OF UNUM    UNUMPROVIDENT
                                         BENEFICIALLY       OF         BENEFICIALLY   COMMON         COMMON
PERSON                                      OWNED      JULY 10, 1999      OWNED        STOCK          STOCK
---------------------------------------  -----------  ---------------  -----------  -----------  ---------------
James F. Orr (1)(2)....................     296,045         627,340       923,385            *               *
Gayle O. Averyt (3)....................     300,251          10,000       310,251            *               *
Robert E. Dillon (1)...................      11,715          21,000        32,715            *               *
Gwain H. Gillespie (1)(4)..............      63,622          16,000        79,622            *               *
Ronald E. Goldsberry (1)...............       8,845          18,000        26,845            *               *
Donald W. Harward (5)..................       6,011          16,000        22,011            *               *
George J. Mitchell (1).................       3,839          14,000        17,839            *               *
Cynthia A. Montgomery (1)(6)...........       9,329          22,000        31,329            *               *
James L. Moody, Jr. (1)................       9,191          24,000        33,191            *               *
Lawrence R. Pugh (1)...................      16,336          24,000        40,336            *               *
Lois Dickson Rice (1)..................       2,370          18,000        20,370            *               *
John W. Rowe (1).......................       4,237          16,000        20,237            *               *
Robert W. Crispin (1)..................      99,002         181,814       280,816            *               *
Elaine D. Rosen (1)....................      61,362          68,852       130,214            *               *
Robert E. Broatch (1)..................      38,414          54,958        93,372            *               *
Kevin P. O'Connell (1).................      56,156          17,869        74,025            *               *
All directors, nominees and executive
  officers as a group (18 persons
  including the above named)** (7).....   1,121,926       1,284,375     2,406,301         1.71            1.00

------------------------

*   Denotes less than one percent.

** Includes officers of subsidiaries who are not officers of UNUM but are considered "executive officers" of UNUM under rules of the Securities and Exchange Commission.

(1) Includes restricted stock units with a value equivalent to 30,400 shares of UNUM common stock held by Mr. Crispin; also includes the following number of shares of phantom UNUM common stock credited to the named executive officers' accounts under UNUM's Nonqualified 401(k) Plan: Mr. Orr: 4,107 shares; Mr. Crispin: 4,235 shares; Ms. Rosen: 2,059 shares; Mr. Broatch:
    2,241 shares; and Mr. O'Connell: 1,920 shares; and the following number of shares of phantom UNUM common stock credited to the non-employee directors' accounts under UNUM's Director Deferred

    Compensation Plan: Mr. Dillon: 6,115; Mr. Gillespie: 5,836; Mr. Goldsberry:
    6,045; Mr. Mitchell: 2,839; Ms. Montgomery: 2,129; Mr. Moody: 1,191; Mr.
    Pugh: 12,336; Ms. Rice: 1,770; and Mr. Rowe: 3,237.

(2) Includes 30,459 shares held by Mr. Orr's spouse and child.

(3) Includes 33,349 shares held by Mr. Averyt's spouse and 111,698 shares held in trust for the benefit of the family members under various trusts pursuant to which Mr. Averyt, as trustee, has sole or shared voting or dispositive power. Mr. Averyt disclaims beneficial ownership of 19,077 of these shares held in trust.

(4) Includes 51,708 shares held jointly with or by Mr. Gillespie's spouse.

(5) Includes 6,011 shares held jointly with Dr. Harward's spouse.

(6) Includes 7,200 shares held jointly with Ms. Montgomery's spouse.

(7) Includes 192,806 shares held in the name of a spouse, child or certain other relative sharing the same home as the director or executive officer, or held by the director or executive officer, or the spouse of the director or executive officer, as a trustee or as a custodian for family members.

    Indicated below are the number of shares beneficially owned as of December 31, 1998, by holders of more than five percent of UNUM common stock as reported to the Securities and Exchange Commission by such holders on Schedule 13G and the percentage of the total shares of UNUM common stock outstanding which such holdings represented on such date. FMR Corp., 82 Devonshire Street, Boston, MA 02109, reported beneficial ownership of 8,593,853 shares (6.2%), including sole voting power over 422,883 shares and sole dispositive power over all such shares. In addition, J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260, reported beneficial ownership of 10,084,034 shares (7.3%), including sole voting power over 7,303,438 shares, shared voting power over 194,600 shares, sole dispositive power over 9,864,984 shares and shared dispositive power over 216,850 shares.

    Information concerning executive compensation is contained in UNUM's Annual Report on Form 10-K for the year ended December 31, 1998, and is incorporated herein by reference. For information on how to obtain this document, see "Where You Can Find More Information" on page 144.

    EMPLOYMENT AGREEMENTS

    In connection with the signing of the merger agreement, Provident and UNUM entered into a new employment agreement with Mr. Orr and Provident entered into a new employment agreement with Mr. Chandler. The agreements for Messrs. Orr and Chandler will take effect at the completion of the merger and will supersede Mr. Orr's existing executive severance agreement with UNUM and Mr. Chandler's existing employment agreement with Provident. The new agreements will be in effect until June 30, 2005, and Mr. Chandler's agreement will be automatically renewed for additional one-year terms unless prior notice not to renew is given by either party.

    Pursuant to the employment agreements, as amended, Mr. Orr initially will serve as Chairman of the Board and Chief Executive Officer of UNUMProvident and Mr. Chandler initially will serve as President and Chief Operating Officer of UNUMProvident, each with equal participation in setting the overall strategy of UNUMProvident, until June 30, 2000, or such earlier date upon which Mr. Orr resigns as Chief Executive Officer. During the period Mr. Chandler is serving as Chief Operating Officer, the operating and staff units of UNUMProvident will report to Mr. Chandler and he will be responsible for their staffing and performance. After June 30, 2000, Mr. Orr will serve as executive

Chairman of the Board and Chairman of the Executive Committee of the UNUMProvident board of directors and Mr. Chandler will succeed Mr. Orr as the Chief Executive Officer of UNUMProvident and continue to serve as President. Messrs. Orr and Chandler both will serve on the UNUMProvident board of directors from the completion of the merger and Mr. Chandler will succeed to the position of Chairman of the Board no later than July 1, 2005, or upon Mr. Orr's earlier termination.

    Messrs. Orr and Chandler each will receive an initial annual base salary of $900,000. Mr. Orr will be eligible to receive an annual bonus with a target level not less than 100% of his annual base salary through June 30, 2001 (receiving an annual bonus for the period January 1, 2001 through June 30, 2001 of 50% of the annual bonus that would have been paid with respect to the full calendar year). Mr. Chandler will be eligible for an annual bonus with a target level not less than 100% of his annual base salary during the term of his agreement. Messrs. Orr and Chandler each will receive immediately after the completion of the merger an initial grant of options to acquire 500,000 shares of UNUMProvident common stock at fair market value pursuant to the existing Provident Stock Plan of 1999, which will be binding on UNUMProvident after the merger, to vest ratably over four years. Mr. Orr will receive an additional one-time grant of 250,000 shares of UNUMProvident common stock in the form of restricted stock, all restrictions upon which will lapse on July 1, 2005, if Mr. Orr is still employed by UNUMProvident or is rendering consulting services to UNUMProvident at that time, or upon Mr. Orr's earlier death or termination without cause or for good reason. Mr. Orr may elect to convert his status from employee to consultant for a period of at least two-years at any time after June 30, 2000, following his resignation as executive Chairman of the Board. As a consultant, his monthly retainer will equal one-twelfth of his annual base salary immediately preceding his becoming a consultant.

    Messrs. Orr and Chandler both will be eligible for a retirement benefit equal to 50% (the "replacement percentage") of the average of his base salary and annual bonus for the five years in which such amounts were highest within the last ten years of employment, less any benefit payable pursuant to UNUMProvident's defined benefit retirement plans. Such benefit will be paid only if such executive remains employed until June 30, 2001, or is terminated without cause or for good reason (as such terms are defined in the agreements, a "Qualifying Termination"). After each of Mr. Orr or Mr. Chandler reaches age 55, the replacement percentage will increase by 1% per year, up to a maximum of 60%. Upon Mr. Orr's or Mr. Chandler's death, his surviving spouse will be paid an annual benefit of 75% of the retirement benefit for her life, commencing when such executive would have attained age 55. Upon commencement of the retirement benefit, any amounts owed under Mr. Orr's current split-dollar life policy will be forgiven and the amount forgiven will be grossed up for applicable federal, state and local taxes.

    Each agreement provides for payments upon Mr. Orr's or Mr. Chandler's Qualifying Termination, equal to the greater of:

        (x) three times the sum of the highest annual bonus paid to such executive for any of the three years prior to termination (the "Recent Annual Bonus") plus such executive's annual base salary; and

        (y) base salary plus such executive's Recent Annual Bonus through the remainder of the term, plus the present value of the retirement benefit, assuming such executive had accumulated the greater of three additional years of employment and the number of years and portions thereof from the date of termination until the end of the term.

    Upon a Qualifying Termination, all stock options will vest, all restrictions on restricted stock awards will lapse, other equity-based awards will vest and options will remain exercisable for a period of three years or the earlier expiration of their initial term. Lifetime medical and dental benefits will be provided to Mr. Orr and Mr. Chandler and their spouses on the same basis as such benefits are provided to the Chief Executive Officer of UNUMProvident, but coverage will be secondary and the aggregate amount of premium payments for such coverage may not exceed $1,000,000. Mr. Chandler will receive this coverage on any termination after age 55 and Mr. Orr will receive this coverage upon any termination.

    If any payments pursuant to the agreements or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, UNUMProvident will provide an additional payment such that the executive retains a net amount equal to the payments he would have retained if such excise tax had not applied.

    Messrs. Orr and Chandler both are subject to a non-competition provision for one year following termination of employment or termination of Mr. Orr's consulting arrangement, if applicable.

    In connection with the completion of the merger, Provident and UNUM have also approved the general terms of employment agreements with Messrs. Crispin, Watjen and Copeland, and Ms. Rosen. The respective agreements for each of these individuals, which Provident and UNUM currently expect will be signed prior to the completion of the merger, would supersede current agreements regarding the employment and termination of these individuals. UNUM and Provident are currently in the process of an overall evaluation of compensation in connection with determining compensation and benefits for different levels of officers of UNUMProvident. Subject to final agreement, the current terms for Messrs. Crispin and Watjen and Ms. Rosen include base salaries in the range of $500,000 to $600,000 and initial grants of options to acquire approximately 150,000 shares of UNUMProvident common stock at fair market value. Mr. Copeland's base salary will be in the range of $350,000 to $400,000 and his initial grant will cover approximately 100,000 shares. The stock options will be granted under the terms of the existing Provident Companies, Inc. Stock Plan of 1999, to vest ratably over four years. Each of these executives will be eligible for a target bonus of 75% of base salary and will hold the title of Executive Vice President.

    Mr. Crispin and Ms. Rosen would continue to be entitled to a retirement benefit under the current formula contained in the UNUM Corporation Supplemental Executive Retirement Plan until January 1, 2005, or such later date deemed appropriate by the Compensation Committee of UNUMProvident, and Mr. Crispin's historic pension arrangement, which grants him two times his years of service for ten years, would continue in effect and would be taken into account for severance purposes. Mr. Watjen and Mr. Copeland would also be entitled to an annual retirement benefit under the terms of the current formula contained in the UNUM Corporation Supplemental Executive Retirement Plan until January 1, 2005, or such later date deemed appropriate by the Compensation Committee of UNUMProvident, but such benefit will not be less than the benefit each executive will have accrued at the completion of the merger under the Provident Companies, Inc. Supplemental Executive Retirement Plan.

    In the event of termination during the three-year period following the merger and after any subsequent change in control, these individuals would each receive, generally on the basis of termination of employment without cause or for good reason, an amount equal to three times salary and bonus and three years of pension accrual, and continued welfare benefit coverage for three years. Upon such a termination, all stock options will vest, all restrictions on restricted stock awards will lapse, other equity-based awards will vest and options will remain exercisable for a period of two years or the earlier expiration of their initial term. Upon termination at any other time without cause or for good reason, each of these individuals would receive two times salary and bonus and two years of health continuation coverage.

    If any payments pursuant to the agreements or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, UNUMProvident will provide an additional payment such

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
that these individuals retain a net amount equal to the payments each would have retained if such excise tax had not applied.

    PROVIDENT AND UNUM STOCK-BASED RIGHTS

    As of May 10, 1999, approximately 2,652,216 unvested Provident stock options held by producers, retirees and employees will, pursuant to the terms of the Provident stock-based compensation plans, become fully vested and exercisable upon adoption of the merger agreement by Provident stockholders. Of this 2,652,216, approximately 1,790,000 stock options are held by executive officers and directors of Provident. The dollar amount of in-the-money options held by Provident's executive officers, and directors that will become vested upon such adoption and approval is approximately $32.7 million, based on the closing sale price of Provident common stock on the NYSE on May 10, 1999. As of May 10, 1999, approximately 3,426,532 unvested UNUM stock options held by employees will, pursuant to the terms of the UNUM stock-based compensation plans, become fully vested and exercisable upon the adoption of the merger agreement and approval of the merger by UNUM stockholders or upon completion of the merger, depending upon the terms of the particular plan. Of this 3,426,532, approximately 467,761 stock options are held by executive officers and directors of UNUM. The dollar amount of in the money options held by UNUM's executive officers and directors that will become vested either upon such adoption and approval or upon completion of the merger, as applicable, is approximately $3.2 million. Pursuant to the terms of the Provident stock-based compensation plans and the UNUM stock-based compensation plans, as a result of the merger, the restrictions on certain awards of restricted stock, including performance-based restricted stock, and certain other stock-based performance awards held by employees, including certain executive officers and employee directors, will lapse. Approximately 237,766 shares of restricted Provident common stock will have their restrictions lapse upon stockholder adoption of the merger agreement and approximately 375,092 shares of restricted UNUM common stock will have their restrictions lapse as a result of the merger.

    In the merger agreement, Provident has agreed that before the Provident Reclassification Amendment becomes effective, it will take all action necessary to adjust all Provident stock options granted under Provident's stock-based compensation plans to give effect to the Provident Reclassification Amendment. Such adjustment will apply to all stock options granted under such plans, whether vested or unvested, and outstanding immediately prior to the effectiveness of the Provident Reclassification Amendment. As a result of such adjustment, each such option will be converted into an option to acquire a number of shares of Provident common stock giving effect to the Provident Reclassification Amendment at an exercise price that is correspondingly adjusted.

    In the merger agreement, UNUM has agreed that before the merger is completed, it will take all action necessary to adjust all UNUM stock options granted under UNUM's stock-based compensation plans to give effect to the merger. Such adjustment will apply to all stock options granted under such plans, whether vested or unvested, and outstanding immediately prior to completion of the merger. As a result of such adjustment, each such option will be amended and converted into an option to acquire one share of UNUMProvident common stock for each share of UNUM common stock subject to the option.

    After the completion of the merger:

    - all outstanding stock options to purchase shares of Provident common stock under the Provident stock-based compensation plans, as adjusted in connection with the Provident Reclassification Amendment, whether vested or unvested, will be options to acquire UNUMProvident common stock; and

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
    - all outstanding stock options to purchase shares of UNUM common stock under UNUM's stock-based compensation plans will be options to acquire UNUMProvident common stock at the same aggregate spread.

GOVERNANCE OF UNUMPROVIDENT AFTER THE MERGER

    In the merger agreement, the parties agreed to various governance arrangements for UNUMProvident, the terms of which are set forth in Exhibit B to the merger agreement, which is attached as Appendix A to this document and some of which have been incorporated into the terms of the UNUMProvident bylaws. A summary of the terms of these arrangements is set forth below.

    BOARD OF DIRECTORS

    The UNUMProvident bylaws contain provisions relating to the composition of the UNUMProvident board of directors. These provisions are described under "--Interests of Management and Directors in the Merger" on page 56.

    NOMINATION OF DIRECTORS

    The UNUMProvident bylaws provide that the Executive Committee of the UNUMProvident board of directors is the only committee of the board with the power to recommend nominees to the full board of directors:

    - for election to the UNUMProvident board of directors at the stockholders meetings at which directors are to be elected,

    - to fill vacancies on the UNUMProvident board of directors in between such stockholders meetings, and

    - to serve on, and fill vacancies in, any committee of the UNUMProvident board of directors.

    EXECUTIVE COMMITTEE

    The UNUMProvident bylaws provide that, until July 1, 2001, the Executive Committee will consist of three directors initially designated by UNUM, which will include the Chief Executive Officer initially serving UNUMProvident, who will serve as Chairman of the Executive Committee as provided in his employment contract, and three directors initially designated by Provident, which will include the President initially serving UNUMProvident.

    MANAGEMENT COMMITTEES

    The merger agreement provides that, upon completion of the merger, a Corporate Policy Committee and an Operating Committee will be established.

    The Corporate Policy Committee will consist of:

- Mr. Orr (as Chairman)                    - Mr. Watjen
- Mr. Chandler                             - Mr. Crispin
- Mr. Copeland                             - Ms. Rosen

    Subject to the authority of the UNUMProvident board of directors, this committee will assist the Chief Executive Officer and the President in setting the overall strategic direction for UNUMProvident. In addition, during the integration period immediately following the completion of the merger, this committee will serve as the transition committee. Subject to the foregoing, Mr. Watjen will direct the transition and integration team.

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
    The Operating Committee will consist of:

- Mr. Orr                                  - Mr. Watjen
- Mr. Chandler (as Chairman)               - Mr. Crispin
- Mr. Copeland                             - Ms. Rosen

    The Operating Committee may also include other officers of UNUMProvident. Subject to the authority of the UNUMProvident board of directors and the Chief Executive Officer, this committee will assist the President in managing UNUMProvident.

    AMENDMENT OF CORPORATE GOVERNANCE ARRANGEMENTS

    In order to amend the provisions of the UNUMProvident bylaws that incorporate the governance arrangements set forth above and in order to take certain other actions, the UNUMProvident bylaws provide for a supermajority vote of the board of directors for a limited period of time. In particular, the UNUMProvident bylaws provide that until July 1, 2001, any of the following changes require, when a quorum of the UNUMProvident board of directors is present, the affirmative vote of not less than 75% of the directors voting at a meeting for which proper notice of the actions taken was duly given:

    - any change in the size of the UNUMProvident board of directors or in the size of any class of directors;

    - any change in the composition or power and authority of the Executive Committee of the UNUMProvident board of directors or the chairmanship thereof;

    - any change or amendment to the UNUMProvident bylaws;

    - any proposals to be submitted to the stockholders of UNUMProvident by the UNUMProvident board of directors;

    - the removal of (1) the Chairman of the Board and Chief Executive Officer other than in accordance with his employment contract, or (2) the President and Chief Operating Officer other than in accordance with his employment contract, in each case, appointed upon completion of the merger; and

    - any modification to the provisions of either of the respective employment contracts of Messrs. Orr and Chandler, or any modification to either of their respective roles, duties or authority.

PUBLIC TRADING MARKETS

    UNUM common stock is currently listed on the NYSE and the Pacific Exchange, Inc. under the symbol "UNM." Upon completion of the merger, UNUM common stock will be delisted from the NYSE and the Pacific Exchange, Inc. and deregistered under the Securities Exchange Act of 1934. Provident common stock is currently listed on the NYSE under the symbol "PVT." Application will be made for the listing on the NYSE of the shares of UNUMProvident common stock to be issued in the merger. After the merger, UNUMProvident common stock will be listed on the NYSE under UNUM's current symbol, "UNM." The authorization for listing on the NYSE, subject to official notice of issuance, of the shares of UNUMProvident common stock issuable to UNUM stockholders pursuant to the merger agreement is a condition to the completion of the merger.

ABSENCE OF APPRAISAL RIGHTS

    Appraisal rights are statutory rights that enable stockholders who object to certain extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding in lieu of receiving the consideration offered to

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
stockholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances.

    Provident stockholders are not entitled to appraisal rights under Delaware law in connection with the merger, the reclassification or the amendments to the stock plan because Provident common stock was listed on the NYSE on the record date for the Provident meeting and the shares of UNUMProvident common stock will be listed on the NYSE at the completion of the merger.

    UNUM stockholders are not entitled to appraisal rights under Delaware law in connection with the merger because the UNUM common stock was listed in the NYSE on the record date for the UNUM special meeting and the shares of UNUMProvident common stock that such holders will be entitled to receive will be listed on the NYSE at the completion of the merger.

RESALE OF UNUMPROVIDENT COMMON STOCK

    The shares of UNUMProvident common stock issuable to UNUM stockholders in the merger have been registered under the Securities Act of 1933. Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of UNUM prior to the date of the UNUM special meeting, or of UNUMProvident following the completion of the merger, as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with, UNUM at the time of the UNUM special meeting or UNUMProvident following the completion of the merger. Shares of UNUMProvident common stock received by those stockholders of UNUM who are deemed to be "affiliates" of UNUM may be resold without registration as provided for by Rule 144 or 145, or as otherwise permitted, under the Securities Act, subject to the provisions of the UNUM affiliates letter referred to below. The registration statement to register the shares of UNUMProvident common stock to be issued in the merger, of which this document is a part, does not cover any resales of UNUMProvident common stock received by affiliates of UNUM in the merger or by certain of their family members or related interests.

    Pursuant to the merger agreement, each of UNUM and Provident has agreed to deliver to the other no later than 40 days prior to the closing date of the merger, a letter identifying all persons who are, in the opinion of such company, at the time the merger agreement is submitted for adoption by its stockholders, "affiliates" of such company for purposes of qualifying the merger for "pooling of interests" accounting treatment and, in the case of "affiliates" of UNUM, for purposes of Rule 145 under the Securities Act. Each of UNUM and Provident has agreed to use its respective reasonable efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to Provident, in the event such person is a UNUM stockholder, and to UNUM, in the event such person is a Provident stockholder, 30 days prior to the closing date, a written agreement in the form attached to the merger agreement. The provisions of the agreement executed by affiliates of UNUM restrict sales by such affiliates of securities of UNUM prior to the merger and of securities of UNUMProvident following the merger. The provisions of the agreement executed by affiliates of Provident restrict sales by such affiliates of securities of Provident, and UNUMProvident after completion of the merger, at certain times prior to and following the merger.

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
                  REGULATORY FILINGS, APPROVALS AND CLEARANCES

    Pursuant to the merger agreement, each of Provident and UNUM has agreed:

       (1) to promptly make its respective filings and any other required submissions under the Hart-Scott-Rodino Act and other regulatory filings with respect to the merger and the transactions contemplated by the transaction documents; and

       (2) to use its reasonable efforts to promptly take all other action that may be necessary, proper or appropriate to obtain as promptly as practicable all consents, approvals, clearances and other authorizations required to be obtained from any governmental entity or third party in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the transaction documents as soon as practicable after the date of the merger agreement.

    However, neither Provident nor UNUM is required to agree to, or proffer:

       (1) to divest or hold separate any of its, or any of its affiliates' businesses or assets; or

       (2) to cease to conduct business or operations in any jurisdiction in which it or any of its subsidiaries conducts business or operations as of the date of the merger agreement.

ANTITRUST

    Under the Hart-Scott-Rodino Act, and the rules promulgated thereunder by the Federal Trade Commission, certain transactions, including the merger, may not be completed unless notifications have been given and certain information has been furnished to the Federal Trade Commission and the Antitrust Division of the Department of Justice and the waiting period requirements specified in the Hart-Scott-Rodino Act have been satisfied. Provident and UNUM each filed notification and report forms under the Hart-Scott-Rodino Act with the Antitrust Division and the Federal Trade Commission on December 7, 1998. On January 29, 1999, the Federal Trade Commission issued a request for additional information and other documentary material to Provident and UNUM relating to the merger. On May 18, 1999, the Federal Trade Commission announced that it had accepted for public comment a proposed consent agreement containing an order with Provident and UNUM which would require UNUMProvident to submit historical individual disability insurance claims data in response to any industry-wide request for data by the Society of Actuaries or the National Association of Insurance Commissioners or its designee, which data will be used to create or supplement industry-wide actuarial tables for individual disability insurance. The proposed consent agreement contains a number of provisions restricting the use of UNUMProvident's data in preparing tables in order to protect the confidentiality of the data and to shield the source of the data UNUMProvident will contribute to the tables, including the following:

    (i) UNUMProvident may require a written commitment that its contributed raw data will not be viewed by any competitor or actuarial consultant who provides services to competitors without the prior consent of UNUMProvident,

    (ii) UNUMProvident may require that the aggregated data from the several providers of data be used only in connection with creating or supplementing actuarial tables,

    (iii) at least three other providers of individual disability insurance that are among the ten largest providers as measured by direct earned premium must provide data for each specification in a request, and

    (iv) if 60 percent or more of the data submitted for any specification in a request is UNUMProvident's data, UNUMProvident may require that its raw data be weighted in accordance with generally accepted experience study practices so that when weighted UNUMProvident's raw data represents no more than 50 percent of the aggregated data.

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
    Compliance reports are required under the proposed consent agreement on each of May 22, 1999, 90 days after the consent agreement becomes final and 90 days after a request for data is made. These reports would include a description of UNUMProvident's efforts to comply with the consent agreement and may include the text of any agreement or condition associated with the use of the data.

    The Federal Trade Commission also granted early termination of the waiting period under the Hart-Scott-Rodino Act on May 18, 1999. The proposed consent agreement will be subject to public comment for 60 days, after which the Federal Trade Commission will decide whether to make it final. If the other approvals and conditions to closing the merger are satisfied or waived, the parties may elect to complete the merger prior to the end of the 60 day comment period. The final order will remain in effect for a term of 20 years unless modified or terminated by the Federal Trade Commission upon application by UNUMProvident.

    At any time before or after the merger, the Federal Trade Commission, the Antitrust Division or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to prohibit the completion of the merger or seeking divestiture of substantial assets of Provident or UNUM. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust or competition grounds will not be made or, if such a challenge is made, that it would not be successful.

    On February 19, 1999, Provident and UNUM received an Advance Ruling Certificate under Section 102 of the Competition Act (Canada) from the Mergers Branch, Competition Bureau of Industry Canada, rendering the merger exempt from the competition related prenotification filing requirements under such Act.

INSURANCE AND FINANCIAL SERVICES

    Provident's and UNUM's insurance subsidiaries are subject to the state or foreign insurance statutes of the jurisdictions in which they are incorporated or licensed. State insurance holding company acts generally require approval of the acquisition of control of insurance companies domiciled or commercially domiciled in such states, whether such acquisition of control is direct or indirect. Accordingly, in connection with the merger, on January 8, 1999, Provident, as the surviving party in the merger, filed the necessary applications for approval of acquisition of control of UNUM's insurance subsidiaries in the states where such companies are domiciled. As of the date hereof, an approval from the Commissioner of Insurance of Delaware has been obtained, and no others have been denied. The prior approval of the insurance and financial services regulatory authorities of the United Kingdom is required. Provident and UNUM have contacted these foreign jurisdictions to confirm the nature of their required filings.The necessary filing which was made with the United Kingdom on March 31, 1999, is pending. Receipt of such approval pursuant to these filings free of any conditions, other than those conditions that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the combined business of Provident and UNUM, is a condition to the merger.

    In addition, pre-merger notification filings have been made by Provident and UNUM with the insurance and financial services regulatory authorities of some other states and foreign countries. Receipt of clearances pursuant to these filings is not a condition to the merger unless the failure to receive such clearances, individually or in the aggregate, is reasonably likely to have a material adverse effect on the combined business of Provident and UNUM.

    There can be no assurance that the approvals and clearances described above that have not yet been obtained will be obtained, or, if obtained, will not include conditions that could result in the abandonment of the merger by Provident and UNUM. Provident and UNUM have not determined how they will respond to conditions, limitations or divestitures which may be sought by governmental entities in connection with any requisite approvals and clearances. If any conditions, limitations or divestitures are sought by governmental entities, Provident and UNUM will make such determinations at the appropriate time.

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
                              THE MERGER AGREEMENT

    THE FOLLOWING DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER, INCLUDING MATERIAL PROVISIONS OF THE MERGER AGREEMENT. THE FOLLOWING DESCRIPTION OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS DOCUMENT AND IS INCORPORATED HEREIN BY REFERENCE. ALL PROVIDENT STOCKHOLDERS AND UNUM STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

INTRODUCTION

    The merger agreement provides, among other things, for a merger of Provident and UNUM pursuant to which UNUM will be merged with and into Provident, with Provident as the surviving corporation. UNUMProvident will be governed by the laws of the State of Delaware. The transaction is intended to qualify as a "pooling of interests" for accounting and financial reporting purposes and is intended to qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

TERMS OF THE MERGER

    Prior to the completion of the merger, Provident will effect the reclassification of Provident common stock and each share of Provident common stock issued and outstanding immediately prior to the effective time of the Provident Reclassification Amendment will be reclassified and converted into
0.73 of a share of Provident common stock. Immediately after the reclassification is complete, Provident and UNUM will complete the merger. In the merger:

        (1) each share of UNUM common stock issued and outstanding immediately prior to the merger, other than shares of UNUM common stock owned by Provident or UNUM, will be converted into one share of UNUMProvident common stock; and

        (2) each share of Provident common stock issued and outstanding immediately prior to the merger will remain an issued and outstanding share of UNUMProvident common stock after the merger.

With respect to Provident stockholders, the effect of the reclassification and the merger together is that such stockholders will receive 0.73 of a share of UNUMProvident common stock for each share of Provident common stock they own.

    Fractional shares of Provident common stock will not be issued to Provident stockholders pursuant to the reclassification of Provident common stock. Instead of fractional shares, Provident stockholders will be entitled to receive an amount in cash, without interest, equal to the product of (1) the fraction of a share of Provident common stock to which such holder, after taking into account all shares of Provident common stock held immediately prior to the effective time of the Provident Reclassification Amendment, would otherwise be entitled to, and (2) the closing price per share of UNUM common stock on the NYSE on the last trading day prior to the date on which the effective time of the Provident Reclassification Amendment occurs.

CLOSING AND EFFECTIVE TIME OF THE MERGER

    The merger agreement provides that the closing will take place on the fifth business day after satisfaction or waiver of the conditions set forth in the merger agreement, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions, unless another time or date is agreed to by Provident and UNUM. As soon as practicable on the closing date, UNUM and Provident will acknowledge and file a certificate of merger executed in accordance with the relevant provisions of Delaware law and will make all other filings or recordings

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
required under Delaware law. The merger will become effective at the time when the certificate of merger is duly filed with the Secretary of State of the State of Delaware or such other time as agreed upon by the parties and set forth in the certificate of merger.

CORPORATE GOVERNANCE

    CERTIFICATE OF INCORPORATION AND BYLAWS OF UNUMPROVIDENT

    The merger agreement provides that each of the Provident certificate of incorporation and the Provident bylaws as in effect immediately prior to the merger will be amended in the merger so as to read in its entirety in the form set forth as Exhibit A-1 and Exhibit A-2, respectively, to the merger agreement. See "Comparison of Stockholders' Rights" on page 109 for a summary of the differences between the current Provident certificate of incorporation and Provident bylaws and the UNUMProvident certificate of incorporation and the UNUMProvident bylaws.

    DIRECTORS AND OFFICERS OF UNUMPROVIDENT

    The parties have agreed to various corporate governance arrangements, including the composition of the UNUMProvident board of directors, and have agreed that certain persons will constitute part of the senior management of UNUMProvident, as more fully set forth under "The Merger--Interests of Management and Directors in the Merger" on page 56.

CONDITIONS OF THE MERGER

    The respective obligations of each of Provident and UNUM to effect the merger are subject to the satisfaction or waiver, at or prior to the merger, of the following conditions:

    - the adoption of the merger agreement or the Provident Reclassification Amendment by Provident stockholders and the adoption of the merger agreement by UNUM stockholders;

    - the expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Act;

    - the receipt of approvals from various state insurance regulatory agencies, except for those approvals the failure of which to receive are not reasonably likely to have a material adverse effect on the combined businesses of UNUM and Provident, and all such approvals must be obtained free of any conditions that are reasonably likely to have a material adverse effect on such combined businesses;

    - the absence of any legal restriction that prohibits completion of the merger or is reasonably likely to have a material adverse effect on the combined businesses of UNUM and Provident, but the parties must have used reasonable efforts to prevent the imposition of any such legal restriction and to appeal any such restriction;

    - the registration statement on Form S-4 filed with the Securities and Exchange Commission to register the shares of UNUMProvident common stock to be issued in the merger having become effective under the Securities Act of 1933 and no stop order or proceeding seeking a stop order with respect to such registration statement being in effect;

    - the shares of UNUMProvident common stock issuable to UNUM stockholders pursuant to the merger agreement having been approved for listing on the NYSE, subject to official notice of issuance;

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
    - Provident and UNUM having received letters in customary form and substance from each of their respective independent public accounting firms to the effect that the merger will qualify for "pooling of interests" accounting treatment; and

    - the effectiveness of the Provident Reclassification Amendment.

    ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PROVIDENT AND UNUM

    The obligations of each of Provident and UNUM are subject to the further satisfaction or waiver by each party of the following conditions:

    - the representations and warranties of the other party set forth in the merger agreement being true and correct both as of the date of the merger agreement and at and as of the closing date, as if made at and as of such time, or, if the representation or warranty is made as of an earlier date, being true as of such date;

    - the other party having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date; and

    - the other party having received from its counsel, on a date immediately prior to the mailing of this document and on the closing date, opinions, in each case dated as of such respective dates and stating that:

           (1) the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

           (2) that UNUM and Provident each will be a party to that "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

    For purposes of the merger agreement, "material adverse change" or "material adverse effect" means, when used in connection with Provident or UNUM, any change, effect, event, occurrence or state of facts that:

        (a) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole;

        (b) materially impairs the ability of such party to perform its obligations under the merger agreement or the stock option agreements; or

        (c) prevents the consummation of any of the transactions contemplated by the merger agreement or the stock option agreements or, in the case of UNUM, the stockholders agreement,

    OTHER THAN ANY:

           (1) change, effect, event, occurrence or state of facts that occurs as a result of any act or omission of either Provident or UNUM that has been previously consented to in writing by the other party; or

           (2) change, effect, event, occurrence or state of facts relating to

               - the United States economy or securities markets in general,

               - the merger agreement or the transactions contemplated thereby or the announcement thereof,

               - the insurance industry in general, and not specifically
                 relating to Provident or UNUM or their respective subsidiaries, or

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               - any decline in the share price of either Provident common stock or UNUM common stock, but, with respect to either party, excluding any change or effect underlying such decline to the extent such change or effect would otherwise constitute a material adverse effect on such party; or

           (3) mandated change in U.S. generally accepted accounting principles or interpretations thereof or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities or interpretations thereof not applying specifically to Provident and UNUM.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties made by Provident and UNUM, some of which are qualified as to materiality, regarding the following matters, among others:

    - corporate existence and capitalization;

    - ownership of the shares of capital stock of its material subsidiaries;

    - corporate power and authority to execute, deliver and perform its obligations under the transaction documents, and to consummate the merger;

    - that the transaction documents and the transactions contemplated thereby, will not result in a violation of Provident's or UNUM's organizational documents or the organizational documents of any of their subsidiaries, contracts to which Provident or UNUM is a party, or violate any law, rule or regulation;

    - consents and regulatory approvals necessary to complete the merger;

    - documents filed with the Securities and Exchange Commission and applicable insurance regulatory authorities, including financial statements, and the accuracy of information contained therein;

    - absence of certain material adverse events, changes or effects;

    - pending or threatened suits, actions or other proceedings;

    - employee benefit plans;

    - tax matters;

    - compliance with laws and required licenses and permits;

    - accounting matters, including qualification of the merger as a "pooling of interests" transaction;

    - material contracts;

    - ownership of intellectual property and absence of infringement of third party intellectual property rights;

    - absence of regulatory disqualifications;

    - full recovery under material reinsurance contracts; and

    - year 2000 compliance.

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    In addition, UNUM represented and warranted to Provident that it has amended the Rights Agreement, dated as of March 13, 1992, between UNUM and First Chicago Trust Company of New York, as rights agent, to render such agreement inapplicable to the merger.

COVENANTS

    CONDUCT OF PROVIDENT'S AND UNUM'S BUSINESS PRIOR TO THE MERGER

    Provident and UNUM have each agreed as to itself and each of its subsidiaries, from the date of the merger agreement to the completion of the merger, unless the other party otherwise approves in writing, and except as otherwise expressly contemplated by the merger agreement or the stock option agreements, or disclosed to the other party, that, among other things:

    (a) it will conduct its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and will use all reasonable efforts to preserve intact its current business, keep available the services of its current officers and employees and preserve its various business relationships to preserve its goodwill and businesses;

    (b) it will not declare, set aside or pay any dividends payable in cash, stock or property on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary to itself, except that it may continue to pay regular quarterly dividends and dividends on participating policies;

    (c) it will not split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock;

    (d) it will not purchase, redeem or otherwise acquire any shares of capital stock of it or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (e) it will not issue, sell or pledge securities, other than the issuance of common stock upon the exercise of outstanding stock options or otherwise pursuant to outstanding equity stock-based awards;

    (f) it will not amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

    (g) it will not acquire any business or any entity or division thereof or any assets that are material, individually or in the aggregate, to such party;

    (h) it will not dispose of any of its properties or assets, except sales of investment securities or other assets in the ordinary course of business consistent with past practice;

    (i) it will not incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of either itself or any of its subsidiaries, except for short-term borrowings incurred in the ordinary course of business or to refund existing or maturing indebtedness consistent with past practice and except for intercompany indebtedness between either UNUM or Provident and any of its respective subsidiaries or between the subsidiaries of such party;

    (j) it will not make any loans, advances or capital contributions to, or investments in, any other person, other than investments made in the ordinary course of business consistent with past practice;

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    (k) it will not make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $10,000,000 or, in the aggregate, are in excess of $100,000,000;

    (l) it will not make or agree to make any tax election that, individually or in the aggregate, is reasonably likely to have a material adverse effect on its tax liability or settle or compromise any material income tax liability;

    (m) it will not pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than in the ordinary course of business consistent with past practice or in accordance with their terms, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it or any of its subsidiaries is a party;

    (n) it will not take any action that would prevent Provident from accounting for the business combination to be effected by the merger as a "pooling of interests" or from treating the merger as a "reorganization" under
       Section 368 of the Internal Revenue Code;

    (o) it will not make any material amendment or change to any of its benefits plans or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

    (p) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of it or its subsidiaries, or as contemplated by the merger agreement or by the terms of any contract the existence of which does not constitute a violation of the merger agreement, it will not increase the compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of the merger agreement to any such person; and

    (q) it will not authorize, or commit or agree to take, any of the foregoing actions.

    In addition, UNUM has agreed that it will not amend the UNUM rights agreement or authorize, or commit to agree to take any such action.

    AGREEMENT NOT TO SOLICIT OTHER OFFERS

    In the merger agreement and except as described below, each of UNUM and Provident has agreed that it will not, directly or indirectly through another person, solicit or facilitate any inquiries or the making of any "Takeover Proposal," as defined below, or participate in any discussions or negotiations regarding a Takeover Proposal. This prohibition on solicitation and facilitation precludes, among other things, either party from furnishing information to any other person.

    In addition, neither party's board of directors, or any committee thereof, may:

    - withdraw or adversely modify, or propose publicly to withdraw or adversely modify, the approval or recommendation of the merger agreement or the merger, or, in the case of Provident, the Provident Reclassification Amendment or the issuance of the UNUMProvident common stock in the merger; notwithstanding the foregoing, either party may take such actions if, in the good faith judgment of its board of directors and after consultation with outside counsel, the failure to take the foregoing actions would be inconsistent with its obligations under applicable law;

    - approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; or

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    - enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

    For purposes of the merger agreement, "Takeover Proposal" means with respect to either Provident or UNUM, any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of it and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of it or any of its subsidiaries, any tender offer or exchange offer that if completed would result in any person beneficially owning 15% or more of any class of equity securities of it or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

    However, before its stockholders meeting and in response to a "Superior Proposal," as defined below, which it did not solicit and which did not otherwise result from a breach of the merger agreement, either party may:

    - furnish information with respect to it and its subsidiaries to any person making a Superior Proposal; and

    - participate in discussions or negotiations regarding such Superior
      Proposal.

    In order to engage in such activities, a party must provide prior written notice of its decision to take such action to the other party and must advise the other party of the material terms and conditions of such request or Takeover Proposal and the identity of the person making the request.

    In addition, a party's board of directors may terminate the merger agreement in response to a Superior Proposal by sending the other party a written notice that:

    (1) advises the other party that the board of directors is prepared to accept a Superior Proposal;

    (2) specifies the material terms and conditions of such Superior Proposal;
and

    (3) identifies the person making such proposal.

    Termination of the merger agreement under such circumstances may only occur at a time that is after the fifth business day following the receipt of such written notice and prior to the date of the terminating party's stockholders meeting and will require the terminating party to pay the other a termination fee of $150 million, as discussed under "--Termination Fees and Expenses" on page 87. Each party has agreed to keep the other reasonably informed of the status and details, including amendments or proposed amendments, of any such request or Takeover Proposal.

    For purposes of the merger agreement, a "Superior Proposal" means with respect to either Provident or UNUM any proposal:

    (1) made by a person other than Provident or UNUM to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the common stock of such party then outstanding or all or substantially all the assets of such party and its subsidiaries taken together;

    (2) which is otherwise on terms which the board of directors of such party determines in its good faith judgment, based on the advice of a financial advisor of nationally recognized reputation, to be more favorable to such party's stockholders than the merger; and

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    (3) for which financing, to the extent required, is then committed or which, in the good faith judgment of the board of directors of such party, is reasonably capable of being obtained by such third party.

    Nothing contained in the merger agreement prohibits either party from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Securities Exchange Act of 1934. In addition, the merger agreement does not prohibit either party from making any disclosure to its stockholders if, in the good faith judgment of its board of directors and after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law. However, neither party is permitted to:

    (1) withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the merger agreement or the merger, or, in the case of Provident, the Provident Reclassification Amendment or the issuance of UNUMProvident common stock in the merger; notwithstanding the foregoing, either party may take such actions if, in the good faith judgment of its board of directors and after consultation with outside counsel, the failure to take the foregoing actions would be inconsistent with its obligations under applicable law; or

    (2) approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

ADDITIONAL AGREEMENTS

    STOCK PLANS AND STOCK OPTIONS

    The merger agreement provides that UNUMProvident will assume the UNUM stock plans upon completion of the merger. This means that all of the obligations of UNUM under the UNUM stock plans will be obligations of UNUMProvident upon completion of the merger. As a result of the merger all outstanding options granted under UNUM stock plans, whether vested or unvested, will become options to acquire shares of UNUMProvident common stock with the same aggregate spread.

    As a result of the merger and the reclassification of Provident common stock, all outstanding options granted under the Provident stock plans, whether vested or unvested, will be converted into an option to acquire a number of shares of UNUMProvident common stock giving effect to the reclassification of Provident common stock at an exercise price that is correspondingly adjusted.

    EMPLOYMENT AGREEMENTS

    Following the merger, UNUMProvident will assume and honor all obligations under employment agreements of UNUM, unless such agreements constitute a violation of the merger agreement. In connection with the signing of the merger agreement, Provident and UNUM entered into a new employment agreement with Mr. Orr and Provident entered into a new employment agreement with Mr. Chandler. In addition, Provident and UNUM currently expect that prior to the completion of the merger, employment agreements will be signed with Messrs. Crispin, Watjen and Copeland and Ms. Rosen. The terms of these employment agreements are explained in "The Merger--Interests of Management and Directors in the Merger" on page 56.

    INDEMNIFICATION AND DIRECTORS' AND OFFICERS' INSURANCE

    In the merger agreement, Provident and UNUM have agreed to provisions relating to indemnification of officers and directors of the companies and the provision of directors and officers' liability insurance, which are described in "The Merger--Interests of Management and Directors in the Merger" on page 56.

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    POOLING OF INTERESTS

    The merger agreement provides that UNUM and Provident each will use their respective reasonable efforts to cause the transactions contemplated by the merger agreement to be accounted for as a "pooling of interests." For more detailed information, see "Accounting Treatment" on page 93.

    OTHER AGREEMENTS

    The merger agreement contains additional agreements relating to the conduct of the parties prior to the merger, including the following:

    - to promptly make their respective filings with applicable governmental entities;

    - to use reasonable efforts in obtaining all necessary regulatory approvals and consents;

    - to give prompt notice of the failure of any representation or warranty, the failure to comply with any covenant, condition or agreement or any change which, in each case, is reasonably likely to result in a material adverse effect;

    - to coordinate declaration and payment of dividends to ensure that Provident stockholders or UNUM stockholders do not receive multiple dividends, or fail to receive a dividend, in any calendar quarter;

    - to deliver to the other party no later than 40 days prior to the closing date a list of all individuals that such party believes to be "affiliates" of such party at the time the merger agreement is submitted to such party's stockholders and to use reasonable efforts to cause such persons to deliver "affiliates' letters" to the other party;

    - to use reasonable efforts to cause the transactions contemplated by the merger agreement to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code;

    - to use reasonable efforts to cause to be delivered to the other party "comfort letters" from such party's independent accountants;

    - to afford the other party reasonable access to information pertaining to such party;

    - to take such actions as may be required to adjust options under any stock plans, and, in the case of Provident, to take all necessary actions to assume the UNUM stock plans, including the reservation, issuance and listing of shares of UNUMProvident common stock issuable pursuant to such options and the registration of such shares;

    - in the case of Provident, to use its reasonable efforts to cause the shares of UNUMProvident common stock to be issued in the merger to be approved for listing on the NYSE;

    - in the case of UNUM, to take all further action reasonably requested by Provident in order to render the UNUM rights agreement inapplicable to the merger; and

    - in the case of Provident, to take all actions necessary to cause the Provident Reclassification Amendment to become effective.

    Provident and UNUM have also agreed that none of the information they supply for inclusion in the registration statement on Form S-4 filed with the Securities and Exchange Commission to register the shares of UNUMProvident to be issued in the merger, of which this document is a part, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

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TERMINATION

    The merger agreement may be terminated at any time prior to the merger, whether before or after the approval by the Provident stockholders or UNUM stockholders,

    (a) by the mutual written consent of Provident and UNUM,

    (b) by either Provident or UNUM if:

       (1) the merger is not completed by November 30, 1999; so long as the party seeking to terminate did not prevent completion of the merger by the failure to perform any of its obligations under the merger agreement;

       (2) the Provident stockholders fail to adopt the merger agreement or the Provident Reclassification Amendment or the UNUM stockholders fail to adopt the merger agreement;

       (3) any legal restriction permanently prohibits completion of the merger, so long as the party seeking termination has used reasonable efforts to prevent or remove such restriction;

       (4) if the other party breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements in the merger agreement which would result in a failure of a condition to the other party's obligation to close the merger and such breach or failure is incapable of being cured;

       (5) pursuant to the terms of the merger agreement relating to the receipt of a Superior Proposal by the terminating party, as long as such terminating party complied with all of the terms of the merger agreement relating to termination under such circumstances;

       (6) if the other party or any of its directors or officers participates in discussions or negotiations with respect to alternative transactions with third parties in breach of the merger agreement; or

       (7) if the other party's board of directors or any committee thereof withdraws or modifies in a manner adverse to the terminating party its approval or recommendation of the merger or the merger agreement.

TERMINATION FEES AND EXPENSES

    TERMINATION FEE

    The merger agreement provides that, upon the occurrence of the following events, one party will be obligated to pay to the other a termination fee in the amount of $150 million:

    (1) a Takeover Proposal has been made known to one party or any of its subsidiaries or has been made directly to such party's stockholders generally or any person has publicly announced an intention to make a Takeover Proposal with respect to such party and thereafter the merger agreement is terminated by either Provident or UNUM either:

       -  because the merger has not been completed by November 30, 1999, or

       - because the requisite stockholder approval has not been obtained and the party that was the subject of the Takeover Proposal enters into an agreement regarding, or completes, a Takeover Proposal within 18 months after the termination;

    (2) the merger agreement is terminated by a party that receives a Superior Proposal that did not result from a breach of the merger agreement;

    (3) the merger agreement is terminated by one party as permitted by the merger agreement when the non-terminating party's board of directors withdraws or adversely modifies its approval or

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       recommendation to its stockholders of the merger or the merger agreement and such non-terminating party enters into an agreement regarding, or completes, a Takeover Proposal within 18 months after the termination; or

    (4) the merger agreement is terminated by one party as permitted by the merger agreement when the non-terminating party or any of its directors or officers participates in discussions or negotiations with a third party in breach of the merger agreement and such non-terminating party enters into an agreement regarding, or completes, a Takeover Proposal within 18 months after the termination.

    The merger agreement provides that for the purposes of the termination right discussed in clauses (1), (3) and (4) above, all references in the definition of Takeover Proposal to 15% will become 35%. For the definition of Takeover Proposal, see "--Covenants" on page 82.

    EXPENSES

    The merger agreement also provides that, whether or not the merger is completed, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that:

    (1) costs and expenses incurred in connection with the filing, printing and mailing of the registration statement on Form S-4 and this document and the filing of forms under the Hart-Scott-Rodino Act will be shared equally by Provident and UNUM; and

    (2) Provident will pay any taxes which are attributable to the transfer of the beneficial ownership of UNUM's real property.

AMENDMENT, EXTENSION AND WAIVER

    AMENDMENT

    Provident and UNUM may amend the merger agreement at any time before or after the Provident stockholders or the UNUM stockholders adopt the merger agreement. After adoption of the merger agreement by the Provident stockholders or the UNUM stockholders, the merger agreement cannot be amended in any way that by law requires further approval of such stockholders without obtaining such further approval.

    On May 25, 1999, UNUM and Provident executed a first amendment to the merger agreement to increase the authorized capital stock of UNUMProvident as provided in the UNUMProvident certificate of incorporation from 500 million shares, consisting of 475 million shares of common stock and 25 million shares of preferred stock, to 750 million shares, consisting of 725 million shares of common stock and 25 million shares of preferred stock, to provide that Mr. Chandler will succeed Mr. Orr as the Chief Executive Officer of UNUMProvident as of July 1, 2000, and will also continue to serve as President, and to correct typographical errors in the merger agreement and the exhibits thereto.

    EXTENSION AND WAIVER

    At any time prior to the merger, Provident or UNUM may extend the time for performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. After the Provident stockholders or the UNUM stockholders adopt the merger agreement, however, if any such extension or waiver would require further approval of the merger agreement by stockholders under applicable law then such approval must be obtained.

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                            STOCK OPTION AGREEMENTS

    THE FOLLOWING DESCRIPTION SETS FORTH THE MATERIAL PROVISIONS OF EACH OF THE PROVIDENT OPTION AGREEMENT AND THE UNUM OPTION AGREEMENT, BUT DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, SUCH AGREEMENTS, WHICH ARE ATTACHED AS APPENDICES B AND C, RESPECTIVELY, TO THIS DOCUMENT AND ARE INCORPORATED HEREIN BY REFERENCE. ALL PROVIDENT STOCKHOLDERS AND UNUM STOCKHOLDERS ARE URGED TO READ EACH OF THE PROVIDENT OPTION AGREEMENT AND THE UNUM OPTION AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

GENERAL

    Immediately following the execution of the merger agreement, Provident and UNUM entered into two stock option agreements, each dated November 22, 1998. Pursuant to the Provident Option Agreement, Provident granted to UNUM an option to purchase Provident common stock from Provident on the conditions set forth below. Pursuant to the UNUM Option Agreement, UNUM granted to Provident an option to purchase UNUM common stock from UNUM on the conditions set forth below. Except as otherwise noted below, the terms and conditions of the Provident Option Agreement and the UNUM Option Agreement are identical in all material respects.

    Arrangements such as the stock option agreements are often entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be completed in accordance with their terms, and to compensate the optionholder for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not completed under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The stock option agreements were entered into to accomplish these objectives. The stock option agreements may have the effect of discouraging offers by third parties to acquire either party prior to the merger, even if such persons were prepared to offer to pay consideration to either party's stockholders which has a higher current market price than the UNUMProvident common stock to be received by Provident stockholders and UNUM stockholders pursuant to the merger agreement.

    The stock option agreements are not subject to the approval of Provident stockholders or UNUM stockholders and are effective whether or not Provident stockholders or UNUM stockholders adopt the merger agreement at the respective stockholders meetings. To the best knowledge of Provident and UNUM, no event giving rise to the right to exercise the Provident option or UNUM option has occurred as of the date of this document.

EXERCISE; EXPIRATION

    Pursuant to the Provident Option Agreement, Provident granted UNUM an irrevocable option to purchase, subject to the terms thereof, up to 26,945,874 shares of Provident common stock at a price per share of $35.131 (the "Provident Option Price"). Pursuant to the UNUM Option Agreement, UNUM granted to Provident an irrevocable option to purchase, subject to the terms thereof, up to 27,563,644 shares of UNUM common stock at a price per share of $50.657 (the "UNUM Option Price"). The Provident Option Price and the UNUM Option Price, as the case may be, are each referred to as the "Option Price." The number of shares subject to the option and the Option Price are each subject to possible adjustment, but in no event will the number of shares subject to the option exceed 19.9% of the issuer's common stock issued and outstanding at the time of exercise, without giving effect to the common stock issued or issuable under the option.

    The stock option agreements provide that the option will become exercisable on the occurrence of any of the events that would cause the optionholder to become entitled to a termination payment from the issuer under the merger agreement, described above under "The Merger Agreement--Termination Fees and Expenses" on page 87, which events are referred to in the stock option agreements as a "Purchase Event".

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    The option will terminate upon the earliest to occur of:

    (1) the merger;

    (2) 18 months after the first occurrence of a Purchase Event; and

    (3) the termination of the merger agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of this clause (3), the optionholder will have the right to receive a termination fee following such termination upon the occurrence of certain events, in which case the option will not terminate until the later of:

       (a) six months following the time such termination fee becomes payable;
           and

       (b) the expiration of the period in which the optionholder has such right to receive a termination fee.

    Any purchase of shares upon exercise of the option will be subject to compliance with the Hart-Scott-Rodino Act and the obtaining or making of any required consents, approvals or filings so that the issuance of shares to the optionholder would not be illegal. The issuer has agreed to use reasonable efforts to assist the optionholder in seeking or making any such consents, approvals or filings.

CASH-OUT RIGHT

    The stock option agreements further provide that at any time the option is exercisable, the optionholder may elect to exercise its "Cash-Out Right." This right allows the optionholder to require the issuer to pay to the optionholder an amount in cash in exchange for the cancellation of the option with respect to such number of shares as the optionholder specifies. This cash amount is equal to such number of shares multiplied by the difference between:

    (1) an average closing price, as determined pursuant to the stock option agreements, for the issuer's common stock; and

    (2) the Option Price.

ADJUSTMENTS TO NUMBER OF OPTION SHARES

    The stock option agreements provide for automatic adjustment of the number of shares purchaseable upon the exercise of the option in the event that any additional shares of the issuer's common stock are issued or otherwise become outstanding after the date of the stock option agreements, other than pursuant to the stock option agreements. In this event, the aggregate number of shares which may be purchased upon exercise of the option will automatically be increased so that, taking into consideration any such issuance of additional shares, the aggregate number equals 19.9% of the shares of issuer's common stock then issued and outstanding. This increase will take place without any further action on the part of issuer or the optionholder.

LIMITATION ON TOTAL PROFIT

    The stock option agreements provide that, notwithstanding any other provision of the stock option agreements, in no event will the optionholder's Total Profit (as defined below) plus any termination fee paid to the optionholder, pursuant to the provision of the merger agreement described under "The Merger Agreement--Termination Fees and Expenses" on page 87, exceed in the aggregate $250 million. If the total amount that otherwise would be received by the optionholder would exceed such amount, the optionholder, at its sole election, is required to:

    (1) reduce the number of shares subject to the option;

    (2) deliver to the issuer for cancellation shares previously purchased by the optionholder against the refund of the Option Price therefor;

    (3) pay cash to the issuer; or

    (4) any combination of (1), (2) and (3), so that the optionholder's actually realized Total Profit, when aggregated with any termination fee paid to the optionholder, will not exceed $250 million after taking into account the actions listed in these clauses (1) through (4).

    For purposes of the stock option agreements, "Total Profit" means the aggregate amount before taxes of the following:

    (1) the amount received by the optionholder pursuant to the issuer's repurchase of some or all of the option pursuant to the exercise of the optionholder's Cash-Out Right; and

    (2) (x) the net cash amounts or the fair market value of any property received by the optionholder pursuant to the sale of shares purchased under the option, or any other securities into which such shares are converted or exchanged, to any unaffiliated party, but in no case less than the fair market value of such Option Shares, less (y) the optionholder's purchase price of such shares; and

    (3) the net cash amounts received by the optionholder on the transfer of some or all of the option to any unaffiliated party.

    The stock option agreements also provide that, notwithstanding any other provision of the stock option agreement, the option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with any termination fee theretofore paid to the optionholder, would exceed $250 million. For purposes of the stock option agreements, the term "Notional Total Profit" with respect to any number of shares as to which the optionholder may propose to exercise the option, means the Total Profit determined as of the date of such proposal assuming for such purpose that:

    (1) the option was exercised on such date for such number of shares; and

    (2) such shares, together with all other shares held by the optionholder and its affiliates as of such date, were sold for cash at the closing market price on the NYSE for the issuer's common stock as of the close of business on the preceding trading day, less customary brokerage commissions.

COMMON STOCK EQUIVALENTS

    The Provident Option Agreement provides that in the event a sufficient number of shares of Provident common stock are not authorized to permit the issuance by Provident of the number of shares required by the optionholder, Provident will use its best efforts to cause such number of shares of Provident common stock to become authorized for issuance. Instead of authorizing shares of Provident common stock, Provident may cause to be authorized a number of shares of preferred stock, par value $1.00 per share, authorized and designated by Provident in accordance with Delaware law. These shares of preferred stock, or units thereof, will be equal in number and voting power to the number of Provident shares issuable and otherwise have terms that make such preferred stock substantially similar to Provident common stock.

                             STOCKHOLDERS AGREEMENT

    THE FOLLOWING DESCRIPTION SETS FORTH THE MATERIAL PROVISIONS OF THE STOCKHOLDERS AGREEMENT, BUT DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, SUCH AGREEMENT, WHICH IS ATTACHED AS APPENDIX D TO THIS DOCUMENT, AND IS INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS OF PROVIDENT AND UNUM ARE URGED TO READ THE STOCKHOLDERS AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

GENERAL

    Immediately prior to the execution of the merger agreement, UNUM and members of the Maclellan family who together hold approximately 26% of Provident's common stock entered into the stockholders agreement. The stockholders signing the stockholders agreement agreed, among other things and so long as the conditions set forth in the stockholders agreement are satisfied, to vote those shares of Provident common stock for which they have voting power or control in favor of adoption of the merger agreement and approval of the transactions contemplated by the merger agreement at every meeting of the stockholders of Provident at which such matters are considered and at every adjournment thereof. The members of the Maclellan family have also agreed not to grant any proxy or powers of attorney with respect to any of the shares of Provident common stock for which they have voting power or control with respect to such matters other than to UNUM or any person designated in writing by UNUM. They have further agreed not to deposit or permit to be deposited any of such shares in a voting trust or subject such shares to any arrangement inconsistent with the stockholders agreement.

TERMINATION

    The stockholders have also agreed that the stockholders agreement and the obligations thereunder will attach to such stockholders' shares and will be binding upon any person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise.

    The stockholders agreement provides that it will terminate upon the earlier of:

       (1) the completion of the merger;

       (2) the date on which the merger agreement is terminated in accordance with its terms; and

       (3) the date of any amendment or modification of the merger agreement, or other agreement entered into in connection therewith, or action taken, including any waiver of the terms of the merger agreement, by Provident or UNUM which:

           (a) reduces the exchange ratio or otherwise alters the exchange ratio in a manner adverse to the stockholders signatory to the stockholders agreement or Provident stockholders generally;

           (b) grants to UNUM stockholders any securities or other rights, or requires UNUM or Provident to take any action which would have the effect of altering the relative interests of the UNUM stockholders and the Provident stockholders implied by the exchange ratio;

           (c) alters the provisions of the merger agreement relating to UNUM's agreements with respect to the UNUM Rights Agreement;

           (d) extends the date by which the merger shall have been completed under the terms of the merger agreement; or

           (e) waives, amends or modifies the provisions of the merger agreement relating to the tax opinion to be received by Provident in connection with the merger.

                              ACCOUNTING TREATMENT

    Based on the advice of their respective independent public accountants, Provident and UNUM believe that the merger will qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, UNUMProvident will retroactively restate its consolidated financial statements at the effective time of the merger to include the assets, liabilities, stockholders' equity and results of operations of UNUM as if the companies had always been combined. Completion of the merger is conditioned on receipt by Provident and UNUM of letters from their respective independent public accounting firms to the effect that the merger will qualify as a "pooling of interests" for accounting purposes. See "The Merger Agreement--Conditions of the Merger" on page 79 and "The Merger Agreement--Additional Agreements--Pooling of Interests" on page 86. The unaudited pro forma financial information contained in this document has been prepared using the "pooling of interests" method of accounting.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following summary discusses the material federal income tax consequences of the merger. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date of this document. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion and the opinions of Sullivan & Cromwell and Cravath, Swaine & Moore assume that Provident stockholders and UMUM stockholders hold such shares as capital assets. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, foreign persons, persons that hold UNUM common stock or Provident common stock as part of a straddle or conversion transaction and persons who acquired shares of UNUM common stock or Provident common stock through the exercise of employee stock options or rights or otherwise as compensation or through a tax-qualified retirement plan. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

TAX OPINIONS

    It is intended that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The respective obligations of the parties to complete the merger are conditioned upon the receipt by Provident of an opinion of Sullivan & Cromwell and the receipt by UNUM of an opinion of Cravath, Swaine & Moore, in each case dated as of the closing date, to the effect that:

    (1) the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

    (2) each of Provident and UNUM will be a party to that "reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

    Such opinions will not be binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not contest the conclusions expressed therein. The opinions will be based in part upon certain representations made by Provident, UNUM and certain of their respective stockholders, officers and other persons customarily given in transactions of this type.

    Like other conditions to the merger, either party can choose to waive the receipt of such legal opinions. However, if the receipt of the legal opinion is waived and there is a material difference in the consequences to Provident stockholders or UNUM stockholders from what we described in this document, we will recirculate revised proxy materials and resolicit the vote of the stockholders.

TAX CONSEQUENCES OF THE PROVIDENT RECLASSIFICATION AMENDMENT AND THE MERGER

    As provided in their respective opinions, each dated as of the effective date of the registration statement of which this document is a part, in the opinion of Sullivan & Cromwell, counsel to

Provident, and Cravath, Swaine & Moore, counsel to UNUM, assuming that the representations described above under "--Tax Opinions" on page 93 are true and complete as of the effective time of the merger and the merger is completed in accordance with the merger agreement and pursuant to the laws of Delaware, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and each of Provident and UNUM will be a party to that "reorganization" within the meaning of 368(b) of the Internal Revenue Code.

    As a result, in the opinion of Cravath, Swaine & Moore, counsel to UNUM:

    (1) No gain or loss will be recognized by UNUM stockholders as a result of the conversion of shares of UNUM common stock into shares of UNUMProvident common stock pursuant to the merger.

    (2) The aggregate tax basis of the shares of UNUMProvident common stock received by UNUM stockholders in the merger will be the same as the aggregate tax basis of the shares of UNUM common stock converted.

    (3) The holding period of the shares of UNUMProvident common stock received by UNUM stockholders will include the holding period of shares of UNUM common stock converted.

    And further as a result, in the opinion of Sullivan & Cromwell, counsel to
Provident:

    (1) No gain or loss will be recognized by Provident stockholders on the exchange of their shares of Provident common stock for UNUMProvident common stock pursuant to the Provident Reclassification Amendment and the merger, except as discussed below with respect to cash received instead of fractional shares.

    (2) The aggregate tax basis of the shares of UNUMProvident common stock held by the Provident stockholders in connection with the Provident Reclassification Amendment and the merger, including any fractional shares of UNUMProvident common stock deemed received as described below, will be the same as the aggregate tax basis of the shares of Provident common stock held prior to the Provident Reclassification Amendment.

    (3) The holding period of the shares of UNUMProvident common stock held by the Provident stockholders as a result of the Provident Reclassification Amendment and the merger, including any fractional shares deemed received as described below, will include the holding period of the shares of Provident common stock held prior to the Provident Reclassification Amendment and the merger.

FRACTIONAL SHARES

    If a Provident stockholder receives cash instead of a fractional share interest pursuant to the reclassification of Provident common stock, such fractional share interest will be treated as having been distributed to such stockholder, and such cash amount will be treated as received in redemption of the fractional share interest. In general, the stockholder will recognize capital gain or loss equal to the cash amount received for the fractional share reduced by the portion of the stockholder's tax basis in shares of Provident common stock surrendered that is allocable to the fractional share interest in Provident common stock. The capital gain or loss will be long-term capital gain or loss if the stockholder's holding period in the fractional share interest for federal income tax purposes is more than one year. Long-term capital gain of a non-corporate U.S. stockholder's is generally subject to a maximum tax rate of 20%.

    THE PRECEDING STATEMENTS DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, PROVIDENT AND UNUM STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                          UNAUDITED PRO FORMA COMBINED
                         CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements and explanatory notes are presented to show the impact on the historical financial positions and results of operations of Provident and UNUM of the merger under the "pooling of interests" method of accounting. The unaudited pro forma combined condensed financial statements combine the historical financial information of Provident and UNUM as of March 31, 1999, for the three-month periods ended March 31, 1999 and March 31, 1998, and for each of the years ended December 31, 1998, 1997 and 1996. The unaudited pro forma combined condensed statements of income give effect to the merger as if it had been completed at the beginning of the earliest period presented. The pro forma combined condensed balance sheet assumes the merger was completed on March 31, 1999.

    The pro forma combined condensed financial statements as of March 31, 1999, for the three-month periods ended March 31, 1999 and March 31, 1998, and for each of the years ended December 31, 1998, 1997 and 1996, are based on and derived from, and should be read in conjunction with:

    - the historical consolidated financial statements and related notes thereto of Provident, which are incorporated by reference herein; and

    - the historical consolidated financial statements and related notes thereto of UNUM, which are incorporated by reference herein.

    For information on how to obtain these documents, see "Where You Can Find More Information" on page 144.

    Pro forma stockholders' equity at March 31, 1999, does not include the effect of estimated expenses related to the merger of approximately $139.0 million ($109.0 million net of income taxes) and an expense related to the early retirement offer to employees of $94.0 million ($66.0 million net of income taxes). See Note 3 to the unaudited pro forma combined condensed financial statements on page 103 for further information. The pro forma combined condensed financial statements do not reflect any benefit expected from revenue enhancements or derived from potential cost savings related to the merger.

    Provident's acquisition of The Paul Revere Corporation on March 27, 1997, was accounted for using the "purchase" method of accounting. Accordingly, the results of operations of The Paul Revere Corporation have been included in the Provident historical financial statements from the date of acquisition. Under the purchase method of accounting, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values at the closing date of the transaction.

    The pro forma financial statements are presented for comparative purposes only and are not necessarily indicative of the results of operations that would have been realized had the merger been completed during the periods or as of the date for which the pro forma financial statements are presented, nor are they necessarily indicative of the results of operations in future periods or the future financial position of UNUMProvident.

                 PROVIDENT COMPANIES, INC. AND UNUM CORPORATION

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                              AS OF MARCH 31, 1999

                                                                                                           PROVIDENT/
                                                                          HISTORICAL                          UNUM
                                                                    ----------------------    PRO FORMA     PRO FORMA
                                                                     PROVIDENT     UNUM      ADJUSTMENTS    COMBINED
                                                                    -----------  ---------  -------------  -----------
                                                                                      (IN MILLIONS)
                              ASSETS
Fixed Maturity Securities
  Available-for-sale..............................................   $14,392.9   $ 7,972.0    $      --     $22,364.9
  Held-to-maturity................................................       312.8          --           --         312.8
Equity Securities.................................................         4.0        28.8           --          32.8
Mortgage Loans....................................................        17.8     1,273.3           --       1,291.1
Real Estate.......................................................        43.6       140.0           --         183.6
Policy Loans......................................................     2,090.5       137.1           --       2,227.6
Other Long-term Investments.......................................         8.4         2.1           --          10.5
Short-term Investments............................................        31.2       271.6           --         302.8
                                                                    -----------  ---------  -------------  -----------
  TOTAL INVESTMENTS...............................................    16,901.2     9,824.9           --      26,726.1
Cash..............................................................        56.9        77.0           --         133.9
Premiums Receivable...............................................        65.1       636.4           --         701.5
Reinsurance Receivable............................................     3,057.4     1,806.5           --       4,863.9
Deposit Assets....................................................          --       665.7           --         665.7
Accrued Investment Income.........................................       368.7       154.4           --         523.1
Deferred Policy Acquisition Costs.................................       497.4     1,357.3           --       1,854.7
Value of Business Acquired........................................       483.7        76.5           --         560.2
Goodwill..........................................................       687.5        93.2           --         780.7
Property and Equipment............................................       137.7       238.8           --         376.5
Miscellaneous.....................................................       116.2       415.2           --         531.4
Separate Account Assets...........................................       388.2        35.3           --         423.5
                                                                    -----------  ---------  -------------  -----------
  TOTAL ASSETS....................................................   $22,760.0   $15,381.2    $      --     $38,141.2
                                                                    -----------  ---------  -------------  -----------
                                                                    -----------  ---------  -------------  -----------

               LIABILITIES AND STOCKHOLDERS' EQUITY

Policy and Contract Benefits......................................   $   533.5   $ 6,958.0    $   230.0     $ 7,721.5
Reserves for Future Policy and Contract
  Benefits and Unearned Premiums..................................    13,923.2     2,491.9           --      16,415.1
Other Policyholders' Funds........................................     2,980.1       871.6           --       3,851.7
Federal Income Tax Liability......................................       185.6       618.7        (80.0)        724.3
Short-term Debt...................................................        73.2       362.6           --         435.8
Long-term Debt....................................................       600.0       598.5           --       1,198.5
Other Liabilities.................................................       552.7       777.8           --       1,330.5
Separate Account Liabilities......................................       388.2        35.3           --         423.5
                                                                    -----------  ---------  -------------  -----------
  TOTAL LIABILITIES...............................................    19,236.5    12,714.4        150.0      32,100.9
                                                                    -----------  ---------  -------------  -----------
COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
  SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBT
  SECURITIES OF THE COMPANY.......................................       300.0          --           --         300.0
                                                                    -----------  ---------  -------------  -----------

Common Stock......................................................       135.9        20.0       (132.1)         23.8
Additional Paid-in Capital........................................       764.0     1,153.5       (948.0)        969.5
Accumulated Other Comprehensive Income............................       438.2       150.6           --         588.8
Retained Earnings.................................................     1,894.6     2,439.9       (150.0)      4,184.5
Treasury Stock....................................................        (9.2)   (1,080.1)     1,080.1          (9.2)
Restricted Stock Deferred Compensation............................          --       (17.1)          --         (17.1)
                                                                    -----------  ---------  -------------  -----------
  TOTAL STOCKHOLDERS' EQUITY......................................     3,223.5     2,666.8       (150.0)      5,740.3
                                                                    -----------  ---------  -------------  -----------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................   $22,760.0   $15,381.2    $      --     $38,141.2
                                                                    -----------  ---------  -------------  -----------
                                                                    -----------  ---------  -------------  -----------

         The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                 PROVIDENT COMPANIES, INC. AND UNUM CORPORATION

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                                                                   HISTORICAL                           PROVIDENT/UNUM
                                                          ----------------------------    PRO FORMA       PRO FORMA
                                                            PROVIDENT        UNUM        ADJUSTMENTS       COMBINED
                                                          -------------  -------------  -------------  ----------------
                                                                        (IN MILLIONS, EXCEPT SHARE DATA)
Premium Income..........................................  $       619.1  $     1,085.1  $          --   $      1,704.2
Net Investment Income...................................          326.8          172.8             --            499.6
Net Realized Investment Gains...........................            4.0            3.2             --              7.2
Other Income............................................           38.5           42.3             --             80.8
                                                          -------------  -------------  -------------  ----------------
  TOTAL REVENUE.........................................          988.4        1,303.4             --          2,291.8
                                                          -------------  -------------  -------------  ----------------
Policyholder Benefits...................................          633.3          891.5             --          1,524.8
Commissions.............................................           80.5          162.0             --            242.5
Operating Expenses......................................          153.3          250.4             --            403.7
Increase in Deferred Policy Acquisition Costs...........          (22.4)         (95.6)            --           (118.0)
Amortization of Value of Business Acquired..............            8.2            1.2             --              9.4
Amortization of Goodwill................................            4.7           28.6             --             33.3
Interest Expense........................................           16.1           16.8             --             32.9
                                                          -------------  -------------  -------------  ----------------
  TOTAL BENEFITS AND EXPENSES...........................          873.7        1,254.9             --          2,128.6
                                                          -------------  -------------  -------------  ----------------
Income Before Income Taxes..............................          114.7           48.5             --            163.2
Income Taxes............................................           40.9           33.0             --             73.9
                                                          -------------  -------------  -------------  ----------------
  NET INCOME............................................  $        73.8  $        15.5  $          --   $         89.3
                                                          -------------  -------------  -------------  ----------------
                                                          -------------  -------------  -------------  ----------------
Net Income Per Common Share
  Basic.................................................  $        0.54  $        0.11  $          --   $         0.38
  Diluted...............................................  $        0.54  $        0.11  $          --   $         0.37

Average Shares Outstanding--Basic.......................    135,459,501    138,899,870    (36,574,065)     237,785,306
Average Shares Outstanding--Diluted.....................    137,684,612    141,743,410    (37,174,845)     242,253,177

         The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                 PROVIDENT COMPANIES, INC. AND UNUM CORPORATION

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                                  HISTORICAL                           PROVIDENT/UNUM
                                                         ----------------------------    PRO FORMA       PRO FORMA
                                                           PROVIDENT        UNUM        ADJUSTMENTS       COMBINED
                                                         -------------  -------------  -------------  ----------------
                                                                       (IN MILLIONS, EXCEPT SHARE DATA)
Premium Income.........................................  $       587.2  $       918.4  $          --   $      1,505.6
Net Investment Income..................................          361.8          163.3             --            525.1
Net Realized Investment Gains..........................            6.2            3.1             --              9.3
Other Income...........................................           38.4           36.7             --             75.1
                                                         -------------  -------------  -------------  ----------------
  TOTAL REVENUE........................................          993.6        1,121.5             --          2,115.1
                                                         -------------  -------------  -------------  ----------------
Policyholder Benefits..................................          635.6          691.2             --          1,326.8
Commissions............................................           90.7          142.7             --            233.4
Operating Expenses.....................................          145.5          218.7             --            364.2
Increase in Deferred Policy Acquisition Costs..........          (20.9)         (79.9)            --           (100.8)
Amortization of Value of Business Acquired.............            8.7            1.2             --              9.9
Amortization of Goodwill...............................            5.5            1.5             --              7.0
Interest Expense.......................................           15.6           11.7             --             27.3
                                                         -------------  -------------  -------------  ----------------
  TOTAL BENEFITS AND EXPENSES..........................          880.7          987.1             --          1,867.8
                                                         -------------  -------------  -------------  ----------------
Income Before Income Taxes.............................          112.9          134.4             --            247.3
Income Taxes...........................................           41.8           40.9             --             82.7
                                                         -------------  -------------  -------------  ----------------
  NET INCOME...........................................  $        71.1  $        93.5  $          --   $        164.6
                                                         -------------  -------------  -------------  ----------------
                                                         -------------  -------------  -------------  ----------------
Net Income Per Common Share
  Basic................................................  $        0.51  $        0.68  $          --   $         0.69
  Diluted..............................................  $        0.50  $        0.66  $          --   $         0.67

Average Shares Outstanding--Basic......................    134,929,080    138,112,535    (36,430,852)     236,610,763
Average Shares Outstanding--Diluted....................    138,645,330    141,362,533    (37,434,239)     242,573,624

         The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                 PROVIDENT COMPANIES, INC. AND UNUM CORPORATION

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                   HISTORICAL                           PROVIDENT/UNUM
                                                          ----------------------------    PRO FORMA       PRO FORMA
                                                            PROVIDENT        UNUM        ADJUSTMENTS       COMBINED
                                                          -------------  -------------  -------------  ----------------
                                                                        (IN MILLIONS, EXCEPT SHARE DATA)
Premium Income..........................................  $     2,347.4  $     3,841.7  $          --   $      6,189.1
Net Investment Income...................................        1,374.0          661.4             --          2,035.4
Net Realized Investment Gains...........................           34.0           21.0             --             55.0
Other Income............................................          182.6          117.3             --            299.9
                                                          -------------  -------------  -------------  ----------------
  TOTAL REVENUE.........................................        3,938.0        4,641.4             --          8,579.4
                                                          -------------  -------------  -------------  ----------------
Policyholder Benefits...................................        2,577.2        2,932.6             --          5,509.8
Commissions.............................................          330.3          496.2             --            826.5
Operating Expenses......................................          593.4          868.8             --          1,462.2
Increase in Deferred Policy Acquisition Costs...........          (90.7)        (235.1)            --           (325.8)
Amortization of Value of Business Acquired..............           33.6            5.1             --             38.7
Amortization of Goodwill................................           21.4            6.5             --             27.9
Interest Expense........................................           70.0           49.9             --            119.9
                                                          -------------  -------------  -------------  ----------------
  TOTAL BENEFITS AND EXPENSES...........................        3,535.2        4,124.0             --          7,659.2
                                                          -------------  -------------  -------------  ----------------
Income Before Income Taxes..............................          402.8          517.4             --            920.2
Income Taxes............................................          148.8          154.0             --            302.8
                                                          -------------  -------------  -------------  ----------------
  NET INCOME............................................  $       254.0  $       363.4  $               $        617.4
                                                          -------------  -------------  -------------  ----------------
                                                          -------------  -------------  -------------  ----------------
Net Income Per Common Share
  Basic.................................................  $        1.87  $        2.63  $          --   $         2.60
  Diluted...............................................  $        1.82  $        2.57  $          --   $         2.54

Average Shares Outstanding--Basic.......................    135,117,820    138,339,168    (36,481,811)     236,975,177
Average Shares Outstanding--Diluted.....................    138,269,245    141,412,347    (37,332,696)     242,348,896

         The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                 PROVIDENT COMPANIES, INC. AND UNUM CORPORATION

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                                  HISTORICAL                           PROVIDENT/UNUM
                                                         ----------------------------    PRO FORMA       PRO FORMA
                                                           PROVIDENT        UNUM        ADJUSTMENTS       COMBINED
                                                         -------------  -------------  -------------  ----------------
                                                                       (IN MILLIONS, EXCEPT SHARE DATA)
Premium Income.........................................  $     2,053.7  $     3,263.7  $          --   $      5,317.4
Net Investment Income..................................        1,354.7          661.0             --          2,015.7
Net Realized Investment Gains (Losses).................           15.1           (3.6)            --             11.5
Other Income...........................................          129.7          227.3             --            357.0
                                                         -------------  -------------  -------------  ----------------
  TOTAL REVENUE........................................        3,553.2        4,148.4             --          7,701.6
                                                         -------------  -------------  -------------  ----------------
Policyholder Benefits..................................        2,358.1        2,522.3             --          4,880.4
Commissions............................................          305.7          410.5             --            716.2
Operating Expenses.....................................          491.9          794.8             --          1,286.7
Increase in Deferred Policy Acquisition Costs..........          (69.1)        (166.9)            --           (236.0)
Amortization of Value of Business Acquired.............           31.2            3.3             --             34.5
Amortization of Goodwill...............................           12.6            5.6             --             18.2
Interest Expense.......................................           42.5           42.4             --             84.9
                                                         -------------  -------------  -------------  ----------------
  TOTAL BENEFITS AND EXPENSES..........................        3,172.9        3,612.0             --          6,784.9
                                                         -------------  -------------  -------------  ----------------
Income Before Income Taxes.............................          380.3          536.4             --            916.7
Income Taxes...........................................          133.0          166.1             --            299.1
                                                         -------------  -------------  -------------  ----------------
  NET INCOME...........................................  $       247.3  $       370.3  $          --   $        617.6
                                                         -------------  -------------  -------------  ----------------
                                                         -------------  -------------  -------------  ----------------
Net Income Per Common Share
  Basic................................................  $        1.88  $        2.65  $          --   $         2.62
  Diluted..............................................  $        1.84  $        2.59  $          --   $         2.57

Average Shares Outstanding--Basic......................    124,505,397    139,852,234    (33,616,457)     230,741,174
Average Shares Outstanding--Diluted....................    127,253,246    142,923,361    (34,358,376)     235,818,231

         The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

                 PROVIDENT COMPANIES, INC. AND UNUM CORPORATION

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                  HISTORICAL                           PROVIDENT/UNUM
                                                         ----------------------------    PRO FORMA       PRO FORMA
                                                           PROVIDENT        UNUM        ADJUSTMENTS       COMBINED
                                                         -------------  -------------  -------------  ----------------
                                                                       (IN MILLIONS, EXCEPT SHARE DATA)
Premium Income.........................................  $     1,175.7  $     3,151.5  $          --   $      4,327.2
Net Investment Income..................................        1,090.1          803.3             --          1,893.4
Net Realized Investment Gains (Losses).................           (8.6)           3.4             --             (5.2)
Other Income...........................................           34.7          113.5             --            148.2
                                                         -------------  -------------  -------------  ----------------
  TOTAL REVENUE........................................        2,291.9        4,071.7             --          6,363.6
                                                         -------------  -------------  -------------  ----------------
Policyholder Benefits..................................        1,661.2        2,542.8             --          4,204.0
Commissions............................................          168.3          386.9             --            555.2
Operating Expenses.....................................          225.3          861.8             --          1,087.1
Increase in Deferred Policy Acquisition Costs..........           (7.4)        (109.3)            --           (116.7)
Amortization of Value of Business Acquired.............            0.5            0.9             --              1.4
Amortization of Goodwill...............................             --            6.3             --              6.3
Interest Expense.......................................           17.8           40.7             --             58.5
                                                         -------------  -------------  -------------  ----------------
  TOTAL BENEFITS AND EXPENSES..........................        2,065.7        3,730.1             --          5,795.8
                                                         -------------  -------------  -------------  ----------------
Income Before Income Taxes.............................          226.2          341.6             --            567.8
Income Taxes...........................................           80.6          103.6             --            184.2
                                                         -------------  -------------  -------------  ----------------
  NET INCOME...........................................  $       145.6  $       238.0  $          --   $        383.6
                                                         -------------  -------------  -------------  ----------------
                                                         -------------  -------------  -------------  ----------------
Net Income Per Common Share
  Basic................................................  $        1.46  $        1.63  $          --   $         1.75
  Diluted..............................................  $        1.44  $        1.61  $          --   $         1.72

Average Shares Outstanding--Basic......................     91,044,834    145,938,794    (24,582,105)     212,401,523
Average Shares Outstanding--Diluted....................     92,154,470    148,028,296    (24,881,707)     215,301,059

         The accompanying notes are an integral part of these unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The unaudited pro forma combined condensed financial statements have been prepared using the "pooling of interests" method of accounting, giving effect to the merger as if it had occurred as of the beginning of the earliest period presented. The pro forma financial statements are presented for comparative purposes only and are not necessarily indicative of the results of operations that would have been realized had the merger been completed during the periods or as of the date for which pro forma financial statements are presented, nor are they necessarily indicative of the results of operations in future periods or the future financial position of UNUMProvident. Certain historical financial information has been reclassified to conform with the current presentation.

    Prior to the completion of the merger, Provident will effect the Provident Reclassification Amendment and each share of Provident common stock issued and outstanding immediately prior to the effective time of the Provident Reclassification Amendment will be reclassified and converted into 0.73 of a share of Provident common stock. Immediately after the reclassification is complete, Provident and UNUM will complete the merger. In the merger:

    (1) each share of UNUM common stock issued and outstanding immediately prior to the merger, other than shares of UNUM common stock owned by Provident or UNUM, will be converted into one share of UNUMProvident common stock; and

    (2) each share of Provident common stock issued and outstanding immediately prior to the merger will remain an issued and outstanding share of UNUMProvident common stock after the merger.

With respect to Provident stockholders, the effect of the reclassification and the merger together is that such stockholders will receive 0.73 of a share of UNUMProvident common stock for each share of Provident common stock they own. The merger is subject to regulatory and UNUM stockholder and Provident stockholder approval.

    On March 27, 1997, Provident completed the acquisition of The Paul Revere Corporation for approximately $1.2 billion. The fair value of assets acquired was $6,680.0 million and the fair value of liabilities assumed was $6,675.4 million. The acquisition was accounted for by the "purchase" method of accounting, and, accordingly, is included in Provident's historical financial statements from the date of the acquisition.

2. ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

    UNUM and Provident are in the process of reviewing their accounting policies and financial statement classifications and as a result of this review, it may be necessary to adjust the combined financial statements to conform to those accounting policies and classifications that are determined to be most appropriate.

    One aspect of this preliminary review has indicated that UNUM's process and assumptions used to calculate the discount rate for claim reserves of certain disability businesses differs from that used by Provident. While UNUM and Provident's current methods for calculating the discount rate for disability claim reserves are in accordance with generally accepted accounting principles, both companies' management believe that the combined entity should have consistent discount rate accounting policies and methods for applying these policies for similar products. Anticipated in the merger was the combination of the investment functions of UNUM and Provident. UNUMProvident's investment function will be managed by Provident's personnel and the current investment strategies of Provident will be utilized by the combined entity. The current UNUM methodology uses the same investment strategy for assets backing both liabilities and surplus. The Provident methodology allows for different investment strategies for assets backing surplus than those backing product liabilities which management has determined to be the most appropriate approach for the combined entity. Accordingly, UNUM will adopt Provident's method of calculating the discount rate for claim reserves.

    UNUM estimated the impact of this change in method on the estimate of unpaid claims reserves and will record a pretax charge effective with the merger of approximately $230 million ($150.0 million after-tax). This estimated merger related adjustment has not been reflected in the unaudited pro forma combined condensed statements of income and related per share calculations. This estimate, which will be reported in operating earnings, was based on a projection of UNUM's investment portfolio and claim liabilities as of June 30, 1999, the expected completion date of the merger. For the discount rates affected by the change in methodology, the current interest rates used to discount claim reserves, and the project interest rates using the Provident method as of June 30, 1999, are as follows:

                                                                         MARCH 31,   PROJECTED AS OF
                                                                           1999       JUNE 30, 1999
                                                                        -----------  ---------------
Group long term disability (North America)............................       7.74%          6.65%
Group long term disability and individual disability (United
 Kingdom).............................................................       8.80%          7.74%
Individual disability (North America).................................       7.37%          6.79%

    UNUM's unpaid claim reserves for these disability lines as of June 30, 1999, were estimated to be $5,376 million using the UNUM method for determining reserve discount rates, and $5,606 million using the Provident method.

3. EXPENSES RELATED TO THE MERGER AND TO THE EARLY RETIREMENT OFFER TO EMPLOYEES

    On the date the merger is completed UNUMProvident will record an expense related to the merger of approximately $139.0 million ($109.0 million net of income taxes). In addition, Provident will record an expense related to the early retirement offer on the date the merger is consummated of approximately $19.0 million ($13.0 million net of income taxes). The early retirement offer to Provident's employees is subject to acceptance by the employees and the closing of the merger. Generally accepted accounting principles requires both contingencies to be met before the charge is recognized. UNUM will record an expense related to the early retirement offer of approximately $75.0 million ($53.0 million net of income taxes). The UNUM early retirement offer to employees is not contingent upon the closing of the merger; therefore, under GAAP, the charge will be recorded as soon as the employees accept the offer. The employees have until June 15, 1999 to accept the offer or the offer will expire.

    The estimated expenses related to the merger and to the early retirement offers to employees have not been reflected in the unaudited pro forma combined condensed balance sheet or statements of income and related per share calculations. The estimated expenses related to the merger and to the early retirement offer to employees represent management's best estimates based on available information at this time. Actual charges will differ from the estimates reflected below.

3. EXPENSES RELATED TO THE MERGER AND TO THE EARLY RETIREMENT OFFER TO EMPLOYEES (CONTINUED)
    The estimated expenses related to the merger and to the early retirement offer to employees consist of the following (in millions):

Employee related expense............................................  $    56.0
Exit activities related to duplicate facilities/asset
  abandonments......................................................       51.0
Investment banking, legal, and accounting fees......................       32.0
                                                                      ---------
Subtotal............................................................      139.0
Estimated expense related to the early retirement offer to
  employees.........................................................       94.0
                                                                      ---------
Subtotal............................................................      233.0
Income tax benefit..................................................       58.0
                                                                      ---------
Total estimated expenses related to the merger and to the early
  retirement offer to employees.....................................  $   175.0
                                                                      ---------
                                                                      ---------

    Employee related expense consists of employee severance costs, restricted stock costs which fully vest upon stockholder adoption of the merger agreement or upon completion of the merger, and outplacement costs to assist employees who have been involuntarily terminated. Provident and UNUM currently estimate that approximately 925 positions will be eliminated over a twelve month period. Severance benefits and costs associated with the vesting of restricted stock are currently estimated to be $36.0 million and $20.0 million, respectively. In addition, it is expected that approximately 650 employees will accept an early retirement offer.

    Exit activities related to duplicate facilities/asset abandonments consist of closing of duplicate offices and write-off of redundant computer hardware and software. Provident and UNUM currently expect to close approximately 70 duplicate field offices over a period of one year after the completion of the merger. The cost associated with these office closures is approximately $21.0 million, which represents the cost of future minimum lease payments less any estimated amounts recovered under subleases. Also, the total book value of physical assets, primarily computer equipment, redundant systems and systems incapable of supporting the combined entity, will be abandoned as a result of the merger. This abandonment will result in an immediate write-down of the assets' book values by approximately $30.0 million.

    The pro forma combined condensed financial statements do not reflect any benefit expected from revenue enhancements or derived from potential cost savings related to the merger. Although management anticipates revenue enhancements and costs savings will result from the merger, there can be no assurance that these items will be achieved. Anticipated cost savings are discussed in "The Merger--Provident's Reasons for the Merger; Recommendations of the Provident Board of Directors" on page 35 and "The Merger--UNUM's Reasons for the Merger; Recommendation of the UNUM Board of Directors" on page 38.

    As noted in UNUM's and Provident's 1998 annual reports on Form 10-K (as amended), it is UNUM's and Provident's policy to estimate the ultimate cost of settling claims in each reporting period based upon the information available to management at the time. Actual claim resolution results are monitored and compared to those anticipated in claim reserve assumptions. Claim resolution rate assumptions are based upon industry standards adjusted as appropriate to reflect actual experience as well as management's actions which would have a material impact on claim resolutions and for which plans have been established and committed to by management. The Companies' actions for which plans have been established and committed to by management are factors which would modify past experience in establishing claims reserves. Adjustments to the reserve assumptions will be made if expectations change.

3. EXPENSES RELATED TO THE MERGER AND TO THE EARLY RETIREMENT OFFER TO EMPLOYEES (CONTINUED)
    During the fourth quarter of 1998, UNUM and Provident recorded an increase in the reserve for existing individual and group disability claims incurred as of December 31, 1998 of $59.4 million and $93.6 million, respectively. Incurred claims included claims known as of that date and an estimate of those claims that had been incurred but not yet reported. Claims that had been incurred but were not yet reported are considered liabilities of the companies. These claims are expected to be reported during 1999 and will be affected by the claims operations integration activities. The $59.4 million UNUM claim reserve increase and the $93.6 million Provident claim reserve increase represents the estimated value of cash payments to be made to these claimants as a result of the claim operations integration activities. UNUM and Provident's management believe the reserve adjustment is required based upon the integration plan it has in place and to which it has committed, and based upon its ability to develop a reasonable estimate of the financial impact of the expected disruption to the claims management process.

    Claims management is an integral part of the disability operations. Disruptions in that process can create material, short-term increases in claim costs. The proposed merger of UNUM and Provident is expected to have a near term adverse impact on the efficiency and effectiveness of the both companies' claims management functions resulting in some delay in claim resolutions and additional claim payments to policyholders. Claim personnel will be distracted from normal claims management activities as a result of planning and implementing the integration of the two companies' claims organizations. In addition, employee turnover and additional training will further reduce resources and productivity. An important part of the claims management process is assisting disabled policyholders with rehabilitation efforts. This complex activity is important to the policyholders because it can assist them in returning to productive work and lifestyles more quickly, and it is important to both companies because it shortens the duration of claim payments and thereby reduces the ultimate cost of settling claims.

    Immediately following the announcement of the merger and continuing into December of 1998, senior management of UNUM and Provident worked to develop the strategic direction of the UNUMProvident claims organization. As part of the strategic direction, senior management committed claims management personnel to be involved in the development of the detailed integration plans during 1999. For the first six months of 1999, the plans anticipate that 80 claims managers and benefits specialists will be involved up to 30% of their time developing the detailed integration plans. Once the merger is consummated, which is expected to be June 30, 1999, all claims personnel are expected to be involved in the process of implementing the new work processes and will require training. The implementation and training efforts were estimated to require one month of productive time from each of the claims staff between June 30, 1999 and December 31, 1999. Both companies' management believe that the anticipated twelve month period is adequate to execute the integration plans. Knowing that those involved in the claims operations integration activities would not be available full time to perform their normal claims management functions, management deemed it necessary to anticipate this effect on the claim reserves at December 31, 1998.

    The reserving process begins with the assumptions indicated by past experience and modifies these assumptions for current trends and other known factors. Both companies anticipated the merger-related developments discussed above would generate a significant change in claims department productivity, thus reducing claim resolution rates, a key assumption when establishing reserves. UNUM/Provident management developed actions to attempt to mitigate the impact of the merger on claims department productivity including the hiring of additional claims staff and restriction of early retirement elections by claims personnel. Where feasible, UNUM/Provident management also planned to obtain additional claims management resources through outsourcing. All such costs will be expensed in the period incurred and management does not expect these additional costs to be material in relation to results of

3. EXPENSES RELATED TO THE MERGER AND TO THE EARLY RETIREMENT OFFER TO EMPLOYEES (CONTINUED) operations. Management reviewed its integration plans and the actions intended to mitigate the impact of the integration with claim managers to determine the extent of disruption in normal activities. Considering all of the above, the revised Provident claim resolution rates, as a percentage of original assumptions (i.e., excluding the effect of the claim operations integration activities), are 90% for the first and second quarters of 1999, 85% for the third quarter, and 90% for the fourth quarter of 1999.

    In order to validate these assumptions, Provident also examined the historical level and pattern of claims management effectiveness as reflected in claim resolution rates for the insurance subsidiaries of The Paul Revere Corporation ("Paul Revere") which was acquired by Provident in 1997. Subsequent to the Paul Revere acquisition and integration, Provident has been able to develop experience studies for the Paul Revere business. These studies are prepared for pricing purposes and to identify trends or changes in the business. These studies, which were not available for the Paul Revere business at the time of the acquisition, allowed Provident to gain a greater understanding of the impact of the claims integration activities on the claim resolution rates of the Paul Revere business. These studies show that the Paul Revere business experienced a decline in its claim resolution rates from a base in 1995 of 100% to 90.4% in 1996 and 80.3% in 1997. Changes in morbidity and other factors were considered and reviewed to determine that a primary cause of the reduced claim resolution rates was the disruption caused by the change in the claims management process. Although the circumstances of the UNUM/Provident merger are very different, the claims integration activities are similar and the Paul Revere experience is relevant. The primary circumstances that created claims disruption for Paul Revere were the initial lack of clarity of the organization, process and structure, the need to plan for a significant transition to new claims processes and the training and implementation related to those changes. All of those elements will impact Provident in the UNUM/Provident merger. One primary difference is that the duration of the potential disruption in the UNUM/Provident merger is not expected to be as long as was the case with the Paul Revere transaction. Provident's revised claim resolution rates assumed for the first two quarters in 1999 (90%) were compared to the Paul Revere experience in 1996, the period preceding the acquisition. It was determined that the revised assumptions appeared to be reasonable. During the third and fourth quarters of 1999, the claims integration plan provides for increased activity due to training and implementation of new processes. Provident's revised claim resolution rates for the third and fourth quarter of 1999 are 85% and 90%, respectively. These rates were compared to the Paul Revere experience in 1997, during the implementation and training phase of the Paul Revere claims organization when claims resolution rates declined to 80.3% of prior levels. Management judged that it was reasonable to assume that the impact to Provident would be less than it was to Paul Revere since some of Provident's claims management practices will not change. The historical experience of Paul Revere provides a statistical reference for the expected experience for the Company when adjusted for the projected effects of the claim integration plan.

    Considering all of the above, the revised UNUM claim resolution rates, as a percentage of the original assumptions (i.e., excluding the effect of the claim operations integration activities), were 90% for the first and second quarters of 1999, 81% for the third quarter, and 85% for the fourth quarter of 1999. The revised claim resolution rates for the third quarter is lower than the first and second quarters because all claims staff are expected to be involved in the implementation and training efforts. The integration activities as indicated in the action plans are expected to be complete by December 31, 1999.

    In order to evaluate the financial effect of merger-related integration activities, both companies' projected the ultimate cost of settling all claims incurred as of December 31, 1998, using the revised claim resolution rates. This projection was compared to the projection excluding the adjustment to the claim resolution rates to obtain the amount of the charge. Both companies reviewed its estimates of the

3. EXPENSES RELATED TO THE MERGER AND TO THE EARLY RETIREMENT OFFER TO EMPLOYEES (CONTINUED) financial impact of the claims operations integration activities with its actuaries and independent auditors.

    Claim reserves at December 31, 1998 include $93.6 million for Provident and $59.4 million for UNUM as the estimated value of projected additional claim payments resulting from these claims operations integration activities. This reserve increase was reflected as an increase in reserves for policy and contract benefits. The Provident effect of lower claims resolutions is expected to emerge quarterly in 1999 in the amount of $22.1 million for each of the first two quarters of 1999, $29.6 million in the third quarter, and $19.8 million in the fourth quarter of 1999. The UNUM 1999 effect of lower claims resolutions is expected to emerge quarterly in 1999 in the amount of $14.1 million for each of the first two quarters of 1999, $18.0 million in the third quarter, and $13.2 million in the fourth quarter of 1999. If claims resolutions emerge as expected, there will be no impact to income from operations during 1999. UNUMProvident will report in its subsequent filings and will discuss within the "Management's Discussion and Analysis" the status of the claims operations integration activities, the impact of these activities, and any material variances from the revised estimate of claim resolution rates. As part of the periodic review of claim reserves, UNUMProvident management will review the status and execution of the claim operations integration plan with claims management on a quarterly basis. The review will consider claims operations integration activities planned for future periods and evaluate whether the future planned activities will result in claim resolution rates consistent with those considered in the reserve established at December 31, 1998. The claim reserves may require further increases or decreases as facts concerning the merger and its effect on benefits to policyholders emerge. Among the factors that could affect the reserve assumptions is the possible delay in the consummation of the merger, thus delaying implementation of integration of the companies' claims management operations. Other factors include the level of employee turnover, timing and complexity of computer system conversions, and the timing and level of training and integration activities of the claims management staff relative to the original integration plan of the companies.

    During the first quarter of 1999, those claim operations integration activities progressed as assumed. At December 31, 1998, both companies' management assumed the revised claim resolution rates for the first quarter of 1999 to be 90% of assumptions, excluding the impact of the claims operations integration activities. The actual experience of Provident for the first quarter of 1999 was 90%, resulting in a reduction of $22.0 million from the $93.6 million additional 1998 claim reserve adjustment. In the first quarter of 1999, there was not a significant difference between the $22.1 million effect anticipated by Provident in the $93.6 million additional claims reserves adjustment and the effect of lower claim resolution experience. Provident's liability remaining for the claims operations integration activities at March 31, 1999 was $71.6 million. The actual experience of UNUM for the first quarter of 1999 was 88% as compared with the 90% revised assumption, and the $59.4 million additional 1998 claim reserve adjustment was reduced by $14.1 million. First quarter 1999 pre-tax operating income of UNUM was negatively impacted by $3.1 million representing the difference between the $14.1 million effect anticipated in the $59.4 million additional claim reserve adjustment and the effect of lower claim resolutions experienced during the first quarter of 1999. The liability of UNUM remaining for claim operations integration activities at March 31, 1999 was $45.3 million. Both companies' management expect the remaining claim operations integration activities to impact claim reserves as anticipated at December 31, 1998. UNUM/Provident management will continue to evaluate the impact of the proposed merger on disability claims experience and the assumptions related to expected claim resolutions.

4. PRO FORMA ADJUSTMENTS

    Pro forma adjustments to stockholders' equity, policy and contract benefits, and federal tax liability have been reflected in the pro forma combined condensed financial statements and are described below.

    The pro forma adjustments to common stock, additional paid-in capital and treasury stock reflect the retirement of shares of UNUM common stock held in treasury, the reclassification of Provident common stock on a 0.73 to 1 basis, which results in 98.8 million shares issued to replace the 135.4 million shares of Provident common stock held by Provident stockholders on March 31, 1999, the reduction in par value of Provident's common stock from $1.00 to $.10 and the issuance to UNUM stockholders of 139.1 million shares of UNUMProvident common stock pursuant to the merger (which amount was calculated by multiplying the number of shares of UNUM common stock outstanding at March 31, 1999 (139.1 million shares), by 1.0 (the number of shares of UNUMProvident common stock that UNUM stockholders will receive for each share of UNUM common stock they own at the completion of the merger)). The number of shares of UNUMProvident common stock that will be issued after completion of the merger will be based on the actual number of shares of UNUM common stock and Provident common stock, after the effectiveness of the Provident Reclassification Amendment, outstanding at the effective time of the merger.

    The pro forma adjustments to increase policy and contract benefits ($230.0 million) to decrease the federal tax liability ($80.0 million), and to decrease retained earnings ($150.0 million) reflect the change in methodology to conform UNUM's discounting of claim reserves to Provident's methodology as described in
Note 2.

5. PRO FORMA EARNINGS PER SHARE

    The pro forma combined basic and diluted earnings per share for the respective periods presented are based on the combined weighted average number of common and dilutive potential common shares and adjusted weighted shares of Provident and UNUM. The number of weighted average common shares and adjusted weighted average shares, including all dilutive potential common shares, reflects the reclassification of Provident common stock on a 0.73 to 1 basis and the conversion of each outstanding share of UNUM common stock into one share of UNUMProvident common stock in the merger. Amounts used in the determination of pro forma basic and dilutive earnings per share are as follows:

                                                                    THREE MONTHS ENDED
                                                                        MARCH 31,            YEAR ENDED DECEMBER 31,
                                                                   --------------------  -------------------------------
                                                                     1999       1998       1998       1997       1996
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                       (IN MILLIONS)
Net income.......................................................  $    89.3  $   164.6  $   617.4  $   617.6  $   383.6
Less dividends on preferred stock................................         --        1.9        1.9       12.7       12.7
                                                                   ---------  ---------  ---------  ---------  ---------
Total available to common stockholders...........................  $    89.3  $   162.7  $   615.5  $   604.9  $   370.9
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------
Weighted average common shares--basic............................      237.8      236.6      237.0      230.7      212.4
Assumed exercise of stock options and restricted share rights....        4.5        6.0        5.3        5.1        2.9
                                                                   ---------  ---------  ---------  ---------  ---------
Weighted average common shares--diluted..........................      242.3      242.6      242.3      235.8      215.3
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

                     DESCRIPTION OF PROVIDENT CAPITAL STOCK

    The following description of material terms of the capital stock of Provident does not purport to be complete and is qualified in its entirety by reference to the Provident certificate of incorporation, which document is incorporated herein by reference as an exhibit to the registration statement of which this document is a part.

AUTHORIZED CAPITAL STOCK

    The authorized capital stock of Provident currently consists of 150 million shares of Provident common stock, par value $1.00 per share, and 25 million shares of preferred stock, par value $1.00 per share, issuable in series. As of the record date for the Provident meeting, there were issued and outstanding 135,643,319 shares of Provident common stock, with an additional 294,151 shares issued and held in treasury. There are no shares of Provident preferred stock outstanding.

PROVIDENT COMMON STOCK

    The holders of Provident common stock are entitled to one vote per share for each share held of record on all matters voted on by stockholders, including the election of directors, and are entitled to participate equally in dividends when and as such dividends may be declared by the Provident board of directors out of funds legally available therefor. As a Delaware corporation, Provident is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding-up of Provident, holders of Provident common stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors (including holders of Provident's indebtedness), all liabilities and the aggregate liquidation preferences of any outstanding shares of Provident preferred stock. The holders of Provident common stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of Provident common stock are, and the shares of UNUMProvident common stock to be issued in the merger will be, validly issued, fully paid and non-assessable.

    The transfer agent and registrar for Provident common stock is First Chicago Trust Company of New York.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

GENERAL

    Provident is incorporated under the laws of the State of Delaware and, accordingly, the rights of Provident stockholders are governed by the Provident certificate of incorporation, the Provident bylaws and the laws of the State of Delaware. UNUM is also incorporated under the laws of the State of Delaware and, accordingly, the rights of UNUM stockholders are governed by the UNUM certificate of incorporation, the UNUM bylaws and the laws of the State of Delaware.

    As a result of the merger, UNUM stockholders will become stockholders of UNUMProvident and each of the Provident certificate of incorporation and the Provident bylaws will be amended in its entirety. Accordingly, following the merger, the rights of the Provident stockholders and of the UNUM stockholders who become UNUMProvident stockholders in the merger will be governed by the UNUMProvident certificate of incorporation, the UNUMProvident bylaws and the laws of the State of Delaware. The UNUMProvident certificate of incorporation and the UNUMProvident bylaws are attached as Exhibits A-1 and A-2, respectively, to the merger agreement, which is attached as Appendix A to this document.

    Provident and UNUM have agreed that the UNUMProvident certificate of incorporation and the UNUMProvident bylaws will be substantially identical to the current UNUM certificate of incorporation and UNUM bylaws and will differ in material respects from the current Provident certificate of incorporation and Provident bylaws.

COMPARISON OF STOCKHOLDERS' RIGHTS

    Set forth on the following pages is a summary comparison of material differences among the rights of a Provident stockholder under the current Provident certificate of incorporation and Provident bylaws (left column), the rights of a UNUM stockholder under the current UNUM certificate of incorporation and UNUM bylaws (right column), and the rights of a UNUMProvident stockholder following the merger under the UNUMProvident certificate of incorporation and UNUMProvident bylaws (middle column). The summary set forth below is not intended to provide a comprehensive summary of each of such company's governing documents. This summary is qualified in its entirety by reference to the full text of each of such documents. Copies of the Provident certificate of incorporation and Provident bylaws, and the UNUM certificate of incorporation and UNUM bylaws, will be sent to Provident and UNUM stockholders upon request. See "Where You Can Find More Information" on page 144.

      CURRENT PROVIDENT                UNUMPROVIDENT                  CURRENT UNUM

                                       CAPITAL STOCK
                                    AUTHORIZED CAPITAL
150 million shares of common   725 million shares of common   240 million shares of common
stock, par value $1.00 per     stock, par value $.10 per      stock, par value $.10 per
share.                         share.                         share.
25 million shares of           25 million shares of           10 million shares of
preferred stock, par value     preferred stock, par value     preferred stock, par value
$1.00 per share.               $.10 per share.                $.10 per share.
As of May 10, 1999, there      Based on the number of shares  As of May 10, 1999, there
were 135,643,319 shares of     of common stock of Provident   were 139,463,040 shares of
Provident common stock issued  and UNUM issued and            UNUM common stock issued and
and outstanding and 9,027,705  outstanding on May 10, 1999,   outstanding and 10,809,183
shares reserved for issuance.  and the exchange ratio,        shares reserved for issuance.
As of that date, there were    approximately 238,482,663      As of that date, there were
no shares of preferred stock   shares of common stock of      no shares of preferred stock
issued and outstanding and no  UNUMProvident will be issued   issued and outstanding and no
shares were reserved for       and outstanding after          shares were reserved for
issuance.                      completion of the merger.      issuance.
                               Based on the number of shares
                               of common stock of Provident
                               and UNUM reserved for
                               issuance on May 10, 1999, and
                               the exchange ratio,
                               approximately 17,399,408
                               shares of common stock of
                               UNUMProvident will be
                               reserved for issuance after
                               completion of the merger.
                               Based on the number of shares
                               of preferred stock of
                               Provident and UNUM issued and
                               outstanding on May 10, 1999,
                               no shares of preferred stock
                               of UNUMProvident will be
                               issued and outstanding after
                               completion of the merger.

      CURRENT PROVIDENT                UNUMPROVIDENT                  CURRENT UNUM
                                    BOARD OF DIRECTORS
                                      CLASSIFICATION
All directors are elected      Directors are divided into     Directors are divided into
annually.                      three classes. Following the   three classes. Each class
                               initial two annual meetings    serves a three-year term and
                               after the merger, each class   is as nearly equal in size as
                               serves a three-year term.      possible.
                               Each class is as nearly equal
                               in size as possible;
                               PROVIDED, HOWEVER, that until
                               July 1, 2001, any change in
                               the size of the classes of
                               directors will, when a quorum
                               is present, require the
                               affirmative vote of not less
                               than 75% of directors voting
                               at a meeting for which proper
                               notice of the actions taken
                               was duly given.
                                    NUMBER OF DIRECTORS
As fixed by the board of       Not less than three nor more   Not less than three nor more
directors from time to time    than 15, as fixed by the       than 15, as fixed by the
and currently fixed at 12.     board of directors from time   board of directors from time
                               to time and initially 15,      to time and currently fixed
                               seven of whom initially will   at 12.
                               be designated by Provident
                               and eight of whom initially
                               will be designated by UNUM.
                               However, until July 1, 2001,
                               any change in the size of the
                               board of directors will
                               require, when a quorum is
                               present, the affirmative vote
                               of not less than 75% of
                               directors voting at a meeting
                               for which proper notice of
                               the actions taken was duly
                               given.
                                          REMOVAL
Directors may be removed,      Directors may be removed only for cause, and in that event with or without cause, by the  only by the affirmative vote of 80% of the stockholders.
affirmative vote of a
majority of the stockholders.
                         VACANCIES AND NEWLY CREATED DIRECTORSHIPS
Filled by the vote of a        Filled only by a majority of the directors then in office,
majority of the remaining      though less than a quorum, or by the sole remaining
directors or the sole          director.
remaining director.
                                      QUALIFICATIONS
No specific qualifications.    A person who reaches the age   A person who reaches the age
                               of 72 must retire at the end   of 72 must retire at the next
                               of his or her current term.    annual meeting after his or
                                                              her 72nd birthday.

      CURRENT PROVIDENT                UNUMPROVIDENT                  CURRENT UNUM
                                    EXECUTIVE COMMITTEE

The creation of committees is  The creation of committees is  The creation of committees is
permitted; Provident has an    permitted. UNUMProvident will  permitted; however, no
executive committee.           have an Executive Committee    executive committee has been
                               which, among other things,     created.
                               will have the sole power and
                               authority to recommend
                               nominees to the board of
                               directors for election at
                               stockholders meetings and to
                               fill vacancies on the board
                               of directors or any committee
                               thereof. Until July 1, 2001,
                               the Executive Committee will
                               consist of three directors
                               initially designated by UNUM,
                               including the Chief Executive
                               Officer initially serving
                               UNUMProvident who will serve
                               as chairman of the Executive
                               Committee as provided in his
                               employment contract, and
                               three directors initially
                               designated by Provident,
                               including the President
                               initially serving
                               UNUMProvident.

                               SPECIAL MEETINGS OF THE BOARD
May be called by the           May be called by the Chairman  May be called by the
President or by one-third of   of the Board, the Chief        Chairman, the President or by
the board of directors.        Executive Officer, the         any three directors.
                               President or by any three
                               directors.

      CURRENT PROVIDENT                UNUMPROVIDENT                  CURRENT UNUM
                                       STOCKHOLDERS
                           STOCKHOLDER ACTION BY WRITTEN CONSENT
Permitted if all stockholders  Prohibited.                    Prohibited.
give written consent to
taking an action without a
meeting.
                             SPECIAL MEETINGS OF STOCKHOLDERS
Special meetings of            Special meetings of            Special meetings of
stockholders may be called     stockholders may be called by  stockholders may be called by
only by the President, the     the Chairman of the Board,     the Chairman of the board of
board of directors or upon     the Chief Executive Officer    directors, or the President,
the written request of the     or the President, and are to   and are to be called by any
holders of at least 10% of     be called by any such officer  such officer at the request
the votes entitled to be cast  at the request of a majority   of a majority of the board of
on any issue proposed to be    of the board of directors.     directors.
considered at the special
meeting.
                                          VOTING
Elections for the board of     Elections for the board of directors are decided by a
directors are decided by a     plurality of the votes cast.
plurality of the votes cast.   All other questions are decided by a majority of the votes
All other questions are        entitled to be cast by the holders of stock represented and
decided by a majority of the   entitled to vote at a meeting, except as otherwise required
votes cast, except as          by law or applicable stock exchange rules or regulations or
otherwise required by          as otherwise provided in the certificate of incorporation or
Delaware law, or as otherwise  bylaws.
provided in the certificate
of incorporation or bylaws.

      CURRENT PROVIDENT                UNUMPROVIDENT                  CURRENT UNUM
                    STOCKHOLDER PROPOSALS AND NOMINATIONS OF DIRECTORS

                               A stockholder must give notice of director nominations or
For an annual meeting, a       proposals to the Secretary between 60 and 90 days before the
stockholder must give notice   meeting of stockholders, in the case of a notice of director
of director nominations or     nominations, or before the annual meeting of stockholders,
proposals to the Secretary     in the case of proposals. However, if less than 75 days'
between 60 and 90 days prior   notice or prior public disclosure of the date of such
to the first anniversary of    meeting is given to stockholders, such notice must be
the preceding year's annual    received by the 15th day after the day that such notice of meeting. However, if the date  the meeting was mailed or such public disclosure was made.
of the annual meeting is more
than 30 days before or more
than 60 days after such
anniversary, then stockholder
notice must be given not
earlier than the close of
business on the 90th day
prior to such annual meeting
and not later than the later
of:
(a) 60 days prior to such
annual meeting; or
(b) 10 days following the
date on which public
announcement of the date of
such annual meeting is first
made.
Stockholders may also
nominate directors for
election to the board of
directors at a special
meeting of stockholders
called for such purpose by
delivering notice to the
Secretary not earlier than 90
days and not later than the
later of:
(a) 60 days prior to such
special meeting; or
(b) 10 days following the
date on which public
announcement of the date of
such special meeting is first
made.

      CURRENT PROVIDENT                UNUMPROVIDENT                  CURRENT UNUM
                         AMENDMENT OF CERTIFICATE OF INCORPORATION
                               Delaware law requires the board of directors to adopt a
                               resolution setting forth any amendment, to declare its
                               advisability and to call a stockholder meeting to adopt such amendment. Amendment also requires the affirmative vote of a majority of the outstanding stock, except that:
                               (a) 80% of the outstanding voting stock, voting together as a single class, is required for amendment of provisions
                               regarding:
                               - management of the corporation by the directors and the
                                 classification of the board of directors;
Delaware law requires the      - the ability of stockholders to act by written consent; or
board of directors to adopt a  - the power of the board of directors and the stockholders
resolution setting forth any   to amend the bylaws; and
amendment, to declare its      (b) both (1) 80% of the outstanding voting stock, voting
advisability and to call a     together as a single class, and (2) a majority of the
stockholder meeting to adopt   outstanding voting stock beneficially owned by persons other
such amendment. Amendment      than "interested stockholders", as defined in the
also requires the affirmative  certificate of incorporation, if any, voting together as a vote of both:
(a) a majority of the members  single class, is required for amendment of
of the board of directors,     - the provisions regarding "business combinations" with
and
(b) 66 2/3% of the capital
stock, voting together as a      interested stockholders; and
single class.                  - the provisions setting forth the supermajority voting
                                 requirements outlined above;
                               unless such amendment, in the case of either clause (a) or
                               (b) above, is recommended by the board of directors and the board of directors consists of a majority of Continuing
                               Directors.
                               A "Continuing Director" is a member of the board of
                               directors (or his or her successor) who is not an affiliate of an "interested stockholder" and who was a member of the board of directors before the interested stockholder became such.

      CURRENT PROVIDENT                UNUMPROVIDENT                  CURRENT UNUM
                                    AMENDMENT OF BYLAWS
Amendment requires:            Amendment requires the         Amendment requires
- the affirmative vote of      affirmative vote of a          - the affirmative vote of a
  two-thirds of the board of   majority of the board of         majority of the board of
  directors; or                directors. However, until        directors; or
- the affirmative vote of a    July 1, 2001, when a quorum    - the affirmative vote of at
  majority of the shares       is present, the affirmative    least 80% of the votes
  entitled to vote generally   vote of not less than 75% of     entitled to be cast by the
  in the election of           the directors voting at a        holders of all outstanding
  directors or at least        meeting for which proper         shares of voting stock,
  66 2/3% of such shares       notice of the actions taken      voting together as a single
  present and in person or     was duly given is required       class.
  represented by proxy at a    for amendments regarding:
  meeting and entitled to      - any change in size of the
  vote, whichever is less.       board of directors or a
                                 class thereof,
                               - any change in the
                                 composition or power and
                                 authority of the Executive
                                 Committee of the board or
                                 the chairmanship thereof,
                               - any change or amendment to
                                 the bylaws,
                               - any proposals to be
                               submitted to the stockholders
                                 by the board of directors,
                               - any removal of the Chairman
                                 of the Board and Chief
                                 Executive Officer other
                                 than in accordance with his
                                 employment contract or the
                                 President and Chief
                                 Operating Officer other
                                 than in accordance with his
                                 employment contract, in
                                 each case as appointed as
                                 of the effective time of
                                 the merger, and
                               - modification to the
                               provisions of either of the
                                 respective employment
                                 contracts of Messrs. Orr
                                 and Chandler, or any
                                 modification to either of
                                 their respective roles,
                                 duties or authority.
                               Amendment may also be made by
                               the affirmative vote of at
                               least 80% of the votes
                               entitled to be cast by the
                               holders of all outstanding
                               shares of voting stock,
                               voting together as a single
                               class.

      CURRENT PROVIDENT                UNUMPROVIDENT                  CURRENT UNUM
                         TRANSACTIONS WITH INTERESTED STOCKHOLDERS

Provident has elected not to   Generally prohibits certain    Generally prohibits certain
be governed by restrictions    transactions between the       transactions between the
imposed by Delaware law on     company and any 15%            company and any 10%
transactions with interested   stockholder, or any affiliate  stockholder, or any affiliate
stockholders.                  or associate of UNUMProvident  or associate of UNUM who has
                               who has been a 15%             been a 10% stockholder within
                               stockholder within the past    the past two years prior to
                               two years prior to the date    the date in question, unless
                               in question, unless such       such transaction is:
                               transaction is:                (a) approved by the
                               (a) approved by the              affirmative vote of
                                 affirmative vote of            (1) 80% of the voting
                                 (1) 80% of the voting          stock, voting together as a
                                 stock, voting together as a    single class; and
                                 single class; and              (2) a majority of voting
                                 (2) a majority of voting       stock beneficially owned by
                                 stock beneficially owned by    stockholders who are not
                                 stockholders who are not       interested stockholders,
                                 interested stockholders,       voting together as a single
                                 voting together as a single    class; or
                                 class; or                    (b) approved by a majority of
                               (b) approved by a majority of    the Continuing Directors.
                                 the Continuing Directors.

                               Prohibited transactions        Prohibited transactions
                               include:                       include:
                               - mergers and consolidations;  - mergers and consolidations;
                               - certain transfers of         - certain transfers of
                               company assets or securities;  company assets or securities;
                               - liquidation or dissolution;  - liquidation or dissolution;
                               and                            and
                               - reclassification,            - reclassification,
                                 recapitalization or similar    recapitalization or similar
                                 transactions that have the     transactions that have the
                                 effect of increasing the       effect of increasing the
                                 percentage of stock owned      percentage of stock owned
                                 by an interested               by an interested
                                 stockholder.                   stockholder.
                               UNUMProvident also will be     UNUM also is subject to
                               subject to restrictions        restrictions imposed by
                               imposed by Delaware law on     Delaware law on transactions
                               transactions with interested   with interested stockholders.
                               stockholders. These            These restrictions are
                               restrictions are similar to    similar to the restrictions
                               the restrictions described     described above and contained
                               above and contained in the     in the UNUM certificate of
                               UNUMProvident certificate of   incorporation. In order to
                               incorporation. In order to     engage in any transaction
                               engage in any transaction      that is subject to the
                               that is subject to the         provisions of the UNUM
                               provisions of the              certificate of incorporation
                               UNUMProvident certificate of   or such provisions of
                               incorporation or such          Delaware law, the
                               provisions of Delaware law,    requirements of both the UNUM
                               the requirements of both the   certificate of incorporation
                               UNUMProvident certificate of   and Delaware law must be
                               incorporation and Delaware     satisfied.
                               law must be satisfied.

      CURRENT PROVIDENT                UNUMPROVIDENT                  CURRENT UNUM
                                     APPRAISAL RIGHTS

Delaware law provides stockholders of a corporation involved in a merger the right to demand and receive payment in cash of the fair value of their stock in certain mergers.
However, such appraisal rights are not available to holders of

    (a)  shares (1) listed on a national securities exchange, (2) designated as a national market system security on an interdealer quotation system operated by the National
         Association of Securities Dealers, Inc., or (3) held by more than 2,000 holders,
         or

    (b)  shares of the surviving corporation in the merger, if the merger did not require the approval of the stockholders of such corporation

unless in either case, the holders of such stock are required by the terms of the merger agreement to accept for such stock anything other than

    (a)  shares of stock (or depositary receipts) of the surviving corporation,

    (b)  shares of stock (or depositary receipts) of another corporation that, at the effective date of the merger, will be either (1) listed on a national securities exchange, (2) designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.,
         or (3) held of record by more than 2,000 holders,

    (c)  cash in lieu of fractional shares or fractional depositary receipts, or

    (d)  any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares described in clauses (a) through (c) above.

Unless otherwise provided in the corporation's certificate of incorporation, appraisal rights are not available for a sale of assets or an amendment to the certificate of incorporation. None of the certificates of incorporation of either Provident, UNUM or
UNUMProvident provide for appraisal rights under these circumstances.

                            LIMITATION ON BUSINESS TRANSACTIONS

The affirmative vote of        No specific limitations.
66 2/3% of the voting stock,
voting together as a single
class, is required for
approval of certain business
combinations, including:

- mergers, consolidations, or
  share exchanges;
- transfer of substantially
  all of the assets of
  Provident; or
- dissolution or liquidation.

                                    OTHER CONSTITUENTS
  No specific provision.       When considering a business combination or similar
                               transaction, the board of directors, committees, directors and officers may, in the best interests of the company and its stockholders, consider the effects of such business
                               combination or similar transaction upon employees,
                               customers, suppliers and the communities in which the
                               company's offices are located.

                                RIGHTS AGREEMENT

BEFORE THE MERGER

    The UNUM rights agreement, provides for the issuance of a right to the holder of each share of UNUM common stock. If any person becomes the beneficial owner of 10% or more of the outstanding common stock of UNUM, except pursuant to a tender or exchange offer for all outstanding shares that a majority of the "uninterested" members of the UNUM board of directors determines to be fair to and in the best interests of UNUM and its stockholders, each owner of such right will have the right to receive upon exercise of such right, UNUM common stock or other consideration with a value equal to twice the exercise price of the right. In connection with the merger agreement, UNUM amended the UNUM Rights Agreement to provide that it will not be triggered by the merger agreement, the stock option agreements, the stockholders agreement, the merger and the transactions contemplated thereby.

    The foregoing description of the rights and the UNUM rights agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the text of the UNUM rights agreement, which is incorporated herein by reference to the UNUM rights agreement filed as an exhibit to the Registration Statement on Form 8-A, dated March 18, 1992, Amendment No. 1 to the Registration Statement on Form 8-A/A, dated June 21, 1996 and Amendment No. 2 to the Registration Statement on Form 8-A/A, dated November 25, 1998. See "Where You Can Find More Information" on page 144.

    Provident does not currently have a rights agreement in place.

AFTER THE MERGER

    Although the merger agreement does not provide for UNUMProvident to adopt a rights agreement following the merger, the UNUMProvident board of directors may choose to adopt a rights agreement at any time following the merger, which rights agreement may include some or all of the provisions of the UNUM Rights Agreement.

   DISCUSSION OF UNUMPROVIDENT CERTIFICATE OF INCORPORATION AND UNUMPROVIDENT
                                     BYLAWS

INCREASE IN AUTHORIZED SHARES

    Provident is currently authorized to issue 150 million shares of Provident common stock and UNUM is currently authorized to issue 240 million shares of UNUM common stock. The UNUMProvident certificate of incorporation provides for an authorized capital stock of 725 million shares of common stock. A vote "FOR" the adoption of the merger agreement by Provident stockholders will also represent a vote in favor of the adoption of the UNUMProvident certificate of incorporation and the increased number of authorized common stock.

    Without the proposed increase in the number of authorized shares of common stock, UNUMProvident will not have sufficient uncommitted authorized but unissued shares of UNUMProvident common stock to issue to UNUM stockholders in the merger. Further, the proposed increase in the number of authorized shares will provide the flexibility needed to meet future corporate objectives and will ensure that, following the issuance of shares in the merger, UNUMProvident retains a sufficient number of shares available for issuance. Maintaining the availability of shares for issuance is advisable to provide UNUMProvident with flexibility to take advantage of opportunities to issue common stock to obtain capital, as consideration for possible acquisitions and for other corporate purposes. There are currently no plans, understandings, agreements or arrangements concerning the issuance of additional shares of UNUMProvident common stock, other than in connection with the merger and employee benefit plans. If any plans, understandings, agreements or arrangements are made concerning the issuance of additional shares, holders of the UNUMProvident common stock outstanding at that time may or may not be given the opportunity to vote upon the issuance of the shares, depending on the nature of the transaction, the law applicable thereto, the applicable rules and regulations of the NYSE and the judgment of the UNUMProvident board of directors as to whether the stockholders should vote on the issuance.

ANTI-TAKEOVER CONSIDERATIONS

    GENERAL

    Provisions of the UNUMProvident certificate of incorporation and the UNUMProvident bylaws, such as those providing for the classified board of directors, the requirement of stockholder action by meeting only, the restrictions on who may call special meetings of the stockholders, and the requirement of an 80% stockholder vote to amend certain provisions of the UNUMProvident certificate of incorporation and to amend the UNUMProvident bylaws, may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of UNUMProvident without negotiation with its board of directors. This would enhance the board of directors' ability to attempt to promote the interests of all of UNUMProvident stockholders. However, to the extent that these provisions make UNUMProvident a less attractive takeover candidate, they may not always be in the best interests of UNUMProvident or its stockholders. None of these provisions is the result of any specific effort by a third party to accumulate securities of UNUMProvident or to obtain control by means of merger, tender offer, solicitation in opposition to management or otherwise.

    CLASSIFIED BOARD AND REMOVAL OF DIRECTORS

    The provisions providing for the classification of the board of directors, which parallel the provisions in the UNUM certificate of incorporation and the UNUM bylaws, will have the effect of making it more difficult to change the overall composition of the UNUMProvident board of directors. At least two stockholders' meetings will be required for stockholders to effect a change in a majority of the UNUMProvident board of directors, as is currently the case with the UNUM board of directors.

    Under Delaware law, unless the certificate of incorporation provides otherwise, directors on a classified board may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors. The provisions of the UNUMProvident certificate of incorporation providing for a classified board of directors do not permit stockholders to remove a director without cause. In addition, the UNUMProvident certificate of incorporation requires an 80% stockholder vote to remove a director for cause. Provident stockholders currently have the right to remove directors at any time without cause.

    Although there has been no problem in the past with the continuity or stability of the Provident board of directors, the parties believe that the longer time required to elect a majority of the UNUMProvident board of directors and the higher stockholder vote requirement to remove a director with cause will help assure continuity and stability in the management of the business and affairs of UNUMProvident after the merger.

    STOCKHOLDER MEETINGS

    The limitation of persons authorized to call a special meeting of the stockholders and the requirement that stockholder action be taken only pursuant to a meeting, which parallel provisions in the UNUM certificate of incorporation and the UNUM bylaws, are intended to ensure that any action taken by the UNUMProvident stockholders is not taken precipitously, and is only taken after giving opportunity for reasoned discussion among the stockholders and the management and directors of UNUMProvident.

    SUPERMAJORITY AMENDMENT PROVISIONS

    The provisions that require the affirmative vote of 80% of the stockholders to amend certain provisions of the UNUMProvident certificate of incorporation and UNUMProvident bylaws, many of which parallel similar stockholder vote requirements in the UNUM certificate of incorporation and the UNUM bylaws, are intended to prevent a large minority of UNUMProvident stockholders from being adversely affected by the amendment of key governance provisions contained in such documents.

                             STOCK PLAN AMENDMENTS

    THE AMENDMENTS TO THE PROVIDENT COMPANIES, INC. STOCK PLAN OF 1999 ARE BEING SUBMITTED BY THE PROVIDENT BOARD OF DIRECTORS FOR APPROVAL BY THE PROVIDENT STOCKHOLDERS AND SUCH AMENDMENTS, IF APPROVED, WOULD BECOME EFFECTIVE AT THE COMPLETION OF THE MERGER. THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE TEXT OF THE PROVIDENT COMPANIES, INC. STOCK PLAN OF 1999, WHICH IS INCORPORATED HEREIN BY REFERENCE TO PROVIDENT'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1998.

GENERAL

    The Provident board of directors has adopted a resolution, subject to stockholder approval, to amend the Provident Companies, Inc. Stock Plan of 1999 to increase the number of shares of Provident common stock authorized for issuance under such plan and to clarify the calculation of the number of shares of Provident common stock available for awards under such plan.

    The reclassification of Provident common stock pursuant to the Provident Reclassification Amendment will reduce the number of shares of Provident common stock authorized for issuance under the plan. Further, after consummation of the merger, a larger number of employees will be entitled to receive awards under the plan. Accordingly, the Provident board of directors believes that it is appropriate and in the best interests of Provident and its stockholders to increase the number of shares of Provident common stock authorized for issuance under the Provident Companies, Inc. Stock Plan of 1999, as set forth below.

PROVIDENT COMPANIES, INC. STOCK PLAN OF 1999

    The Provident Companies, Inc. Stock Plan of 1999 authorizes the granting of awards to employees, officers, consultants, including producers, and directors of Provident to align the personal interests of such persons with those of the Provident stockholders, and to provide such persons with an incentive to achieve outstanding performance. The amendment to the Provident Companies, Inc. Stock Plan of 1999 increases the number of shares of Provident common stock available for awards under the plan from 4,000,000 to 7,500,000. In no case will more than 30% of the number of authorized shares of Provident common stock be available for restricted stock awards. In addition, the amendment also clarifies the calculation of the number of shares of Provident common stock available for awards under such plan. The full text of Section 5.1 and 5.2, as amended, follows:

       "5.1. NUMBER OF SHARES. The aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis for measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Unit Award) shall be 7,500,000. Notwithstanding anything contained herein to the contrary, in no event shall more than thirty percent (30%) of the number of shares of Stock which are available for the grant of Awards under the Plan be available in the aggregate for the issuance of Stock pursuant to Awards of Restricted Stock or unrestricted stock awards. The shares of Stock issued under the Plan may be authorized and unissued shares or treasury shares, as the Corporation may from time to time determine.

       "5.2. LAPSED AWARDS AND SHARES WITHHELD OR TENDERED. To the extent that an Award is canceled, terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of Awards under the Plan. Shares subject to SARs or other Awards settled in cash will be available for the grant of Awards under the Plan. Shares of Stock that are surrendered or withheld from any Award to satisfy a Participant's income tax

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
       withholding obligations, or shares of Stock owned by a Participant that are tendered to pay the exercise price of Options granted under the Plan will be available for the grant of Awards under the Plan. Stock delivered by the Corporation, any shares of stock with respect to which Awards are made by the Corporation and any shares of Common Stock with respect to which the Corporation becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for Awards under this Plan."

    After the Provident Companies, Inc. Stock Plan of 1999 is amended, it will make clear that any shares of Provident common stock that are tendered in order to pay the exercise price for options granted under such plan are not counted against the share limit under such plan. In addition, shares that are not delivered by Provident when a participant exercises an option and that are withheld in order to satisfy tax withholding obligations that arise upon the exercise of certain options are not counted against the share limit under such plan. As amended, the Provident Companies, Inc. Stock Plan of 1999 also clarifies that if Provident assumes the obligation for outstanding awards previously granted by an acquired entity, then any shares of stock delivered by Provident, any shares of stock with respect to which awards are made by Provident and any shares of stock as to which Provident becomes obligated to make awards through such assumption or in substitution of such outstanding awards, will not be counted against the share limit under such plan.

    Provident stockholder approval of the amendments to the stock plan is not a condition to the merger and the merger will be completed even if the amendments to the stock plan are not approved. If approved, however, the amendments to the stock plan will become effective only upon completion of the merger.

    The Provident board of directors recommends that Provident stockholders vote "FOR" the approval of the amendments to the Provident Companies, Inc. Stock Plan of 1999.

                  OTHER INFORMATION FOR THE PROVIDENT MEETING

NOMINEES FOR ELECTION AS PROVIDENT DIRECTORS

    At the Provident meeting, Provident stockholders will elect 11 directors. Such directors will hold office until the next annual meeting of Provident stockholders and until their successors are duly elected and qualified, unless the merger is completed prior to such time. If the merger is completed prior to the next annual meeting of Provident stockholders then, at the completion of the merger, certain directors elected by Provident stockholders at the Provident meeting will resign from the Provident board of directors and certain persons designated by UNUM will become members of the UNUMProvident board of directors. Accordingly, immediately following completion of the merger, the UNUMProvident board of directors will consist of 15 members, seven of whom will have been designated by Provident and eight of whom will have been designated by UNUM. See "Interests of Management and Directors in the Merger--Board of Directors and Senior Management Following the Merger" on page 57.

    Provident has inquired of each nominee and has ascertained that each will serve if elected. If any nominee shall become unavailable prior to the election, the accompanying proxy card will be voted for the election in the nominee's stead of such other person as the Provident board of directors may recommend. The Provident board of directors recommends that Provident shareholders vote "FOR" each of the nominees nominated for election to the Provident board of directors.

    Currently, there are 12 members of the Provident board of directors. Scott
L. Probasco, Jr., who became a director of Provident in October 1962 will be retiring from Provident's board of directors as a result of attaining Provident's mandatory retirement age for directors. At the completion of the merger, Mr. Bolinder, Ms. Heffner, Mr. Jacks and Mr. Watjen will be succeeded by members designated by UNUM in accordance with the merger agreement.

    All nominees, except Messrs. Bolinder and Watjen, became directors of Provident on December 27, 1995, the effective date of the Share Exchange between Provident and Provident Life and Accident Insurance Company of America. Mr. Watjen became a director on March 26, 1997. Mr. Bolinder became a director on March 27, 1997, effective with the closing of a transaction involving the purchase by Zurich Insurance Company and one or more of its affiliates of 19,047,620 (on a post-split basis) shares of Provident's common stock in connection with financing Provident's acquisition of The Paul Revere Corporation. Pursuant to the Relationship Agreement discussed on page 57 between Provident and Zurich related to the acquisition of Paul Revere, Zurich has certain rights in connection with designating one person to serve as director of Provident while Zurich remains the beneficial owner of 5% or more of the outstanding shares of Provident's common stock.

    Each of the persons listed below as a nominee to be a director of Provident will also be a director of the principal wholly owned subsidiaries of Provident, including Provident Life and Accident Insurance Company, Provident Life and Casualty Insurance Company, Provident National Assurance Company and The Paul Revere Corporation, as well as its principal subsidiary, The Paul Revere Life Insurance Company. GENEX Services, Inc. has a board of directors whose members include some Provident board of director members as well as other employees of Provident. As the context requires, Provident may include direct and indirect subsidiaries.

William L. Armstrong, 62                                                Director since 1991

    From 1979 to 1991, Senator Armstrong served as a Senator from Colorado in the United States Senate. He has been Chairman of Ambassador Media Corporation since 1984, Chairman of Cherry Creek Mortgage Company, Inc. since 1991, Chairman of El Paso Mortgage Company since 1993, Chairman of Centennial State Mortgage Company, Frontier Real Estate, Inc. and Frontier Title, LLC

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
since 1994, Chairman of Frontier Real Estate since 1994, and Chairman of Transland Financial Services, Inc. since 1996. He is also a director of Storage Technology Corporation, and Helmerich and Payne, Inc.

William H. Bolinder, 55                                                 Director since 1997

    Mr. Bolinder is a member of the Corporate Executive Board of the Zurich Insurance Company, headquartered in Zurich, Switzerland. He also serves as Chairman of the direct life and non-life operations of the Zurich Group in the U.S. and is a director of many of Zurich's other affiliated companies in the U.S. The Zurich Group is a leading international insurance organization providing global coverage in all lines of insurance along with asset management services.

J. Harold Chandler, 50                                                  Director since 1993

    Mr. Chandler became Chairman of Provident on April 28, 1996, and President and Chief Executive Officer and a Director of Provident Life and Accident Insurance Company of America, Provident Life Capital Corporation, Provident Life and Accident Insurance Company and Provident Life and Casualty Insurance Company effective November 8, 1993. Immediately prior to his employment with Provident Life and Accident Insurance Company, he served as President of NationsBank Mid-Atlantic Banking Group which includes the NationsBank and Maryland National Corporation entities in the District of Columbia, Maryland, and northern Virginia. He formerly served as President of the Citizens and Southern National Bank of South Carolina, a predecessor company of NationsBank. He is a director of AmSouth Bancorporation, Herman Miller, Inc., and Storage Technology Corporation.

Charlotte M. Heffner, 61                                                Director since 1995

    Ms. Heffner is a trustee of The Maclellan Foundation, Inc. She is the sister of Hugh O. Maclellan, Jr.

Hugh B. Jacks, 65                                                       Director since 1988

    Mr. Jacks retired in December 1991 as President and Chief Executive Officer of BellSouth Services, Incorporated, a provider of lead staff, strategic planning and support for BellSouth Companies. He is President of Potential Enterprises, Inc.

Hugh O. Maclellan, Jr., 59                                              Director since 1975

    Mr. Maclellan, Jr. is President of The Maclellan Foundation, Inc., and a director of SunTrust Bank, Chattanooga, N.A., and Covenant Transport, Inc. Mr. Maclellan is the brother of Charlotte M. Heffner.

A. S. (Pat) MacMillan, 55                                               Director since 1995

    Mr. MacMillan has served as the Chief Executive Officer of Team Resources, Inc., since 1980. The company specializes in the areas of team and organizational design and development, including management consulting, management training, and organizational audits and surveys. He is also a trustee of The Maclellan Foundation, Inc.

C. William Pollard, 60                                                  Director since 1992

    Mr. Pollard has served as Chairman of the Board of Directors of The ServiceMaster Company since January 1994. From June 1990 to December 1993 he served as Chairman and Chief Executive Officer of The ServiceMaster Company. The ServiceMaster Company provides professional cleaning, termite and pest control, maid service, lawn care, and appliance and other home equipment and maintenance, as well as management of plant operations, laundry and linen, clinical equipment maintenance, and food service for health care, educational and industrial facilities. He is a director of Herman Miller, Inc.

Steven S Reinemund, 51                                                  Director since 1995

    Mr. Reinemund has served as Chairman and Chief Executive Officer of Frito-Lay, Inc. since June 1992. He served as President and Chief Executive Officer of Pizza Hut, Inc. from 1986 to 1992. He also serves as a director of PepsiCo, Inc. and The ServiceMaster Company.

Burton E. Sorensen, 69                                                  Director since 1985

    From December 1984 until December 1995, Mr. Sorensen served as Chairman and Chief Executive Officer of Lord Securities Corp., an investment banking firm. Prior to that time, Mr. Sorensen was a General Partner of Goldman, Sachs & Co., investment bankers. He is a director of The ServiceMaster Company.

Thomas R. Watjen, 44                                                    Director since 1997

    Mr. Watjen became Vice Chairman of the Company on March 26, 1997, and retains his position as Chief Financial Officer. He became Executive Vice President and Chief Financial Officer of Provident Life and Accident Insurance Company of America, Provident Life Capital Corporation, Provident Life and Accident Insurance Company, Provident Life and Casualty Insurance Company and Provident National Assurance Company on July 1, 1994. Prior to that time, he served as a Managing Director of the insurance practice of the investment banking firm, Morgan Stanley & Co., which he joined in 1987.

ATTENDANCE

    During 1998, the Provident board of directors held six meetings. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Provident board of directors (held during the period for which each was a director) and (b) the total number of meetings held by all committees of the board of directors on which a director served (during the period that such director served).

COMMITTEES

    In 1998, the Provident board of directors had five standing committees:
Audit, Compensation, Executive, Finance and Nominating. In addition to the duties described below, each committee may be assigned additional duties by the Provident board of directors from time to time and each is charged with reporting its activities to the Provident board of directors. Membership of each committee is given as of December 31, 1998. In July 1998, the Provident board of directors also established a Special Committee to work with and advise management in connection with a proposed merger with UNUM. Members of the Special Committee, which met twice in 1998, were Hugh O. Maclellan, Jr., J. Harold Chandler, A.S. MacMillan, C. William Pollard and Burton E. Sorensen.

    AUDIT COMMITTEE

    The members of the Audit Committee were C. William Pollard, Chairman, William L. Armstrong, Hugh B. Jacks and Burton E. Sorensen. The committee met five times in 1998. The committee's duties include recommending independent public accountants for selection by the PRovident board of directors and reviewing and approving the audit plans of the independent public accountants and Provident's internal audit department. The committee monitors the internal and external auditors, including their work with regard to financial audits, systems security oversight, fraud detection, and internal financial and accounting controls. The committee also monitors progress on Provident's Year 2000 project.

    COMPENSATION COMMITTEE

    The members of the Compensation Committee were Hugh B. Jacks (Chairman), A.S. MacMillan, C. William Pollard, Scott L. Probasco, Jr., and Steven S Reinemund. The committee met five times during 1998. The committee's duties include reviewing and approving compensation philosophy and guidelines for executive officers and senior management. The committee consults with the Chief Executive Officer concerning compensation matters affecting senior management, including those affecting or affected by management succession planning. The committee reviews the performance of the Chief Executive Officer and recommends appropriate compensation for approval by the Provident board of directors. The committee reviews all employee benefit plans and policies including pension and profit-sharing plans, as well as incentive and stock option plans described below under "-- Executive Compensation." As to such incentive and stock option plans, the committee reviews management's recommendations and approves such awards under the plans as it deems appropriate within the terms of such plans.

    EXECUTIVE COMMITTEE

    The members of the Executive Committee were Hugh O. Maclellan, Jr. (Chairman), William H. Bolinder, J. Harold Chandler, A.S. MacMillan and C. William Pollard. The committee did not meet during 1998. The duties of the committee include review of strategic plans, issues and direction, and of the operating results of Provident. The committee may review significant financial issues, including dividend policy, mergers, acquisitions and divestitures, and report to the Provident board of directors. The committee serves as a sounding board for the Chief Executive Officer and other directors as to the composition, duties and powers of the committees of the Provident board of directors and meeting agenda. Much of the work of the Executive Committee in 1998 was carried out by the Special Committee discussed above.

    FINANCE COMMITTEE

    The members of the Finance Committee were William L. Armstrong (Chairman), William H. Bolinder, Charlotte M. Hefner, Burton E. Sorensen and Thomas R. Watjen. The committee met five times during 1998. The committee develops and monitors appropriate policy and strategies to guide and govern the lending and investment of funds held by Provident. As permitted under state law, the committee has established and oversees an Investment Subcommittee which carries out the daily activities required to authorize and oversee the loans and investments of its insurance subsidiaries.

    NOMINATING COMMITTEE

    The members of the Nominating Committee were A.S. MacMillan (Chairman), Hugh
O. Maclellan, Jr., and Steven S Reinemund. The committee did not meet during 1998. The duties of the committee include standardizing and formalizing the process for nominating persons to be elected or re-elected to the Provident board of directors. The committee develops its own nominations and accepts nominations submitted in writing from stockholders. It considers and makes recommendations concerning issues relating to the composition and size of the Provident board of directors, as well as issues relating to tenure, retirement age, honorary directorships and term limits.

COMPENSATION OF DIRECTORS

    Employees of Provident or any subsidiary of Provident are not compensated for their services as directors of Provident or of any of its direct or indirect subsidiaries. Provident pays its non-employee directors an annual retainer of $80,000. The annual retainer is paid in the form of stock options or deferred share rights, as elected by each director in accordance with the terms of Provident's Non-Employee Director Compensation Plan. Any amount not elected to be received in the form of options or deferred share rights is paid to the director in cash. No fees are paid for attendance at meetings. In 1998, directors who were participating in the director retirement program were required to convert their accrued account balance on a net present value basis to either stock options or deferred share rights to be issued under Provident's Non-Employee Director Compensation Plan.

EXECUTIVE OFFICERS OF PROVIDENT

    The executive officers of Provident, all of whom are also executive officers of its principal subsidiaries, were elected to serve in their respective offices for one year or until their successors are chosen and qualified.

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
J. Harold Chandler...................................          50   Chairman, President, Chief Executive Officer, and
                                                                    Director
Thomas R. Watjen.....................................          44   Vice Chairman and Chief Financial Officer, and
                                                                    Director
Robert O. Best.......................................          49   Executive Vice President and Chief Information
                                                                    Officer/Client Services
F. Dean Copeland.....................................          60   Executive Vice President and General Counsel
Peter C. Madeja......................................          40   Executive Vice President and President and CEO of
                                                                    GENEX Services, Inc.
Ralph A. Rogers, Jr..................................          50   Senior Vice President and Treasurer

    Mr. Chandler became Chairman of Provident on April 28, 1996, and President and Chief Executive Officer and a Director of Provident effective November 8, 1993. Immediately prior to his employment with Provident, he served as President of NationsBank Mid-Atlantic Banking Group which includes the NationsBank and Maryland National Corporation entities in the District of Columbia, Maryland, and northern Virginia. He formerly served as President of the Citizens and Southern National Bank of South Carolina, a predecessor company of NationsBank. He is a director of AmSouth Bancorporation, Herman Miller, Inc., and Storage Technology Corporation. He is currently a member of the Board of Trustees of Wofford College.

    Mr. Watjen became Vice Chairman and Chief Financial Officer of Provident on March 26, 1997. He became Executive Vice President and Chief Financial Officer on July 1, 1994. Prior to joining the Company, he served as a Managing Director of the insurance practice of the investment banking firm, Morgan Stanley & Co., which he joined in 1987.

    Mr. Best became an Executive Vice President of Provident on May 7, 1997. He became Senior Vice President and Chief Information Officer of Provident on July 11, 1994. He was previously Senior Vice President and Chief Information Officer at UNUM Corporation, which he joined in 1993 following UNUM's acquisition of Colonial Life and Accident Insurance Company. At Colonial, he served as Vice President, Operations and Information Systems, until 1992 when he was named Executive Vice President.

    Mr. Copeland became Executive Vice President and General Counsel of Provident on May 12, 1997. Prior to joining Provident he had been a partner since 1972 in the law firm of Alston & Bird, where he concentrated primarily on matters related to consolidation within the financial services industry.

    Mr. Madeja became an Executive Vice President of Provident on May 7, 1997. He became Senior Vice President of Provident in February 1997 when Provident acquired GENEX Services, Inc. He continues to serve as President and Chief Executive Officer of GENEX Services, Inc., which he joined in 1982.

    Mr. Rogers became Senior Vice President and Treasurer of Provident on May 7, 1997. Prior to this position he served as Vice President and Controller of Provident since 1984.

COMPLIANCE WITH SECTION 16(A)

    Under Section 16(a) of the Exchange Act, Provident's directors, officers, and 10% beneficial holders of common stock are required to file with the Securities and Exchange Commission certain forms reporting their beneficial ownership of and transactions in common stock. Based solely upon information provided to Provident by each of such persons, Provident believes that each of its directors, officers and 10% beneficial owners filed all required reports on a timely basis during the last fiscal year with the following exception: Mr. Madeja, an executive officer of Provident, purchased shares of Provident common stock on October 27, 1998, which transaction should have been reported on a Form 4 filed on or before November 10, 1998. The Form 4 reflecting the transaction was filed on December 4, 1998.

EXECUTIVE COMPENSATION

    The named executive officers of Provident work primarily for Provident Life and Accident Insurance Company, except for Mr. Madeja, who serves as President, GENEX Services, Inc., and also provide services to the other subsidiaries under a general services agreement between Provident and the respective subsidiaries.

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Provident board of directors is composed entirely of non-employee directors. The Compensation Committee is responsible for establishing and administering Provident's executive compensation programs. This report addresses Provident's compensation policies and practices, and the Compensation Committee's decisions regarding 1998 compensation and long-term incentive as they affected the Chief Executive Officer and the four other most highly paid executive officers of Provident. The five individuals are collectively referred to as the "named executive officers". These policies and practices also generally affect the compensation of Provident's other officers and high level executives.

    EXECUTIVE COMPENSATION POLICIES

    The Compensation Committee is responsible for establishing and administering Provident's executive compensation programs. The Compensation Committee establishes compensation according to the following guiding principles:

    (a) Compensation should be directly linked to Provident's operating and financial performance.

    (b) Total compensation should be competitive when compared to compensation levels of executives of companies against which Provident competes for management.

    (c) Performance-related pay should be a significant component of total compensation, placing a substantial portion of an executive's compensation at risk.

    (d) Stock ownership guidelines and programs should encourage significant stock ownership in Provident by its executives to align their interests with the interests of stockholders.

    STOCK OWNERSHIP REQUIREMENT

    The foundation for Provident's executive compensation program is ownership of Provident's common stock by members of the senior management group. This ownership requirement, involving a substantial portion of each executive's net worth, is intended to motivate the executive to think and act like a stockholder, and to assume responsibility for profitability and improving total stockholder return. The stock ownership requirement can be met with shares beneficially owned by the executive, through purchase of shares via the Employee Stock Purchase Plan, exercise of stock options, shares allocated to the executive through Provident's 401(k) retirement plan (The "MoneyMaker"), phantom shares or restricted stock issued under the Performance Share Subplan constituting a part of the Management Incentive Compensation Plan of 1994, restricted stock awards, or open market purchases from personal funds. Unexercised stock options do not apply toward the ownership requirement.

    BASE SALARY

    A competitive base salary program is necessary to attract and retain key executives. It is Provident's practice to establish executive salaries at a conservative level relative to the median for salaries for comparable positions in other companies in its competitor group. For the named executive officers other than the Chief Executive Officer, one of the executive's 1998 base salary was above the median and three of these executives' 1998 base salaries were below the median.

    The companies in the competitor group are life, health and multi-line insurance companies that Provident has determined are its primary competitors for key executives. For compensation purposes the competitor group is comprised of a size, measured by assets, comparable to Provident that competes with Provident for business and key executives. This is a smaller group of companies than is included in the "Insurance Index" used for the "Comparison of Five-Year Cumulative Total Return" chart on page 141. The group of companies in the "Insurance Index" is comprised of firms the Compensation Committee has determined are competing with Provident in the capital markets and includes some companies which are not included in the compensation comparison.

    Merit increases in salary generally are awarded annually by the Compensation Committee, based primarily on an assessment of Provident's position relative to competitors and on an appraisal of the executive's contribution. The assessment of salary position relative to competitors is performed by use of a national survey of the competitor group of life and health insurance companies as described above, conducted by a recognized compensation consulting firm and also by use of internally generated surveys of data gathered from proxy statements. Salary levels for 1998 were established by the Compensation Committee following the policies described.

    ANNUAL INCENTIVE COMPENSATION

    Annual incentive awards in 1998 for all officers were based on performance measures included in the Amended and Restated Annual Management Incentive Compensation Plan of 1994. The annual incentive portion of the Management Incentive Compensation Plan includes the Corporate Performance Subplan and the Individual Performance Subplan.

    The Corporate Performance Subplan of the Management Incentive Compensation Plan is based solely on the achievement of objective corporate performance goals. At the beginning of each plan year, the Compensation Committee establishes measurable performance goals based on one or more corporate performance criteria, and establishes target awards and any formula for payouts in excess of target based on the achievement of these goals. Target awards under the Corporate Performance Subplan are set by the Compensation Committee as percentages of base salary, which percentages may differ from participant to participant and from year to year. Under the Corporate Performance Subplan, the three performance measures for 1998 were Return on Equity, Sales Growth and Relative Stock Performance. The Compensation Committee established stretch targets for 1998 for the Corporate Performance Subplan. Above target payouts resulted for certain executives due to payments under the Individual Performance Subplan.

    The Individual Performance Subplan of the Management Incentive Compensation Plan is based on an individual's contribution to the business of Provident, as determined by the Compensation Committee. This contribution may be assessed on non-objective as well as objective measures. Awards are payable under this subplan, also based on percentages of salary.

    Based on 1998 results, awards under the Management Incentive Compensation Plan to the named executive officers ranged from 43% of salary to 110% percent of salary.

    LONG-TERM INCENTIVE COMPENSATION

    STOCK PLAN OF 1994

    The Stock Plan of 1994 permits the grant to executive officers and certain other key employees of restricted stock, stock appreciation rights and options to purchase shares of Provident common stock. The purposes of this plan are to encourage and enable the acquisition of a financial interest in Provident by key employees and to reward key employees for the long-term growth in the market value of the stock. On January 13, 1997, each named executive officer, except Mr. Copeland and Mr. Madeja, was granted an option which was expected to cover the three year period from 1997 to 1999. Mr. Copeland was granted an option upon his employment in May 1997, which was expected to cover the three year period as well. As shown in the tables following this report, Mr. Madeja was granted options on January 7, 1998. The Compensation Committee approved no other grants under the Stock Plan of 1994 to any named executive officer in 1998.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    Compensation of the Chief Executive Officer follows the general principles for executive compensation as set forth above. Specific applications of these principles to Mr. Chandler's pay for 1998 were as follows:

    BASE SALARY

    Base salary for Mr. Chandler was set pursuant to his employment agreement described in the 1994 proxy statement and will be reviewed annually and adjusted as deemed appropriate by the Compensation Committee. For 1998, Mr. Chandler's salary was increased to a level reflecting pay of chief executive officers of companies in Provident's competitor group.

    ANNUAL INCENTIVE COMPENSATION

    For 1998, Mr. Chandler received an annual incentive under the Management Incentive Compensation Plan of $960,000. Of this total, $688,000 was paid under the Corporate Performance Subplan (86% of his base salary) and $272,000 was paid under the Individual Performance Subplan

(34% of his base salary) for the achievement of goals established by the Compensation Committee which were specific to Mr. Chandler.

    STOCK PLAN OF 1994

    The Compensation Committee believes that it is appropriate to make stock option grants to the Chief Executive Officer at a higher multiple of salary than for other senior executives. This higher level of award is in recognition of the higher level of responsibility and accountability of the Chief Executive Officer and also to produce compensation at a level comparable to competitor companies. On January 13, 1997, Mr. Chandler was granted options to purchase 1,200,000 shares of Provident common stock, as approved by the Compensation Committee in January 1997, and previously reported in the proxy statement for the annual meeting of Provident stockholders held on May 7, 1997.

MILLION DOLLAR DEDUCTION LIMITATION (IRC SECTION 162(M))

    Section 162(m) of the Internal Revenue Code limits Provident's ability to deduct compensation in excess of $1,000,000 paid during a tax year to the Chief Executive Officer and the four other highest paid executive officers at year end. Certain performance-based compensation is not subject to such deduction limit. Annual bonuses under the Corporate Performance Subplan of the Management Incentive Compensation Plan are designed to meet the criteria of "performance-based" compensation that is fully deductible under Code Section 162(m), as are awards of stock options under Provident's Stock Plan of 1994. It is the Compensation Committee's intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

CONCLUSION

    Provident's compensation program described above closely links pay with performance and the creation of stockholder value. The Compensation Committee believes that the program has been and will continue to be successful in supporting Provident's financial, growth and other business objectives.

Hugh B. Jacks, Chairman
A.S. MacMillan
C. William Pollard
Scott L. Probasco, Jr.

Steven S Reinemund

    The following table summarizes the compensation of the Chief Executive Officer and the four other most highly compensated executive officers for the years 1996, 1997, and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM COMPENSATION
                                          ANNUAL COMPENSATION
                           -------------------------------------------------  -----------------------
                                                                                      AWARDS
                                                                              -----------------------     PAYOUTS
                                                                              RESTRICTED   SECURITIES  -------------
   NAME AND                                                                      STOCK     UNDERLYING      LTIP
  PRINCIPAL                                               OTHER ANNUAL         AWARD(S)     OPTIONS       PAYOUTS
   POSITION       YEAR     SALARY ($)    BONUS ($)       COMPENSATION($)        ($)(8)      (#) (10)        ($)
--------------  ---------  -----------  -----------  -----------------------  -----------  ----------  -------------

J. Harold            1998     828,846      960,000(3)                0           368,571(8)          0           0
  Chandler           1997     736,539      922,500                  0          4,590,670    1,200,000            0
President/CEO        1996     686,539    1,076,157                  0            309,000      400,000            0

Thomas R.            1998     519,231      550,000(4)                0           129,576(8)          0           0
  Watjen             1997     461,539      500,000                  0          1,559,152      500,000            0
EVP/CFO              1996     418,269      427,164                  0            105,888      100,000            0

F. Dean              1998     272,116      300,000(5)                0            63,348(8)          0           0
  Copeland(1)        1997     153,846      151,875                  0             55,938      200,000            0
EVP/General          1996           0            0                  0                  0            0            0
Counsel

Robert O. Best       1998     259,616      187,875(6)                0            18,141(8)          0           0
EVP/CIO              1997     230,962      150,000                  0             80,045      150,000            0
                     1996     217,308      113,685                  0             18,271       40,000            0

Peter C.             1998     225,000      106,750(7)                0                         10,366(9)
  Madeja(2)          1997     227,346       92,156                  0                          83,344
EVP/President,       1996           0                               0                               0
GENEX

   NAME AND
  PRINCIPAL        ALL OTHER
   POSITION     COMPENSATION($)
--------------  ----------------
J. Harold               2,917(11)
  Chandler              1,615
President/CEO           2,375
Thomas R.               2,400(11)
  Watjen                    0
EVP/CFO                     0
F. Dean                 2,063(11)
  Copeland(1)               0
EVP/General                 0
Counsel
Robert O. Best          3,160(11)
EVP/CIO                 2,375
                        2,375
Peter C.               25,000
  Madeja(2)            50,000
EVP/President,              0
GENEX

------------------------

(1) Mr. Copeland became Executive Vice President and General Counsel of Provident on May 12, 1997.

(2) Mr. Madeja became Executive Vice President of Provident on February 28, 1997 when Provident acquired GENEX Services, Inc.

(3) Bonus comprised of $960,000 Incentive Bonus of which $860,000 was deferred in the form of phantom shares and accounted for under the Performance Share Plan.

(4) Bonus comprised of $550,000 Incentive Bonus of which $302,344 was deferred in the form of phantom shares and accounted for under the Performance Share Plan.

(5) Bonus comprised of $250,000 Incentive Bonus of which $147,813 was deferred in the form of phantom shares and accounted for under the Performance Share Plan and $50,000 Transition Signing Bonus.

(6) Bonus comprised of $162,875 Incentive Bonus of which $42,328 was deferred in the form of phantom shares and accounted for under the Performance Share Plan. Additionally, Mr. Best was awarded a $25,000 Key Contributor Award for year 2000 initiatives which was paid in the form of Provident common stock with a 3 year restriction on sale.

(7) Bonus comprised of $106,750 Incentive Bonus of which $24,187 was deferred in the form of phantom shares and accounted for under the Performance Share Plan.

(8) As of December 31, 1998, the named executive officers held the following aggregate shares of restricted stock, with the following values (based on December 31, 1998 closing price of $41.50 per share): Mr. Chandler, 150,000 shares valued at $6,225,000; Mr. Watjen, 50,000 shares valued at $2,075,000; Mr. Copeland, 2,000 shares valued at $83,000; Mr. Best, 2,000 shares valued at $83,000; and Mr. Madeja, 2,000 shares valued at $83,000. Dividends are paid on the restricted shares. Additionally, each named executive officer held premium phantom shares which were issued in February 1998 under the Performance Share Plan upon deferral of the 1997 incentive award into phantom shares. The phantom shares are subject to risk of forfeiture for three years. The number of phantom shares held along with their value as of December 31, 1998 are as follows: Mr. Chandler, 23,843 shares valued at $989,485; Mr. Watjen, 8,922 shares valued at $370,263; Mr. Copeland, 1,939 shares valued at $80,469; Mr. Best, 1,432 shares valued at $59,428.

(9) This amount represents premium phantom shares issued in February 1999, under the Performance Share Plan upon deferral of the 1998 incentive award into phantom shares. These phantom shares are subject to risk of forfeiture for three years.

(10) Share amounts have been adjusted to reflect the 2 for 1 stock split on September 30, 1997, which was in the form of a 100% stock dividend. Additionally, the amounts for Mr. Watjen exclude the option of which he relinquished ownership and economic interest pursuant to a domestic relations order in January 1997. This includes 100,000 from the 1996 grant and 100,000 from the 1997 grant. On January 13, 1997, Messrs. Chandler, Watjen and Best were granted an option which was expected to cover the three year period from 1997 to 1999. Mr. Copeland was granted an option in May 1997, upon employment which was expected to cover the three year period as well. Mr. Madeja was granted 25,000 options on January 7, 1998.

(11) The amounts reported for Messrs. Chandler, Best, and Heys include Provident's match of their respective contributions to The MoneyMaker, a long-term 401(k) retirement plan, along with a supplemental match of $517, $760, and $359, respectively, based on Provident's performance during 1997. The amounts reported for Mr. Watjen and Mr. Copeland include only Provident's match of their respective contribution to The MoneyMaker. Additionally, the amount reported for Mr. Madeja includes $5,178, which reflects the full dollar value of the premium on a Key Man Life Insurance for which Provident pays the premium.

    The following table describes the options granted to the named executive officers individuals for 1998:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                   INDIVIDUAL GRANTS
                                               NUMBER OF     ------------------------------
                                              SECURITIES         % OF TOTAL
                                              UNDERLYING       OPTIONS GRANTED    EXERCISE
                                            OPTIONS GRANTED    TO EMPLOYEES IN      PRICE    EXPIRATION   GRANT DATE
NAME                                            (#)(1)           FISCAL YEAR       ($/SH)       DATE       VALUE(2)
------------------------------------------  ---------------  -------------------  ---------  -----------  -----------

J. Harold Chandler........................             0

Thomas R. Watjen..........................             0

Robert O. Best............................             0

F. Dean Copeland..........................             0

Peter C. Madeja...........................        25,000               2.48       $  37.625    01/06/08    $ 265,625

------------------------

(1) Options granted are non-qualified stock options, with the exercise price equal to fair market value on the date of the grant. All options were for Provident common stock. To encourage increased ownership, the Stock Plan of 1994 includes what is commonly referred to as a "reload" feature. Under this arrangement, when options are exercised, payment for the option shares by delivery of shares already owned by the optionee entitle the optionee to a new stock option grant equal to the number of shares delivered. The new option grant acquires the remaining exercise period with respect to the options exercised and the option price is equal to the then-current fair market value of Provident common stock.

(2) The grant date present value of options granted in 1998 was determined using the Black-Scholes option pricing model. The underlying assumptions were as follows:

        VOLATILITY. Volatility for Provident's common stock was calculated using 32 quarterly days stock prices for Mr. Madeja's grant. The volatility was 18.8% for Mr. Madeja's grant.

        RISK-FREE RATE OF RETURN. Rates of return were based on U.S. Treasury strip rates of return for an investment whose term is equal to the time of exercise of the option as set forth below. The rate for Mr. Madeja's grant was 5.57%.

        DIVIDEND PAYOUT RATE. The dividend payout rates were determined by dividing the expected annual dividend rate by the exercise price.

        TIME OF EXERCISE. The time of exercise was assumed to be 8 years from the date of grant for Mr. Madeja's grant. A discount of 15% was applied in determining the grant date present value of these options to recognize the risk of forfeiture.

(3) The options granted to Mr. Madeja vest on January 7, 2000. Options expire on the earliest of the following dates: (a) upon termination of employment other than by death or disability; (b) three years after the date of death or disability; (c) five years after the date of normal retirement or early retirement with Compensation Committee approval; or (d) ten years after the date of the grant. In the event of a change in control, options would become immediately exercisable, or the Compensation Committee can exercise its discretion to cash out any unvested options.

    The following table shows information concerning options for Provident common stock exercised by the named executive officers individuals during 1998 and the value of unexercised options held by the named executive officers individuals at December 31, 1998:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUE

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING           VALUE OF UNEXERCISED
                                                                     UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                      SHARES                    OPTIONS AT FY-END (#)          FY-END ($)
                                     ACQUIRED        VALUE          EXERCISABLE/              EXERCISABLE/
NAME                              ON EXERCISE(#)  REALIZED($)     UNEXERCISABLE(1)          UNEXERCISABLE(2)
--------------------------------  --------------  ------------  ---------------------  --------------------------

J. Harold Chandler..............       600,000      13,701,242   1,400,000/1,200,000   $   40,887,500/$21,337,440

Thomas R. Watjen(3).............             0               0       350,000/450,000          9,442,180/8,001,540

F. Dean Copeland................             0               0        50,000/150,000            734,375/2,203,125

Robert O. Best..................        61,000       1,517,375       131,000/120,000         3 ,435,124/2,133,744

Peter C. Madeja.................             0               0         50,000/75,000              912,500/543,750

------------------------

(1) Share amounts have been adjusted to reflect the 2 for 1 stock split on September 30, 1997, which was in the form of a 100% stock dividend.

(2) Calculated as the difference between the fair market value of a share of Provident common stock on December 31, 1998 ($41.50) and the exercise price of the options.

(3) The amounts for Mr. Watjen exclude 300,000 options of which he relinquished ownership and economic interest pursuant to a domestic relations order in January 1997. In 1997, 100,000 of those options were exercised at a value of $1,409,375. The value of the remaining options transferred pursuant to the domestic relations order, all of which are exercisable, is $5,656,250.

                               PENSION PLAN TABLE

    The following table shows the estimated annual aggregate benefits payable at normal retirement under the tax-qualified, defined benefit Retirement Plan for Salaried Employees for various combinations of compensation and years of service:

  AVERAGE BASE
 SALARY IN FIVE          1998 ESTIMATED ANNUAL BENEFIT FOR
   CONSECUTIVE         REPRESENTATIVE YEARS OF SERVICE CREDIT
  HIGHEST PAID     ----------------------------------------------
      YEARS         15 YEARS    20 YEARS    25 YEARS    30 YEARS
-----------------  ----------  ----------  ----------  ----------
   $   150,000     $   37,752  $   53,052  $   60,852  $   68,652
       175,000         45,252      63,048      72,108      81,156
       200,000         52,752      73,056      83,352      93,648
       225,000         60,252      83,052      94,608     106,152
       250,000         67,752      93,048     105,852     118,656
       300,000         82,752     113,052     128,352     143,652
       350,000         97,752     133,056     150,852     168,648
       400,000        112,752     153,048     173,352     193,656
       450,000        127,752     173,052     195,852     218,652
       500,000        142,752     193,056     218,352     243,648

    Benefits are based on the average base salary earned during the five consecutive years of highest compensation preceding retirement date plus $5 per each year of service subject to a maximum of 30 years, subject to a partial offset for the Social Security benefits to which the participant is entitled upon retirement. Credit for years of service cease after 30 years. A reduction of 4% per year is applied for retirement before age 62. As of December 31, 1998, Messrs. Chandler, Watjen, Copeland, Best, and Madeja had approximately 5, 4, 2, 4 and 2 years of credited service, respectively.

    Provident also provides a Supplemental Executive Retirement Plan pursuant to which certain current officers of Provdent may be entitled to retirement benefits in addition to those that may be funded or paid through a tax-qualified plan such as the Retirement Plan for Salaried Employees. Such benefits are not included in the Pension Plan Table above. Generally, participants in the Supplemental Executive Retirement Plan become entitled to benefits upon retirement at or after age 65, age 55 with 20 years of service or age 62 with the consent of the Compensation Committee. The maximum annual amount of such additional benefits is the greater of (a) 50 percent of the average of the participant's compensation for the five highest consecutive calendar years of active service with Provident (which will be achieved when the participant has 20 years of service), plus $1,800, offset by the benefits payable under the Retirement Plan for Salaried Employees and certain Social Security benefits; or
(b) the difference between the benefits which are payable under the Retirement Plan for Salaried Employees and the benefits which would be payable under the Retirement Plan for Salaried Employees to the participant without the limitations on annual benefits imposed by Section 415 of the Internal Revenue Code, which for 1998 was $160,000. Proportionately smaller supplemental retirement benefits are payable under the Supplemental Executive Retirement Plan upon retirement before age 65. Mr. Chandler will be covered under the Retirement Plan for Salaried Employees, the Supplemental Executive Retirement Plan, and the supplemental retirement benefit described in his employment agreement which is described below.

SEVERANCE AGREEMENT

    Provident offers severance agreements to certain other of its key executives as determined by the Provident board of directors, acting on the recommendation of the Compensation Committee. While agreements can vary slightly in details, the basic arrangements require Provident to make certain payments and provide certain benefits in the event that the executive's employment terminates for any reason except death, disability, retirement, or for good cause by Provident or without good reason by the executive within two years following a change of control as that term is defined below. The amounts and benefits are:

    (1) a multiple of one to three times the executive's annual base salary at the highest rate in effect at any time immediately prior to the change in control until the termination date;

    (2) participation at no additional direct costs to the executive in the life, accident and health insurance plans in effect prior to the change in control (or equivalent benefits) for one to three years following the termination date;

    (3) up to $10,000 of reasonable expenses associated with outplacement through a professional placement firm for a period of not more than one year. In addition, each is entitled to death or long-term disability benefits no less favorable than those to which the executive would have been entitled if death or termination for disability occurred within six months prior to the change in control. Messrs. Watjen, Copeland, and Best entered into agreements providing the amounts and benefits described above. The severance agreements for Messrs. Watjen and Copeland provide a multiple of two times, and the severance agreement for Mr. Best provides a multiple of one times, their respective annual base salaries at the highest rate in effect at any time from immediately prior to the change in control until the termination date.

    Provident and UNUM have approved the general terms of employment agreements with Messrs. Watjen and Copeland with respect to their employment with UNUMProvident, the terms of which are disclosed on page 71. The respective agreements for each of these individuals, which Provident currently expects will be signed prior to the completion of the merger, would supersede these individuals' current employment and termination agreements with Provident.

EMPLOYMENT CONTRACT

    J. Harold Chandler has an agreement with Provident by which he became President and Chief Executive Officer of Provident, Provident Life Capital Corporation, Provident Life and Accident Insurance Company (Provident's predecessor) and Provident Life and Casualty Insurance Company effective November 8, 1993. The period of employment covered by the agreement is one year, with automatic extensions for additional one year terms unless either party terminates the agreement. Compensation under the agreement includes

    (1) a base annual salary of $650,000, subject to being increased annually upon recommendation of the Compensation Committee;

    (2) a transition bonus of $130,000;

    (3) a special bonus of $170,000;

    (4) an annual incentive bonus for 1993 of not less than $200,000;

    (5) 29,216 shares of restricted Class B Common Stock, 7,304 shares of which became vested and unrestricted on December 31, 1993, and 7,304 shares of which shall become unrestricted by vesting and being delivered on each December 31 of 1994, 1995, and 1996;

    (6) a grant of options for 190,000 shares of Class B Common Stock on November 8, 1993 (having a two year vesting and a five year exercise period);

    (7) a grant of options on January 6, 1994 for 110,000 shares of Class B Common Stock (having a two year vesting and a five year exercise period); and

    (8) such other options or other stock grants to be recommended by the Compensation Committee from time to time over a ten year period beginning November 8, 1993, within the terms of the approved stock option plan then in effect for approximately an additional 700,000 shares of Class B Common Stock.

    The agreement states the intent of Provident and Mr. Chandler that he have the opportunity to acquire 2 - 3% of Provident's outstanding common stock. The agreement also grants eligibility to participate in the Retirement Plan for Salaried Employees and the Supplemental Executive Retirement Plan. In addition, a supplemental retirement benefit calculated using the Supplemental Executive Retirement Plan formula applied to the annual base salary will be provided. Rights to receive the supplemental retirement benefit will vest at 10% per year provided that employment continues for five years. Generally, if employment is terminated prior to the expiration of the five year period none of the supplemental retirement benefit will be payable. Any supplemental retirement benefit payments will be reduced by amounts paid under the other plans listed in this paragraph and any qualified or nonqualified retirement benefit paid by Mr. Chandler's previous employer. Provident agreed to pay reasonable relocation expenses including the purchase of Mr. Chandler's former house. Certain other benefits including club memberships and up to $10,000 in 1993 and $4,000 in each year of employment thereafter for personal financial planning were also included.

    In connection with the signing of the merger agreement, Provident entered into a new employment agreement with Mr. Chandler, which employment agreement will take effect at the completion of the merger and will supersede Mr. Chandler's existing employment agreement. The terms of this new employment agreement are discussed on pages 69-71.

CHANGE IN CONTROL

    For purposes of accelerating benefits under one or more of the incentive compensation plans (annual and stock option), and for purposes of the severance agreements for certain executive officers, and for purposes of certain termination provisions in Mr. Chandler's existing employment contract described above, a change in control will be deemed to have occurred if either of the following sets of events happen:

        (a) both (1) the Maclellan family holdings fall below 30 percent of the outstanding stock of Provident, and (2) concurrently at least 30 percent of the outstanding stock of Provident are owned by a person or group other than the Maclellan family; or

        (b) stockholders approve (1) a merger or consolidation of Provident in which Provident is not the surviving entity, (2) a plan of complete liquidation of Provident, or (3) an agreement for the sale of or disposition of all or substantially all of the assets of Provident.

TERMINATION OF EMPLOYMENT

    Mr. Chandler's employment agreement provides benefits in the event of a termination for the following reasons:

        DISABILITY: Benefits include: (1) payment of base salary for two years from the date of notice of termination; (2) full vesting of nonvested restricted stock, stock options and other equity awards and of supplemental retirement benefits; (3) two annual payments each equal to the average of the annual incentive bonus received for the two years prior to the year in which the notice of termination is given, less any amounts paid to Mr. Chandler under Provident's disability plan. In addition, Provident will continue to provide, for a period of two years from the date of the notice of termination, such health benefits and life insurance benefits as were in effect immediately prior to such termination for disability.

        DEATH: Benefits include (1) the amount of base salary which would have been paid for the remainder of the year in which death occurs; (2) the sum of any unpaid transition, special and annual incentive bonuses which would have been payable during the period of employment; (3) vesting of granted but unvested stock options or other equity awards and of supplemental retirement benefits.

        CAUSE: Only earned but unpaid base salary through the date of termination for cause will be paid, while all nonvested benefits held as of the date of such termination shall be canceled as of such date.

        VOLUNTARY RESIGNATION OR RETIREMENT: Benefits include: (1) earned but unpaid base salary through the date of voluntary resignation or retirement;
    (2) such health benefits and life insurance benefits as were in effect immediately prior to such termination; and such other payments or benefits as may be negotiated.

        WITHOUT CAUSE: Benefits include: (1) payment of up to $2,250,000, less the total of all base salary and annual incentive bonus received from November 8, 1993, to the effective date of the termination, but in no event will the total payable be greater than two times the sum of the then current base salary and target annual incentive bonus for the year in which such termination occurs; (2) for a period of two years from the date of the notice of termination, such health benefits and life insurance benefits as were in effect immediately prior to such termination; immediate and full vesting of all unvested stock options and other equity awards as well as the supplemental retirement benefits.

        CHANGE IN CONTROL: If within 24 months following a change in control as defined above, Mr. Chandler voluntarily resigns or retires or his employment is terminated except for disability, death or cause, benefits include: (1) payment of 299% of Mr. Chandler's average (for the preceding years of service up to five years of such prior service) base salary and annual incentive bonus; (2) vesting of unvested options and restricted stock as of the date of such termination; and (3) a cash payment equal to the value of any options anticipated to be granted during the three years following such termination.

PROVIDENT PERFORMANCE

    The following graph shows a five year comparison of cumulative total returns for Provident common stock (NYSE symbol: PVT), Class B Common Stock of Provident Life and Accident Insurance Company of America (NYSE symbol: PVB), the Class A Common Stock of Provident Life and Accident Insurance Company of America (NYSE symbol: PVA), the S&P Composite Index, and the Insurance Index (non-weighted average of "total returns" from the S&P Life Index and the S&P Multi-line Index). Effective December 27, 1995, all shares of Provident Life and Accident Insurance Company of America were exchanged for shares of Provident.

                    PVT, PVB, PVA, S&P 500, INSURANCE INDEX
                COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               PVA        PVB     INSURANCE INDEX    S&P 500
Dec. 1993     $100.00    $100.00           $100.00    $100.00
Dec. 1994      $78.10     $73.30            $94.07    $101.32
Dec. 1995     $131.06    $117.44           $136.86    $139.40
Dec. 1996     $190.84    $170.99           $170.79    $171.40
Dec. 1997     $308.67    $276.56           $240.51    $228.59
Dec. 1998     $335.28    $300.39           $260.78    $293.91

    Assumes $100 invested in each at December 1993 with dividends reinvested

    The following table contains the values used to plot the performance graph above:

                                                          DEC. 1993    DEC. 1994    DEC. 1995    DEC. 1996    DEC. 1997
                                                         -----------  -----------  -----------  -----------  -----------
PVA....................................................   $  100.00    $   78.10    $  131.06    $  190.84    $  308.67
PVB....................................................   $  100.00    $   73.30    $  117.44    $  170.99    $  276.56
Insurance Index........................................   $  100.00    $   94.07    $  136.86    $  170.79    $  240.51
S&P 500................................................   $  100.00    $  101.32    $  139.40    $  171.40    $  228.59

                                                          DEC. 1998
                                                         -----------
PVA....................................................   $  335.28
PVB....................................................   $  300.39
Insurance Index........................................   $  260.78
S&P 500................................................   $  293.91

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPANTS IN COMPENSATION
  DECISION DURING 1998:

1.  No member of the Compensation Committee:

    (a) was an employee or officer of Provident or any of its subsidiaries; or

    (b) had any relationship requiring disclosure under Item 404 of Regulation S-K.

2.  No executive officer of Provident served as a:

    (a) member of a compensation committee (or its equivalent or the board of directors in the absence of such a committee) of another entity, one of whose executive officers served on Provident's Compensation Committee or was a director of Provident; and

    (b) director of an entity, one of whose executive officers served on Provident's Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information regarding the beneficial ownership of Provident common stock as of May 10, 1999, by each director, nominee and named executive director, and by all directors, nominees and executive officers of Provident as a group is found on page 59 of this document.

    Detailed information about the security ownership of beneficial owners of more than 5% of Provident common stock is set forth beginning on page 60 of this document, including beneficial ownership based on sole voting and shared voting power and investment power.

ACCOUNTANTS

    Representatives of Provident's accountants, Ernst & Young LLP, are expected to be present at the Provident meeting to respond to appropriate questions and to make a statement if they so desire.

OTHER BUSINESS

    As of the time this document was printed, the Provident board of directors was not aware of any other business to be presented at the Provident meeting; however, if any matters other than those referred to above properly come before the meeting, the persons voting the proxies will vote them in accordance with their best judgment.

                                    EXPERTS

    The consolidated financial statements of Provident appearing in Provident's Annual Report on Form 10-K/A for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    With respect to the unaudited condensed consolidated interim financial information for the six-month periods ended June 30, 1998 and June 30, 1997, and the three-month periods ended March 31, 1999 and March 31, 1998, incorporated by reference in this document, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in Provident's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1998 and Form 10-Q/A for the quarter ended March 31, 1999, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

    The consolidated financial statements of UNUM and subsidiaries as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this document, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

PROVIDENT

    Stockholder proposals intended to be presented at the 2000 annual meeting of Provident stockholders pursuant to Rule 14a-8 promulgated under the Exchange Act of 1934 must be received by the Secretary of Provident, or by UNUMProvident if the merger is completed prior thereto, not later than February 5, 2000, in order to be included in the proxy materials sent by management of Provident for such meeting. Stockholder proposals intended to be presented at the 2000 annual meeting of Provident stockholders that are not intended to be included in management's proxy materials pursuant to Rule 14a-8 must be received by the Secretary of Provident, or by UNUMProvident if the merger is completed prior thereto, not earlier than April 1, 2000, and not later than May 1 2000, in order to be considered at the 2000 annual meeting.

UNUM

    If the merger is not completed, UNUM will hold a 1999 annual meeting of its stockholders. If such a meeting is held, stockholder proposals intended to be presented at that meeting pursuant to Rule 14a-8 must be received by the Secretary of UNUM a reasonable time prior to the time UNUM begins to print and mail proxy materials for such meeting in order to be included in the proxy materials sent by management of UNUM for the 1999 annual meeting. Stockholder proposals intended to be presented at the 1999 annual meeting of UNUM stockholders that are not intended to be included in management's proxy materials pursuant to Rule 14a-8 must be received by the Secretary of UNUM not less than 60 days prior to such meeting in order to be considered at the 1999 annual meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

    Provident has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933 that registers the distribution to the UNUM stockholders of the UNUMProvident common stock to be issued in the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Provident and UNUMProvident common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the Registration Statement from this document.

    In addition, Provident and UNUM file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Securities and Exchange Commission:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549        New York, New York 10048              Suite 1400
                                                              Chicago, Illinois 60661-2511

    You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Securities and Exchange Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

    The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as Provident and UNUM, who file electronically with the Securities and Exchange Commission. The address of that site is http:// www.sec.gov.

    You can also inspect reports, proxy statements and other information about Provident and UNUM at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and, in the case of UNUM, the offices of the Pacific Exchange, Inc. 301 Pine Street, San Francisco, California 94104.

    The Securities and Exchange Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their finances.

PROVIDENT COMMISSION FILINGS (FILE NO. 1-11834)           PERIOD OR DATE FILED
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K/A                              Year ended December 31, 1998

Quarterly Reports on Form 10-Q                            Quarters ended June 30, 1998 and March 31, 1999
  or 10-Q/A, as applicable

The description of the Provident common stock set forth   Filed pursuant to Section 12 of the Exchange Act on July
in the Registration Statement on Form 8-A                 24, 1992, including any amendment or report filed with
                                                          the Securities and Exchange Commission for the purpose
                                                          of updating such description

UNUM COMMISSION FILINGS (FILE NO. 1-9254)                 PERIOD OR DATE FILED
--------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K/A                              Year ended December 31, 1998

Quarterly Report on Form 10-Q/A                           Quarter ended March 31, 1999

The description of the UNUM common stock set forth in     Filed pursuant to Section 12 of the Exchange Act on
the Registration Statement on Form 8-A                    September 5, 1986, including any amendment or report
                                                          filed with the Securities and Exchange Commission for
                                                          the purpose of updating such description

The description of the UNUM Rights Agreement set forth    Filed March 18, 1992, June 21, 1996 and November 25,
in the Registration Statement on Form 8-A, and the        1998
amendments thereto

    Provident and UNUM also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this document and the date of the Provident meeting or the UNUM special meeting, as applicable. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    Provident has supplied all information contained or incorporated by reference in this document relating to Provident, and UNUM has supplied all such information relating to UNUM.

                               VALIDITY OF SHARES

    The validity of the UNUMProvident common stock to be issued to UNUM stockholders pursuant to the merger will be passed upon for Provident by F. Dean Copeland, Executive Vice President and General Counsel. As of the date of this document, Mr. Copeland owned less than 0.1% of the shares (including options representing certain rights to purchase shares) of Provident common stock.

                                                                      APPENDIX A

    AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of November 22, 1998, as amended as of May 25, 1999, between UNUM CORPORATION, a Delaware corporation ("UNUM"), and PROVIDENT COMPANIES, INC., a Delaware corporation ("Provident").

    WHEREAS the respective Boards of Directors of UNUM and Provident have approved and declared advisable this Agreement and the merger of UNUM with and into Provident (the "Merger"), with Provident as the surviving corporation (the "Surviving Corporation"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $.10 per share, of UNUM ("UNUM Common Stock"), other than shares owned by Provident or UNUM, will be converted, subject to the prior effectiveness of the Reverse Stock Split (as defined in Section 3.01(n)), into one share of common stock, par value $.10 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"); PROVIDED, HOWEVER, that immediately prior to the Effective Time (as defined in Section 1.03), Provident shall effect the Reverse Stock Split, pursuant to which, among other things, each issued and outstanding share of common stock, par value $1.00 per share, of Provident ("Provident Common Stock") shall be reclassified and converted into (assuming the effectiveness of the Merger) 0.730 of a validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock;

    WHEREAS the respective Boards of Directors of UNUM and Provident have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

    WHEREAS UNUM and Provident desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS, for Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

    WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction;

    WHEREAS, substantially concurrently herewith and as a condition and inducement to UNUM's willingness to enter into this Agreement, UNUM and certain stockholders of Provident have entered into a Stockholders Agreement (the "Stockholders Agreement");

    WHEREAS, immediately following the due execution and delivery of this Agreement, Provident and UNUM will enter into a stock option agreement (the "Provident Stock Option Agreement"), pursuant to which Provident will grant UNUM the option (the "Provident Option") to purchase shares of Provident Common Stock, upon the terms and subject to the conditions set forth therein; and

    WHEREAS, immediately following the due execution and delivery of this Agreement, UNUM and Provident will enter into a stock option agreement (the "UNUM Stock Option Agreement" and, together with the Provident Stock Option Agreement, the "Option Agreements"), pursuant to which UNUM will grant Provident the option (the "UNUM Option") to purchase shares of UNUM Common Stock, upon the terms and subject to the conditions set forth therein.

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), UNUM shall be merged with and into Provident at the Effective Time. Following the Effective Time, Provident, as the

Surviving Corporation, shall succeed to and assume all the rights and obligations of UNUM in accordance with the DGCL.

    SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto (the "Closing Date").

    SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall acknowledge and file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such subsequent date or time as UNUM and Provident shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

    SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.05.  CERTIFICATE OF INCORPORATION AND BY-LAWS.

    (a) The Amended and Restated Certificate of Incorporation of Provident, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to read in its entirety in the form set forth as Exhibit A-1 and, as so amended, such Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    (b) The By-laws of Provident, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so as to read in their entirety in the form set forth as Exhibit A-2 and, as so amended, such By-laws shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06. BOARD OF DIRECTORS AND OFFICERS. The Board of Directors and the officers of the Surviving Corporation shall be as set forth on or designated in accordance with Exhibit B hereto until the earlier of the resignation or removal of any individual set forth on or designated in accordance with Exhibit B or until their respective successors are duly elected and qualified, as the case may be, it being agreed that if any director shall be unable or unwilling to serve as a director at the Effective Time the party which designated such individual as indicated in Exhibit B shall designate another individual to serve in such individual's place. If any officer set forth on or designated in accordance with Exhibit B ceases to be a full-time employee of either Provident or UNUM at or before the Effective Time or shall be unable or unwilling to serve as an officer of the Surviving Corporation at the Effective Time, the parties will agree upon another individual to serve in such individual's stead.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                            CONSTITUENT CORPORATIONS

    SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Provident Common Stock or UNUM Common Stock:

    (a) CANCELATION OF TREASURY STOCK AND PROVIDENT-OWNED STOCK. Each share of UNUM Common Stock that is owned by Provident or UNUM (in each case not held on behalf of third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (b) CONVERSION OF UNUM AND PROVIDENT COMMON STOCK. (i) Except as set forth in Section 2.01(a), each issued and outstanding share of UNUM Common Stock immediately prior to the Effective Time shall be converted into, subject to the prior effectiveness of the Reverse Stock Split, one fully paid and nonassessable share of Surviving Corporation Common Stock. As of the Effective Time, all shares of UNUM Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of UNUM Common Stock shall cease to have any rights with respect thereto, except that, from and after the Effective Time, certificates representing UNUM Common Stock (other than shares to be canceled in accordance with Section 2.01(a)) immediately prior to the Effective Time shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted pursuant to this subparagraph (b) (provided that if an exchange of certificates formerly representing UNUM Common Stock for certificates representing Surviving Corporation Common Stock is required by law or applicable rule or regulation, the parties will cause the Surviving Corporation to arrange for such exchange on a one share-for-one share basis).

    (ii) Each share of Provident Common Stock issued and outstanding immediately prior to the Effective Time, assuming the prior effectiveness of the Reverse Stock Split, shall remain an issued and outstanding share of Surviving Corporation Common Stock.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF PROVIDENT. Except as disclosed in the Provident Filed SEC Documents (as defined in Section 3.01(g)) or as set forth on the Disclosure Schedule dated the date hereof and delivered by Provident to UNUM in connection with the execution of this Agreement (the "Provident Disclosure Schedule"), Provident represents and warrants to UNUM as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of Provident and its subsidiaries (as defined in Section 8.03) is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Provident and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, is not reasonably likely to have a material adverse effect (as defined in Section 8.03) on Provident. Provident has made available to UNUM prior to the date hereof complete and correct copies of its Amended and Restated Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws of its subsidiaries, in each case as amended to the date hereof.

    (b) SUBSIDIARIES. Exhibit 21 to Provident's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Provident Form 10-K"), lists each subsidiary of Provident which as of the date of this Agreement is a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other ownership interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Provident, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest). Except for the capital stock of, or other ownership interests in, its Significant Subsidiaries noted above, Provident does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity constituting a Significant Subsidiary.

    (c) CAPITAL STRUCTURE. The authorized capital stock of Provident consists of 150,000,000 shares of Provident Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share. At the close of business on November 17, 1998, (i) 135,406,403 shares of Provident Common Stock and no shares of preferred stock were issued and outstanding and (ii) 294,151 shares of Provident Common Stock were held by Provident in its treasury. As of November 17, 1998, collectively, 6,983,551 shares of Provident Common Stock were subject to options ("Provident Stock Options") granted under the Stock Plan of 1994, Stock Option Plan of 1989, Employee Stock Option Plan of 1998, Non-Employee Director Compensation Plan of 1998 and Amended and Restated Annual Management Incentive Compensation Plan of 1994 (collectively, the "Provident Stock Plans"). As of November 17, 1998, there were 9,278,780 shares of Provident Common Stock reserved for issuance under the Provident Stock Plans. Except as set forth above, at the close of business on November 17, 1998, no shares of capital stock or other voting securities of Provident were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the Provident Stock Options) to receive shares of Provident Common Stock on a deferred basis granted under the Provident Stock Plans or otherwise. Schedule 3.01(c) of the Provident Disclosure Schedule sets forth a true and complete list, as of November 17, 1998, of all Provident Stock Options, the number of shares subject to each such option, the grant dates and the exercise prices thereof. All outstanding shares of capital stock of Provident are, and all shares which may be issued pursuant to this Agreement or the Provident Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Provident having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Provident may vote are issued or outstanding. Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding securities, options, warrants, calls, rights, conversion rights, redemption rights, repurchase rights, commitments, agreements, arrangements or undertakings of any kind to which Provident or any of its subsidiaries is a party or by which any of them is bound obligating Provident or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Provident or any of its subsidiaries, or giving any person a right to subscribe for or acquire, any securities of Provident or any of its subsidiaries or obligating Provident or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, conversion right, redemption right, repurchase right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of Provident or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Provident or any of its subsidiaries. There are no outstanding contractual obligations of Provident to vote or to dispose of any shares of the capital stock of any of its subsidiaries. To the knowledge of Provident, each individual or entity executing the Stockholders Agreement contemporaneously with or prior to the execution and delivery hereof is the record owner of, or is a trustee of a trust that is the record holder of, a number of shares of Provident Common Stock which is equal to the number of shares of Provident Common Stock set forth opposite such individual's or entity's name on Schedule A to the Stockholders Agreement.

    (d) AUTHORITY; NONCONTRAVENTION. (i) Provident has all requisite corporate power and authority to enter into this Agreement and the Option Agreements and, subject to receipt of the Provident Stockholder Approval (as defined in Section 3.01(n)), to consummate the transactions contemplated by this Agreement and the Option Agreements. The execution and delivery of this Agreement and the Option Agreements by Provident and the consummation of the transactions contemplated by this Agreement and the Option Agreements have been duly authorized by all necessary corporate action on the part of Provident, subject to receipt of the Provident Stockholder Approval in the case of this Agreement. This Agreement and the Option Agreements have been duly executed and delivered by Provident and, assuming the due execution and delivery of each such agreement by the counterparties thereto, each such agreement constitutes a valid and binding obligation of Provident as to Provident's obligations therein, enforceable against Provident in accordance with its terms. The execution and delivery of this Agreement and the Option Agreements do not, and the consummation of the transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement and compliance with the provisions of this Agreement and the Option Agreements by Provident will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Provident or any of its subsidiaries under, (A) the Amended and Restated Certificate of Incorporation or By-laws of Provident or the comparable charter or organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Provident or any of its subsidiaries or their respective properties or assets or
(C) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Provident or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, obligations, losses, rights, liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Provident or any of its subsidiaries in connection with the execution and delivery of this Agreement and the Option Agreements by Provident or the consummation by Provident of any of the transactions contemplated by this Agreement and the Option Agreements, except for (A) the filing of a premerger notification and report form by Provident under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (B) the filing with the SEC of (w) a registration statement on Form S-4 relating to the issuance of Surviving Corporation Common Stock in the Merger (the "Form S-4"), (x) a proxy statement relating to the Provident Stockholders Meeting (as defined in Section 5.01(b)) (such proxy statement, together with the proxy statement relating to the UNUM Stockholders Meeting (as defined in Section 5.01(c)), in each case as amended or supplemented from time to time, the "Joint Proxy Statement"), (y) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Option Agreements and the transactions contemplated hereby and thereby and (z) a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act");
(C) the filing with the Delaware Secretary of State of (x) an amendment to the Amended and Restated Certificate of Incorporation of Provident to effect the Reverse Stock Split immediately prior to the occurrence of the Effective Time and (y) the Certificate of Merger, and the filing of appropriate documents with the relevant authorities of other states in which Provident is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (D) such filings with and approvals of the New York Stock Exchange, Inc. (the "NYSE"), to permit the shares of Surviving Corporation Common Stock that are to be issued in the Merger to be listed on the NYSE; (E) filings in respect of, and approvals and authorizations of, and, as applicable, the expiration of applicable waiting periods of, and, as applicable, the expiration of applicable waiting periods of, the respective Commissioners of Insurance of the states of Maine, New York, Delaware and South Carolina (the "Designated State Insurance Approvals"); (F) such other filings in respect of, and, to the extent necessary, approvals and authorizations of, and, as applicable, the expiration of applicable waiting periods of, the respective state Commissioners of Insurance or other similar state authorities to satisfy applicable state insurance and competition control and licensing laws or the expiration of applicable waiting periods (the "Other State Insurance Approvals", and together with the Designated State Insurance Approvals, the "State Insurance Approvals"); (G) notification under the Competition Act (Canada) and other relevant Canadian approvals; and (H) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a material adverse effect on Provident.

        (ii) As of the date hereof, the Board of Directors of Provident has approved and declared advisable this Agreement, the Reverse Stock Split and the Merger, and has approved the Option Agreements and the other transactions contemplated by this Agreement and the Option Agreements.

    (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES; SAP STATEMENTS. (i) Provident has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (including all filed reports, schedules, forms, statements and other documents whether or not required, the "Provident SEC Documents"). As of their respective dates, the Provident SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Provident SEC Documents, and none of the Provident SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Provident SEC Document has been revised or superseded by a later filed Provident SEC Document, none of the Provident SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Provident included in the Provident SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Provident and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the Provident SEC Documents, neither Provident nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Provident and its consolidated subsidiaries or in the notes thereto.

        (ii) Provident conducts its material insurance operations through Provident Life and Accident Insurance Company, Provident Life and Casualty Insurance Company, Provident National Assurance Company, The Paul Revere Life Insurance Company, The Paul Revere Variable Annuity Insurance Company and The Paul Revere Protective Life Insurance Company (collectively, the "Provident Insurance Subsidiaries"). Each of the Provident Insurance Subsidiaries has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the "Provident SAP Statements"). Provident has delivered or made available to UNUM all Provident SAP Statements for each Provident Insurance Subsidiary for the periods beginning January 1, 1996, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state insurance regulatory agency. Financial statements included in the Provident SAP Statements and prepared on a statutory basis, including the notes thereto, were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such Provident Insurance Subsidiaries as at the respective dates thereof and the results of operations of such Provident Insurance Subsidiaries for the respective periods then ended. The Provident SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Provident SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. Except as indicated therein, all assets that are reflected on Provident SAP Statements comply with all applicable foreign, federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the "Insurance Laws") with respect to admitted assets and are in an amount at least equal to the minimum amounts required by Insurance Laws. The statutory balance sheets and income statements included in the Provident SAP Statements have been audited by Ernst & Young LLP and Provident has delivered or made available to UNUM true and complete copies of all audit opinions related thereto for periods beginning January 1, 1996. As promptly as practicable following the date of this Agreement, Provident will deliver or make available to UNUM true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies received by Provident on or after January 1, 1996 relating to Provident Insurance Subsidiaries.

    (f) INFORMATION SUPPLIED. No statement, certificate, instrument or other writing furnished or to be furnished by Provident or any affiliate (as defined in Section 8.03) thereof to UNUM pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Provident for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to Provident's stockholders or at the time of the Provident Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the respective rules and regulations promulgated thereunder, except that no representation or warranty is made by Provident with respect to statements made or incorporated by reference therein based on information supplied by UNUM specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Provident SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "Provident Filed SEC Documents"), since the date of the most recent audited financial statements included in the Provident Filed SEC Documents, Provident has conducted its business only in the ordinary course, and there has not been since such date,
(i) any material adverse change (as defined in Section 8.03) in Provident, (ii) except for regular quarterly cash dividends not in excess of $.10 per share declared on Provident Common Stock and subject to Section 4.01(c), any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Provident's capital stock, (iii) except for the Reverse Stock Split, any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by Provident or any of its subsidiaries to any director, executive officer or key employee of Provident or any of its subsidiaries of any award or incentive payment or increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of this Agreement (copies of which have been made available to UNUM), (y) any granting by Provident or any of its subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of this Agreement (copies of which have been made available to UNUM) or (z) any entry by Provident or any of its subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee or (v) any change in accounting methods, principles or practices by Provident materially affecting its assets, liabilities or business, except insofar as may have been required by a change in U.S. generally accepted accounting principles.

    (h) LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of Provident, threatened against or affecting Provident or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Provident nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Provident or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on Provident; PROVIDED, that for purposes of this paragraph (h) any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a material adverse effect on Provident if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement, the Option Agreements or the Stockholders Agreement or the transactions contemplated hereby or thereby.

    (i) LABOR RELATIONS. Neither Provident nor any of its subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of Provident, threatened, asserting that Provident or any of its subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of Provident, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout or organizational effort involving Provident or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Provident.

    (j) BENEFIT PLANS. (i) Schedule 3.01(j) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes collectively referred to herein as "Provident Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA, hereinafter a "Welfare Plan"), severance, termination, change in control, incentive compensation profit sharing stock option, stock purchase, stock ownership, phantom stock, deferred compensation plans, and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by Provident or its subsidiaries for the benefit of any present or former officers, employees, directors or independent contractors of Provident or any of its subsidiaries (all the foregoing being herein called "Provident Benefit Plans"). Provident has made available to UNUM true, complete and correct copies of (1) each Provident Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Provident Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description for each Provident Benefit Plan for which such a summary plan description is required by applicable law and (4) each currently effective trust agreement and insurance or annuity contract relating to any Provident Benefit Plan.

        (ii) Each Provident Benefit Plan has been administered in accordance with its terms except for any failure so to administer as, individually or in the aggregate, is not reasonably likely to have a material adverse effect on Provident. Provident, its subsidiaries and all the Provident Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable laws as to the Provident Benefit Plans except for any failure so to be in compliance as, individually or in the aggregate, is not reasonably likely to have a material adverse effect on Provident.

       (iii) With respect to the Provident Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Provident, there exists no condition or set of circumstances, in connection with which Provident or any of its subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on Provident under ERISA, the Code or any other applicable law.

        (iv) Each Provident Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such Provident Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of Provident, revocation has not been threatened; and no amendment to such Provident Pension Plan as to which the remedial amendment period has expired would adversely affect its qualification or materially increase its cost. Provident has made available to UNUM a copy of the most recent determination letter received with respect to each Provident Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter. Schedule 3.01(j) lists all Provident Pension Plan amendments as to which a favorable determination letter has not yet been received.

        (v) No employee of Provident will be entitled to any additional benefits or any acceleration of the time of payment, funding or vesting of any benefits under any Provident Benefit Plan as a result of the transactions contemplated by this Agreement.

        (vi) Since the date of the most recent audited financial statements included in the Provident Filed SEC Documents, there has not been any adoption or amendment in any material respect by Provident or any of its subsidiaries of any collective bargaining agreement or any Provident Benefit Plans (whether or not legally binding).

    (k) TAXES. (i) Each of Provident and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a material adverse effect on Provident. All returns filed by Provident and each of its subsidiaries are complete and accurate in all material respects to the knowledge of Provident. Provident and each of its subsidiaries has paid (or Provident has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Provident Filed SEC Documents reflect an adequate reserve for all taxes payable by Provident and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

        (ii) No deficiencies for any taxes have been proposed, asserted or assessed against Provident or any of its subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident, and no requests for waivers of the time to assess any such taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable taxing authorities). The statute of limitations on assessment or collection of any taxes due from Provident or any of its subsidiaries has expired for all taxable years of Provident or any of its subsidiaries through 1985. The Federal income tax returns of Provident and each of its subsidiaries have been examined by and settled with the United States Internal Revenue Service for all years through 1985.

       (iii) Neither Provident nor any of its subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code.

        (iv) Neither Provident nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        (v) The amount of gain to be recognized by Provident or any of its subsidiaries as a result of the Merger due to "intercompany transactions" (as defined under Treasury Regulation Section 1.1502-13) will not exceed $75 million.

    (l) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement, either alone or together with other events, by any employee, officer or director of Provident or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Provident Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (m) COMPLIANCE WITH APPLICABLE LAWS. (i) Each of Provident and its subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its assets and to carry on its business as now conducted, and there has occurred no default under or limitation with respect to any such Permit, except for the lack of Permits and for defaults or limitations under Permits which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident. To the knowledge of Provident, Provident and its subsidiaries are, and have been, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including Insurance Laws, except for instances of noncompliance which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident. To the knowledge of Provident, the businesses and operations of each of Provident and its subsidiaries are being and have been conducted in compliance in all respects with all applicable Insurance Laws, except for instances of noncompliance which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident. No investigation, examination or review by any Governmental Entity with respect to Provident or any of its subsidiaries is pending or, to the knowledge of Provident, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident.

        (ii) To the knowledge of Provident, the businesses of each of Provident and its subsidiaries are being and have been conducted in compliance in all respects with all applicable statutes, laws, ordinances, rules, orders and regulations which are administered, interpreted or enforced by the U.S. Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment (collectively, "Environmental Laws"), except for instances of noncompliance which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident.

       (iii) There is no suit, action, proceeding or inquiry pending or, to the knowledge of Provident, threatened before any court, governmental agency or authority or other forum in which Provident or any of its subsidiaries has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as hereinafter defined), whether or not occurring at, on, under or involving a site owned, leased or operated by Provident or any of its subsidiaries, except for any such suits, actions, proceedings and inquiries which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident.

        (iv) During the period of ownership or operation by Provident and its subsidiaries of any of their respective current properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of Provident, any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident. Prior to the period of ownership or operation by Provident and its subsidiaries of any of their respective current properties, to the knowledge of Provident, there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on Provident. "Hazardous Material" shall mean any waste or other substance regulated under any Environmental Law including any hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, or any similar Federal, state or local law.

        (v) Provident is not subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to any Hazardous Substance except for any such order, decree, injunction, arrangement, indemnity or other agreement which, individually or in the aggregate, is not reasonably likely to have a material adverse effect on Provident.

    (n) VOTING REQUIREMENTS. The affirmative vote at the Provident stockholders meeting (the "Provident Stockholder Approval") of (i) the holders of sixty six and two-thirds percent of the voting power of all outstanding shares of Provident Common Stock at the Provident Stockholders Meeting (A) to adopt this Agreement is the only vote of the holders of any class or series of Provident's capital stock necessary to approve and adopt this Agreement, the Option Agreements and, other than the Reverse Stock Split and the transaction contemplated by clause (ii) below, the transactions contemplated hereby and thereby and (B) to adopt an amendment to the Provident Amended and Restated Certificate of Incorporation to effect a reclassification of the Provident Common Stock (the "Reverse Stock Split") such that, immediately prior to the Effective Time, each issued and outstanding share of Provident Common Stock shall be automatically reclassified and converted into (assuming the effectiveness of the Merger) 0.730 (the "Ratio") of a validly issued, fully paid and nonassessable share of Surviving Corporation Common Stock (with the resulting number of shares of each registered holder of Provident Common Stock being rounded down to the nearest whole number and with each such registered holder being entitled to receive from Provident in lieu of any fractional shares of Surviving Corporation Common Stock prior to such rounding down an amount in cash (without interest) equal to the product obtained by multiplying (x) the fraction of a share of Surviving Corporation Common Stock to which such holder (after taking into account all shares of Provident Common Stock held immediately prior to the effective time of the Reverse Stock Split by such holder) would otherwise be entitled to and (y) the closing price per share of UNUM Common Stock on the NYSE on the last trading day prior to the date on which the effective time of the Reverse Stock Split occurs) and (ii) the holders of a majority of all shares of Provident Common Stock casting votes (PROVIDED that the total vote cast represents more than fifty percent in interest of all capital stock of Provident entitled to vote) is the only vote of the holders of any class or series of Provident's capital stock necessary to approve, in accordance with the applicable rules of the NYSE, the issuance of Surviving Corporation Common Stock in the Merger.

    (o) STATE TAKEOVER STATUTES. Provident has caused Section 203 of the DGCL not to be applicable to Provident by opting out of the provisions of such
Section 203 in its Amended and Restated Certificate of Incorporation in accordance with the DGCL. To the knowledge of Provident, no other state takeover statute, and no anti-takeover provision in Provident's Amended and Restated Certificate of Incorporation and By-laws, is applicable to the Merger or the other transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement.

    (p) BROKERS. No broker, investment banker, financial adviser or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by Provident, is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Provident. Provident has delivered to UNUM true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

    (q) OPINION OF FINANCIAL ADVISOR. Provident has received an opinion of Salomon Smith Barney Inc., dated as of the date hereof, that the Ratio (taking into account the Merger) is fair, from a financial point of view, to the holders of shares of Provident Common Stock, a copy of which opinion has been, or promptly upon receipt thereof will be, delivered to UNUM.

    (r) ACCOUNTING MATTERS. Provident has disclosed to its independent public accountants all actions taken by it, its subsidiaries or its affiliates that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. As of the date hereof, Provident, based on advice from its independent public accountants, believes that the Merger will qualify for "pooling of interests" accounting.

    (s) MATERIAL CONTRACTS. Other than contracts or amendments thereto that are required to be filed and have been filed as an Exhibit to the Provident Form 10-K, there are no contracts or agreements that are material to the business, financial position or results of operations of Provident, including (A) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any individual in any calendar year in excess of $250,000, (B) any contract relating to the borrowing of money or the guarantee of any such obligation (other than contracts evidencing fully secured repurchase agreements, trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (C) any agency, third party administrator, management or other service contracts and (D) any material contract or agreement between or among Provident and its subsidiaries.

    (t) INTELLECTUAL PROPERTY. (i) Except as, individually or in the aggregate, is not reasonably likely to have a material adverse effect on
Provident: Provident does not have knowledge of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by Provident or any of its subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret; (B) against the use by Provident or any of its subsidiaries, of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of Provident or any of its subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any of the Provident Intellectual Property Rights or other trade secret material to Provident; or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by Provident or any of its subsidiaries.

        (ii) As used in this Agreement, the term (x) "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights and any applications, therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials, trademarks, trade names, service marks and copyrights; and (y) "Third-Party Intellectual Property Rights" means Intellectual Property owned by any third party; and (z) "Provident Intellectual Property Rights" means the Intellectual Property owned by Provident or any of its subsidiaries.

    (u) NO REGULATORY DISQUALIFICATIONS. To the knowledge of Provident, no event has occurred or condition exists or, to the extent it is within the reasonable control of Provident, will occur or exist with respect to Provident that, in connection with obtaining any regulatory consents required for the Merger, would cause Provident to fail to satisfy any applicable statute or written regulation of any applicable insurance regulatory authority that, individually or in the aggregate, is reasonably likely to have a material adverse effect on Provident.

    (v) REINSURANCE, ETC. Provident has no reason to believe that any material amount recoverable pursuant to any material reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar material arrangements (collectively, "Reinsurance Agreements") applicable to the Provident Insurance Subsidiaries or their properties or assets reflected in the Provident SAP Statements is not fully collectible in due course. Each Provident Insurance Subsidiary is entitled to take full credit in its SAP Statements pursuant to Insurance Laws, rules and regulations for such reinsurance, coinsurance or excess insurance ceded pursuant to any such Reinsurance Agreement. There are no assumption reinsurance contracts or arrangements entered into by any Provident Insurance Subsidiary in which such Provident Insurance Subsidiary has ceded risk to any other person which are material individually or in the aggregate to Provident and its subsidiaries taken as a whole.

    (w) YEAR 2000. All computer systems and computer software used by Provident or any of its subsidiaries (i) recognize or are being adapted so that, prior to December 31, 1999, they shall recognize the advent of the year A.D. 2000 without any adverse change in operation associated with such recognition,
(ii) can correctly recognize or are being adapted so that they can correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates and providing date output, and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year A.D. 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000, and (iii) can suitably interact with other computer systems and computer software in a way that does not compromise (y) its ability to correctly recognize the advent of the year A.D. 2000 or (z) its ability to correctly recognize and manipulate date information relating to dates before, on or after January 1, 2000 (the operations of clauses (i), (ii) and (iii) together, "Millennium Functionality"), except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, is not reasonably likely to have a material adverse effect on Provident. To the knowledge of Provident as of the date hereof, the costs of the adaptions necessary to achieve Millennium Functionality are not reasonably likely to have a material adverse effect on Provident. Provident is in compliance with all applicable state insurance department requests for "Year 2000" filings.

    SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF UNUM. Except as disclosed in the UNUM Filed SEC Documents (as defined in Section 3.02(g)) or as set forth on the Disclosure Schedule dated the date hereof and delivered by UNUM to Provident in connection with the execution of this Agreement (the "UNUM Disclosure Schedule"), UNUM represents and warrants to Provident as follows:

    (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of UNUM and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the respective jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of UNUM and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, is not reasonably likely to have a material adverse effect on UNUM. UNUM has made available to Provident prior to the date hereof complete and correct copies of its Certificate of Incorporation and By-laws and the certificates of incorporation and by-laws of its subsidiaries, in each case as amended to the date hereof.

    (b) SUBSIDIARIES. Exhibit 21 to UNUM's Annual Report on Form 10-K for the year ended December 31, 1997 (the "UNUM Form 10-K"), lists each subsidiary of UNUM which as of the date of this Agreement is a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other ownership interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by UNUM, free and clear of all liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or such other ownership interest). Except for the capital stock of, or other ownership interests in, its Significant Subsidiaries noted above, UNUM does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity constituting a Significant Subsidiary.

    (c) CAPITAL STRUCTURE. The authorized capital stock of UNUM consists of 240,000,000 shares of UNUM Common Stock and 10,000,000 shares of preferred stock, par value $.10 per share. At the close of business on November 17, 1998,
(i) 138,510,774 shares of UNUM Common Stock and no shares of preferred stock were issued and outstanding, (ii) 61,465,142 shares of UNUM Common Stock were held by UNUM in its treasury, and (iii) 1,000,000 shares of Junior Participating Preferred Stock, Series A, were reserved for issuance in connection with the rights (the "UNUM Rights") to purchase shares of Junior Participating Preferred Stock, Series A, issued pursuant to the Rights Agreement dated as of March 13, 1992, as amended (the "UNUM Rights Agreement"), between UNUM and First Chicago Trust Company of New York, as Right Agent. As of November 17, 1998, collectively, 10,242,262 shares of UNUM Common Stock were subject to options ("UNUM Stock Options") granted under the 1998 Goals Stock Option Plan, 1996 Long-Term Stock Incentive Plan, 1990 Long-Term Stock Incentive Plan and the 1987 Executive Stock Option Plan of UNUM (collectively, the "UNUM Stock Plans"). As of November 17, 1998, there were 15,857,738 shares of UNUM Common Stock reserved for issuance under the UNUM Stock Plans. Except as set forth above, at the close of business on November 17, 1998, no shares of capital stock or other voting securities of UNUM were issued, reserved for issuance or outstanding. There are no outstanding SARs or rights (other than the UNUM Stock Options) to receive shares of UNUM Common Stock on a deferred basis granted under the UNUM Stock Plans or otherwise. Schedule 3.02(c) of the UNUM Disclosure Schedule sets forth a true and complete list, as of November 17, 1998, of all UNUM Stock Options, the number of shares subject to each such option, the grant dates and the exercise prices thereof. All outstanding shares of capital stock of UNUM are, and all shares which may be issued pursuant to the UNUM Stock Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of UNUM having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of UNUM may vote are issued or outstanding. Except as set forth above, as of the date of this Agreement, there are no preemptive or other outstanding securities, options, warrants, calls, rights, conversion rights, redemption rights, repurchase rights, commitments, agreements, arrangements or undertakings of any kind to which UNUM or any of its subsidiaries is a party or by which any of them is bound obligating UNUM or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of UNUM or any of its subsidiaries, or giving any person a right to subscribe for or acquire, any securities of UNUM or any of its subsidiaries, or obligating UNUM or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, conversion right, redemption right, repurchase right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of UNUM or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of UNUM or any of its subsidiaries. There are no outstanding contractual obligations of UNUM to vote or to dispose of any shares of the capital stock of any of its subsidiaries.

    (d) AUTHORITY; NONCONTRAVENTION. (i) UNUM has all requisite corporate power and authority to enter into this Agreement, the Option Agreements and the Stockholders Agreement and, subject to receipt of the UNUM Stockholder Approval (as defined in Section 3.02(n)), to consummate the transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement. The execution and delivery of this Agreement, the Option Agreements and the Stockholders Agreement by UNUM and the consummation of the transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement have been duly authorized by all necessary corporate action on the part of UNUM, subject to receipt of the UNUM Stockholder Approval in the case of this Agreement. This Agreement, the Option Agreements and the Stockholders Agreement have been duly executed and delivered by UNUM, and, assuming the due execution and delivery of each such agreement by the counterparties thereto, each such agreement constitutes a valid and binding obligation of UNUM as to obligations therein, enforceable against UNUM in accordance with its terms. The execution and delivery of this Agreement, the Option Agreements and the Stockholders Agreement do not, and the consummation of the transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement and compliance with the provisions of this Agreement, the Option Agreements and the Stockholders Agreement by UNUM will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of UNUM or any of its subsidiaries under, (A) the Certificate of Incorporation or By-laws of UNUM or the comparable charter or organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to UNUM or any of its subsidiaries or their respective properties or assets or (C) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to UNUM or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, obligations, losses, rights, liens, judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to UNUM or any of its subsidiaries in connection with the execution and delivery of this Agreement, the Option Agreements and the Stockholders Agreement by UNUM or the consummation by UNUM of any of the transactions contemplated by this Agreement, the Option Agreements or the Stockholders Agreement, except for (A) the filing of a premerger notification and report form by UNUM under the HSR Act; (B) the filing with the SEC of (x) the Joint Proxy Statement relating to the UNUM Stockholders Meeting and (y) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Option Agreements, the Stockholders Agreement and the transactions contemplated hereby and thereby; (C) the filing with the Delaware Secretary of State of (x) an amendment to the Amended and Restated Certificate of Incorporation of Provident to effect the Reverse Stock Split immediately prior to the occurrence of the Effective Time and (y) the Certificate of Merger, and the filing of appropriate documents with the relevant authorities of other states in which UNUM is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; (D) the State Insurance Approvals; (E) filings with and approvals of the Insurance Directorate of the Treasury of the United Kingdom (the "UK Insurance Approval"), and filings or other approvals, if any, required by any Japanese Governmental Entity (the "Japanese Insurance Approval, and together with the UK Insurance Approval and the Designated State Insurance Approvals, the "Designated Insurance Approvals");
(F) notification under the Competition Act (Canada) and other relevant Canadian approvals and (G) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a material adverse effect on UNUM.

        (ii) As of the date hereof, the Board of Directors of UNUM has approved and declared advisable this Agreement and the Merger, and has approved the Option Agreements, the Stockholders Agreement and the other transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement.

    (e) SEC DOCUMENTS; UNDISCLOSED LIABILITIES; SAP STATEMENTS. (i) UNUM has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 (including all filed reports, schedules, forms, statements and other documents whether or not required, the "UNUM SEC Documents"). As of their respective dates, the UNUM SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such UNUM SEC Documents, and none of the UNUM SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any UNUM SEC Document has been revised or superseded by a later filed UNUM SEC Document, none of the UNUM SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of UNUM included in the UNUM SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of UNUM and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the UNUM SEC Documents, neither UNUM nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of UNUM and its consolidated subsidiaries or in the notes thereto.

        (ii) UNUM conducts its material insurance operations through UNUM Life Insurance Company of America, First UNUM Life Insurance Company and Colonial Life and Accident Insurance Company (collectively, the "UNUM Insurance Subsidiaries"). Each of the UNUM Insurance Subsidiaries has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the "UNUM SAP Statements"). UNUM has delivered or made available to Provident all UNUM SAP Statements for each UNUM Insurance Subsidiary for the periods beginning January 1, 1996, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state insurance regulatory agency. Financial statements included in the UNUM SAP Statements and prepared on a statutory basis, including the notes thereto, were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority consistently applied for the periods covered thereby and present fairly the statutory financial position of such UNUM Insurance Subsidiaries as at the respective dates thereof and the results of operations of such UNUM Insurance Subsidiaries for the respective periods then ended. The UNUM SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any UNUM SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. Except as indicated therein, all assets that are reflected on UNUM SAP Statements comply with the Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amounts required by the Insurance Laws. The statutory balance sheets and income statements included in the UNUM SAP Statements have been audited by PricewaterhouseCoopers LLP and UNUM has delivered or made available to Provident true and complete copies of all audit opinions related thereto for periods beginning January 1, 1996. As promptly as practicable following the date of this Agreement, UNUM will deliver or make available to Provident true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies received by UNUM on or after January 1, 1996 relating to UNUM Insurance Subsidiaries.

    (f) INFORMATION SUPPLIED. No statement, certificate, instrument or other writing furnished or to be furnished by UNUM or any affiliate thereof to Provident pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by UNUM for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or
(ii) the Joint Proxy Statement will, at the date the Joint Proxy Statement is first mailed to UNUM's stockholders or at the time of the UNUM Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by UNUM with respect to statements made or incorporated by reference therein based on information supplied by Provident specifically for inclusion or incorporation by reference in the Joint Proxy Statement.

    (g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the UNUM SEC Documents filed and publicly available prior to the date of this Agreement (as amended to the date of this Agreement, the "UNUM Filed SEC Documents"), since the date of the most recent audited financial statements included in the UNUM Filed SEC Documents, UNUM has conducted its business only in the ordinary course, and there has not been (i) since such date, any material adverse change in UNUM, (ii) except for regular quarterly cash dividends not in excess of $.14 3/4 per share declared on UNUM Common Stock and subject to Section 4.01(c), any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of UNUM's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, (iv) (x) any granting by UNUM or any of its subsidiaries to any director, executive officer or key employee of UNUM or any of its subsidiaries of any award or incentive payment or increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of the date of this Agreement (copies of which have been made available to Provident), (y) any granting by UNUM or any of its subsidiaries to any such director, executive officer or key employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of this Agreement (copies of which have been made available to Provident), or (z) any entry by UNUM or any of its subsidiaries into any employment, severance or termination agreement with any such director, executive officer or key employee or (v) any change in accounting methods, principles or practices by UNUM materially affecting its assets, liabilities or business, except insofar as may have been required by a change in U.S. generally accepted accounting principles.

    (h) LITIGATION. There is no suit, action or proceeding pending or, to the knowledge of UNUM, threatened against or affecting UNUM or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on UNUM nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against UNUM or any of its subsidiaries having, or which is reasonably likely to have, individually or in the aggregate, a material adverse effect on UNUM; PROVIDED that, for purposes of this paragraph (h), any such suit, action, proceeding, judgment, decree, injunction, rule or order arising after the date hereof shall not be deemed to have a material adverse effect on UNUM if and to the extent such suit, action, proceeding, judgment, decree, injunction, rule or order (or any relevant part thereof) is based on this Agreement, the Option Agreements or the Stockholders Agreement or the transactions contemplated hereby or thereby.

    (i) LABOR RELATIONS. Neither UNUM nor any of its subsidiaries is the subject of any suit, action or proceeding which is pending or, to the knowledge of UNUM, threatened, asserting that UNUM or any of its subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes) or is seeking to compel it to bargain with any labor union or labor organization, nor is there pending or, to the knowledge of UNUM, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down, lockout or organizational effort involving UNUM or any of its subsidiaries that, individually or in the aggregate, is reasonably likely to have a material adverse effect on UNUM.

    (j) BENEFIT PLANS. (i) Schedule 3.02(j) contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) (sometimes collectively referred to herein as "UNUM Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA, hereinafter a "Welfare Plan"), severance, termination, change in control, incentive compensation profit sharing stock option, stock purchase, stock ownership, phantom stock, deferred compensation plans, and other employee fringe benefit plans or arrangements maintained, contributed to or required to be maintained or contributed to by UNUM or its subsidiaries for the benefit of any present or former officers, employees, directors or independent contractors of UNUM or any of its subsidiaries (all the foregoing being herein called "UNUM Benefit Plans"). UNUM has made available to Provident true, complete and correct copies of (1) each UNUM Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each UNUM Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description for each UNUM Benefit Plan for which such a summary plan description is required by applicable law and (4) each currently effective trust agreement and insurance or annuity contract relating to any UNUM Benefit Plan.

        (ii) Each UNUM Benefit Plan has been administered in accordance with its terms except for any failure so to administer as, individually or in the aggregate, is not reasonably likely to have a material adverse effect on UNUM. UNUM, its subsidiaries and all the UNUM Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable laws as to the UNUM Benefit Plans except for any failure so to be in compliance as, individually or in the aggregate, is not reasonably likely to have a material adverse effect on UNUM.

       (iii) With respect to the UNUM Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of UNUM, there exists no condition or set of circumstances, in connection with which UNUM or any of its subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect on UNUM under ERISA, the Code or any other applicable law.

        (iv) Each UNUM Pension Plan that is intended to comply with the provisions of Section 401(a) of the Code has been the subject of a determination letter from the Internal Revenue Service to the effect that such UNUM Pension Plan is qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked, and, to the knowledge of UNUM, revocation has not been threatened; and no amendment to such UNUM Pension Plan as to which the remedial amendment period has expired would adversely affect its qualification or, materially increase its cost. UNUM has made available to Provident a copy of the most recent determination letter received with respect to each UNUM Pension Plan for which such a letter has been issued, as well as a copy of any pending application for a determination letter.
    Schedule 3.02(j) lists all UNUM Pension Plan amendments as to which a favorable determination letter has not yet been received.

        (v) No employee of UNUM will be entitled to any additional benefits or any acceleration of the time of payment, funding or vesting of any benefits under any UNUM Benefit Plan as a result of the transactions contemplated by this Agreement.

        (vi) Since the date of the most recent audited financial statements included in the UNUM Filed SEC Documents, there has not been any adoption or amendment in any material respect by UNUM or any of its subsidiaries of any collective bargaining agreement or any UNUM Benefit Plans (whether or not legally binding).

    (k) TAXES. (i) Each of UNUM and its subsidiaries has filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that all such failures to file, taken together, are not reasonably likely to have a material adverse effect on UNUM. All returns filed by UNUM and each of its subsidiaries are complete and accurate in all material respects to the knowledge of UNUM. UNUM and each of its subsidiaries has paid (or UNUM has paid on its behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the UNUM Filed SEC Documents reflect an adequate reserve for all taxes payable by UNUM and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

        (ii) No deficiencies for any taxes have been proposed, asserted or assessed against UNUM or any of its subsidiaries that are not adequately reserved for, except for deficiencies that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM, and no requests for waivers of the time to assess any such taxes have been granted or are pending (other than with respect to years that are currently under examination by the Internal Revenue Service or other applicable taxing authorities). The statute of limitations on assessment or collection of any taxes due from UNUM or any of its subsidiaries has expired for all taxable years of UNUM or any of its subsidiaries through 1991. The Federal income tax returns of UNUM and each of its subsidiaries have been examined by and settled with the United States Internal Revenue Service for all years through 1991.

       (iii) Neither UNUM nor any of its subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368 of the Code.

        (iv) Neither UNUM nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

    (l) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement, either alone or together with other events, by any employee, officer or director of UNUM or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or UNUM Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (m) COMPLIANCE WITH APPLICABLE LAWS. (i) Each of UNUM and its subsidiaries has in effect all Permits necessary for it to own, lease or operate its assets and to carry on its business as now conducted, and there has occurred no default under or limitation with respect to any such Permit, except for the lack of Permits and for defaults or limitations under Permits which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM. To the knowledge of UNUM, UNUM and its subsidiaries are, and have been, in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including Insurance Laws, except for instances of noncompliance which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM. To the knowledge of UNUM, the businesses and operations of each of UNUM and its subsidiaries are being and have been conducted in compliance in all respects with all applicable Insurance Laws, except for instances of noncompliance which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM. No investigation, examination or review by any Governmental Entity with respect to UNUM or any of its subsidiaries is pending or, to the knowledge of UNUM, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM.

        (ii) To the knowledge of UNUM, the businesses of each of UNUM and its subsidiaries are being and have been conducted in compliance in all respects with all applicable Environmental Laws, except for instances of noncompliance which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM.

       (iii) There is no suit, action, proceeding or inquiry pending or, to the knowledge of UNUM, threatened before any court, governmental agency or authority or other forum in which UNUM or any of its subsidiaries has been or, with respect to threatened suits, actions and proceedings, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by UNUM or any of its subsidiaries, except for any such suits, actions, proceedings and inquiries which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM.

        (iv) During the period of ownership or operation by UNUM and its subsidiaries of any of their respective current properties, there have been no releases of Hazardous Material in, on, under or affecting such properties or, to the knowledge of UNUM, any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM. Prior to the period of ownership or operation by UNUM and its subsidiaries of any of their respective current properties, to the knowledge of UNUM, there were no releases of Hazardous Material in, on, under or affecting any such property or any surrounding site, except in each case for those which, individually or in the aggregate, are not reasonably likely to have a material adverse effect on UNUM.

        (v) UNUM is not subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to any Hazardous Substance except for any such order, decree, injunction, arrangement, indemnity or other agreement which, individually or in the aggregate, is not reasonably likely to have a material adverse effect on UNUM.

    (n) VOTING REQUIREMENTS. The affirmative vote at the UNUM Stockholders Meeting (the "UNUM Stockholder Approval") of the holders of a majority of the voting power of all outstanding shares of

UNUM Common Stock is the only vote of the holders of any class or series of UNUM's capital stock necessary to approve and adopt this Agreement, the Option Agreements, the Stockholders Agreement and the transactions contemplated hereby and thereby.

    (o) STATE TAKEOVER STATUTES; CERTIFICATE OF INCORPORATION. The Board of Directors of UNUM (including the disinterested directors thereof (as defined in Article EIGHTH of the UNUM Certificate of Incorporation)) has unanimously approved the terms of this Agreement, the Option Agreements and the Stockholders Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement and, assuming the accuracy of Provident's representation and warranty contained in Section 3.01(n), such approval constitutes approval of the Merger and the other transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement by the UNUM Board of Directors under the provisions of Section 203 of the DGCL and Article EIGHTH of the UNUM Certificate of Incorporation, and represents all the actions necessary to ensure that such
Section 203 and the provisions of Article EIGHTH of the UNUM Certificate of Incorporation do not apply to Provident in connection with the Merger and the other transactions contemplated by this Agreement, by the Option Agreements and by the Stockholders Agreement. To the knowledge of UNUM, no other state takeover statute, and no other anti-takeover provision in the UNUM Certificate of Incorporation or By-laws is applicable to the Merger or the other transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement.

    (p) BROKERS. No broker, investment banker, financial adviser or other person, other than Morgan Stanley Dean Witter & Co., the fees and expenses of which will be paid by UNUM, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of UNUM. UNUM has delivered to Provident true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

    (q) OPINION OF FINANCIAL ADVISOR. UNUM has received an opinion of Morgan Stanley Dean Witter & Co., dated as of the date hereof, that the Ratio (taking into account the Merger), is fair, from a financial point of view, to the holders of shares of UNUM Common Stock, a copy of which opinion has been, or promptly upon receipt thereof will be, delivered to Provident.

    (r) ACCOUNTING MATTERS. UNUM has disclosed to its independent public accountants all actions taken by it, its subsidiaries or its affiliates that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. As of the date hereof, UNUM, based on advice from its independent public accountants, believes that the Merger will qualify for "pooling of interests" accounting.

    (s) MATERIAL CONTRACTS. Other than contracts or amendments thereto that are required to be filed and have been filed as an Exhibit to the UNUM Form 10-K, there are no contracts or agreements that are material to the business, financial position or results of operations of UNUM, including (A) any employment, severance, termination, consulting or retirement contract providing for aggregate payments to any individual in any calendar year in excess of $250,000, (B) any contract relating to the borrowing of money or the guarantee of any such obligation (other than contracts evidencing fully secured repurchase agreements, trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (C) any agency, third party administrator, management or other service contracts and (D) any material contract or agreement between or among UNUM and its subsidiaries.

    (t) INTELLECTUAL PROPERTY. (i) Except as, individually or in the aggregate, is not reasonably likely to have a material adverse effect on UNUM:
UNUM does not have knowledge of any valid grounds for any bona fide claims (A) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by UNUM or any of its subsidiaries, infringes on any copyright, patent, trademark, trade name, service mark or trade secret; (B) against the use by UNUM or any of its subsidiaries, of any copyrights, patents, trademarks, trade names, service marks, trade secrets, technology, know-how or computer software programs and applications used in the business of UNUM or any of its subsidiaries as currently conducted or as proposed to be conducted; (C) challenging the ownership, validity or effectiveness of any of the UNUM Intellectual Property Rights or other trade secret material to UNUM; or (D) challenging the license or legally enforceable right to use of the Third-Party Intellectual Rights by UNUM or any of its subsidiaries.

        (ii) As used in this Agreement, "UNUM Intellectual Property Rights" means the Intellectual Property owned by UNUM or any of its subsidiaries.

    (u) NO REGULATORY DISQUALIFICATIONS. To the knowledge of UNUM, no event has occurred or condition exists or, to the extent it is within the reasonable control of UNUM, will occur or exist with respect to UNUM that, in connection with obtaining any regulatory consents required for the Merger, would cause UNUM to fail to satisfy any applicable statute or written regulation of any applicable insurance regulatory authority that, individually or in the aggregate, is reasonably likely to have a material adverse effect on UNUM.

    (v) REINSURANCE, ETC. UNUM has no reason to believe that any material amount recoverable pursuant to any Reinsurance Agreement applicable to the UNUM Insurance Subsidiaries is not fully collectible in due course. Each UNUM Insurance Subsidiary is entitled to take full credit in the UNUM SAP Statements pursuant to Insurance Laws, rules and regulations for such reinsurance, coinsurance or excess insurance ceded pursuant to any such Reinsurance Agreement. There are no assumption reinsurance contracts or arrangements entered into by any UNUM Insurance Subsidiary in which such UNUM Insurance Subsidiary has ceded risk to any other person which are material individually or in the aggregate to UNUM and its subsidiaries taken as a whole.

    (w) UNUM RIGHTS AGREEMENT. The UNUM Rights Agreement has been amended (the "UNUM Rights Plan Amendment") (i) to render the UNUM Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement and (ii) to ensure that (1) Provident is not deemed to be an Acquiring Person (as defined in the UNUM Rights Agreement) pursuant to the UNUM Rights Agreement and (2) a Distribution Date, a Triggering Event or Stock Acquisition Date (as such terms are defined in the UNUM Rights Agreement) does not occur solely by reason of the execution and delivery of this Agreement, the Option Agreements, the Stockholders Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement, and such amendment may not be further amended by UNUM without the prior consent of Provident.

    (x) YEAR 2000. All computer systems and computer software used by UNUM or any of its subsidiaries have achieved or are being adapted so as to achieve Millennium Functionality, except in each case for such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, is not reasonably likely to have a material adverse effect on UNUM. To the knowledge of UNUM as of the date hereof, the costs of the adaptions necessary to achieve Millennium Functionality are not reasonably likely to have a material adverse effect on UNUM. UNUM is in compliance with all applicable state insurance department requests for "Year 2000" filings.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.01. CONDUCT OF BUSINESS. (a) CONDUCT OF BUSINESS BY PROVIDENT. During the period from the date of this Agreement to the Effective Time, Provident shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, licenses and authorizations, keep available the services of their current officers and employees and preserve their relationships with policyholders, customers, suppliers, licensors, licensees, distributors, brokers, agents, reinsurers, managers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as set forth on the Provident Disclosure Schedule, as otherwise expressly contemplated by this Agreement or the Provident Option Agreement or as consented to by UNUM in writing, during the period from the date of this Agreement to the Effective Time, Provident shall not, and shall not permit any of its subsidiaries to:

        (i) (x) declare, set aside or pay any dividends payable in cash, stock or property on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of Provident to its parent and except that Provident may continue (1) the declaration and payment of regular quarterly cash dividends not in excess of $.10 per share of Provident Common Stock, with usual record and payment dates and in accordance with Provident's past dividend policy, subject to Section 4.01(c) and (2) the declaration, and payment of dividends on participating policies, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Provident or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than, in accordance with the terms thereof, the issuance of Provident Common Stock upon the exercise of Provident Stock Options or otherwise pursuant to equity stock-based awards, in each case outstanding on the date of this Agreement and in accordance with their present terms;

       (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

        (iv) acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that, in the case of clause (x) or (y), are material, individually or in the aggregate, to Provident;

        (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of investment securities or other assets in the ordinary course of business consistent with past practice;

        (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Provident or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between

    Provident and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to Provident or any direct or indirect wholly owned subsidiary of Provident and other than investments made in the ordinary course of business consistent with past practice as part of Provident's investment portfolio and, in the case of any long-term investments, as to which Provident has previously consulted with UNUM;

       (vii) make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $10,000,000 or, in the aggregate, are in excess of $100,000,000;

      (viii) make any tax election that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the tax liability of Provident or settle or compromise any material income tax liability;

        (ix) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Provident included in the Provident Filed SEC Documents or incurred since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Provident or any of its subsidiaries is a party;

        (x) take any action that (without giving effect to any action taken or agreed to be taken by UNUM or any of its affiliates) would prevent Provident from accounting for the business combination to be effected by the Merger as a pooling of interests or from treating the Merger as a "reorganization" under Section 368 of the Code;

        (xi) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any Provident Benefit Plan or any other agreement, plan or policy involving Provident or its subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

       (xii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Provident or its subsidiaries, or as contemplated hereby or by the terms of any contract the existence of which does not constitute a violation of this Agreement, increase the compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person; or

      (xiii) authorize, or commit or agree to take, any of the foregoing actions.

    (b) CONDUCT OF BUSINESS BY UNUM. During the period from the date of this Agreement to the Effective Time, UNUM shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, licenses and authorizations, keep available the services of their current officers and employees and preserve their relationships with policyholders, customers, suppliers, licensors, licensees, distributors, brokers, agents, reinsurers, managers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as set forth on the UNUM Disclosure Schedule, as otherwise expressly contemplated by this Agreement or the UNUM Option Agreement or as consented to by Provident in writing, during the period from the date of this Agreement to the Effective Time, UNUM shall not, and shall not permit any of its subsidiaries to:

        (i) (x) declare, set aside or pay any dividends payable in cash, stock or property on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of UNUM to its parent and except that UNUM may continue (1) the declaration and payment of regular quarterly cash dividends not in excess of $.14 3/4 per share of UNUM Common Stock, with usual record and payment dates and in accordance with UNUM's past dividend policy, subject to Section 4.01(c) and (2) the declaration on and payment of dividends on participating policies, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of UNUM or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than (x) upon the exercise of the UNUM Rights or (y) in accordance with the terms thereof, the issuance of UNUM Common Stock upon the exercise of UNUM Stock Options or otherwise pursuant to equity stock-based awards, in each case outstanding on the date of this Agreement and in accordance with their present terms;

       (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

        (iv) acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that, in the case of clause (x) or (y), are material, individually or in the aggregate, to UNUM;

        (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of investment securities or other assets in the ordinary course of business consistent with past practice;

        (vi) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of UNUM or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice and except for intercompany indebtedness between UNUM and any of its subsidiaries or between such subsidiaries, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to UNUM or any direct or indirect wholly owned subsidiary of UNUM and other than investments made in the ordinary course of business consistent with past practice as part of UNUM's investment portfolio and, in the case of any long-term investments, as to which UNUM has previously consulted with Provident;

       (vii) make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually, are in excess of $10,000,000 or, in the aggregate, are in excess of $100,000,000;

      (viii) make any tax election that, individually or in the aggregate, is reasonably likely to have a material adverse effect on the tax liability of UNUM or settle or compromise any material income tax liability;

        (ix) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of UNUM included in the UNUM Filed SEC Documents or incurred since the date of such financial statements or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which UNUM or any of its subsidiaries is a party;

        (x) take any action that (without giving effect to any action taken or agreed to be taken by Provident or any of its affiliates) would prevent Provident from accounting for the business combination to be effected by the Merger as a pooling of interests or from treating the Merger as a "reorganization" under Section 368 of the Code;

        (xi) except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any UNUM Benefit Plan or any other agreement, plan or policy involving UNUM or its subsidiaries, and one or more of its directors, officers or employees, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

       (xii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of UNUM or its subsidiaries, or as contemplated hereby or by the terms of any contract the existence of which does not constitute a violation of this Agreement, increase the compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement to any such person;

      (xiii) amend the UNUM Rights Agreement; or

       (xiv) authorize, or commit or agree to take, any of the foregoing actions.

    (c) COORDINATION OF DIVIDENDS. Each of UNUM and Provident shall coordinate with the other regarding the declaration and payment of dividends in respect of the UNUM Common Stock and the Provident Common Stock and the record dates and payment dates relating thereto, it being the intention of UNUM and Provident that any holder of UNUM Common Stock or Provident Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its shares of UNUM Common Stock or Provident Common Stock and/or any shares of Surviving Corporation Common Stock any such holder receives in exchange therefor pursuant to the Merger.

    (d) OTHER ACTIONS. Except as required by law, Provident and UNUM shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that is reasonably likely to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

    (e) ADVICE OF CHANGES. Provident and UNUM shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement, the Option Agreements or, in the case of UNUM, the Stockholders Agreement becoming untrue or inaccurate in any respect where the failure of such representation to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on it, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, the Option Agreements or, in the case of UNUM, the Stockholders Agreement and (iii) any change or event having, or which, insofar as can reasonably be foreseen, is reasonably likely to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement, the Option Agreements or, in the case of UNUM, the Stockholders Agreement.

    SECTION 4.02. NO SOLICITATION BY PROVIDENT. (a) Provident shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Provident Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Provident Takeover Proposal; PROVIDED, HOWEVER, that, at any time prior to the publicly announced date of the Provident Stockholders Meeting (the "Provident Applicable Period"), Provident may, in response to a Provident Superior Proposal (as defined in Section 4.02(b)) which was not solicited by it and which did not otherwise result from a breach of this Section 4.02(a), and subject to providing prior written notice of its decision to take such action to UNUM (the "Provident Notice") and compliance with Section 4.02(c), following delivery of the Provident Notice (x) furnish information with respect to Provident and its subsidiaries to any person making a Provident Superior Proposal pursuant to a customary confidentiality agreement (as determined by Provident after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Provident Superior Proposal. For purposes of this Agreement, "Provident Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Provident and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Provident or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Provident or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Provident or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    (b) Except as expressly permitted by this Section 4.02, neither the Board of Directors of Provident nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to UNUM, the approval or recommendation by such Board of Directors or such committee of this Agreement, the Reverse Stock Split, the Merger or the issuance of Surviving Corporation Common Stock in the Merger unless in the good faith judgment of the Board of Directors of Provident, after consultation with outside counsel, the failure to take the foregoing actions would be inconsistent with its obligations under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Provident Takeover Proposal or (iii) cause Provident to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Provident Takeover Proposal (each, a "Provident Acquisition Agreement"). Notwithstanding the foregoing, in response to a Provident Superior Proposal which was not solicited by Provident and which did not otherwise result from a breach of Section 4.02(a), the Board of Directors of Provident may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Provident to enter into any Provident Acquisition Agreement with respect to any Provident Superior Proposal), but only at a time that is during the Provident Applicable Period and is after the fifth business day following UNUM's receipt of written notice advising UNUM that the Board of Directors of Provident is prepared to accept a Provident Superior Proposal, specifying the material terms and conditions of such Provident Superior Proposal and identifying the person making such Provident Superior Proposal. For purposes of this Agreement, a "Provident Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Provident Common Stock then outstanding or all or substantially all the assets of Provident and its subsidiaries taken together and otherwise on terms which the Board of Directors of Provident determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to Provident's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Provident, is reasonably capable of being obtained by such third party.

    (c) In addition to the obligations of Provident set forth in paragraphs (a) and (b) of this Section 4.02, Provident shall immediately advise UNUM orally and in writing of any request for information or of any Provident Takeover Proposal, the material terms and conditions of such request or Provident Takeover Proposal and the identity of the person making such request or Provident Takeover Proposal. Provident will keep UNUM reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Provident Takeover Proposal.

    (d) Nothing contained in this Section 4.02 shall prohibit Provident from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Provident's stockholders if, in the good faith judgment of the Board of Directors of Provident, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; PROVIDED, HOWEVER, that neither Provident nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Reverse Stock Split, the Merger or the issuance of Surviving Corporation Common Stock in the Merger unless in the good faith judgment of the Board of Directors of Provident, after consultation with outside counsel, the failure to take the foregoing actions would be inconsistent with its obligations under applicable law, or approve or recommend, or propose publicly to approve or recommend, a Provident Takeover Proposal.

    SECTION 4.03. NO SOLICITATION BY UNUM. (a) UNUM shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any UNUM Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any UNUM Takeover Proposal; PROVIDED, HOWEVER, that, at any time prior to the publicly announced date of the UNUM Stockholders Meeting (the "UNUM Applicable Period"), UNUM may, in response to a UNUM Superior Proposal (as defined in Section 4.03(b)) which was not solicited by it and which did not otherwise result from a breach of this
Section 4.03(a), and subject to providing prior written notice of its decision to take such action to Provident (the "UNUM Notice") and compliance with Section 4.03(c), following delivery of the UNUM Notice (x) furnish information with respect to UNUM and its subsidiaries to any person making a UNUM Superior Proposal pursuant to a customary confidentiality agreement (as determined by UNUM after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such UNUM Superior Proposal. For purposes of this Agreement, "UNUM Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of UNUM and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of UNUM or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of UNUM or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving UNUM or any of its subsidiaries, other than the transactions contemplated by this Agreement.

    (b) Except as expressly permitted by this Section 4.03, neither the Board of Directors of UNUM nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Provident, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger unless in the good faith judgment of the Board of Directors of UNUM, after consultation with outside counsel, the failure to take the foregoing actions would be inconsistent with its obligations under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any UNUM Takeover Proposal, or (iii) cause UNUM to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any UNUM Takeover Proposal (each, a "UNUM Acquisition Agreement"). Notwithstanding the foregoing, in response to a UNUM Superior Proposal which was not solicitated by UNUM and which did not otherwise result from a breach of Section 4.03(a), the Board of Directors of UNUM may (subject to this and the following sentences) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause UNUM to enter into any UNUM Acquisition Agreement with respect to any UNUM Superior Proposal), but only at a time that is during the UNUM Applicable Period and is after the fifth business day following Provident's receipt of written notice advising Provident that the Board of Directors of UNUM is prepared to accept a UNUM Superior Proposal, specifying the material terms and conditions of such UNUM Superior Proposal and identifying the person making such UNUM Superior Proposal. For purposes of this Agreement, a "UNUM Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of UNUM Common Stock then outstanding or all or substantially all the assets of UNUM and its subsidiaries taken together and otherwise on terms which the Board of Directors of UNUM determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to UNUM's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of UNUM, is reasonably capable of being obtained by such third party.

    (c) In addition to the obligations of UNUM set forth in paragraphs (a) and
(b) of this Section 4.03, UNUM shall immediately advise Provident orally and in writing of any request for information or of any UNUM Takeover Proposal, the material terms and conditions of such request or UNUM Takeover Proposal and the identity of the person making such request or UNUM Takeover Proposal. UNUM will keep Provident reasonably informed of the status and details (including amendments or proposed amendments) of any such request or UNUM Takeover Proposal.

    (d) Nothing contained in this Section 4.03 shall prohibit UNUM from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to UNUM's stockholders if, in the good faith judgment of the Board of Directors of UNUM, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; PROVIDED, HOWEVER, that neither UNUM nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger unless in the good faith judgment of the Board of Directors of UNUM, after consultation with outside counsel, the failure to take the foregoing actions would be inconsistent with its obligations under applicable law, or approve or recommend, or propose publicly to approve or recommend, a UNUM Takeover Proposal.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.01. PREPARATION OF THE FORM S-4 AND THE JOINT PROXY STATEMENT; STOCKHOLDERS MEETINGS.

    (a) As soon as practicable following the date of this Agreement, Provident and UNUM shall prepare and file with the SEC a preliminary joint proxy statement relating to the Merger and use all reasonable efforts to obtain and furnish the information required to be included by the SEC in the Joint Proxy Statement and to respond promptly to any comments made by the SEC with respect to the preliminary joint proxy statement. Provident shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus of Provident with respect to the Surviving Corporation Common Stock to be issued in the Merger. Each of Provident and UNUM shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Provident will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to Provident's stockholders, and UNUM will use all reasonable efforts to cause the Joint Proxy Statement to be mailed to UNUM's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Provident shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Surviving Corporation Common Stock in the Merger and UNUM shall furnish all information concerning UNUM and the holders of UNUM Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by either party without providing the other party the opportunity to review and comment thereon. Provident will advise UNUM, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Surviving Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Provident or UNUM, or any of their respective affiliates, officers or directors, should be discovered by Provident or UNUM which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Provident and UNUM.

    (b) Provident (i) shall, as soon as practicable following the Form S-4 being declared effective by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the "Provident Stockholders Meeting") for the purpose of obtaining the Provident Stockholder Approval and (ii) shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Reverse Stock Split, the Merger, the issuance of Surviving Corporation Common Stock in the Merger and the other transactions contemplated hereby unless, in the case of this clause (ii), in the good faith judgment of the Board of Directors of Provident, after consultation with outside counsel, the failure to take the foregoing action would be inconsistent with its obligations under applicable law. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to
Section 4.02(b), Provident agrees that its obligations pursuant to clause (i) of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Provident of any Provident Takeover Proposal or by the withdrawal or modification by the Board of Directors of Provident, in accordance with clause (ii) above, of its recommendation to the stockholders of Provident that such stockholders approve and adopt this Agreement, the Reverse Stock Split, the Merger, the issuance of Surviving Corporation Common Stock in the Merger and the other transactions contemplated hereby.

    (c) UNUM (i) shall, as soon as practicable following the Form S-4 being declared effective by the SEC, duly call, give notice of, convene and hold a meeting of its stockholders (the "UNUM Stockholders Meeting") for the purpose of obtaining the UNUM Stockholder Approval and (ii) shall, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby unless, in the case of this clause (ii), in the good faith judgment of the Board of Directors of UNUM, after consultation with outside counsel, the failure to take the foregoing action would be inconsistent with its obligations under applicable law. Without limiting the generality of the foregoing but subject to its rights to terminate this Agreement pursuant to Section 4.03(b), UNUM agrees that its obligations pursuant to clause (i) of this Section 5.01(c) shall not be affected by the commencement, public proposal, public disclosure or communication to UNUM of any UNUM Takeover Proposal or by the withdrawal or modification by the Board of Directors of UNUM, in accordance with clause (ii) above, of its recommendation to the stockholders of UNUM that such stockholders approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

    (d) UNUM and Provident will use all reasonable efforts to hold the Provident Stockholders Meeting and the UNUM Stockholders Meeting on the same date and as soon as practicable after the date hereof.

    SECTION 5.02. LETTERS OF PROVIDENT'S ACCOUNTANTS. Provident shall use reasonable efforts to cause to be delivered to UNUM two letters from Provident's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to UNUM, in form and substance reasonably satisfactory to UNUM and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 5.03. LETTERS OF UNUM'S ACCOUNTANTS. UNUM shall use reasonable efforts to cause to be delivered to Provident two letters from UNUM's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Provident, in form and substance reasonably satisfactory to Provident and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 5.04. ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the Confidentiality Agreement dated as of September 21, 1998, between UNUM and Provident (the "Confidentiality Agreement") and as otherwise required by applicable law, including, without limitation, any applicable antitrust laws, each of Provident and UNUM shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, directors, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Provident and UNUM shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws (b) all Provident SAP Statements or UNUM SAP Statements, as the case may be, and (c) all other information concerning its business, properties and personnel as such other party may reasonably request. No review pursuant to this Section 5.04 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of Provident and UNUM will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

    SECTION 5.05. FILINGS; OTHER ACTION. Subject to the terms and conditions provided in this Agreement, UNUM and Provident shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and other regulatory filings with any relevant Governmental Entity with respect to the Merger and the transactions contemplated by this Agreement, the Option Agreements and, in the case of UNUM, the Stockholders Agreement; and (b) use their respective reasonable efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under this Agreement and applicable laws and regulations to obtain as promptly as practicable all consents, approvals, orders, authorizations, registrations and permits required to be obtained from any Governmental Entity or third party in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, the Option Agreements and, in the case of UNUM, the Stockholders Agreement as soon as practicable after the date hereof; PROVIDED, HOWEVER, that neither Provident nor UNUM will be required to agree to, or proffer to, (i) divest or hold separate any of Provident's, UNUM's or any of their respective affiliates' businesses or assets or (ii) cease to conduct business or operations in any jurisdiction in which Provident, UNUM or any of their respective subsidiaries conducts business or operations as of the date of this Agreement.

    SECTION 5.06. STOCK OPTIONS AND RESTRICTED STOCK UNITS. (a) As soon as practicable following the date of this Agreement, the Board of Directors of UNUM (or, if appropriate, any committee administering the UNUM Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) adjust the terms of all outstanding UNUM Stock Options granted under the UNUM Stock Plans, whether vested or unvested, as necessary to provide that, at the Effective Time, each such UNUM Stock Option outstanding immediately prior to the Effective Time shall be amended and converted, subject to the prior effectiveness of the Reverse Stock Split, into an option to acquire one share of Surviving Corporation Common Stock for each share of UNUM Common Stock subject to such UNUM Stock Option (each, as so adjusted, an "Adjusted Option"); and

        (ii) make such other changes to the UNUM Stock Plans as Provident and UNUM may agree are appropriate to give effect to the Merger, including as provided in Section 5.07.

    (b) As soon as practicable following the date of this Agreement, the Board of Directors of Provident (or, if appropriate, any committee administering the Provident Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

        (i) all outstanding Provident Stock Options granted under the Provident Stock Plans, whether vested or unvested, shall be adjusted in accordance with their terms to provide that at the effectiveness of the Reverse Stock Split each such Provident Stock Option outstanding immediately prior to the effectiveness of the Reverse Stock Split shall be converted into an option to acquire a number of shares of Provident Common Stock giving effect to the Reverse Stock Split at an exercise price that is correspondingly adjusted; and

        (ii) make such other changes to the Provident Stock Plans as Provident and UNUM may agree are appropriate to give effect to the Merger, including as provided in Section 5.07.

    (c) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of UNUM Stock Options appropriate notices setting forth such holders' rights pursuant to the respective UNUM Stock Plans and the agreements evidencing the grants of such UNUM Stock Options and that such UNUM Stock Options and agreements shall be assumed by the Surviving Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.06 after giving effect to the Merger).

    (d) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to the Surviving Corporation, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related UNUM Stock Plan.

    (e) Except as otherwise contemplated by this Section 5.06 and except to the extent required under the respective terms of the UNUM Stock Options, all restrictions or limitations on transfer and vesting with respect to the UNUM Stock Options awarded under the UNUM Stock Plans or any other plan, program or arrangement of UNUM or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by the Surviving Corporation as set forth above.

    SECTION 5.07. UNUM STOCK PLANS AND CERTAIN EMPLOYEE MATTERS. (a) At the Effective Time, by virtue of the Merger, the UNUM Stock Plans shall be assumed by the Surviving Corporation, with the result that all obligations of UNUM under the UNUM Stock Plans, including with respect to awards outstanding at the Effective Time under each UNUM Stock Plan, shall be obligations of the Surviving Corporation following the Effective Time. Prior to the Effective Time, Provident shall take all necessary actions (including, if required, to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its stockholders at the Provident Stockholders Meeting) for the assumption of the UNUM Stock Plans, including the reservation, issuance and listing of shares of Surviving Corporation Common Stock in a number at least equal to the number of shares of Surviving Corporation Common Stock that will be subject to Adjusted Options. No later than the Effective Time, Provident shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Surviving Corporation Common Stock determined in accordance with the preceding sentence. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Adjusted Options or any unsettled awards granted under the UNUM Stock Plans after the Effective Time remain outstanding.

    (b) Following the Effective Time, Provident, as the Surviving Corporation in the Merger, will assume and honor all obligations under employment agreements of UNUM the existence of which does not constitute a violation of this Agreement in accordance with the terms thereof.

    (c) UNUM and Provident agree to take or cause to be taken all other actions described in Schedule 5.07.

    SECTION 5.08. INDEMNIFICATION, EXCULPATION AND INSURANCE. (a) Provident agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of UNUM or Provident and their respective subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements of UNUM or Provident, the existence of which does not constitute a breach of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, from and after the Effective Time, directors and officers of UNUM or Provident who become directors or officers of the Surviving Corporation will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of the Surviving Corporation.

    (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.08.

    (c) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the better of UNUM's and Provident's respective current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by either UNUM's or Provident's respective directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; PROVIDED that the Surviving Corporation may substitute therefor policies of the Surviving Corporation or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; PROVIDED FURTHER, that if the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for a premium not in excess of 150% of the higher of (x) the aggregate premiums paid by UNUM in 1998 and (y) the aggregate premiums paid by Provident in 1998, in each case on an annualized basis for such purpose and that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this
Section 5.08(c) in excess of 150% of the higher of the two amounts of aggregate premiums paid by UNUM and Provident in 1998 on an annualized basis for such purpose.

    (d) The provisions of this Section 5.08 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    SECTION 5.09. FEES AND EXPENSES. (a) Except as provided in this Section 5.09, all fees and expenses incurred in connection with the Merger, this Agreement, the Option Agreements, the Stockholders Agreement and the transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of UNUM and Provident shall bear and pay one-half of the costs and expenses incurred in connection with (1) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (2) the filings of the premerger notification and report forms under the HSR Act (including filing fees). Provident shall file any return with respect to, and shall pay, any state or local taxes (including any penalties or interest with respect thereto), if any, which are attributable to the transfer of the beneficial ownership of UNUM's real property (collectively, the "Real Estate Transfer Taxes") as a result of the Merger. UNUM shall cooperate with Provident in the filing of such returns including, in the case of UNUM, supplying in a timely manner a complete list of all real property interests held by UNUM and any information with respect to such property that is reasonably necessary to complete such returns. The fair market value of any real property of UNUM subject to the Real Estate Transfer Taxes shall be as agreed to between UNUM and Provident.

    (b) In the event that (1) a Provident Takeover Proposal shall have been made known to Provident or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Provident Takeover Proposal and thereafter this Agreement is terminated by either UNUM or Provident pursuant to
Section 7.01(b)(i) or (ii) or (2) this Agreement is terminated (x) by Provident pursuant to Section 7.01(h) or (y) by UNUM pursuant to Section 7.01(e) or
Section 7.01(f), then Provident shall promptly, but in no event later than the date of such termination, pay UNUM a fee equal to $150 million (the "Termination Fee"), payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to UNUM pursuant to clause (1) of this paragraph (b) or pursuant to a termination by UNUM pursuant to Section 7.01(e) or Section 7.01(f) unless and until within 18 months of such termination Provident or any of its subsidiaries enters into any Provident Acquisition Agreement or consummates any Provident Takeover Proposal (for the purposes of the foregoing proviso the terms "Provident Acquisition Agreement" and "Provident Takeover Proposal" shall have the meanings assigned to such terms in Section
4.02 except that the references to "15%" in the definition of "Provident Takeover Proposal" in Section 4.02(a) shall be deemed to be references to "35%" and "Provident Takeover Proposal" shall only be deemed to refer to a transaction involving Provident, or with respect to assets (including the shares of any subsidiary) of Provident and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the

Termination Fee shall be payable upon the first to occur of such events. Provident acknowledges that the agreements contained in this Section 5.09(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, UNUM would not enter into this Agreement; accordingly, if Provident fails promptly to pay the amount(s) due pursuant to this Section 5.09(b), and, in order to obtain such payment, UNUM commences a suit which results in a judgment against Provident for the fee set forth in this Section 5.09(b), Provident shall pay to UNUM its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee(s) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

    (c) In the event that (1) a UNUM Takeover Proposal shall have been made known to UNUM or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a UNUM Takeover Proposal and thereafter this Agreement is terminated by either UNUM or Provident pursuant to Section 7.01(b)(i) or (iii) or (2) this Agreement is terminated (x) by UNUM pursuant to
Section 7.01(d) or (y) by Provident pursuant to Section 7.01(i) or Section 7.01(j), then UNUM shall promptly, but in no event later than the date of such termination, pay Provident the Termination Fee, payable by wire transfer of same day funds; PROVIDED, HOWEVER, that no Termination Fee shall be payable to Provident pursuant to clause (1) of this paragraph (c) or pursuant to a termination by Provident pursuant to Section 7.01(i) or Section 7.01(j) unless and until within 18 months of such termination UNUM or any of its subsidiaries enters into any UNUM Acquisition Agreement or consummates any UNUM Takeover Proposal (for the purposes of the foregoing proviso the terms "UNUM Acquisition Agreement" and "UNUM Takeover Proposal" shall have the meanings assigned to such terms in Section 4.03 except that the references to "15%" in the definition of "UNUM Takeover Proposal" in Section 4.03(a) shall be deemed to be references to "35%" and "UNUM Takeover Proposal" shall only be deemed to refer to a transaction involving UNUM, or with respect to assets (including the shares of any subsidiary) of UNUM and its subsidiaries, taken as a whole, and not any of its subsidiaries alone), in which event the Termination Fee shall be payable upon the first to occur of such events. UNUM acknowledges that the agreements contained in this Section 5.09(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Provident would not enter into this Agreement; accordingly, if UNUM fails promptly to pay the amount(s) due pursuant to this Section 5.09(c), and, in order to obtain such payment, Provident commences a suit which results in a judgment against UNUM for the fee set forth in this Section 5.09(c), UNUM shall pay to Provident its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee(s) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

    SECTION 5.10. PUBLIC ANNOUNCEMENTS. UNUM and Provident will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, the Option Agreements and the Stockholders Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement and the Stockholders Agreement shall be in the form heretofore agreed to by the parties.

    SECTION 5.11. AFFILIATES. As soon as practicable after the date hereof, and, in any event no later than 40 days prior to the Closing Date, UNUM shall deliver to Provident a letter identifying all persons who are, in the opinion of UNUM, at the time this Agreement is submitted for adoption by the stockholders of UNUM, "affiliates" of UNUM for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board ("APB No. 16") and applicable SEC rules, regulations and interpretations thereunder. UNUM shall use reasonable efforts to cause each such person to deliver to Provident 30 days prior to the Closing Date, a written agreement substantially in the form attached as Exhibit C-1 hereto. As soon as practicable after the date hereof, and, in any event no later than 40 days prior to the Closing Date, Provident shall deliver to UNUM a letter identifying all persons who are, in the opinion of Provident, at the time this Agreement is submitted for adoption by the stockholders of Provident, "affiliates" of Provident for purposes of qualifying the Merger for pooling of interests accounting treatment under APB No. 16 and applicable SEC rules, regulations and interpretations thereunder. Provident shall use reasonable efforts to cause each such person to deliver to UNUM 30 days prior to the Closing Date, a written agreement substantially in the form attached hereto as Exhibit C-2.

    SECTION 5.12. NYSE LISTING AND DE-LISTING. Provident shall use reasonable efforts to cause the Surviving Corporation Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the UNUM Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

    SECTION 5.13. STOCKHOLDER LITIGATION. Each of Provident and UNUM shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Provident or UNUM, as applicable, and its directors relating to the transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement.

    SECTION 5.14. TAX TREATMENT. Each of UNUM and Provident shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.02(c) and 6.03(c).

    SECTION 5.15. POOLING OF INTERESTS. Each of Provident and UNUM shall use reasonable efforts to cause the transactions contemplated by this Agreement, including the Merger, the Option Agreements and the Stockholders Agreement to be accounted for as a pooling of interests under APB No. 16 and applicable SEC rules, regulations and interpretations thereunder, and such accounting treatment to be accepted by each of Provident's and UNUM's independent certified public accountants, and by the SEC, respectively, and each of Provident and UNUM agrees that it shall voluntarily take no action that would cause such accounting treatment not to be obtained.

    SECTION 5.16. RIGHTS AGREEMENT. The Board of Directors of UNUM shall take all further action (in addition to that referred to in Section 3.02(w)) reasonably requested in writing by Provident in order to render UNUM's Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement, the Option Agreements, and the Stockholders Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Option Agreements, and the Stockholders Agreement, UNUM's Board of Directors shall not, without the prior written consent of Provident, (a) amend the UNUM Rights Agreement or (b) take any action with respect to, or make any determination under, the UNUM Rights Agreement, including, a redemption of the UNUM Rights or any action to facilitate a UNUM Takeover Proposal.

    SECTION 5.17. STANDSTILL AGREEMENTS; CONFIDENTIALITY AGREEMENTS. During the period from the date of this Agreement through the Effective Time, neither Provident nor UNUM shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. During such period, Provident or UNUM, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

    SECTION 5.18. STOCKHOLDER AGREEMENT LEGEND. Provident will inscribe upon any certificate representing Subject Shares (as defined in the Stockholders Agreement) tendered by a Stockholder (as defined in the Stockholders Agreement) in connection with any proposed transfer of any Subject Shares by such Stockholder in accordance with the terms of the Stockholders Agreement the following legend: "THE SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, OF PROVIDENT, INC., REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF NOVEMBER 22, 1998, AND ARE SUBJECT TO THE TERMS THEREOF. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF PROVIDENT COMPANIES, INC."; and Provident will return such certificate containing such inscription to such Stockholder within three business days following Provident's receipt thereof.

    SECTION 5.19. REVERSE STOCK SPLIT. Provident shall take all actions necessary to cause the Reverse Stock Split to become effective immediately prior to the Effective Time (provided that Provident's obligation to cause the Reverse Stock Split to become effective shall be subject to the prior satisfaction or waiver, as applicable, of each of the conditions to the respective obligation of each party to effect the Merger set forth in Article VI (other than Section 6.01(h)) shall have been satisfied or waived), including arranging for the exchange of certificates representing Provident Common Stock for certificates representing Surviving Corporation Common Stock following the effectiveness of the Reverse Stock Split.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    SECTION 6.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) STOCKHOLDER APPROVALS. Each of the Provident Stockholder Approval and the UNUM Stockholder Approval shall have been obtained.

    (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

    (c) CERTAIN OTHER APPROVALS. Each of the Designated Insurance Approvals and the Other State Insurance Approvals shall have been made or obtained, except, in the case of the Other State Insurance Approvals, those Other State Insurance Approvals the failure of which to obtain, individually or in the aggregate, are not reasonably likely to have a material adverse effect on the combined businesses of UNUM and Provident (and their subsidiaries), assuming for purposes of this Section 6.01(c) that the Merger is closed and consummated as contemplated by this Agreement, and each such State Insurance Approval shall have been obtained free of any conditions (other than those conditions that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on such combined businesses).

    (d) NO INJUNCTIONS OR RESTRAINTS. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger or the other transactions contemplated by this Agreement or (ii) which otherwise, individually or in the aggregate, is reasonably likely to have a material adverse effect on the combined businesses of UNUM and Provident (and their subsidiaries) assuming for the purpose of this Section 6.01(d) that the Merger is closed and consummated as contemplated by this Agreement; PROVIDED, HOWEVER, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as practicable any such Restraints that may be entered.

    (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

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
    (f) NYSE LISTING. The shares of Surviving Corporation Common Stock issuable to the holders of UNUM Common Stock as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (g) POOLING LETTERS. UNUM and Provident shall have each received (i) from UNUM's independent accountants a letter, dated as of the Closing Date and addressed to Provident and UNUM, to the effect that, subject to customary qualifications, UNUM meets the requirements to be a party to a pooling of interests transaction for financial reporting purposes under APB No. 16 and applicable SEC rules, regulations and interpretations thereunder and (ii) from Provident's independent accountants a letter, dated as of the Closing Date and addressed to Provident and UNUM, to the effect that, subject to customary qualifications, the Merger qualifies for pooling of interests treatment for financial reporting purposes under APB No. 16 and applicable SEC rules, regulations and interpretations thereunder.

    (h) REVERSE STOCK SPLIT. The Reverse Stock Split shall have become effective.

    SECTION 6.02. CONDITIONS TO OBLIGATIONS OF UNUM. The obligation of UNUM to effect the Merger is further subject to satisfaction or waiver by UNUM of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Provident set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on Provident, and UNUM shall have received a certificate signed on behalf of Provident by an executive officer of Provident to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PROVIDENT. Provident shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and UNUM shall have received a certificate signed on behalf of Provident by an executive officer of Provident to such effect.

    (c) TAX OPINIONS. UNUM shall have received from Cravath, Swaine & Moore, counsel to UNUM, on a date immediately prior to the mailing of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that UNUM and Provident will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for UNUM shall be entitled to rely upon representations of officers of UNUM and Provident substantially in the form of Exhibits D and E hereto.

    SECTION 6.03. CONDITIONS TO OBLIGATIONS OF PROVIDENT. The obligation of Provident to effect the Merger is further subject to satisfaction or waiver by Provident of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of UNUM set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), individually or in the aggregate, does not have, and is not reasonably likely to have, a material adverse effect on UNUM, and Provident shall have received a certificate signed on behalf of UNUM by an executive officer of UNUM to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF UNUM. UNUM shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and

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
Provident shall have received a certificate signed on behalf of UNUM by an executive officer of UNUM to such effect.

    (c) TAX OPINIONS. Provident shall have received from Sullivan & Cromwell, counsel to Provident, on a date immediately prior to the mailing of the Joint Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that UNUM and Provident will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, counsel for Provident shall be entitled to rely upon representations of officers of UNUM and Provident substantially in the form of Exhibits D and E hereto.

    SECTION 6.04. FRUSTRATION OF CLOSING CONDITIONS. Neither UNUM nor Provident may rely on the failure of any condition set forth in Section 6.01,
6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, the Option Agreements and the Stockholders Agreement, as required by and subject to Section 5.05.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Provident Stockholder Approval or the UNUM Stockholder Approval:

    (a) by mutual written consent of UNUM and Provident;

    (b) by either UNUM or Provident:

        (i) if the Merger shall not have been consummated by November 30, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

        (ii) if the Provident Stockholder Approval shall not have been obtained at the Provident Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken;

       (iii) if the UNUM Stockholder Approval shall not have been obtained at the UNUM Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a proper vote on such matters was taken; or

        (iv) if any Restraint having any of the effects set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable; PROVIDED that the party seeking to terminate this Agreement pursuant to this
    Section 7.01(b)(iv) shall have used reasonable efforts to prevent the entry of and to remove such Restraint;

    (c) by UNUM, if Provident shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or
(b) and (B) is incapable of being cured by Provident;

    (d) by UNUM in accordance with Section 4.03(b); PROVIDED that, in order for the termination of this Agreement pursuant to this paragraph (d) to be deemed effective, UNUM shall have complied with all provisions contained in Section 4.03, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.09(c);

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
    (e) by UNUM, if Provident or any of its directors or officers shall participate in discussions or negotiations in breach of Section 4.02;

    (f) by UNUM, if the Board of Directors of Provident or any committee thereof shall have withdrawn or modified in a manner adverse to UNUM its approval or recommendation of the Merger or this Agreement;

    (g) by Provident, if UNUM shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or
(b) and (B) is incapable of being cured by UNUM;

    (h) by Provident in accordance with Section 4.02(b); PROVIDED that, in order for the termination of this Agreement pursuant to this subparagraph (h) to be deemed effective, Provident shall have complied with all provisions of Section 4.02, including the notice provisions therein, and with applicable requirements, including the payment of the Termination Fee, of Section 5.09(b);

    (i) by Provident, if UNUM or any of its directors or officers shall participate in discussions or negotiations in breach of Section 4.03; or

    (j) by Provident, if the Board of Directors of UNUM or any committee thereof shall have withdrawn or modified in a manner adverse to Provident its approval or recommendation of the Merger or this Agreement.

    SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Provident or UNUM as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of UNUM or Provident, other than the provisions of
Section 3.01(p), Section 3.02(p), the last sentence of Section 5.04, Section 5.09, this Section 7.02, Article VIII, the Confidentiality Agreement and the letter agreement, dated as of October 13, 1998 between UNUM and Provident (the "Letter Agreement") which provisions and agreements survive such termination, and termination of this Agreement will not relieve a breaching party from liability for any wilful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement giving rise to such termination.

    SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after the Provident Stockholder Approval or the UNUM Stockholder Approval; PROVIDED, HOWEVER, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Provident or UNUM without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require, in the case of UNUM or Provident, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit (a) any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or (b) the survival of Section 3.01(p), Section 3.02(p), the last sentence of Section 5.04, Section 5.09,
Section 7.02, this Article VIII, the Confidentiality Agreement and the Letter Agreement, as set forth in Section 7.02.

    SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to UNUM, to

           UNUM Corporation
           2211 Congress Street
           Portland, Maine 04122

           Telecopy No.: (207) 770-4377

           Attention: Kevin J. Tierney

        with a copy to:

           Cravath, Swaine & Moore
           Worldwide Plaza
           825 Eighth Avenue
           New York, New York 10019

           Telecopy No.: (212) 474-3700

           Attention: Robert A. Kindler; and

    (b) if to Provident, to

           Provident Companies, Inc.
           1 Fountain Square
           Chattanooga, Tennessee 37402

           Telecopy No.: (423) 755-5036

           Attention: F. Dean Copeland

        with copies to:

           Sullivan & Cromwell
           125 Broad Street
           New York, New York 10004

           Telecopy No.: (212) 558-3588

           Attention: H. Rodgin Cohen

    SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement:

    (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where

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
"control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

    (b) "knowledge" of any person which is not an individual means the knowledge of such person's executive officers after reasonable inquiry;

    (c) "material adverse change" or "material adverse effect" means, when used in connection with Provident or UNUM, any change, effect, event, occurrence or state of facts that (x) is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, (y) materially impairs the ability of such party to perform its obligations under this Agreement or the Option Agreements or (z) prevents the consummation of any of the transactions contemplated by this Agreement, the Option Agreements or, in the case of UNUM, the Stockholders Agreement other than any (1) change, effect, event, occurrence or state of facts
(I) that occurs as a result of any act or omission of either party hereto that has been previously consented to in writing by the other party hereto or (II) relating to (i) the United States economy or securities markets in general, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof, (iii) to the insurance industry in general, and not specifically relating to Provident or UNUM or their respective subsidiaries, or (iv) any decline in the share price of either Provident Common Stock or UNUM Common Stock (but, with respect to either party, excluding any change or effect underlying such decline to the extent such change or effect would otherwise constitute a material adverse effect on such party) or (2) mandated change in U.S. generally accepted accounting principles or interpretations thereof or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities or interpretations thereof not applying specifically to Provident and UNUM;

    (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

    (e) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person).

    SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

    SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein), the Option Agreements, the Stockholders Agreement, the Confidentiality Agreement and the Letter Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Section 5.06 and Section 5.08, are not intended to confer upon any person other than the parties any rights or remedies.

    SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.09. ENFORCEMENT; WAIVER OF JURY TRIAL. (a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

    (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OPTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OPTION AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OPTION AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OPTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09(b).

    SECTION 8.10. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 8.11. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    IN WITNESS WHEREOF, UNUM and Provident have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                UNUM CORPORATION,

                                By:  /s/ JAMES F. ORR III
                                     -----------------------------------------
                                     Name: James F. Orr III
                                     Title: Chairman and Chief
                                          Executive Officer

                                PROVIDENT COMPANIES, INC.,

                                By:  /s/ J. HAROLD CHANDLER
                                     -----------------------------------------
                                     Name: J. Harold Chandler
                                     Title: Chairman, President
                                          and Chief Executive

                                                                         ANNEX I
                                                         TO THE MERGER AGREEMENT

                             INDEX OF DEFINED TERMS

TERM                                                  PAGE
-------------------------------------------------     -----
Adjusted Option..................................          54
affiliate........................................          71
APB No.16........................................          61
Certificate of Merger............................           3
Closing..........................................           2
Closing Date.....................................           2
Code.............................................           1
Confidentiality Agreement........................          53
Designated Insurance Approvals...................          25
Designated State Insurance Approvals.............           9
DGCL.............................................           2
Effective Time...................................           3
Environmental Laws...............................          17
ERISA............................................          14
Exchange Act.....................................           8
Form S-4.........................................           8
Governmental Entity..............................           8
Hazardous Material...............................          18
HSR Act..........................................           8
Insurance Laws...................................          11
Intellectual Property............................          21
Joint Proxy Statement............................           8
knowledge........................................          71
Letter Agreement.................................          68
UNUM.............................................           1
UNUM Acquisition Agreement.......................          49
UNUM Applicable Period...........................          48
UNUM Benefit Plans...............................          30
UNUM Common Stock................................           1
UNUM Disclosure Schedule.........................          22
UNUM Filed SEC Documents.........................          29
UNUM Form 10-K...................................          23
UNUM Insurance Subsidiaries......................          27
UNUM Intellectual Property Rights................          37
UNUM Notice......................................          48
UNUM Option......................................           2
UNUM Pension Plans...............................          30
UNUM Rights......................................          23
UNUM Rights Agreement............................          23
UNUM Rights Plan Amendment.......................          37
UNUM SAP Statements..............................          27
UNUM SEC Documents...............................          26
UNUM Stock Options...............................          23
UNUM Stock Option Agreement......................           2
UNUM Stock Plans.................................          23
UNUM Stockholder Approval........................          35
UNUM Stockholders Meeting........................          52
UNUM Superior Proposal...........................          49

TERM                                                  PAGE
-------------------------------------------------     -----
UNUM Takeover Proposal...........................          48
material adverse change..........................          71
material adverse effect..........................          71
Merger...........................................           1
Millennium Functionality.........................          22
NYSE.............................................           9
Option Agreements................................           2
Other State Insurance Approvals..................           9
Permits..........................................          17
person...........................................          72
Ratio............................................          19
Real Estate Transfer Taxes.......................          58
Reinsurance Agreements...........................          21
Restraints.......................................          64
Reverse Stock Split..............................          18
SARs.............................................           6
SEC..............................................           5
Securities Act...................................           8
State Insurance Approvals........................           9
Stockholders Agreement...........................           2
subsidiary.......................................          72
Surviving Corporation............................           1
Third-Party Intellectual Property Rights.........          21
UK Insurance Approval............................          26
Provident........................................           1
Provident Acquisition Agreement..................          46
Provident Applicable Period......................          46
Provident Benefit Plans..........................          14
Provident Common Stock...........................           1
Provident Disclosure Schedule....................           5
Provident Filed SEC Documents....................          12
Provident Form 10-K..............................           5
Provident Insurance Subsidiaries.................          10
Provident Intellectual Property Rights...........          21
Provident Notice.................................          46
Provident Option.................................           2
Provident Pension Plans..........................          14
Provident SAP Statements.........................          10
Provident SEC Documents..........................           9
Provident Stock Options..........................           6
Provident Stock Option Agreement.................           2
Provident Stock Plans............................           6
Provident Stockholder Approval...................          18
Provident Stockholders Meeting...................          51
Provident Superior Proposal......................          47
Provident Takeover Proposal......................          46
Welfare Plan.....................................          14

                                                                     EXHIBIT A-1
                                                         TO THE MERGER AGREEMENT

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           UNUMPROVIDENT CORPORATION

    FIRST: The name of the Corporation is UNUMProvident Corporation.

    SECOND: The address of the registered office of the Corporation in the state of Delaware is 1209 Orange Street, in the city of Wilmington, county of New Castle. The name of the Corporation's registered agent at that address is The Corporation Trust Company.

    THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

    FOURTH: A. The total number of shares of capital stock which the Corporation shall have authority to issue is 750,000,000 shares, consisting of 725,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock") and 25,000,000 shares of Preferred Stock, par value $.10 per share (the "Preferred Stock").

    B. Shares of Preferred Stock may be issued from time to time in one or more classes or series as may be determined from time to time by the Board of Directors of the Corporation (the "Board of Directors"), each such class or series to be distinctly designated. Except in respect of the particulars fixed by the Board of Directors for classes or series provided for by the Board of Directors as permitted hereby, all shares of Preferred Stock shall be of equal rank and shall be identical. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. The voting rights, if any, of each such class or series and the preferences and relative, participating, optional and other special rights of each such class or series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolutions duly adopted prior to the issuance of any shares of a particular class or series of Preferred Stock so designated by the Board of Directors, the voting powers of stock of such class or series, if any, and the designations, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of such class or series, including, but without limiting the generality of the foregoing, the following:

        (1) The distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such class or series, and such number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

        (2) The rate and time at which, and the terms and conditions upon which, dividends, if any, on Preferred Stock of such class or series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

        (3) The right, if any, of the holders of Preferred Stock of such class or series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock and the terms and conditions of such conversion or exchange;

        (4) Whether or not Preferred Stock of such class or series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Preferred Stock of such class or series may be redeemed;

        (5) The rights, if any, of the holders of Preferred Stock of such class or series upon the voluntary or involuntary liquidation of the Corporation;

        (6) The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such class or series; and

        (7) The voting powers, if any, of the holders of such class or series of Preferred Stock.

    C. Except as otherwise provided in this Certificate of Incorporation, the Board of Directors shall have authority to authorize the issuance, from time to time without any vote or other action by the stockholders, of any or all shares of stock of the Corporation of any class or series at any time authorized, and any securities convertible into or exchangeable for any such shares, and any options, rights or warrants to purchase or acquire any such shares, in each case to such persons and on such terms (including as a dividend or distribution on or with respect to, or in connection with a split or combination of, the outstanding shares of stock of the same or any other class) as the Board of Directors from time to time in its discretion lawfully may determine; PROVIDED, HOWEVER, that the consideration for the issuance of shares of stock of the Corporation having par value (unless issued as such a dividend or distribution or in connection with such a split or combination) shall not be less than such par value. Shares so issued shall be fully paid stock, and the holders of such stock shall not be liable to any further call or assessments thereon.

    D. Except as provided in this Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him.

    FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of the Board of Directors and stockholders:

        (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

        (2) The Board of Directors shall consist of not less than three nor more than fifteen directors. The exact number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors, subject to Article III, Section 11 of the By-laws of the Corporation. The Directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors.

        (3) Upon, or as soon as practicable following, the filing of the Certificate of Merger to which this Certificate of Incorporation is attached, Class I Directors shall be elected for a one-year term, Class II Directors for a two-year term and Class III Directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed in accordance with the terms of this Certificate of Incorporation or the By-laws, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to the Director's prior death, resignation, disqualification or removal from office. The stockholders shall not have the right to remove any one or all of the Directors except for cause and in that event only by the affirmative vote of the holders of eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock (as hereinafter defined) voting together as a single class. Any vacancy on the Board of Directors that results from a newly created Directorship shall only be filled by the affirmative vote of a majority of the Board of Directors then in office, and any other vacancy occurring on the Board of Directors shall only be filled by a majority of the Directors then in office, although less than a quorum,

                                     A-1-2
    or by a sole remaining Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor.

        (4) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto (including the resolutions adopted by the Board of Directors pursuant to Section B of Article FOURTH), and such Directors so elected shall not be divided into classes pursuant to Paragraph (2) of this Article FIFTH unless expressly provided by such terms. Election of Directors need not be by written ballot unless the By-Laws so provide.

        (5) The Board of Directors may from time to time determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation, except as and to the extent expressly provided by law with reference to the right of stockholders to examine the original or duplicate stock ledger, or otherwise expressly provided by law, or except as expressly authorized by resolution of the Board of Directors.

        (6) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and the By-laws.

        (7) Except as may be otherwise determined by the Board of Directors in fixing the terms of any class or series of Preferred Stock pursuant to Article FOURTH hereof, no action shall be taken by stockholders of the Corporation except at an annual or special meeting of stockholders of the Corporation and the right of stockholders to act by written consent in lieu of a meeting is specifically denied.

    SIXTH: A. The Board of Directors shall have concurrent power with the stockholders as set forth in this Certificate of Incorporation to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

    B. Subject to Article III, Section 11 of the By-laws, the Board of Directors may amend the By-Laws of the Corporation upon the affirmative vote of the number of directors which shall constitute, under the terms of the By-Laws, the action of the Board of Directors. Stockholders may not amend the By-Laws of the Corporation except upon the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class.

    SEVENTH: A. In addition to any affirmative vote required by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise, except as otherwise expressly provided in Section B of this Article SEVENTH, the Corporation shall not engage, directly or indirectly, in any Business Combination (as hereinafter defined) with an Interested Stockholder (as hereinafter defined) without the affirmative vote of (i) not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class, and (ii) not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock which are beneficially owned by persons other than such Interested Stockholder voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

    B. The provisions of Section A of this Article SEVENTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law, this Certificate of Incorporation, the By-Laws of the Corporation, or otherwise, if such Business Combination shall have been approved by a majority (whether such approval is made prior to or

                                     A-1-3
subsequent to the acquisition of beneficial ownership of Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

    C. For the purposes of this Certificate of Incorporation:

        (1) The term "Business Combination" shall mean:

           (a) any merger or consolidation of this Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder or (ii) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; or

           (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) between the Corporation or any Subsidiary and any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets or securities of the Corporation, any Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder the value of which would constitute, immediately prior to such transaction, a Substantial Part (as hereinafter defined) of the assets of the Corporation; or

           (c) the adoption of any plan or proposal for the liquidation or dissolution of, or similar transaction involving, the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

           (d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

           (e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

        (2) The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

        (3) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

        (4) The term "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan or any trust or any other entity formed for the purposes of holding Voting Stock for the purpose of funding any such plan or funding other employee benefits for employees of the Corporation or any Subsidiary, in each case when acting in such capacity) who (a) is the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing fifteen percent (15%) or more of the votes entitled to be cast by the holders of all then outstanding share of Voting Stock.

        (5) A person shall be a "beneficial owner" of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its

                                     A-1-4

    Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of Paragraph 5 of this Section C, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

        (6) The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Act"), (the term "registrant" in Rule 12b-2 meaning in this case the Corporation).

        (7) The term "Subsidiary" means any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; PROVIDED, HOWEVER, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

        (8) The term "Continuing Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director, while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors. In order for a Business Combination or other action to be approved, or a fact or other matter to be determined, "by a majority of the Continuing Directors" hereunder, there must be one or more Continuing Directors then serving on the Board of Directors.

        (9) The term "Substantial Part" means assets having an aggregate Fair Market Value (as hereinafter defined) in excess of ten percent (10%) of the book value of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year ending prior to the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving assets constituting any such Substantial Part.

        (10) The term "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price, during the 30-day period immediately preceding the date in question, of a share of such stock on the Composite Tape for New York Stock Exchange, Inc. Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, Inc., or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock, during the 30-day period preceding the date in question, on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

                                     A-1-5

    D. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article SEVENTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by this Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value in excess of the amount set forth in Paragraph 1(b) of Section C of this Article SEVENTH. Any such determination made in good faith shall be binding and conclusive on all parties.

    E. Nothing contained in this Article SEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

    EIGHTH: When considering a merger, consolidation, Business Combination or similar transaction, the Board of Directors, committees of the Board, individual directors and individual officers may, in considering the best interests of the Corporation and its stockholders, consider the effects of any such transaction upon the employees, customers and suppliers of the Corporation, and upon communities in which offices of the Corporation are located.

    NINTH: Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), (i) the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles FIFTH and SIXTH, and (ii) the affirmative vote of the holders of (x) not less than eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class, and (y) not less than a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock which are beneficially owned by persons other than Interested Stockholders, if any, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles SEVENTH and NINTH; PROVIDED, HOWEVER, that, with respect to Articles FIFTH, SIXTH, SEVENTH and NINTH such special voting requirements shall not apply to, and such special votes shall not be required for, any amendment, repeal or adoption recommended by the Board if a majority of the directors then in office are persons who would be eligible to serve as Continuing Directors.

    TENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit. Any repeal of modification of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

    ELEVENTH: Subject to the provisions of this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or thereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                     A-1-6

                                                                     EXHIBIT A-2
                                                         TO THE MERGER AGREEMENT

                          AMENDED AND RESTATED BYLAWS
                                       OF
                           UNUMPROVIDENT CORPORATION
                     (HEREINAFTER CALLED THE "CORPORATION")
                                   ARTICLE I
                                    OFFICES

    SECTION 1. REGISTERED OFFICE. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

    SECTION 2. OTHER OFFICES. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE II
                            MEETINGS OF STOCKHOLDERS

    SECTION 1. PLACE OF MEETINGS. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

    SECTION 2. ANNUAL MEETINGS. The Annual Meetings of Stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the notice of the meetings, at which meetings the stockholders shall elect by a plurality vote the directors to be elected at such meetings, and transact such other business as may properly be brought before the meetings. Written notice of the Annual Meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

    SECTION 3. SPECIAL MEETINGS. Unless otherwise prescribed by law or by the Certificate of Incorporation, Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman, if there be one, (ii) the Chief Executive Officer or (iii) the President, and shall be called by any such officer at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Written notice of a Special Meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

    SECTION 4. QUORUM. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting. The foregoing provisions shall be subject to the voting rights of holders of any Preferred Stock of the Corporation and any quorum requirements relating thereto.

    SECTION 5. VOTING. Unless otherwise required by law, applicable stock exchange rules or regulations, the Certificate of Incorporation or these By-Laws, any question brought before any meeting of stockholders shall be decided by a majority of the votes entitled to be cast by the holders of stock represented and entitled to vote thereat and each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

    SECTION 6. PROPER BUSINESS AT ANNUAL MEETINGS. At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, must be a stockholder of the Corporation of record at the time of the delivery of said notice and must be entitled to vote at the meeting. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation, not less than 60 days nor more than 90 days prior to the annual meeting; PROVIDED, HOWEVER, that in the event that less than 75 days' notice or prior public disclosure of the date of such meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was first made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the meeting with respect to such business, and the reasons for conducting such business at the annual meeting, (ii) the name and address of record of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made,
(iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder and such beneficial owner, (iv) any material interest of the stockholder and such beneficial owner in such business and (v) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that such business was not properly brought before the meeting in accordance with these provisions, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

    SECTION 7. LIST OF STOCKHOLDERS ENTITLED TO VOTE. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

    SECTION 8. STOCK LEDGER. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 7 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                                     A-2-2

    SECTION 9. (a) ORGANIZATION. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the Chief Executive Officer, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

    (b) CONDUCT OF MEETINGS. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

                                  ARTICLE III
                                   DIRECTORS

    SECTION 1.  NUMBER AND ELECTION OF DIRECTORS.  Subject to Article III,
Section 11 of these By-laws, the number of directors constituting the Board of Directors shall be fixed from time to time by the Board of Directors in the manner prescribed in the Certificate of Incorporation and shall initially be 15, eight of whom shall be designated by UNUM Corporation and seven of whom shall be designated by Provident Companies, Inc. Except as provided in Section 3 of this Article, the directors to be elected at each Annual Meeting of Stockholders shall be elected by a plurality of the votes cast at such Annual Meeting of Stockholders, and each director so elected shall hold office until the third Annual Meeting following such election and until his successor is duly elected and qualified, or until his earlier resignation, retirement or removal. No person elected or re-elected a director shall, after such person's seventy-second birthday, serve as a director of the Corporation beyond the date of the Corporation's annual meeting ending the term for which such person has been elected; PROVIDED, that, no person shall be required to retire because of their age prior to such date. Any director may resign at any time upon notice to the Corporation. Directors need not be stockholders.

    SECTION 2. NOMINATION PROCEDURES. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board of Directors or by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation by a stockholder of the Corporation of record at the time of the delivery of said notice who is entitled to vote at the meeting. To be timely, a stockholder's notice shall be delivered to, or mailed and received at, the principal executive

                                     A-2-3
offices of the Corporation not less than 60 days nor more than 90 days prior to the meeting; PROVIDED, HOWEVER, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of the Corporation which are beneficially owned by the person, (iv) a description of all arrangements, understandings or relationships between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and (v) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934, as amended (the "Act"), and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Corporation are traded, and
(b) as to the stockholder giving the notice (i) the name and address of record of the stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and (ii) the class and number of shares of the Corporation which are beneficially owned by the stockholder and such beneficial owner and
(iii) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth herein. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

    SECTION 3. VACANCIES. Subject to the provisions of the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors, which increase shall be subject to Article III, Section 11, shall only be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier resignation or removal.

    SECTION 4. DUTIES AND POWERS. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

    SECTION 5. MEETINGS. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the state of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, if there be one, the Chief Executive Officer, the President, or any three directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight
(48) hours before the date of the meeting, by telephone or telegram on twenty-four (24) hours' notice, or on much shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

    SECTION 6. QUORUM. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may

                                     A-2-4
adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

    SECTION 7. ACTIONS OF BOARD. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

    SECTION 8. MEETINGS BY MEANS OF CONFERENCE TELEPHONE OR SIMILAR COMMUNICATIONS EQUIPMENT. Unless otherwise provided by the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

    SECTION 9. COMMITTEES. (a) The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.

    (b) The Corporation shall have an Executive Committee which, among any other powers which shall from time to time be granted to such committee by resolution of the Board of Directors, shall have the sole power and authority to recommend nominees on behalf of the Corporation to the Board of Directors (i) for election to the Board of Directors at the stockholders meetings at which directors are to be elected, (ii) to fill vacancies on the Board of Directors of the Corporation in between such stockholders meetings and (iii) to serve on, and fill vacancies in, any committee of the Board of Directors.

    (c) Notwithstanding anything to the contrary contained in these By-laws, until July 1, 2001, the Executive Committee will consist of three directors which were initially designated by UNUM Corporation, which will include the Chief Executive Officer initially serving the Corporation (who will serve as Chairman of such committee), and three directors which were initially designated by Provident Companies, Inc., which will include the President initially serving the Corporation, in each case in accordance with the Agreement and Plan of Merger, dated as of November 22, 1998, between UNUM Corporation and Provident Companies, Inc. (the "Merger Agreement").

    SECTION 10. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or

                                     A-2-5
committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

    SECTION 11. CERTAIN MODIFICATIONS. Notwithstanding anything to the contrary contained in these By-laws, until July 1, 2001, the following actions taken either directly or indirectly by the Board of Directors shall, when a quorum is present, require the affirmative vote of not less than seventy-five percent of the directors voting at a meeting for which proper notice of the actions taken was duly given: (i) any change in the size of the Board of Directors or in the size of any class of directors; (ii) any change in the composition or power and authority of the Executive Committee of the Board of Directors or the chairmanship thereof; (iii) any change or amendment to these By-laws; and (iv) any proposals to be submitted to the stockholders of the Corporation by the Board of Directors. From and after July 1, 2001, any of the actions set forth in clauses (i) through (iv) of the immediately preceding sentence may be taken upon the affirmative vote of the number of directors which shall constitute, under the terms of these By-laws, the action of the Board of Directors.

                                   ARTICLE IV
                                    OFFICERS

    SECTION 1. GENERAL. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and one or more Vice-Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

    SECTION 2. ELECTION. The Board of Directors shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

    SECTION 3. VOTING SECURITIES OWNED BY THE CORPORATION. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President or any Vice-President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

    SECTION 4. CHAIRMAN OF THE BOARD OF DIRECTORS. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. Except where by law

                                     A-2-6
the signature of the Chief Executive Officer or the President is required, the Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer or the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer and the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer or the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

    SECTION 5. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors, the Chief Executive Officer or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors.

    SECTION 6. PRESIDENT. The President shall, subject to the control of the Board of Directors and the Chief Executive Officer (provided that until July 1, 2000, the President and the Chief Executive Officer will participate equally in setting the overall strategic direction of the Corporation), have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors, the Chief Executive Officer or the President. In the absence or disability of the Chairman of the Board of Directors and the Chief Executive Officer, or if neither shall exist, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-Laws or by the Board of Directors. From the Effective Time until July 1, 2000, the President initially serving the Corporation shall also be the Chief Operating Officer.

    SECTION 7. VICE-PRESIDENTS. At the request of the Chief Executive Officer or the President or in the event of either of their absences or inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice-President or the Vice-Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer and President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer and President. Each Vice-President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice-President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer and President or in the event of the inability or refusal of the Chief Executive Officer and President to act, shall perform the duties of the Chief Executive Officer and President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer and President.

    SECTION 8. SECRETARY. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of

                                     A-2-7
the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chief Executive Officer or President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors, the Chief Executive Officer or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

    SECTION 9. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

    SECTION 10. ASSISTANT SECRETARIES. Except as may be otherwise provided in these By-Laws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice-President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

    SECTION 11. ASSISTANT TREASURERS. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, the President, any Vice-President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

    SECTION 12. OTHER OFFICERS. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

    SECTION 13. CERTAIN ACTIONS. Notwithstanding anything to the contrary contained in these By-laws and other than in accordance with their respective employment contracts, until July 1, 2001, the removal of the current Chairman and Chief Executive Officer or the current President and Chief

                                     A-2-8

Operating Officer as of the effective date of the merger contemplated by the Merger Agreement, any modification to the provisions of either of their respective employment contracts which provide their respective terms of office or any modification to either of their respective roles, duties or authority shall, when a quorum is present, require the affirmative vote of seventy-five percent of the directors voting at a meeting for which proper notice of the actions taken was duly given. From and after July 1, 2001, any of the actions set forth in the immediately preceding sentence may be taken upon the affirmative vote of the number of directors which shall constitute, under the terms of these By-laws, the action of the Board of Directors.

                                   ARTICLE V
                                     STOCK

    SECTION 1. FORM OF CERTIFICATES. Every holder of stock in the Corporation shall be entitled to have a certificate signed, in the name of the Corporation
(i) by the Chairman of the Board of Directors, the Chief Executive Officer, the President or a Vice-President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by him in the Corporation.

    SECTION 2. SIGNATURES. Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

    SECTION 3. LOST CERTIFICATES. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

    SECTION 4. TRANSFERS. Stock of the Corporation shall be transferable in the manner prescribed by law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by his attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.

    SECTION 5. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; PROVIDED, HOWEVER, that the Board of Directors may fix a new record date for the adjourned meeting.

    SECTION 6. BENEFICIAL OWNERS. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

                                     A-2-9

                                   ARTICLE VI
                                    NOTICES

    SECTION 1. NOTICES. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at his address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Written notice may also be given personally or by telegram, telex or cable.

    SECTION 2. WAIVERS OF NOTICE. Whenever any notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                  ARTICLE VII
                               GENERAL PROVISIONS

    SECTION 1. DIVIDENDS. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

    SECTION 2. DISBURSEMENTS. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

    SECTION 3. FISCAL YEAR. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

    SECTION 4. CORPORATE SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

                                  ARTICLE VIII
                                INDEMNIFICATION

    SECTION 1. INDEMNIFICATION IN ACTIONS, SUITS, OR PROCEEDINGS OTHER THAN THOSE BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this
Article VIII, the Corporation shall indemnify each person who is or was, or is threatened to be made, a party to or witness in any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative (other than one by or in the right of the Corporation), by reason of the fact that he is or was a director, officer or employee of the Corporation or of Union Mutual Life Insurance Company, a Maine mutual insurance company (the "Mutual Company"), or is or was serving at the request of the Corporation or the Mutual Company as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees and expenses), judgments,

                                     A-2-10
fines, penalties, and amounts paid in settlement, incurred by him in connection with defending, investigating, preparing to defend, or being or preparing to be a witness in, such action, suit, proceeding or claim, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    SECTION 2. INDEMNIFICATION IN ACTIONS, SUITS OR PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. Subject to Section 3 of this Article VIII, the Corporation shall indemnify each person who is or was, or is threatened to be made, a party to or witness in any threatened, pending or completed action, suit, proceeding or claim by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation or of the Mutual Company or is or was serving at the request of the Corporation or the Mutual Company as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees and expenses), and, if and to the extent permitted by applicable law, judgments, penalties and amounts paid in settlement, incurred by him in connection with defending, investigating, preparing to defend, or being or preparing to be a witness in, such action, suit, proceeding or claim, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; PROVIDED, HOWEVER, that no indemnification shall be made in respect of any such claim or any issue or matter in any such action, suit or proceeding as to which such person shall have been adjudged to be liable to the Corporation unless (and only to the extent that) the Court of Chancery or the court in which such claim, action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses and amounts which the Court of Chancery or such other court shall deem proper.

    SECTION 3. AUTHORIZATION OF INDEMNIFICATION. (a) Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the person seeking indemnification is proper in the circumstances because he has met the applicable standard of conduct set forth in
Section 1 or 2 of this Article VIII, as the case may be. Such determination (and determinations under Sections 5 and 6 of this Article VIII) shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, proceeding or claim with respect to which indemnification is sought ("disinterested directors"), or (ii) if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, in a written opinion of independent legal counsel chosen by the Board of Directors, or (iii) by the stockholders; PROVIDED, HOWEVER, that if a Change in Control (as defined in this Section 3) has occurred and the person seeking indemnification so requests, such determination (and determination under Sections 5 and 6 of this Article VIII) shall be made in a written opinion rendered by independent legal counsel chosen by the person seeking indemnification and not reasonably objected to by the Board of Directors (whose fees and expenses shall be paid by the Corporation). To the extent, however, that a director, officer, employee or trustee or former director, officer, employee or trustee has been successful on the merits or otherwise in defense of any action, suit, proceeding or claim described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees and expenses) incurred by him in connection therewith, without the necessity of authorization in the specific case.

    (b) For purposes of the proviso to the second sentence of Section 3(a), "independent legal counsel" shall mean legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation, the Mutual Company or the person seeking indemnification within the previous three years.

    (c) A "Change in Control" shall mean a change in control of the Corporation of a nature that would be required to be reported in response to Item 5(f) of
Schedule 14A of Regulation 14A promulgated under the Act, whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if
(i) any "person" (as such

                                     A-2-11
term is used in sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such acquisition, or (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter, or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period) cease for any reason to constitute at least a majority of the Board of Directors.

    SECTION 4. GOOD FAITH DEFINED, ETC. (a) For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if such person relied on the records or books of account of the Corporation, the Mutual Company or another enterprise, or on information supplied to him by the officers of the Corporation, the Mutual Company or another enterprise, or on information or records given or reports made to the Corporation, the Mutual Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation, the Mutual Company or another enterprise. The term "another enterprise" as used in this Section 4(a) shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation or the Mutual Company as a director, officer, employee or trustee.

    (b) The termination of any action, suit, proceeding or claim by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, that he had no reasonable cause to believe that his conduct was unlawful.

    (c) References in this Article VIII to "penalties" include any excise taxes assessed on a person with respect to an employee benefit plan; references in this Article VIII to "serving at the request of the Corporation or the Mutual Company" include any service as a director, officer or employee or former director, officer or employee of the Corporation or the Mutual Company which imposes duties on, or involves services by, such person with respect to an employee benefit plan or its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the participants or beneficiaries of such an employee benefit plan shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation.

    (d) The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or 2 of this
Article VIII, as the case may be.

    SECTION 5. RIGHT TO INDEMNIFICATION UPON APPLICATION; PROCEDURE UPON APPLICATION; ETC. Except as otherwise provided in the proviso to Section 2 of this Article VIII:

    (a) Any indemnification under Section 1 or 2 of this Article VIII shall be made no later than 45 days after receipt by the Corporation of the written request of the director, officer, employee or trustee or former director, officer, employee or trustee unless a determination is made within said 45-day period in accordance with Section 3 of this Article VIII that such person has not met the applicable standard of conduct set forth in Section 1 or 2 of this
Article VIII.

                                     A-2-12

    (b) The right to indemnification under Section 1 or 2 of this Article VIII or advances under Section 6 of this Article VIII shall be enforceable by the director, officer, employee or trustee or former director, officer, employee or trustee in any court of competent jurisdiction. Following a Change in Control, the burden of proving that indemnification is not appropriate shall be on the Corporation. Neither the absence of any prior determination that indemnification is proper in the circumstances, nor a prior determination that indemnification is not proper in the circumstances, shall be a defense to the action or create a presumption that the director, officer, employee or trustee or former director, officer, employee or trustee has not met the applicable standard of conduct. The expenses (including attorney's fees and expenses) incurred by the director, officer, employee or trustee or former director, officer, employee or trustee in connection with successfully establishing his right to indemnification, in whole or in part, in any such action (or in any action or claim brought by him to recover under any insurance policy or policies referred to in Section 9 of this
Article VIII) shall also be indemnified by the Corporation.

    (c) If any person is entitled under any provision of this Article VIII to indemnification by the Corporation for some or a portion of expenses, judgments, fines, penalties or amounts paid in settlement incurred by him, but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify such person for the portion of such expenses, judgments, fines, penalties and amounts to which he is entitled.

    SECTION 6. EXPENSES PAYABLE IN ADVANCE. Expenses (including attorney's fees and expenses) incurred by a director, officer, employee or trustee or a former director, officer, employee or trustee in defending, investigating, preparing to defend, or being or preparing to be a witness in, a threatened or pending action, suit, proceeding or claim against him, whether civil or criminal, may be paid by the Corporation in advance of the final disposition of such action, suit, proceeding or claim upon receipt by the Corporation of a written request therefor and a written undertaking by or on behalf of the director, officer, employee or trustee or former director, officer, employee or trustee to repay such amounts if it shall be determined in accordance with
Section 3 of this Article VIII that he is not entitled to be indemnified by the Corporation; PROVIDED, HOWEVER, that if he seeks to enforce his rights in a court of competent jurisdiction pursuant to Section 5(b) of this Article VIII, said undertaking to repay shall not be applicable or enforceable unless and until there is a final court determination that he is not entitled to indemnification as to which all rights of approval have been exhausted or have expired.

    SECTION 7.  CERTAIN PERSONS NOT ENTITLED TO
INDEMNIFICATION. Notwithstanding any other provision of this Article VIII, no person shall be entitled to indemnification under this Article VIII or to advances under Section 6 of this Article VIII with respect to any action, suit, proceeding or claim brought or made by him against the Corporation or the Mutual Company, other than an action, suit, proceeding or claim seeking, or defending such person's right to, indemnification and/or expense advances pursuant to this
Article VIII or otherwise.

    SECTION 8. NON-EXCLUSIVITY AND SURVIVAL OF INDEMNIFICATION. The provisions of this Article VIII shall not be deemed exclusive of any other rights to which the person seeking indemnification or expense advances may be entitled under any agreement, contract, or vote of stockholders or disinterested directors, or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Except as otherwise provided in Section 7 of this Article VIII, but notwithstanding any other provision of this Article VIII, it is the policy of the Corporation that indemnification of and expense advances to the persons specified in Sections 1 and 2 of this Article VIII shall be made to the fullest extent permitted by law, and, accordingly, in the event of any change in law, by legislation or otherwise, permitting greater indemnification of and/or expense advances to any such person, the provisions of this Article VIII shall be construed so as to require such greater indemnification and/or expense advances. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or 2 of this Article VIII but whom the Corporation has the power to indemnify under the provisions of the General Corporation Law of the State of Delaware or otherwise. The provisions of this

                                     A-2-13

Article VIII shall continue as to a person who has ceased to be a director, officer, employee or trustee and shall inure to the benefit of the heirs, executors and administrators of such person.

    SECTION 9. INSURANCE. The Corporation may purchase and maintain at its expense insurance on behalf of any person who is or was a director, officer or employee of the Corporation or the Mutual Company or is or was serving at the request of the Corporation or the Mutual Company as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability or expense asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability or expense under the provisions of this Article VIII or the provisions of Section 145 of the General Corporation Law of the State of Delaware. The Company shall not be obligated under this Article VIII to make any payment in connection with any claim made against any person if and to the extent that such person has actually received payment therefor under any insurance policy or policies.

    SECTION 10. SUCCESSORS; MEANING OF "CORPORATION". This Article VIII shall be binding upon and enforceable against any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Corporation. For purposes of this Article VIII, but subject to the provisions of any agreement relating to any merger or consolidation of the kind referred to in clause (i) below or of any agreement relating to the acquisition of any corporation of the kind referred to in clause
(ii) below, references to "the Corporation" shall include (i) any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger with the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees, so that any person who is or was a director, officer or employee of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this
Article VIII with respect to the Corporation as he would have with respect to such constituent corporation if its separate existence had continued; and (ii) any corporation of which at least a majority of the voting power (as represented by its outstanding stock having voting power generally in the election of directors) is owned directly or indirectly by the Corporation.

    SECTION 11. SEVERABILITY. The provisions of this Article VIII shall be severable in the event that any provision hereof (including any provision within a single section, subsection, clause, paragraph or sentence) is held invalid, void or otherwise unenforceable on any ground by any court of competent jurisdiction. In the event of any such holding, the remaining provisions of this
Article VIII shall continue in effect and be enforceable to the fullest extent permitted by law.

                                   ARTICLE IX
                                   AMENDMENTS

    SECTION 1. POWER TO AMEND. The Board of Directors shall have concurrent power with the stockholders as set forth in the By-Laws and the Certificate of Incorporation to make, alter, amend, change, add to or repeal the By-Laws.

    SECTION 2. REQUIRED VOTE. The Board of Directors may amend the By-Laws upon the affirmative vote of the number of directors which shall constitute, under the terms of the By-Laws, the action of the Board of Directors. Notwithstanding anything to the contrary contained in these By-laws including, without limitation, the last preceding sentence, until July 1, 2001, the amendment of Article III, Section 11 or Article IV, Section 13 of these By-laws, shall, when a quorum is present, require the affirmative vote of seventy-five percent of the directors voting at a meeting for which proper notice of the actions taken was duly given. Stockholders may not amend the By-Laws except upon the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock (as such term is defined in the Certificate of Incorporation) voting together as a single class.

                                     A-2-14

                                                                       EXHIBIT B
                                                         TO THE MERGER AGREEMENT

               CORPORATE GOVERNANCE OF THE SURVIVING CORPORATION
                          FOLLOWING THE EFFECTIVE TIME

BOARD OF DIRECTORS

    COMPOSITION. The By-laws of the Surviving Corporation will provide that the Board of Directors of the Surviving Corporation will consist of 15 members, eight of whom shall be designated by UNUM and seven of whom shall be designated by Provident and no more than one member appointed by each party shall be an "inside" director (I.E., any individual currently employed by such party or employed by such party within the past three years). Provident shall be deemed to have designated any director which Zurich Insurance Company shall have the right to designate pursuant to the Amended and Restated Relationship Agreement between Provident and Zurich Insurance Company, dated as of May 31, 1996. The current Chairman and Chief Executive Officer of UNUM will serve as Chairman of the Board of Directors of the Surviving Corporation. The current Chairman and the Chief Executive Officer of Provident will serve as President and Chief Operating Officer of the Surviving Corporation and will be a member of the Board of Directors of the Surviving Corporation. Prior to the mailing of the Joint Proxy Statement, each party will designate in writing the individual directors that it is entitled to designate to the Board of Directors and will designate the class to which each is to be assigned understanding that UNUM will designate three directors, two directors and three directors to classes one, two and three, respectively, and Provident will designate two directors, three directors and two directors to classes one, two and three, respectively. Such written designation shall be included as Annex I to this Exhibit B to the Merger Agreement to be incorporated as part of the Joint Proxy Statement.

    NOMINATION OF DIRECTORS. The By-Laws of the Surviving Corporation will provide that the Executive Committee of the Board of Directors will recommend nominees to the Board of Directors (i) for election to the Board of Directors at the stockholder meetings at which directors are to be elected, (ii) to fill vacancies on the Board of Directors of the Surviving Corporation in between such stockholders meetings and (iii) to serve on, and fill vacancies in, any Committee of the Board of Directors. The By-Laws will also provide that if a director reaches mandatory retirement age (not less than 70) during the term of a directorship, such director may complete the term of the class to which he or she is elected.

    COMPOSITION OF THE EXECUTIVE COMMITTEE. The By-Laws of the Surviving Corporation will provide that, until July 1, 2001, the Executive Committee will consist of three UNUM directors, including the Chief Executive Officer initially serving the Surviving Corporation, and three Provident directors, including the President initially serving the Surviving Corporation. The Chief Executive Officer initially serving the Surviving Corporation will also serve as the Chairman of the Executive Committee as provided in his employment contract.

EXECUTIVE OFFICERS

    COMPOSITION. The Executive Officers of the Surviving Corporation will initially be the following:

NAME                                                                TITLE
----------------------------------------------  ----------------------------------------------
James F. Orr III..............................  Chairman of the Board and Chief Executive
                                                  Officer
J. Harold Chandler............................  President and Chief Operating Officer
F. Dean Copeland..............................  Executive Vice President
Robert W. Crispin.............................  Executive Vice President
Elaine D. Rosen...............................  Executive Vice President
Thomas R. Watjen..............................  Executive Vice President

    The employment contracts for each of Mr. Orr and Mr. Chandler will provide that, from the Effective Time until July 1, 2000, Mr. Orr and Mr. Chandler will participate equally in setting the overall strategic direction of the Company. From the Effective Time until July 1, 2000, Mr. Orr will be Chief Executive Officer and Chairman of the Board of Directors, and during the same period Mr. Chandler will be President and Chief Operating Officer. During the period Mr. Chandler is serving as Chief Operating Officer, the operating and staff units of the Surviving Corporation shall report to Mr. Chandler and he shall be responsible for their staffing and performance. From and after July 1, 2000, Mr. Chandler will succeed Mr. Orr as the Chief Executive Officer and continue to serve as President, and Mr. Orr will thereafter serve as executive Chairman of the Board of Directors. As to each individual the positions will be held in accordance with the terms of their respective employment contracts.

    MANAGEMENT COMMITTEES. At the Effective Time a Corporate Policy Committee and an Operating Committee will be established. The Corporate Policy Committee will consist of Ms. Rosen and Messrs. Orr, Chandler, Copeland, Watjen, and Crispin with Mr. Orr as Chairman. Subject to the authority of the Board of Directors, this committee will assist the Chief Executive Officer and the President in setting the overall strategic direction for the Surviving Corporation. In addition, during the integration period immediately following the Effective Time this committee will serve as the transition committee. Subject to the foregoing, Mr. Watjen will direct the transition and integration team.

    The Operating Committee will consist of Ms. Rosen and Messrs. Orr, Chandler, Copeland, Watjen, and Crispin and may include certain other officers of the Surviving Corporation with Mr. Chandler as Chairman. Subject to the authority of the Board of Directors and the Chief Executive Officer, this committee will assist the President in managing the Surviving Corporation.

AMENDMENTS

    The By-Laws of the Surviving Corporation will provide that, until July 1, 2001, the following actions will require the approval of at least 75% of the directors voting at a meeting for which proper notice of the actions taken was duly given (assuming for the purposes of such approval that a quorum is present):

    (i) the removal of Mr. Orr or Mr. Chandler from their executive positions, including the successorship arrangements other than in accordance with their respective employment contracts, or any breach of their respective employment agreements;

    (ii) any change in the size of the Board of Directors;

    (iii) any change in the composition or power and authority of the Executive Committee of the Board of Directors or the chairmanship thereof;

    (iv) any change or amendment to the By-Laws; and

    (v) any proposals to be submitted to the stockholders of the Surviving Corporation by the Board of Directors.

                                                                     EXHIBIT C-1
                                                         TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER
                              FOR UNUM AFFILIATES

Dear Sirs:

    The undersigned, a holder of shares of common stock, par value $.10 per share ("UNUM Common Stock"), of UNUM Corporation, a Delaware corporation ("UNUM"), is entitled to receive in connection with the merger (the "Merger") of UNUM with and into Provident Companies, Inc., a Delaware corporation ("Provident"), securities of Provident, as the surviving corporation in the Merger (the "Surviving Corporation Securities"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of UNUM within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of UNUM for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact.

    If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Surviving Corporation Securities received by the undersigned in exchange for any shares of UNUM Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Provident will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Surviving Corporation Securities by the undersigned.

    The undersigned hereby represents to and covenants with Provident that the undersigned will not sell, assign or transfer any of the Surviving Corporation Securities received by the undersigned in exchange for shares of UNUM Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of Provident or other counsel reasonably satisfactory to Provident or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act; PROVIDED, HOWEVER, that in any such case, such sale, assignment or transfer shall only be permitted if, in the opinion of counsel of Provident, such transaction would not have, directly or indirectly, any adverse consequences for Provident with respect to the treatment of the Merger for tax purposes.

    The undersigned hereby further represents to and covenants with Provident that the undersigned has not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of UNUM Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Surviving Corporation Securities received by the undersigned in connection with the Merger until after such time as results covering at least 30 days of post-Merger combined operations of UNUM and Provident have been published by Provident, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

    In the event of a sale or other disposition by the undersigned of Surviving Corporation Securities pursuant to Rule 145, the undersigned will supply Provident with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no- action letter referred to above. The undersigned understands that Provident may instruct its transfer agent to withhold the transfer of any Surviving Corporation Securities disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Provident shall cause the transfer agent to effectuate the transfer of the Surviving Corporation Securities sold as indicated in such letter.

    Provident covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of Surviving Corporation Securities by the undersigned under Rule 145 in accordance with the terms thereof.

    The undersigned acknowledges and agrees that the legends set forth below will be placed on certificates representing Surviving Corporation Securities received by the undersigned in connection with the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Provident from independent counsel reasonably satisfactory to Provident to the effect that such legends are no longer required for purposes of the Securities Act.

    There will be placed on the certificates for Surviving Corporation Securities issued to the undersigned, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred (i) until such time as UNUMProvident Corporation shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Surviving Corporation Securities and (ii) the receipt by Provident of this letter is an inducement to Provident's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                     C-1-2

                                                                         ANNEX I
                                                                  TO EXHIBIT C-1

[Name]                                                                    [Date]

    On                     , the undersigned sold the securities of Provident
Companies, Inc. ("Provident"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of UNUM Corporation, a Delaware corporation, with and into Provident.

    Based upon the most recent report or statement filed by Provident with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

    The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

           [Space to be provided for description of the Securities.]

                                                                     EXHIBIT C-2
                                                         TO THE MERGER AGREEMENT

                            FORM OF AFFILIATE LETTER
                            FOR PROVIDENT AFFILIATES

Dear Sirs:

    The undersigned is a holder of shares of common stock, par value $1.00 per share ("Provident Common Stock"), of Provident Companies, Inc., a Delaware corporation ("Provident"). The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Provident for purposes of qualifying the merger of UNUM Corporation, a Delaware corporation ("UNUM"), and Provident (the "Merger") for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of such fact.

    The undersigned hereby represents to and covenants with Provident that the undersigned has not, within the preceding 30 days, sold, transferred or otherwise disposed of any shares of Provident Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any Provident Common Stock held by the undersigned until after such time as results covering at least 30 days of post-Merger combined operations of Provident and UNUM have been published by Provident, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations, except as would not otherwise reasonably be expected to adversely affect the qualification of the Merger as a pooling-of-interests.

    The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Provident Common Stock and (ii) the receipt by UNUM of this letter is an inducement to UNUM's obligations to consummate the Merger.

                                          Very truly yours,

Dated:

                                                                       EXHIBIT D
                                                         TO THE MERGER AGREEMENT

                        [LETTERHEAD OF UNUM CORPORATION]

                                                                      [  ], 1999

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Sullivan & Cromwell
125 Broad Street
New York, NY 10004

Ladies and Gentlemen:

    In connection with the opinions to be delivered pursuant to Sections 6.02(c) and 6.03(c) of the Agreement and Plan of Merger (the "Merger Agreement"), dated November 22, 1998, as amended as of May 25, 1999, among Provident Companies, Inc., a Delaware corporation ("Provident"), and UNUM Corporation, a Delaware corporation ("UNUM"), and in connection with the filing with the Securities and Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement Prospectus of UNUM and Provident, the undersigned certifies and represents on behalf of UNUM and as to UNUM, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

    1. The facts relating to the contemplated merger of UNUM with and into Provident (the "Merger") as described in the Registration Statement and the documents described in the Registration Statement are, insofar as such facts pertain to UNUM, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

    2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock, par value $.10 per share, of UNUM (the "UNUM Common Stock") will be converted into common stock, par value $.10 per share, of Provident ("UNUMProvident, the Surviving Corporation ("Surviving Corporation Common Stock"), is the result of arm's length bargaining.

    3. (i) Neither UNUM nor any corporation related to UNUM has acquired or has any present plan or intention to acquire any UNUM Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. To the best knowledge of the management of UNUM, neither Provident nor any corporation that is related to Provident has a present plan or intention to purchase any UNUM Common Stock or any Surviving Corporation Common Stock.

    (ii) For purposes of this representation letter, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or
(b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

    4. UNUM has not made and does not have any present plan or intention to make any distributions (other than dividends made in the ordinary course of business) prior to, in contemplation of or otherwise in connection with, the Merger.

    5. Provident, UNUM and holders of UNUM Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. UNUM has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of UNUM Common Stock. Except to the extent specifically contemplated under the Merger Agreement and the Stockholders Agreement, UNUM has not entered into any arrangement pursuant to which Provident has agreed to assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of any holder of UNUM Common Stock.

    6. The liabilities of UNUM assumed by Provident and the liabilities to which the transferred assets of UNUM are subject were incurred by UNUM in the ordinary course of its business.

    7. UNUM is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    8. UNUM will not take, and to the best knowledge of the management of UNUM there is no present plan or intention by other stockholders of UNUM to take, any position on any Federal, state or local income or franchise tax return, or to take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

    9. None of the compensation received by any stockholder-employee of UNUM in respect of periods at or prior to the Effective Time represents separate consideration for any of its UNUM Common Stock. None of the Surviving Corporation Common Stock that will be received by stockholder-employees of UNUM in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

    10. There is no intercorporate indebtedness existing between Provident (or any of its subsidiaries) and UNUM (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount (other than indebtedness of UNUM (or any of its subsidiaries) acquired by Provident pursuant to the express terms of the Merger Agreement or the Stockholders Agreement).

    11. UNUM is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    12. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of UNUM with respect to the Merger.

    13. No assets of UNUM have been sold, transferred or otherwise disposed of which would prevent Provident from continuing the "historic business" of UNUM or from using a significant portion of the "historic business assets" of UNUM in a business following the Merger (as such terms are defined in Treasury regulation
Section 1.368-1(d)).

    14. On the date of the Merger, the fair market value of the assets of UNUM will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

    15. The undersigned is authorized to make all the representations set forth herein on behalf of UNUM.

    The undersigned acknowledges that (i) your respective opinions will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) your respective opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

    The undersigned acknowledges that your respective opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                              Very truly yours,

                                              UNUM CORPORATION

                                              by
                                                         ----------------------------------------
                                                         Name:
                                                         Title:

                                                                       EXHIBIT E
                                                         TO THE MERGER AGREEMENT

                   [LETTERHEAD OF PROVIDENT COMPANIES, INC.]

                                                                      [  ], 1999

Sullivan & Cromwell
125 Broad Street
New York, NY 10004

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue

New York, New York 10019

Ladies and Gentlemen:

    In connection with the opinions to be delivered pursuant to Sections 6.02(c) and 6.03(c) of the Agreement and Plan of Merger (the "Merger Agreement"), dated November 22, 1998, as amended as of May 25, 1999, among Provident Companies, Inc., a Delaware corporation ("Provident"), and UNUM Corporation, a Delaware corporation ("UNUM"), and in connection with the filing with the Securities and Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement"), which includes the Proxy Statement Prospectus of Provident and UNUM, the undersigned certifies and represents on behalf of Provident and as to Provident, after due inquiry and investigation, as follows (any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement):

    1. The facts relating to the contemplated merger of Provident with and into UNUM (the "Merger") as described in the Registration Statement and the documents described in the Registration Statement are, insofar as such facts pertain to Provident, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

    2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of common stock, par value $.10 per share, of UNUM (the "UNUM Common Stock") will be converted into common stock, par value $.10 per share, of UNUMProvident, the Surviving Corporation ('Surviving Corporation Common Stock"), is the result of arm's length bargaining.

    3. (i) Provident has no present plan or intention, following the Merger, to reacquire, or to cause any corporation that is related to Provident to acquire, any Surviving Corporation Common Stock. To the best knowledge of the management of Provident, no corporation that is related to Provident has a present plan or intention to purchase any Surviving Corporation Common Stock.

    (ii) For purposes of this representation letter, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or
(b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

    4. Provident has no present plan or intention, following the Merger to sell or otherwise dispose of more than 20% of the assets held by UNUM immediately prior to the Merger, except for dispositions of such assets in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code.

    5. Provident, UNUM and holders of UNUM Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. Except to the extent specifically contemplated under the Merger Agreement and the Stockholders Agreement, Provident has not paid (directly or indirectly) or has not agreed to assume any expenses or other liabilities, whether fixed or contingent, incurred or to be incurred, by any stockholder of UNUM in connection with or as part of the Merger or any related transactions.

    6. Following the Merger, Provident or Provident's "qualified group," as defined in Treasury regulation 1.368-1(d)(4)(ii), intends to continue its "historic business" or to use a significant portion of its "historic business assets" in a business (as such terms are defined in Treasury regulation Section 1.368-1(d)).

    7. Provident is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

    8. Provident will not take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

    9. None of the compensation to be received by any stockholder-employee of UNUM in respect of periods after the Effective Time represents separate consideration for any of its UNUM Common Stock. None of the Surviving Corporation Common Stock that will be received by any stockholder-employee of UNUM in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

    10. There is no intercorporate indebtedness existing between Provident (or any of its subsidiaries) and UNUM (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount (other than indebtedness of UNUM (or any of its subsidiaries) acquired by Provident pursuant to the express terms of the Merger Agreement or the Stockholders Agreement).

    11. Provident is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

    12. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of Provident and UNUM with respect to the Merger.

    The undersigned acknowledges that (i) your respective opinions will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) your respective opinions will be subject to certain limitations and qualifications including that they may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all material respects.

    The undersigned acknowledges that your respective opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                              Very truly yours,

                                              PROVIDENT COMPANIES, INC.

                                              by
                                                         ----------------------------------------
                                                         Name:
                                                         Title:

                                                                      APPENDIX B

               STOCK OPTION AGREEMENT dated as of November 22, 1998 (the "Agreement"), by and between PROVIDENT COMPANIES, INC., a Delaware corporation ("Issuer"), and UNUM CORPORATION, a Delaware corporation ("Grantee").

                                    RECITALS

    A. Issuer and Grantee have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Grantee with and into Issuer with Issuer as the surviving corporation in the Merger;

    B. As a condition and inducement to Grantee's willingness to enter into the Merger Agreement, the Stockholders Agreement and the UNUM Stock Option Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

    C. As a condition and inducement to Issuer's willingness to enter into the Merger Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's common stock on substantially the same terms as the Option;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

    1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option", which term shall, as applicable, be deemed to refer to an option with respect to Issuer Preferred Stock (as defined in Section 2(b)) to purchase up to 26,945,874 (as adjusted as set forth herein) shares (the "Option Shares", which term shall, as applicable, be deemed to refer to Issuer Preferred Option Shares (as defined in Section 2(b)), of Common Stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer at a purchase price of $35.131 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

    2. EXERCISE OF OPTION. (a) Grantee may exercise the Option, with respect to any or all of the Option Shares at any time, subject to the provisions of
Section 2(c), after the occurrence of any event as a result of which the Grantee is entitled to receive the Termination Fee pursuant to Section 5.09(b) of the Merger Agreement (a "Purchase Event"); PROVIDED, HOWEVER, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 18 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of this clause (C), the Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which the Grantee has such right to receive a Termination Fee, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications, filings, expiration of applicable waiting periods or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee illegal (the "Regulatory Approvals"). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

    (b) In the event that Grantee is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date (an "Option Closing Date"), subject to the following sentence, not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (an "Option Closing"); PROVIDED, HOWEVER, that in the event a sufficient number of shares of Issuer Common Stock are not authorized to permit the issuance by the Issuer of the number of Option Shares subject to such Exercise Notice, the Issuer shall use its best efforts to cause such number of shares of Issuer Common Stock to become authorized for issuance prior to the Option Closing Date, or, in lieu thereof, a number of shares of preferred stock, par value $1.00 per share, authorized and designated by the Issuer in accordance with the DGCL ("Issuer Preferred Stock"), which shares (or units thereof) of preferred stock shall be equal (in number and voting power) to the number of Option Shares issuable pursuant to such Exercise Notice and otherwise have terms that make such preferred stock substantially similar to Issuer Common Stock (the "Issuer Preferred Option Shares"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the first sentence of Section 2(a).

    (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable efforts to assist Grantee in seeking the Regulatory Approvals.

    In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or
(ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

    3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

    (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

    (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 22, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF PROVIDENT COMPANIES, INC. AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

    4. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

        AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock or, to the extent of any deficiency in the amount of authorized Issuer Common Stock, Issuer Preferred Option Shares necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock and/or Issuer Preferred Option Shares or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock and/or Issuer Preferred Option Shares to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock and/or Issuer Preferred Option Shares or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.

    5. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

        PURCHASE NOT FOR DISTRIBUTION. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

    6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in the Issuer Common Stock by reason of a stock dividend, split-up, reverse stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to
Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, after such issuance, it equates 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

    (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than

Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

    (c) Notwithstanding that the Issuer may at any such time not have sufficient authorized shares of Issuer Common Stock or may not have authorized and designated the Issuer Preferred Option Shares in accordance with the DGCL, in each case issuable pursuant to exercise of the Option, if, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 NYSE trading days commencing on the 12th NYSE trading day immediately preceding the Notice Date, per share of Issuer Common Stock as reported on the NYSE Composite Transaction Tape (or, if not listed on the NYSE, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in THE WALL STREET JOURNAL (Northeast edition), or, if not reported thereby, any other authoritative source) (the "Closing Price") and (ii) the Purchase Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

    7. REGISTRATION RIGHTS. Issuer will, if requested by Grantee at any time and from time to time within three years of the exercise of the Option, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 4.9% of the then-outstanding voting power of Issuer. Issuer will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect
Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section 7, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 7, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

    8. LIMITATION ON PROFIT. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as defined below) plus any Termination Fee paid to Grantee pursuant to Section 5.09(b) of the Merger Agreement exceed in the aggregate $250 million and, if the total amount that otherwise would be received by Grantee would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock or Issuer Preferred Stock, as the case may be, subject to the Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee against the refund of the Purchase Price therefore, (iii) pay cash to the Issuer or (iv) any combination thereof, so that Grantee's actually realized Total Profit, when aggregated with such Termination Fee so paid to Grantee, shall not exceed $250 million after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with any Termination Fee theretofore paid to Grantee, would exceed $250 million; PROVIDED, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

    (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 6(c), (ii)(x) the net cash amounts or the fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, but in no case less than the fair market value of such Option Shares, less (y) the Grantee's purchase price of such Option Shares, and
(iii) the net cash amounts received by Grantee on the transfer (in accordance with Section 12(g) hereof) of the Option (or any portion thereof) to any unaffiliated party.

    (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming for such purpose that the Option were exercised on such date for such number of Option Shares and assuming that such Option Shares (including any units of Issuer Preferred Stock intended to equate to Issuer Common Stock), together with all other Option Shares (including any units of Issuer Preferred Stock intended to equate to Issuer Common Stock) held by Grantee and its affiliates as of such date, were sold for cash at the closing market price on the NYSE for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions.)

    9. TRANSFERS. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 7 or (ii) to any purchaser or transferee who would not, to the knowledge of the Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 4.9% of the then-outstanding voting power of the Issuer; PROVIDED, HOWEVER, that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof).

    10. LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

    11. LOSS OR MUTILATION. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

    12. MISCELLANEOUS. (a) EXPENSES. Except as otherwise provided in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

    (b) AMENDMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

    (c) EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

    (d) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the UNUM Stock Option Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith), the Stockholders Agreement, the Confidentiality Agreement and the Letter Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in
Section 8.06 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

    (e) GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    (f) NOTICES. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Issuer to:

       Provident Companies, Inc.
       1 Fountain Square
       Chattanooga, Tennessee 37402
       Telecopy No.: (423) 755-5036
       Attention: F. Dean Copeland

    with a copy to:

       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004
       Attention: H. Rodgin Cohen
       Fax: (212) 558-3588; and

    If to Grantee to:

       UNUM Corporation
       2211 Congress Street
       Portland, Maine 04122
       Telecopy No.: (207) 770-4377
       Attention: Kevin J. Tierney

    with copies to:

       Cravath, Swaine & Moore
       Worldwide Plaza
       825 Eighth Avenue
       New York, New York 10019
       Attention: Robert A. Kindler
       Fax: (212) 474-3700

    (g) ASSIGNMENT. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 12(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    (h) FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (i) ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of

Delaware or in Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

    13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                PROVIDENT COMPANIES, INC.,

                                By:  /s/ J. HAROLD CHANDLER
                                     -----------------------------------------
                                     Name: J. Harold Chandler
                                     Title: Chairman, President
                                          and Chief Executive Officer

                                UNUM CORPORATION,

                                By:  /s/ JAMES F. ORR III
                                     -----------------------------------------
                                     Name: James F. Orr III
                                     Title: Chairman and Chief
                                          Executive Officer

                                                                      APPENDIX C

               STOCK OPTION AGREEMENT dated as of November 22, 1998 (the "Agreement"), by and between UNUM CORPORATION, a Delaware corporation ("Issuer"), and PROVIDENT COMPANIES, INC., a Delaware corporation ("Grantee").

                                    RECITALS

    A. Issuer and Grantee have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; defined terms used but not defined herein have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Issuer with and into Grantee with Grantee as the surviving corporation in the Merger;

    B. As a condition and inducement to Grantee's willingness to enter into the Merger Agreement and the Provident Stock Option Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below); and

    C. As a condition and inducement to Issuer's willingness to enter into the Merger Agreement, the Stockholders Agreement and this Agreement, Issuer has requested that Grantee agree, and Grantee has agreed, to grant Issuer an option to purchase shares of Grantee's common stock on substantially the same terms as the Option;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Issuer and Grantee agree as follows:

    1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 27,563,644 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.10 per share ("Issuer Common Stock"), of Issuer at a purchase price of $50.657 (as adjusted as set forth herein) per Option Share (the "Purchase Price").

    2. EXERCISE OF OPTION. (a) Grantee may exercise the Option, with respect to any or all of the Option Shares at any time, subject to the provisions of
Section 2(c), after the occurrence of any event as a result of which the Grantee is entitled to receive the Termination Fee pursuant to Section 5.09(c) of the Merger Agreement (a "Purchase Event"); PROVIDED, HOWEVER, that (i) except as provided in the last sentence of this Section 2(a), the Option will terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) 18 months after the first occurrence of a Purchase Event, and (C) termination of the Merger Agreement in accordance with its terms prior to the occurrence of a Purchase Event, unless, in the case of this clause (C), the Grantee has the right to receive a Termination Fee following such termination upon the occurrence of certain events, in which case the Option will not terminate until the later of (x) six months following the time such Termination Fee becomes payable and (y) the expiration of the period in which the Grantee has such right to receive a Termination Fee, and (ii) any purchase of Option Shares upon exercise of the Option will be subject to compliance with the HSR Act and the obtaining or making of any consents, approvals, orders, notifications, filings, expiration of applicable waiting periods or authorizations, the failure of which to have obtained or made would have the effect of making the issuance of Option Shares to Grantee illegal (the "Regulatory Approvals"). Notwithstanding the termination of the Option, Grantee will be entitled to purchase the Option Shares if it has exercised the Option in accordance with the terms hereof prior to the termination of the Option and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such termination.

    (b) In the event that Grantee is entitled to and wishes to exercise the Option, it will send to Issuer a written notice (an "Exercise Notice"; the date of which being herein referred to as the "Notice Date") to that effect which Exercise Notice also specifies the number of Option Shares, if any, Grantee wishes to purchase pursuant to this Section 2(b), the number of Option Shares, if any, with respect to which Grantee wishes to exercise its Cash-Out Right (as defined herein) pursuant to Section 6(c), the denominations of the certificate or certificates evidencing the Option Shares which Grantee wishes to purchase pursuant to this Section 2(b) and a date (an "Option Closing Date"), subject to the following sentence, not earlier than three business days nor later than 20 business days from the Notice Date for the closing of such purchase (an "Option Closing"). Any Option Closing will be at an agreed location and time in New York, New York on the applicable Option Closing Date or at such later date as may be necessary so as to comply with the first sentence of Section 2(a).

    (c) Notwithstanding anything to the contrary contained herein, any exercise of the Option and purchase of Option Shares shall be subject to compliance with applicable laws and regulations, which may prohibit the purchase of all the Option Shares specified in the Exercise Notice without first obtaining or making certain Regulatory Approvals. In such event, if the Option is otherwise exercisable and Grantee wishes to exercise the Option, the Option may be exercised in accordance with Section 2(b) and Grantee shall acquire the maximum number of Option Shares specified in the Exercise Notice that Grantee is then permitted to acquire under the applicable laws and regulations, and if Grantee thereafter obtains the Regulatory Approvals to acquire the remaining balance of the Option Shares specified in the Exercise Notice, then Grantee shall be entitled to acquire such remaining balance. Issuer agrees to use its reasonable efforts to assist Grantee in seeking the Regulatory Approvals.

    In the event (i) Grantee receives official notice that a Regulatory Approval required for the purchase of any Option Shares will not be issued or granted or
(ii) such Regulatory Approval has not been issued or granted within six months of the date of the Exercise Notice, Grantee shall have the right to exercise its Cash-Out Right pursuant to Section 6(c) with respect to the Option Shares for which such Regulatory Approval will not be issued or granted or has not been issued or granted.

    3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) At any Option Closing, Grantee will pay to Issuer in immediately available funds by wire transfer to a bank account designated in writing by Issuer an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased at such Option Closing.

    (b) At any Option Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer will deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Option Closing, which Option Shares will be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. If at the time of issuance of Option Shares pursuant to an exercise of the Option hereunder, Issuer shall not have redeemed the UNUM Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise will also represent a corresponding UNUM Right or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under the UNUM Rights Agreement or any similar agreement then in effect.

    (c) Certificates for the Option Shares delivered at an Option Closing will have typed or printed thereon a restrictive legend which will read substantially as follows:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT, DATED AS OF NOVEMBER 22, 1998, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF UNUM CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to

Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

    4. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

        AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and, subject to the expiration or termination of any required waiting period under the HSR Act, to permit it to issue, and, at all times from the date hereof until the obligation to deliver Option Shares upon the exercise of the Option terminates, shall have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option or any other securities which may be issued pursuant to Section 6, upon issuance pursuant hereto, will be duly and validly issued, fully paid and nonassessable, and will be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including without limitation any preemptive rights of any stockholder of Issuer.

    5. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

        PURCHASE NOT FOR DISTRIBUTION. Any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be transferred or otherwise disposed of except in a transaction registered, or exempt from registration, under the Securities Act.

    6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in the Issuer Common Stock by reason of a stock dividend, split-up, reverse stock split, merger, recapitalization, combination, exchange of shares, or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price thereof, will be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. Subject to
Section 1, and without limiting the parties' relative rights and obligations under the Merger Agreement, if any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 6(a)), the number of shares of Issuer Common Stock subject to the Option will be adjusted so that, after such issuance, it equates 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

    (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Issuer enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Issuer will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer will be the continuing or surviving corporation, but in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

    (c) If, at any time during the period commencing on a Purchase Event and ending on the termination of the Option in accordance with Section 2, Grantee sends to Issuer an Exercise Notice indicating Grantee's election to exercise its right (the "Cash-Out Right") pursuant to this Section 6(c), then Issuer shall pay to Grantee, on the Option Closing Date, in exchange for the cancellation of the Option with respect to such number of Option Shares as Grantee specifies in the Exercise Notice, an amount in cash equal to such number of Option Shares multiplied by the difference between (i) the average closing price, for the 10 NYSE trading days commencing on the 12th NYSE trading day immediately preceding the Notice Date, per share of Issuer Common Stock as reported on the NYSE Composite Transaction Tape (or, if not listed on the NYSE, as reported on any other national securities exchange or national securities quotation system on which the Issuer Common Stock is listed or quoted, as reported in THE WALL STREET JOURNAL (Northeast edition), or, if not reported thereby, any other authoritative source) (the "Closing Price") and (ii) the Purchase Price. Notwithstanding the termination of the Option, Grantee will be entitled to exercise its rights under this Section 6(c) if it has exercised such rights in accordance with the terms hereof prior to the termination of the Option.

    7. REGISTRATION RIGHTS. Issuer will, if requested by Grantee at any time and from time to time within three years of the exercise of the Option, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer will use its best efforts to qualify such shares or other securities under any applicable state securities laws. Grantee agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that upon consummation thereof no purchaser or transferee will own beneficially more than 4.9% of the then-outstanding voting power of Issuer. Issuer will use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for up to 60 calendar days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect Issuer or otherwise interfere with or adversely affect any pending or proposed offering of securities of Issuer or any other material transaction involving Issuer. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, will be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto. Grantee will provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this
Section 7, Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it will allow Grantee the right to participate in such registration, and such participation will not affect the obligation of Issuer to effect demand registration statements for Grantee under this Section 7;

PROVIDED that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer will include the shares requested to be included therein by Grantee pro rata with the shares intended to be included therein by Issuer. In connection with any registration pursuant to this Section 7, Issuer and Grantee will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

    8. LIMITATION ON PROFIT. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as defined below) plus any Termination Fee paid to Grantee pursuant to Section 5.09(c) of the Merger Agreement exceed in the aggregate $250 million and, if the total amount that otherwise would be received by Grantee would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Issuer Common Stock subject to the Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee against the refund of the Purchase Price therefore, (iii) pay cash to the Issuer or (iv) any combination thereof, so that Grantee's actually realized Total Profit, when aggregated with such Termination Fee so paid to Grantee, shall not exceed $250 million after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) which, together with any Termination Fee theretofore paid to Grantee, would exceed $250 million; provided, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

    (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 6(c), (ii)(x) the net cash amounts or the fair market value of any property received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, but in no case less than the fair market value of the Option Shares, less (y) the Grantee's purchase price of such Option Shares, and (iii) the net cash amounts received by Grantee on the transfer (in accordance with Section 12(g)) of the Option (or any portion thereof) to any unaffiliated party.

    (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposal assuming for such purpose that the Option were exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price on the NYSE for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions.)

    9. TRANSFERS. The Option Shares may not be sold, assigned, transferred, or otherwise disposed of except (i) in an underwritten public offering as provided in Section 7 or (ii) to any purchaser or transferee who would not, to the knowledge of the Grantee after reasonable inquiry, immediately following such sale, assignment, transfer or disposal beneficially own more than 4.9% of the then-outstanding voting power of the Issuer; PROVIDED, HOWEVER, that Grantee shall be permitted to sell any Option Shares if such sale is made pursuant to a tender or exchange offer that has been approved or recommended by a majority of the members of the Board of Directors of Issuer (which majority shall include a majority of directors who were directors as of the date hereof).

    10. LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the NYSE (or any other national securities exchange or national securities quotation system), Issuer, upon the request of Grantee, will promptly file an application to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NYSE (and any such other national securities exchange or national securities quotation system) and will use reasonable efforts to obtain approval of such listing as promptly as practicable.

    11. LOSS OR MUTILATION. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered will constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

    12. MISCELLANEOUS. (A) EXPENSES. Except as otherwise provided in the Merger Agreement, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel.

    (b) AMENDMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties.

    (c) EXTENSION; WAIVER. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for performance, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

    (d) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Provident Stock Option Agreement, the Merger Agreement (including the documents and instruments attached thereto as exhibits or schedules or delivered in connection therewith), the Stockholders Agreement, the Confidentiality Agreement and the Letter Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, and (ii) except as provided in Section 8.06 of the Merger Agreement, are not intended to confer upon any person other than the parties any rights or remedies.

    (e) GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflict of laws thereof.

    (f) NOTICES. All notices, requests, claims, demands, and other communications under this Agreement must be in writing and will be deemed given if delivered personally, telecopied (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Issuer to:

       UNUM Corporation
       2211 Congress Street
       Portland, Maine 04122
       Telecopy No.: (207) 770-4377
       Attention: Kevin J. Tierney

    with a copy to:

       Cravath, Swaine & Moore
       Worldwide Plaza
       825 Eighth Avenue
       New York, New York 10019
       Attention: Robert A. Kindler
       Fax: (212) 474-3700; and

    If to Grantee to:

       Provident Companies, Inc.
       1 Fountain Square
       Chattanooga, Tennessee 37402
       Telecopy No.: (423) 755-5036
       Attention: F. Dean Copeland

    with copies to:

       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004
       Attention: H. Rodgin Cohen
       Fax: (212) 558-3588

    (g) ASSIGNMENT. Neither this Agreement, the Option nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Issuer or Grantee without the prior written consent of the other. Any assignment or delegation in violation of the preceding sentence will be void. Subject to the first and second sentences of this Section 12(g), this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    (h) FURTHER ASSURANCES. In the event of any exercise of the Option by Grantee, Issuer and Grantee will execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (i) ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

    13. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                UNUM CORPORATION,

                                By:  /s/ JAMES F. ORR III
                                     -----------------------------------------
                                     Name: James F. Orr III
                                     Title: Chairman and Chief
                                          Executive Officer

                                PROVIDENT COMPANIES, INC.,

                                By:  /s/ J. HAROLD CHANDLER
                                     -----------------------------------------
                                     Name: J. Harold Chandler
                                     Title: Chairman, President
                                          and Chief Executive Officer

                                                                      APPENDIX D

           STOCKHOLDERS AGREEMENT dated as of November 22, 1998 (this "Agreement"), among UNUM Corporation, a Delaware corporation ("UNUM"), and the individuals and other parties listed on Schedule A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

    WHEREAS UNUM and Provident Companies, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), providing for the merger of UNUM with and into the Company, with the Company as the surviving corporation in the merger (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

    WHEREAS each Stockholder owns the number of shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), set forth opposite his, her or its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares"); and

    WHEREAS as a condition to its willingness to enter into the Merger Agreement, UNUM has requested that each Stockholder enter into this Agreement.

    NOW, THEREFORE, to induce UNUM to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

    1. AGREEMENT TO VOTE SHARES. (a) Subject to Section 1(b) hereof, each of the Stockholders agrees during the term of this Agreement to vote the Subject Shares as to which it has voting power or control, in person or by proxy, in favor of the Merger, the adoption and approval of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof (each, a "Stockholder Meeting").

    (b) Notwithstanding anything to the contrary contained herein, the obligations of the Stockholders pursuant to Section 1(a) hereof with respect to matters to be considered at any Stockholder Meeting are subject to the following conditions:

        (i) the Form S-4 (as defined in the Merger Agreement) to be filed with the Securities and Exchange Commission (the "SEC") by the Company under the Securities Act of 1933, as amended (the "Securities Act"), to register the shares of Common Stock to be issued by the Company in the Merger shall have become effective under the Securities Act and, as of the date of such Stockholder Meeting, shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

        (ii) neither the Board of Directors of the Company nor any committee thereof shall have withdrawn or modified, in a manner adverse to UNUM, its approval or recommendation of the Merger or the Merger Agreement pursuant to
    Section 4.02(b) of the Merger Agreement; and

        (iii) no amendment or modification of the Merger Agreement shall have been effected which reduces the Ratio.

    2. NO OTHER GRANT OF PROXY. The Stockholder will not, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares (other than in connection with matters proposed by the Company at an annual meeting of the Company) to any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (each, a "person") other than UNUM or any person designated in writing by UNUM.

    3. NO VOTING TRUSTS. Each of the Stockholders agrees that such Stockholder will not, nor will such Stockholder permit any entity under such Stockholder's control to, deposit any of such Stockholder's

Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of the Subject Shares inconsistent with this Agreement.

    4. AFFILIATE AGREEMENT. If, at the time the Merger Agreement is submitted for approval to the stockholders of the Company, a Stockholder is an "affiliate" of the Company for purposes of qualifying the Merger for pooling-of-interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules, regulations and interpretations thereunder, such Stockholder shall deliver to UNUM at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit C-2 to the Merger Agreement.

    5. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity, and neither party will oppose the granting of such relief on the basis that the other party has an adequate remedy at law.

    6. TERM AND TERMINATION. Subject to Section 11(f), the term of this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms and (iii) the date of any amendment or modification of the Merger Agreement, or other agreement entered into in connection therewith, or action taken (including any waiver of the terms of the Merger Agreement) by the Company or UNUM which
(A) reduces the Ratio or otherwise alters the Ratio in a manner adverse to the Stockholders or holders of Company Common Stock generally, (B) grants to the stockholders of UNUM any securities or other rights or requires UNUM or the Company to take any action which would have the effect of altering the relative interests of the stockholders of UNUM and the stockholders of the Company implied by the Ratio, (C) alters the provisions of Section 5.16 of the Merger Agreement, (D) extends the date set forth in Section 7.01(b)(i) of the Merger Agreement or (E) waives, amends or modifies the provisions of Section 6.03(c) of the Merger Agreement. Upon any such termination, no party shall have any further obligations or liabilities hereunder.

    7. CERTAIN EVENTS. (a) Except as provided for by Section 7(b) hereof, each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, or the acquisition of additional shares of Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

    (b) Notwithstanding the foregoing, Section 7(a) shall not apply, and the obligations of Section 1(a) shall not continue, with respect to Subject Shares that are the subject of charitable contributions or bona fide gifts (as described in Section 2522 of the Internal Revenue Code of 1986, as amended) made by (i) The Maclellan Foundation, Inc. in an amount not to exceed 350,000, (ii) The R.J. Maclellan Trust For The Maclellan Foundation, Inc. in an amount not to exceed 250,000 and (iii) Hugh O. Maclellan, Jr., Kathrina H. Maclellan and Charlotte M. Heffner, in amounts for each such person not to exceed .05% of the total outstanding number of shares of Common Stock as of the date hereof (such Subject Shares are collectively referred to herein as the "Excluded Charitable Shares").

    (c) Each Stockholder agrees that such Stockholder will tender to the Company, prior to any transfer, offer to transfer or agreement to transfer any Subject Shares (other than Excluded Charitable Shares), by sale, gift or otherwise, any and all certificates representing such Subject Shares in order that the Company may inscribe upon such certificates the legend in accordance with Section 5.18 of the Merger Agreement and the Company shall thereafter cause such certificates to be returned to such Stockholder within three business days of the Company's receipt thereof in accordance with such
Section 5.18.

    8. STOCKHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company (or who has been designated to the Board of Directors of the Company by a Stockholder) makes (or shall be deemed to have made) any agreement or understanding herein in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each Stockholder signs solely in its, his or her capacity as the record and/or beneficial owner, as applicable, of such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder (or a designee of a Stockholder) in his or her capacity as an officer or director of the Company in exercising its rights under the Merger Agreement.

    9. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; AMENDMENT; WAIVER. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

    10. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed to have been duly given if mailed, by first class or registered mail, three (3) business days after deposit in the United States Mail, or if telexed or telecopied, sent by telegram, or delivered by hand or reputable overnight courier, when confirmation is received, in each case as follows:

       If to the Stockholders, to the addresses listed on Schedule A hereto.

       With a copy to:

       King & Spalding
       1185 Avenue of the Americas
       New York, New York 10036-4003
       Attention: E. William Bates, II, Esq.
       Telephone: (212) 556-2240
       Facsimile: (212) 556-2222

       And a copy to:

       Carter Ledyard & Milburn
       2 Wall Street
       New York, New York 10003
       Attention: Richard Covey, Esq.
       Telephone: (212) 732-3200
       Facsimile: (212) 944-9738

       If to UNUM, in accordance with Section 8.02 of the Merger Agreement;

       or to such other persons or addresses as may be designated in writing by the party to receive such notice. Nothing in this Section 10 shall be deemed to constitute consent to the manner and address for service of process in connection with any legal proceeding (including litigation arising out of or in connection with this Agreement), which service shall be effected as required by applicable law.

    11. MISCELLANEOUS. (a) When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    (b) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

    (c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner and to the end that the transactions contemplated hereby are fulfilled to the extent possible.

    (d) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

    (e) Except as provided for by Section 7 hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Stockholder, on the one hand, without the prior written consent of UNUM, nor by UNUM, on the other hand, without the prior written consent of the Stockholders, except that UNUM may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of UNUM; provided that notwithstanding such assignment UNUM shall remain liable for performance of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (f) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon the Stockholders until after such time as the Merger Agreement is executed and delivered by UNUM and the Company. Nothing contained in this Agreement shall be construed as containing any liability on the part of the Stockholders under the Merger Agreement.

    IN WITNESS WHEREOF, UNUM has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

                                UNUM CORPORATION

                                By:             /s/ JAMES F. ORR III
                                     -----------------------------------------

                                STOCKHOLDERS:

                                          /s/ HUGH O. MACLELLAN, JR.
                                ---------------------------------------------
                                            Hugh O. Maclellan, Jr.

                                           /s/ KATHRINA H. MACLELLAN
                                ---------------------------------------------
                                             Kathrina H. Maclellan

                                           /s/ CHARLOTTE M. HEFFNER
                                ---------------------------------------------
                                             Charlotte M. Heffner

                                THE MACLELLAN FOUNDATION, INC.

                                By:          /s/ HUGH O. MACLELLAN, JR.
                                     -----------------------------------------
                                               Hugh O. Maclellan, Jr.
                                                     PRESIDENT

                                THE R.J. MACLELLAN TRUST FOR THE MACLELLAN
                                FOUNDATION, INC.

                                By:          /s/ HUGH O. MACLELLAN, JR.
                                     -----------------------------------------
                                               Hugh O. Maclellan, Jr.
                                                      TRUSTEE

                                By:          /s/ KATHRINA H. MACLELLAN
                                     -----------------------------------------
                                               Kathrina H. Maclellan
                                                      TRUSTEE

                                By:            /s/ DUDLEY PORTER, JR.
                                     -----------------------------------------
                                                 Dudley Porter, Jr.
                                                      TRUSTEE

                                THE HELEN M. TIPTON FOUNDATION, INC.

                                By:          /s/ HUGH O. MACLELLAN, JR.
                                     -----------------------------------------
                                               Hugh O. Maclellan, Jr.
                                                     PRESIDENT

                                THE R.J. MACLELLAN TRUST FOR THE R.L. MACLELLAN
                                FAMILY

                                By:          /s/ KATHRINA H. MACLELLAN
                                     -----------------------------------------
                                               Kathrina H. Maclellan
                                                      TRUSTEE

                                By:            /s/ DUDLEY PORTER, JR.
                                     -----------------------------------------
                                                 Dudley Porter, Jr.
                                                 DUDLEY PORTER, JR.

                                THE CORA L. MACLELLAN TRUST FOR THE R.L.
                                MACLELLAN FAMILY

                                By:          /s/ KATHRINA H. MACLELLAN
                                     -----------------------------------------
                                               Kathrina H. Maclellan
                                                      TRUSTEE

                                By:            /s/ DUDLEY PORTER, JR.
                                     -----------------------------------------
                                                 Dudley Porter, Jr.
                                                      TRUSTEE

                                THE R.J. MACLELLAN TRUST FOR THE HUGH O.
                                MACLELLAN, SR. FAMILY

                                By:          /s/ HUGH O. MACLELLAN, JR.
                                     -----------------------------------------
                                               Hugh O. Maclellan, Jr.
                                                      TRUSTEE

                                THE CORA L. MACLELLAN TRUST FOR THE HUGH O.
                                MACLELLAN, SR. FAMILY

                                By:          /s/ HUGH O. MACLELLAN, JR.
                                     -----------------------------------------
                                               Hugh O. Maclellan, Jr.
                                                      TRUSTEE

                                TRUST U/A HUGH O. MACLELLAN, SR. DATED 11/19/66
                                FOR THE BENEFIT OF CATHERINE H. MACLELLAN

                                By:          /s/ HUGH O. MACLELLAN, JR.
                                     -----------------------------------------
                                               Hugh O. Maclellan, Jr.
                                                      TRUSTEE

                                TRUST U/A HUGH O. MACLELLAN, SR. DATED 7/8/68
                                FOR THE BENEFIT OF DANIEL O. MACLELLAN

                                By:          /s/ HUGH O. MACLELLAN, JR.
                                     -----------------------------------------
                                               Hugh O. Maclellan, Jr.
                                                      TRUSTEE

                                TRUST U/A HUGH O. MACLELLAN, SR. DATED 3/12/64
                                FOR THE BENEFIT OF CHRISTOPHER H. MACLELLAN

                                By:          /s/ HUGH O. MACLELLAN, JR.
                                     -----------------------------------------
                                               Hugh O. Maclellan, Jr.
                                                      TRUSTEE

                                                                      SCHEDULE A

                                                                                   NUMBER OF       PERCENTAGE OF
                                                                                  OUTSTANDING     VOTING POWER OF
STOCKHOLDER                                                                      SHARES OWNED     THE COMPANY(1)
-------------------------------------------------------------------------------  -------------  -------------------
Hugh O. Maclellan, Jr..........................................................     1,544,054             1.14%
Kathrina H. Maclellan..........................................................     2,756,283             2.04%
Charlotte M. Heffner...........................................................       915,390             0.68%
The Maclellan Foundation, Inc..................................................    15,484,693            11.44%
The R.J. Maclellan Trust For The Maclellan Foundation, Inc.....................     6,583,160             4.86%
The Helen M. Tipton Foundation, Inc............................................     3,327,454             2.46%
The R.J. Maclellan Trust For The R.L. Maclellan Family.........................     1,076,690             0.80%
The Cora L. Maclellan Trust For The R.L. Maclellan Family......................     1,071,640             0.80%
The R.J. Maclellan Trust For The Hugh O. Maclellan, Sr. Family.................     1,045,230             0.77%
The Cora L. Maclellan Trust For The Hugh O. Maclellan, Sr. Family..............     1,037,390             0.77%
Trust U/A Hugh O. Maclellan, Sr. Dated 11/19/66 For The Benefit Of Catherine H.
  Maclellan....................................................................       102,182             0.08%
Trust U/A Hugh O. Maclellan, Sr. Dated 7/6/68 For The Benefit Of Daniel O.
  Maclellan....................................................................       102,120             0.08%
Trust U/A Hugh O. Maclellan, Sr. Dated 3/12/64 For The Benefit Of Christopher
  H. Maclellan.................................................................        94,870             0.07%

------------------------

(1) Based on 135,406,403 total shares outstanding as of November 17, 1998.

                                                                      APPENDIX E

                      [LETTERHEAD OF SALOMON SMITH BARNEY]

November 22, 1998

Board of Directors
Provident Companies, Inc.
One Fountain Square
Chattanooga, TN 37402

Members of the Board of Directors:

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of issued and outstanding shares (the "Shares") of common stock, par value $1.00 per share (the "Company Common Stock"), of Provident Companies, Inc. (the "Company"), of the Exchange Ratio (as defined below) in connection with the proposed merger of UNUM Corporation ("UNUM") and the Company (the "Merger") and the related UNUM Conversion (as defined below) pursuant to the Agreement and Plan of Merger, dated as of November 22, 1998, (including the exhibits and schedules thereto, the "Agreement"), between UNUM and the Company. The company resulting from the Merger will be named UNUMProvident Corporation ("UNUMProvident").

    As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, pursuant to the Merger and the other transactions contemplated by the Agreement, (1) each issued and outstanding share of common stock, par value $.10 per share (the "UNUM Common Stock"), of UNUM (other than shares owned by the Company or UNUM), will be converted into one share of common stock, par value $.10 per share (the "UNUMProvident Common Stock"), of UNUMProvident (the "UNUM Conversion") and (2) each Share will be reclassified (assuming the effectiveness of the Merger and the UNUM Conversion) into 0.7300 of a validly issued, fully paid and nonassessable share of UNUMProvident Common Stock (the "Exchange Ratio").

    In connection with rendering our opinion, we have reviewed (i) a draft of the Agreement; a draft of the Company Stock Option Agreement, dated as of November 22, 1998, between the Company and UNUM; a draft of the UNUM Stock Option Agreement, dated as of November 22, 1998 between UNUM and the Company; and a draft of the Stockholders Agreement, dated as of November 22, 1998, among UNUM and certain stockholders of the Company (collectively, the "Transaction Agreements"), in each case that you have advised us is substantially in the form to be executed by the parties; (ii) certain publicly available information concerning the Company and UNUM; (iii) certain other financial information with respect to the Company and UNUM, including both companies' estimates of the cost savings expected to be derived from the Merger, that were provided to us by the Company and UNUM, respectively; (iv) certain publicly available information, prepared by third-parties, including equity research analysts, concerning the business, operations and financial prospects of the Company and UNUM and the sectors in which they operate; (v) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock and the UNUM Common Stock; (vi) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or UNUM and the trading markets for certain of such other companies' securities; and (vii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We also have considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have discussed that past and current business operations and financial conditions of the Company and UNUM as well as other matters we believe relevant to our inquiry with certain officers and employees of the Company and UNUM, respectively.

Board of Directors
Provident Companies, Inc.
November 22, 1998
Page 2

    In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed any responsibility for verifying any of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. We have not conducted a physical inspection of any of the properties or facilities of the Company or UNUM, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities, nor have we been furnished with any such evaluations or appraisals. We are not actuaries and our services did not include any actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In that regard, we have made no analyses of, and express no opinion as to, the adequacy of the loss and loss adjustment expense reserves of the Company or UNUM. With respect to financial forecasts regarding the Company and UNUM, we have relied on publicly available third-party equity research forecasts, and we express no view with respect to such forecasts or the assumptions on which they were based. We also have assumed that the Transaction Agreements, when executed and delivered, will not contain any terms or conditions that differ materially from the drafts of such documents which we have reviewed, that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and will qualify as a tax-free reorganization for United States federal income tax purposes, and that the Merger will be consummated in accordance with the terms of the Agreement, without waiver of any of the conditions precedent to the Merger contained in the Agreement.

    In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial position and results of operations of the Company and UNUM; (ii) the business prospects of the Company and UNUM; (iii) the historical and current market for the Company Common Stock, the UNUM Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company or UNUM; and (iv) the nature and terms of certain other merger transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for the Company. We were not asked to, and did not, solicit other proposals to merge with or acquire the Company. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Exchange Ratio and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation of the Merger to the Company or a recommendation to any holder of Shares as to how such holder should vote with respect to the Merger. Our opinion also does not constitute an opinion or imply any conclusion as to the price at which the Company Common Stock or the UNUM Common Stock will trade following announcement of the Merger or the price at which the UNUMProvident Common Stock will trade following the consummation of the Merger.

    As you are aware, Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Additionally, Salomon Smith Barney Inc. or its predecessors or affiliates have previously rendered certain investment banking and financial advisory services to the

Board of Directors
Provident Companies, Inc.
November 22, 1998
Page 3

Company and UNUM, for which we or our predecessors or affiliates received customary compensation. In addition, in the ordinary course of business, Salomon Smith Barney Inc. may actively trade the securities of the Company and UNUM for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc.) may have other business relationships with the Company and UNUM.

    This opinion is intended for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney Inc., except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Smith Barney Inc. and its relationship with the Company (in each case in such form as Salomon Smith Barney Inc. shall approve) may be included in, the proxy statement the Company distributes to holders of Shares in connection with the Merger and in the registration statement on Form S-4 filed by the Company of which such proxy statement forms a part.

    Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Shares.

                                        Very truly yours,

                                        /s/ Salomon Smith Barney

                                                                      APPENDIX F

                   [LETTERHEAD OF MORGAN STANLEY DEAN WITTER]

                                          November 22, 1998

Board of Directors
UNUM Corporation
2211 Congress Street
Portland, Maine 04122

Members of the Board:

    We understand that Provident Companies, Inc. ("Provident" or the "Company") and UNUM Corporation ("UNUM"), have entered into an Agreement and Plan of Merger, dated November 22, 1998 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of UNUM and Provident. The company resulting from the Merger will be named UNUM Provident. Pursuant to the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), (i) each issued and outstanding share of common stock, par value $.10 per share (the "UNUM Common Stock") of UNUM, other than shares held in treasury by UNUM or held by Provident, will be converted into the right to receive one share of common stock of UNUM Provident (the "UNUM Provident Common Stock") and (ii) each issued and outstanding share of common stock, par value $1.00 per share, of Provident will be converted into the right to receive 0.730 shares (the "Exchange Ratio") of UNUM Provident Common Stock. The terms and conditions of the Transactions are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the Exchange Ratio pursuant to the Transactions contemplated by the Merger Agreement is fair from a financial point of view to the holders of shares of UNUM Common Stock.

    For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company and UNUM, respectively;

    (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

    (iii) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

    (iv) reviewed certain internal financial statements and other financial and operating data concerning UNUM prepared by the management of UNUM;

    (v) discussed with the senior managements of the Company and UNUM the strategic objectives of the Merger and their estimates of the synergies, cost savings and other benefits expected to result from the Merger.

    (vi) discussed the past and current operations and financial condition and the prospects of UNUM with senior executives of UNUM, and analyzed the pro forma impact of the Merger on UNUM's earnings per share, consolidated capitalization and financial ratios;

    (vii) reviewed the reported prices and trading activity for the Provident Common Stock and the UNUM Common Stock;

    (viii)compared the financial performance of the Company and UNUM and the prices and trading activity of the Provident Common Stock and the UNUM Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (ix) reviewed the financial terms, to the extent publicly available of certain comparable transactions;

    (x) participated in discussions and negotiations among representatives of the Company and UNUM and their financial and legal advisors;

    (xi) reviewed the Merger Agreement and certain related documents; and

    (xii) performed such other analysis and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial information, including estimates of the synergies, cost savings and other benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and UNUM, respectively. In addition, we have assumed that the Transactions will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Transactions will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. Generally Accepted Accounting Principles and the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or UNUM, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of UNUM in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Provident and UNUM and their affiliates and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of UNUM, except that this opinion may be included in its entirety in any filing made by UNUM with the Securities and Exchange Commission with respect to the Transaction. In addition, this opinion does not in any manner address the prices at which UNUM Common Stock or Provident Common Stock will trade following consummation of the Transaction, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of UNUM or the Company should vote at the shareholders' meetings held in connection with the Transaction.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Transactions contemplated by the Merger Agreement is fair from a financial point of view to holders of shares of UNUM Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Gary W. Parr

                                             Gary W. Parr

                                             Managing Director

                                                                      APPENDIX G
                      FORM OF CERTIFICATE OF AMENDMENT OF
                            THE AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                           PROVIDENT COMPANIES, INC.

    Provident Companies, Inc., a Delaware corporation, hereby certifies as follows:

    FIRST. The Board of Directors of said corporation duly adopted a resolution setting forth, approving and declaring advisable an amendment to Article IV of the amended and restated certificate of incorporation of said corporation to reclassify the shares of common stock, par value $1.00 per share, by adding thereto a Section which shall read in its entirety as follows:

       "SECTION 4.4. RECLASSIFICATION OF COMMON STOCK. Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the "Effective Time"), each share of Common Stock, par value $1.00 per share, of the Corporation ("Old Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and converted into 0.730 of a validly issued, fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Corporation ("New Common Stock").

       Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, upon surrender after the Effective Time of a certificate formerly representing shares of Old Common Stock, the Corporation shall pay to the holder of the certificate an amount in cash (without interest) equal to the product obtained by multiplying (a) the fraction of a share of New Common Stock to which such holder (after taking into account all shares of Old Common Stock held immediately prior to the Effective Time by such holder) would otherwise be entitled to, by (b) the closing price per share of UNUM Common Stock on the New York Stock Exchange, Inc. on the last trading date prior to the date on which the Effective Time occurs.

       Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of fractional shares of New Common Stock), provided, however, that each person of record holding a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified."

and declaring that simultaneously with the effectiveness of said amendment of
Article IV each of the issued and outstanding shares of common stock, par value $1.00 per share, shall be reclassified and converted into 0.730 shares of common stock, par value, $1.00 per share.

    SECOND. The foregoing amendment has been duly adopted by the favorable vote of the holders of the requisite majority of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Provident Companies, Inc. has caused this certificate to
be signed by             , its             , on the   day of             , 1999.

                                    PROVIDENT COMPANIES, INC.
                                    By
    ----------------------------------------------------------------------------

                                      Name:

                                      Office:

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Provident certificate of incorporation provides that Provident will indemnify any person who was or is a party or is threatened to be made a party to or otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of Provident) by reason of the fact that such person is or was a director or officer of Provident or, being at the time a director or officer of Provident, is or was serving at the request of Provident as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether in an official capacity or any other capacity related to Provident, or such other enterprise, to the fullest extent not prohibited by
Section 145 of the Delaware General Corporation Law against all expenses, liability and loss (including without limitation attorneys' fees and expenses, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith. Notwithstanding the foregoing, except as may be provided in the Provident bylaws or by the Provident board of directors, Provident shall not indemnify any such person in connection with a proceeding (or portion thereof) initiated by such person (but this prohibition shall not apply to a counterclaim, cross-claim or third-party claim brought by such person in any proceeding) unless such proceeding (or portion thereof) was authorized by the Provident board of directors.

    The Provident certificate of incorporation further states that the indemnification provided therein will not be deemed exclusive of any other right which any person may have or may thereafter acquire, and will continue as to a person who has ceased to be a director or officer of Provident, or a director, officer, employee or agent of such other enterprise and will inure to the benefit of the heirs, executives and administrators of such a person.

    Section 145 of the Delaware General Corporation Law permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, I.E., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    The Provident certificate of incorporation provides that no director of Provident will be personally liable to Provident or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Provident or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which a director derived an improper benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, among Provident and UNUM, dated as of November 22, 1998, as amended as of
               May 25, 1999 (included as Appendix A to the Joint Proxy Statement/Prospectus contained in this
               Registration Statement).
       3.1   Amended and Restated Certificate of Incorporation of Provident, as amended on February 10, 1997
               (incorporated herein by reference to Exhibit 3.1 to Provident's Form 10-K for the fiscal year ended
               December 31, 1995 (file No. 1-11834), dated April 1, 1996,) as amended by Certificate of Amendment
               (incorporated herein by reference to Exhibit 3.1 to Provident's Form 10-K for the fiscal year ended
               December 31, 1996 (file No. 1-11834).
       3.2   Certificate of Incorporation of UNUM (incorporated herein by reference to Exhibit 3.1 to UNUM's Form
               10-K for the fiscal year ended December 31, 1997 (file No. 1-9254), dated March 10, 1998).
       3.3   By-Laws of Provident, as amended on October 28, 1998 (incorporated herein by reference to Exhibit 3.2 to
               Provident's Form 10-Q for the quarter ended September 30, 1998 (file No. 1-11834), dated November 12,
               1998).
       3.4   By-Laws of UNUM (incorporated herein by reference to Exhibit 3.2 to UNUM's Form 10-K for the fiscal year ended December 31, 1996 (file No. 1-9254), dated March 25, 1997).
       3.5   Restated Certificate of Incorporation of UNUMProvident Corporation (included as Exhibit A-1 to the
               Merger Agreement filed as Exhibit 2.1 to this Registration Statement).
       3.6   Amended and Restated Bylaws of UNUMProvident Corporation (included as Exhibit A-2 to the Merger
               Agreement filed as Exhibit 2.1 to this Registration Statement).
       4.1   See Exhibits 3.1 and 3.3 for provisions of the Provident Restated Certificate of Incorporation and the
               Provident By-Laws defining rights of holders of Provident common stock.
       4.2   Rights Agreement, dated as of March 13, 1992, as amended, between UNUM and First Chicago Trust Company of New York, as Rights Agent including the form of rights certificate attached as Exhibit B thereto
               (incorporated herein by reference to Exhibit 1 to UNUM's Registration Statement on Form 8-A (file No.
               1-9254), dated March 18, 1992, Exhibit 2 to Amendment No. 1 to the Registration Statement on Form
               8-A/A, dated June 21, 1996 and Exhibit 3 to Amendment No. 2 to the Registration Statement on Form
               8-A/A, dated November 25, 1998).
       5.1   Opinion of F. Dean Copeland, General Counsel of Provident, regarding validity of securities being registered.
       8.1   Opinion of Sullivan & Cromwell regarding material federal income tax consequences.

 EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       8.2   Opinion of Cravath, Swaine & Moore regarding material federal income tax consequences.
       9.1   Stockholders Agreement, dated as of November 22, 1998, among UNUM and the individuals and other parties listed on Schedule A attached thereto (included as Appendix D to the Joint Proxy Statement/Prospectus
               contained in this Registration Statement).
      10.1   Stock Option Agreement, dated as of November 22, 1998, between Provident, as Issuer, and UNUM, as
               Grantee (included as Appendix B to the Joint Proxy Statement/Prospectus contained in this Registration
               Statement).
      10.2   Stock Option Agreement, dated as of November 22, 1998, between UNUM, as Issuer, and Provident, as
               Grantee (included as Appendix C to the Joint Proxy Statement/Prospectus contained in this Registration
               Statement).
      10.3   Provident Companies, Inc. Stock Plan of 1999 (incorporated herein by reference to Appendix B to the
               Proxy Statement on Schedule 14A (file No. 1-11834), dated May 6, 1998).
      23.1   Consent and Acknowledgement of Ernst & Young LLP.
      23.2   Consent and Awareness Letter of PricewaterhouseCoopers LLP.
      23.3   Consent of F. Dean Copeland, General Counsel of Provident (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
      23.4   Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8.1 to this Registration
               Statement).
      23.5   Consent of Cravath, Swaine & Moore (included in the opinion filed as Exhibit 8.2 to this Registration
               Statement).
      23.6   Consent of Salomon Smith Barney Inc.
      23.7   Consent of Morgan Stanley & Co. Incorporated.
      24.1   Powers of Attorney.
      99.1   Form of Proxy Card of UNUM.
      99.2   Form of Proxy Card of Provident.
      99.3   Opinion of Salomon Smith Barney Inc. (included as Appendix E to the Joint Proxy Statement/ Prospectus
               contained in this Registration Statement).
      99.4   Opinion of Morgan Stanley & Co. Incorporated (included as Appendix F to the Joint Proxy
               Statement/Prospectus contained in this Registration Statement).

ITEM 22. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c)(1) The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2) The undersigned registrant hereby undertakes that every prospectus
    (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial BONA FIDE offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga state of Tennessee on the 2nd day of June, 1999.

                                Provident Companies, Inc.
                                (Registrant)

                                By:            /s/ J. HAROLD CHANDLER
                                     -----------------------------------------
                                                 J. Harold Chandler
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Principal Executive Officer     By:            /s/ J. HAROLD CHANDLER
and Director:                        -----------------------------------------
                                                 J. Harold Chandler
                                     CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

Principal Financial Officer     By:             /s/ THOMAS R. WATJEN
and Director:                        -----------------------------------------
                                                  Thomas R. Watjen
                                         EXECUTIVE VICE PRESIDENT AND CHIEF
                                                 FINANCIAL OFFICER

Principal Accounting Officer:   By:           /s/ RALPH A. ROGERS, JR.
                                     -----------------------------------------
                                                Ralph A. Rogers, Jr.
                                        SENIOR VICE PRESIDENT AND TREASURER

                                By:              /s/ SUSAN N. ROTH
                                     -----------------------------------------
                                     SUSAN N. ROTH, AS ATTORNEY-IN-FACT FOR THE
                                                     DIRECTORS
DIRECTORS:

William L. Armstrong *

William H. Bolinder *

Charlotte M. Heffner *

Huge B. Jacks *

Hugh O. Maclellan, Jr.*

A.S. MacMillan *

C. William Pollard *

Scott L. Probasco, Jr.*

Steven S Reinemund *

Burton E. Sorensen*

------------------------

*   By power-of-attorney

                                  June 2, 1999

                                 EXHIBIT INDEX

                                                                                                SEQUENTIALLY
                                                                                                  NUMBERED
EXHIBITS                                       DESCRIPTION                                          PAGE
----------  ---------------------------------------------------------------------------------  --------------
      2.1   Agreement and Plan of Merger, among Provident and UNUM, dated as of November 22,
            1998, as amended as of May 25, 1999 (included as Appendix A to the Joint Proxy
            Statement/Prospectus contained in this Registration Statement).
      3.1   Amended and Restated Certificate of Incorporation of Provident, as amended on
            February 10, 1997 (incorporated herein by reference to Exhibit 3.1 to Provident's
            Form 10-K for the fiscal year ended December 31, 1995 (file No. 1-11834), dated
            April 1, 1996,) as amended by Certificate of Amendment (incorporated herein by reference to Exhibit 3.1 to Provident's Form 10-K for the fiscal year ended
            December 31, 1996 (file No. 1-11834).
      3.2   Certificate of Incorporation of UNUM (incorporated herein by reference to Exhibit
            3.1 to UNUM's Form 10-K for the fiscal year ended December 31, 1997 (file No.
            1-9254), dated March 10, 1998).
      3.3   By-Laws of Provident, as amended on October 28, 1998 (incorporated herein by reference to Exhibit 3.2 to Provident's Form 10-Q for the quarter ended September
            30, 1998 (file No. 1-11834), dated November 12, 1998).
      3.4   By-Laws of UNUM (incorporated herein by reference to Exhibit 3.2 to UNUM's Form
            10-K for the fiscal year ended December 31, 1996 (file No. 1-9254), dated March
            25, 1997).
      3.5   Restated Certificate of Incorporation of UNUMProvident Corporation (included as
            Exhibit A-1 to the Merger Agreement filed as Exhibit 2.1 to this Registration
            Statement).
      3.6   Amended and Restated Bylaws of UNUMProvident Corporation (included as Exhibit A-2 to the Merger Agreement filed as Exhibit 2.1 to this Registration Statement).
      4.1   See Exhibits 3.1 and 3.3 for provisions of the Provident Restated Certificate of
            Incorporation and the Provident By-Laws defining rights of holders of Provident common stock.
      4.2   Rights Agreement, dated as of March 13, 1992, as amended, between UNUM and First
            Chicago Trust Company of New York, as Rights Agent including the form of rights certificate attached as Exhibit B thereto (incorporated herein by reference to
            Exhibit 1 to UNUM's Registration Statement on Form 8-A (file No. 1-9254), dated
            March 18, 1992, Exhibit 2 to Amendment No. 1 to the Registration Statement on
            Form 8-A/A, dated June 21, 1996 and Exhibit 3 to Amendment No. 2 to the
            Registration Statement on Form 8-A/A, dated November 25, 1998).
      5.1   Opinion of F. Dean Copeland, General Counsel of Provident, regarding validity of securities being registered.
      8.1   Opinion of Sullivan & Cromwell regarding material federal income tax consequences.

                                                                                                SEQUENTIALLY
                                                                                                  NUMBERED
EXHIBITS                                       DESCRIPTION                                          PAGE
----------  ---------------------------------------------------------------------------------  --------------
      8.2   Opinion of Cravath, Swaine & Moore regarding material federal income tax consequences.
      9.1   Stockholders Agreement, dated as of November 22, 1998, among UNUM and the individuals and other parties listed on Schedule A attached thereto (included as
            Appendix D to the Joint Proxy Statement/Prospectus contained in this Registration
            Statement).
     10.1   Stock Option Agreement, dated as of November 22, 1998, between Provident, as
            Issuer, and UNUM, as Grantee (included as Appendix B to the Joint Proxy
            Statement/Prospectus contained in this Registration Statement).
     10.2   Stock Option Agreement, dated as of November 22, 1998, between UNUM, as Issuer, and Provident, as Grantee (included as Appendix C to the Joint Proxy
            Statement/Prospectus contained in this Registration Statement).
     10.3   Provident Companies, Inc. Stock Plan of 1999 (incorporated herein by reference to
            Appendix B to the Proxy Statement on Schedule 14A (file No. 1-11834), dated May
            6, 1998).
     23.1   Consent and Acknowledgement of Ernst & Young LLP.
     23.2   Consent and Awareness Letter of PricewaterhouseCoopers LLP.
     23.3   Consent of F. Dean Copeland, General Counsel of Provident (included in the opinion filed as Exhibit 5.1 to this Registration Statement).
     23.4   Consent of Sullivan & Cromwell (included in the opinion filed as Exhibit 8.1 to this Registration Statement).
     23.5   Consent of Cravath, Swaine & Moore (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
     23.6   Consent of Salomon Smith Barney Inc.
     23.7   Consent of Morgan Stanley & Co. Incorporated.
     24.1   Powers of Attorney.
     99.1   Form of Proxy Card of UNUM.
     99.2   Form of Proxy Card of Provident.
     99.3   Opinion of Salomon Smith Barney Inc. (included as Appendix E to the Joint Proxy
            Statement/Prospectus contained in this Registration Statement).
     99.4   Opinion of Morgan Stanley & Co. Incorporated (included as Appendix F to the Joint
            Proxy Statement/Prospectus contained in this Registration Statement).